As filed with the Securities and Exchange Commission on June 16, 2014.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

F.N.B. CORPORATION

(Exact name of registrant as specified in its charter)

Florida	6021	25-1255406
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One F.N.B. Boulevard

Hermitage, Pennsylvania 16148

(724) 981-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vincent J. Delie, Jr.

President and Chief Executive Officer

F.N.B. Corporation

One F.N.B. Boulevard

Hermitage, Pennsylvania 16148

(724) 981-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gary R. Walker, Esq. Reed Smith LLP Reed Smith Centre 225 Fifth Avenue Pittsburgh, PA 15222 Telephone: (412) 288-3131 Fax: (412) 288-3063	Eric Luse, Esq. Edward A. Quint, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, NW Washington, DC 20015 Telephone: (202) 274-2000 Fax: (202) 362-2902

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon the effective date of the merger of OBA Financial Services, Inc. with and into the Registrant.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common stock, $0.01 par value per share	7,800,000 shares	Not applicable	$94,410,385.16	$12,160.06

(1)	The maximum number of shares of F.N.B. Corporation common stock estimated to be issuable upon the completion of the proposed merger of OBA Financial Services, Inc. with and into F.N.B. Corporation. This number is based on (a) the number of shares of OBA Financial Services, Inc. common stock estimated to be outstanding, or reserved for issuance under various equity-based compensation plans as of June [ ], 2014, and the exchange of each such share for 1.781 shares of F.N.B. Corporation common stock pursuant to the Agreement and Plan of Merger, dated as of April 7, 2014, between F.N.B. Corporation and OBA Financial Services, Inc. (the “merger agreement”), and (b) 8,300 shares of F.N.B. Corporation common stock estimated to be payable to five executive officers of OBA Financial Services, Inc. on the closing date of the merger pursuant to certain executive compensation proposals delivered under the merger agreement.
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. Pursuant to Rule 457(f)(1) under the Securities Act, the proposed maximum aggregate offering price of the registrant’s shares of common stock was calculated in accordance with Rule 457(c) under the Securities Act based upon the market value of the shares of OBA Financial Services, Inc. common stock to be cancelled and exchanged for the registrant’s shares of common stock in connection with the proposed merger as follows: the product of (i) 4,374,902, the maximum possible number of shares of OBA Financial Services, Inc. common stock which may be cancelled and exchanged in the proposed merger, and (ii) $21.58, the average of the high and low prices for a share of OBA Financial Services, Inc. common stock reported on the NASDAQ Capital Market on June 12, 2014.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $128.80 per $1,000,000 of the proposed maximum offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. F.N.B. Corporation may not issue the shares of its common stock to be issued in connection with the merger described in this proxy statement/prospectus until the registration statement it filed with the Securities and Exchange Commission becomes effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED JUNE 16, 2014

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear OBA Financial Services, Inc. Shareholders:

We cordially invite you to attend a special meeting of shareholders of OBA Financial Services, Inc. to be held at the OBA Bank Building Community Room, 20300 Seneca Meadows Parkway, Germantown, Maryland, at [                    ] (Eastern time) on [                    ], 2014. At the special meeting, you will be asked to consider and vote upon a proposal to approve a merger agreement which provides for the merger of OBA with and into F.N.B. Corporation, a Florida corporation with its principal place of business in Hermitage, Pennsylvania, as well as to vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies on the proposal to approve the merger agreement and the merger, and a proposal to approve a non-binding advisory resolution approving certain compensation payable to the named executive officers of OBA in connection with the merger.

If the proposed merger is completed, OBA’s shareholders will receive in exchange for each share of OBA common stock 1.781 shares of F.N.B. common stock in accordance with the terms and conditions of the merger agreement. F.N.B.’s and OBA’s common stock are listed on the New York Stock Exchange and the NASDAQ Capital Market, respectively, under the trading symbols “FNB” and “OBAF,” respectively. The closing sales prices of F.N.B. common stock and OBA common stock on [                    ], 2014, the last practicable trading day prior to the mailing of this document, were $[            ] and $[            ], respectively. The equivalent value of the stock consideration to be paid in the merger for each share of OBA common stock, calculated by multiplying the [            ], 2014 closing price of OBA common stock by the 1.781 exchange ratio, would be $[            ]. The market prices for both F.N.B. common stock and OBA common stock will fluctuate prior to the merger. We urge you to obtain current market quotations for both F.N.B. common stock and OBA common stock.

F.N.B. and OBA cannot complete the proposed merger unless OBA shareholders vote to approve the merger agreement and the merger at the special meeting. This letter is accompanied by OBA’s proxy statement, which OBA is providing to solicit your proxy to vote for approval of the merger agreement and the merger at the meeting. The accompanying document is also being delivered to OBA’s shareholders as F.N.B.’s prospectus for its offering of F.N.B. common stock to OBA’s shareholders in the merger.

OBA’s board of directors has determined that the merger agreement and the merger are in the best interests of OBA and its shareholders, has unanimously approved the merger agreement and the merger and unanimously recommends that OBA’s shareholders vote FOR the proposal to approve the merger agreement and the merger, FOR the proposal to adjourn the OBA special meeting to a later date or dates, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement and the merger, and FOR the proposal to approve a non-binding advisory resolution approving certain compensation payable to the named executive officers of OBA in connection with the merger.

This proxy statement/prospectus provides you with detailed information about the proposed merger. It also contains or references information about F.N.B. and OBA and related matters. You are encouraged to read this document carefully. In particular, you should read the “Risk Factors” section beginning on page [16] for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you do not vote in person or by proxy, the effect will be a vote against the proposal to approve the merger agreement and the merger.

I look forward to seeing you at the special meeting and I appreciate your continued support.

Sincerely,

Charles E. Weller

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the F.N.B. common stock to be issued pursuant to this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

Shares of F.N.B. common stock are not savings or deposit accounts or other obligations of any bank or savings association, and the shares of F.N.B. common stock are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is [                    ], 2014, and we are first mailing or otherwise delivering it to our shareholders on or about [                    ], 2014.

OBA FINANCIAL SERVICES, INC.

20300 Seneca Meadows Parkway

Germantown, Maryland 20876

(301) 916-0742

Notice of Special Meeting of Shareholders to be held [                    ], 2014

To the Shareholders of OBA Financial Services, Inc.:

OBA Financial Services, Inc. will hold a special meeting of shareholders at the OBA Bank Building Community Room, 20300 Seneca Meadows Parkway, Germantown, Maryland, on [                    ], 2014, at [            ] Eastern time to consider and vote upon the following matters:

1. A proposal to approve the Agreement and Plan of Merger between F.N.B. Corporation and OBA Financial Services, Inc., dated as of April 7, 2014, pursuant to which OBA will merge with and into F.N.B. Corporation, as well as the merger. A copy of the Agreement and Plan of Merger is included as Appendix A to the accompanying proxy statement/prospectus;

2. A proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger and the merger;

3. A non-binding advisory resolution approving certain compensation payable to the named executive officers of OBA in connection with the merger; and

4. Such other business as may be properly presented at the special meeting and any adjournments or postponements of the special meeting.

The enclosed document describes the Agreement and Plan of Merger and the proposed merger in detail. We urge you to read these materials carefully. The enclosed document forms a part of this notice.

The Board of Directors of OBA unanimously recommends that OBA shareholders vote FOR each of the proposals.

Shareholders of record as of the close of business on [                    ], 2014 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

Your vote is very important. Your proxy is being solicited by the OBA Board of Directors. The proposal to approve the Agreement and Plan of Merger and the merger must be approved by the affirmative vote of holders of at least a majority of the issued and outstanding shares of OBA common stock entitled to vote for the proposed merger to be consummated. Whether or not you plan to attend the special meeting in person, we urge you to complete and mail the enclosed proxy card, in the accompanying envelope, which requires no postage if mailed in the United States. You may revoke your proxy at any time before the special meeting. If you attend the special meeting and vote in person, your proxy vote will not be used. Attendance at the meeting, however, will not by itself revoke a proxy. If you are the beneficial owner of shares held in “street name” through a broker, bank or other intermediary, you should instruct your broker, bank or other intermediary how to vote on your behalf, or if you plan to attend the special meeting and wish to vote in person, you should bring a signed proxy from your broker, bank or other intermediary confirming your right to vote the shares.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor, Phoenix Advisory Partners, toll free at (800) 499-8159.

By Order of the Board of Directors

Charles E. Weller

President and Chief Executive Officer

Germantown, Maryland

[                    ], 2014

A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission by F.N.B. Corporation, constitutes a prospectus of F.N.B. Corporation under the Securities Act of 1933, as amended, which we refer to in this document as the “Securities Act,” with respect to the shares of F.N.B. Corporation common stock to be issued pursuant to the merger agreement. This document also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to in this document as the “Exchange Act,” and a notice of meeting with respect to the special meeting of shareholders of OBA.

You should rely only on the information contained in this document. No one has been authorized to provide you with information that is different from the information contained in this document. This document is dated [                    ], 2014. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to OBA shareholders nor the issuance by F.N.B. Corporation of its common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this document regarding F.N.B. has been provided by F.N.B. Corporation and information contained in this document regarding OBA has been provided by OBA Financial Services, Inc.

REFERENCE TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about F.N.B. Corporation from documents filed with or furnished to the U.S. Securities and Exchange Commission, which are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. We have listed the documents containing this information on page [    ] of this proxy statement/prospectus.

You can obtain any of the documents that F.N.B. and OBA have filed with or furnished to the SEC from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including the documents F.N.B. incorporates by reference in this proxy statement/prospectus by contacting either F.N.B. or OBA, as applicable, at the address or telephone number given below.

F.N.B. CORPORATION	OBA FINANCIAL SERVICES, INC.

One F.N.B. Boulevard Hermitage, Pennsylvania 16148 Attention: David B. Mogle, Corporate Secretary Telephone: (724) 983-3431	20300 Seneca Meadows Parkway Germantown, Maryland 20876 Attention: Charles E. Weller, President and Chief Executive Officer Telephone: (301) 916-0742

In addition, if you have questions about the merger or the OBA special meeting, need additional copies of this document or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Phoenix Advisory Partners, OBA’s proxy solicitor, at the following address and telephone number:

Phoenix Advisory Partners

6201 15th Avenue, 3rd Floor

Brooklyn, NY 11219

(800) 499-8159

You will not be charged for any of these documents that you request. In order to receive timely delivery of the documents in advance of the OBA special meeting, you should make your request to F.N.B. or OBA, as the case may be, no later than [                    ], 2014, or five trading days prior to the OBA special meeting.

See “Where You Can Find More Information” on page [    ] of this proxy statement/prospectus for more details.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND OUR SPECIAL MEETING

Q.	What is the merger?

A.	F.N.B. and OBA have agreed to enter into a merger. The purpose of the merger is to combine the businesses and operations of OBA with that of F.N.B. In the merger, OBA will be merged with and into F.N.B., the separate corporate existence of OBA will cease, and F.N.B. will be the surviving corporation. The merger agreement described in this proxy statement/prospectus contains the terms and conditions which must be satisfied to complete the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

In order to complete the combination of their businesses, F.N.B. and OBA also agreed that their principal operating subsidiaries should merge with each other. Once the merger between F.N.B. and OBA is completed, OBA Bank, the bank subsidiary of OBA, will merge with and into First National Bank of Pennsylvania, the bank subsidiary of F.N.B. As a result of this bank merger, the separate corporate existence of OBA Bank will cease, and First National Bank of Pennsylvania will continue as the surviving bank.

Q.	Why am I receiving this document?

A.	The merger of OBA into F.N.B. cannot occur unless OBA shareholders vote to approve the merger. OBA will hold a special meeting of its shareholders to obtain this approval. This proxy statement/prospectus contains important information about the merger, the merger agreement, the special meeting of OBA shareholders and other related matters. You should read this proxy statement/prospectus carefully. The enclosed voting materials for the special meeting allow you to vote your shares of OBA common stock without attending the special meeting.

We are delivering this proxy statement/prospectus to you as both a proxy statement of OBA and a prospectus of F.N.B. It is a proxy statement because the OBA Board of Directors is soliciting proxies from OBA shareholders to vote on the approval of the merger at a special meeting of shareholders, and your proxy will be used at the special meeting or at any adjournment or postponement of the special meeting. It is a prospectus because F.N.B. will issue shares of its common stock to OBA shareholders in exchange for their shares of OBA common stock upon completion of the merger.

Q.	What items of business will we ask our shareholders to consider at our special meeting?

A.	At our special meeting, we will ask our shareholders to vote in favor of approval of the merger agreement and the merger of OBA with and into F.N.B. We sometimes refer to this proposal as the “merger proposal” in this proxy statement/prospectus. In addition, our shareholders will be asked to vote in favor of a proposal to adjourn our special meeting, if necessary, to solicit additional proxies if we have not received sufficient votes to approve the merger proposal at the time of our special meeting. We sometimes refer to this proposal as the “adjournment proposal” in this proxy statement/prospectus. Lastly, we will ask our shareholders to cast an advisory (non-binding) vote on the compensation payable to the named executive officers of OBA in connection with the merger. We sometimes refer to this proposal as the “compensation proposal” in this proxy statement/prospectus.

Q.	What will I receive in exchange for my OBA common stock if the merger is completed?

A.	Upon completion of the merger of OBA with and into F.N.B., you will have the right to receive 1.781 shares of F.N.B. common stock in exchange for each share of OBA common stock you own. F.N.B. will pay cash in lieu of issuing fractional shares of F.N.B. common stock.

Q.	What does the OBA Board of Directors recommend?

A.	The OBA Board of Directors has unanimously determined that the merger is fair to you and in your and OBA’s best interests and unanimously recommends that you vote FOR approval of the merger proposal, FOR approval of the adjournment proposal and FOR approval, on an advisory (non-binding) basis, of the compensation proposal.

In making this determination, the OBA Board of Directors considered the opinion of Sterne, Agee & Leach, Inc., our independent financial advisor, whom we refer to as Sterne Agee, as to the fairness, from a financial point of view, of the merger consideration you will receive pursuant to the merger agreement. The OBA Board of Directors also reviewed and evaluated the terms and conditions of the merger agreement and the merger with the assistance of our independent legal counsel.

Q.	What was the opinion of our financial advisor?

A.	Sterne Agee presented an opinion to the OBA Board of Directors to the effect that, as of April 7, 2014, and based upon the assumptions Sterne Agee made, the matters it considered and the limitations on its review as set forth in its opinion, the merger consideration provided for in the merger agreement is fair to you from a financial point of view.

Q.	When do you expect to complete the merger?

A.	If our shareholders approve the merger, we anticipate that we will be able to complete the merger in September 2014. However, we cannot assure you when or if the merger will occur. Our ability to complete the merger is subject to other factors that are outside of our control, such as the approval of the merger by the banking regulators.

Q.	What happens if the merger is not completed?

A.	If the merger is not completed, holders of OBA common stock will not receive any shares of F.N.B. common stock, cash or any other consideration in exchange for their shares. OBA will remain an independent public company and its common stock will continue to be listed and traded on the NASDAQ Capital Market, which we refer to as the NASDAQ.

Q.	Why am I being asked to cast an advisory (non-binding) vote to approve the compensation payable to certain OBA officers in connection with the merger?

A.	The SEC, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, adopted rules that require OBA to seek an advisory (non-binding) vote with respect to certain payments that will or may be made to OBA’s named executive officers in connection with the merger.

Q.	What will happen if OBA shareholders do not approve the compensation proposal at the special meeting?

A.	Approval of the compensation payable to the named executive officers of OBA in connection with the merger is not a prerequisite to completion of the merger. The vote with respect to the compensation payable to named executive officers in the merger is an advisory vote and will not be binding on OBA (or the combined company that results from the merger) regardless of whether the merger is approved. Accordingly, since the compensation to be paid to certain of the OBA executives in connection with the merger is contractual, such compensation will be payable if the merger is completed regardless of the outcome of the advisory vote.

Q.	When and where is the OBA special meeting?

A.	The OBA special meeting will be held at the OBA Bank Building Community Room, 20300 Seneca Meadows Parkway, Germantown, Maryland 20876, on [ ], [ ] at [ ] Eastern time.

Q.	Who can vote at the OBA special meeting?

A.	Holders of shares of OBA common stock, par value $0.01 per share, as of the close of business on [ ], 2014, which is referred to as the record date, are entitled to vote at the OBA special meeting. Beneficial owners of OBA common stock as of the record date will receive instructions from their bank, broker or other intermediary describing how to vote their shares.

As provided in Section D of Article 5 of OBA’s Articles of Incorporation, record holders who beneficially own in excess of 10% of the outstanding shares of OBA’s common stock are not entitled to vote any shares held in excess of the 10% limit. Subject to certain exceptions, a person is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with, such person. The Board of Directors of OBA is authorized to construe and apply the provisions of Section D of Article 5 of the Articles of Incorporation, and to make all determinations it deems necessary or desirable to implement them, including determining the number of shares beneficially owned by any person, requiring certain information be provided by any person who is reasonably believed to beneficially own stock in excess of the 10% limit, and demanding reimbursement for all expenses incurred by OBA in connection with an investigation conducted by the Board of Directors pursuant to the provisions of Article 5, Section D.

Q.	What is the quorum requirement for the OBA special meeting?

A.	The presence, in person or by proxy of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at our special meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum for all matters voted on at the OBA special meeting.

Q.	What vote is required to approve each proposal at the OBA special meeting?

A.	The merger proposal requires approval by the affirmative vote of a majority of the issued and outstanding common stock of OBA entitled to vote at a shareholders’ meeting at which a quorum is present. The adjournment proposal and the compensation proposal each require approval by the affirmative vote of a majority of the votes cast by our shareholders who are entitled to vote at the OBA special meeting.

Q.	Why is my vote important?

A.	Under the Maryland General Corporation Law and our articles of incorporation, approval of the merger requires the affirmative vote of a majority of the issued and outstanding common stock of OBA entitled to vote. This means that not voting is the equivalent of a vote AGAINST the merger proposal.

Q.	What do I need to do now?

A.	You should first carefully read this proxy statement/prospectus, including the appendices and the documents F.N.B. incorporates by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page [ ] in this proxy statement/prospectus. After you have decided how you wish to vote your shares, please vote by submitting your proxy using one of the methods described below.

Q.	How do I vote my shares of OBA common stock?

A.	If you are a shareholder of record on [ ], 2014, you may have your shares of OBA common stock voted on the matters presented at the special meeting in any of the following ways:

•	in person—you may attend the special meeting and cast your vote there;

•	by mail—shareholders of record may vote by proxy by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•	by telephone—shareholders of record may call [ ] to transmit their voting instructions; or

•	via the Internet—shareholders of record may use the Internet to transmit their voting instructions by visiting [ ] and following the instructions for obtaining your records and creating an electronic voting instruction form.

If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other intermediary regarding how to vote your shares. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other intermediary at the special meeting.

Q:	What is the deadline for voting?

A:	You may: (1) vote by mail, Internet or telephone at any time before the meeting as long as your proxy is received before the time of the meeting or (2) if your shares are held in “street name,” you must vote your shares according to the voting instructions form by the deadline set by your broker or other intermediary.

Q.	What does it mean if I get more than one proxy card?

A.	It means you have multiple accounts at the transfer agent and/or with brokers. Please sign and return all proxy cards to ensure that all of your shares are voted.

Q.	What if my OBA shares are held through the OBA Bank Employee Stock Ownership Plan or the OBA Bank 401(k) Plan?

A.	If you participate in the OBA Bank Employee Stock Ownership Plan or hold shares through the OBA Bank 401(k) Plan, you will receive a voting instruction card for each plan that reflects all shares you may vote under the plan. Under the terms of the OBA Bank Employee Stock Ownership Plan, the trustee of the plan votes all shares held by the employee stock ownership plan, but each plan participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The trustee of the plan, subject to the exercise of its fiduciary duties, will vote all unallocated shares of OBA common stock held by the employee stock ownership plan and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the OBA Bank 401(k) Plan, a participant is entitled to direct the trustee of the plan as to the shares in the OBA Financial Services, Inc. Stock Fund credited to his or her account. The trustee of the plan will vote all shares for which no directions are given or for which instructions were not timely received in the same proportions as shares for which the trustee received voting instructions. The deadline for submitting your voting instructions is 11:59 p.m. Eastern time on [ ], 2014.

Q.	What if I do not specify how I want to vote my shares on my proxy card?

A.	If you submit a signed proxy card but do not indicate how you want your shares voted, the persons named on the proxy card will vote your shares:

•	FOR approval of the merger agreement and the merger;

•	FOR approval of the adjournment of our special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement and the merger; and

•	FOR approval of an advisory (non-binding) basis of certain compensation payable to the named executive officers in connection with the merger.

The OBA Board of Directors does not currently intend to bring any other proposals before our special meeting. If other proposals requiring a vote of shareholders properly come before our special meeting, the persons named in the enclosed proxy card will vote the shares they represent on any such other proposal in accordance with their judgment.

Q.	If my shares of OBA common stock are held in “street name” by my bank, broker or other intermediary, will my bank, broker or other intermediary vote my shares of OBA common stock for me?

A.	If you have selected a broker, bank, or other intermediary to hold your common stock rather than having the shares directly registered in your name with OBA’s transfer agent, Registrar and Transfer Company, you will receive instructions directly from your broker, bank, or other intermediary in order to vote your shares. Your brokerage firm may also provide the ability to vote your proxy by telephone or online. Please be advised that if you choose not to vote your proxy, your brokerage firm has the authority under applicable stock market rules to vote your shares FOR or AGAINST routine matters. None of the proposals in this document is deemed to be a routine matter. Accordingly, OBA urges you to vote by following the instructions provided by your broker, bank, or other intermediary.

Q.	May I change my vote after I have voted?

A.	Yes. You may revoke your proxy at any time before it is voted at the special meeting. Proxies may be revoked by sending written notice of revocation to the Secretary of OBA at the address shown below, or by returning a duly executed proxy bearing a later date by mail, or voting on a later date by Internet or telephone, as described on your Proxy Card. The presence at the special meeting of any shareholder who had given a proxy shall not revoke such proxy unless the shareholder delivers his or her ballot in person at the special meeting or delivers a written revocation to the Secretary prior to the voting of such proxy. If you hold your shares in street name (that is, in the name of a bank, broker, or other intermediary), you should follow the instructions of the bank, broker, nominee or other intermediary regarding the revocation of proxies. The address for the Secretary of OBA is 20300 Seneca Meadows Parkway, Germantown, Maryland 20876, Attention: Donald L. Mallorey, Secretary.

Q.	Should I send my stock certificates now?

A.	No. Holders of our common stock should not submit their stock certificates for exchange until they receive the transmittal instructions from the exchange agent, Registrar and Transfer Company.

Q.	What if I oppose the merger?

A.	If you are a shareholder who objects to the merger, you may vote AGAINST approval of the merger agreement and the merger. Under Maryland law, you are not entitled to dissenters’ appraisal rights because OBA common stock is listed on a national securities exchange and the only consideration shareholders will receive in the merger (other than cash in lieu of fractional shares) is shares of F.N.B. common stock that are also listed on a national securities exchange. If they had been available, dissenters’ rights would enable a shareholder who opposes the merger to obtain an appraisal of the fair cash value of his or her shares and require OBA to purchase those shares at the price established by the appraisal.

Q.	Who can answer my questions about the merger and the special meeting?

A.	If you have additional questions about the merger or the special meeting or would like additional copies of this proxy statement/prospectus, please call Charles E. Weller, our President and Chief Executive Officer, at (301) 916-0742, or call Phoenix Advisory Partners, the proxy soliciting firm we have retained, at (800) 499-8159.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. While this summary describes the material aspects of the merger, this summary may not contain all of the information that may be important to you. We encourage you to read carefully this entire proxy statement/prospectus and its appendices, as well as information incorporated into this proxy statement/prospectus, in order to understand the merger more fully. For information on how to obtain, free of charge, copies of documents incorporated by reference into this proxy statement/prospectus, see “Where You Can Find More Information” on page [    ]. In this summary, we have included page references to direct you to a more detailed description of the matters this summary describes.

Unless the context otherwise requires, throughout this proxy statement/prospectus, “we,” “us,” “our” or “OBA” refers to OBA Financial Services, Inc., “F.N.B.” refers to F.N.B. Corporation, and “you” refers to the common shareholders of OBA. We refer to the merger between OBA and F.N.B. as the “merger,” and the Agreement and Plan of Merger dated as of April 7, 2014 between F.N.B. and OBA as the “merger agreement.” Also, we refer to the proposed merger of OBA Bank into First National Bank of Pennsylvania as the “bank merger.”

OBA provided the information contained in this proxy statement/prospectus with respect to OBA, and F.N.B. provided the information in this proxy statement/prospectus with respect to F.N.B.

This proxy statement/prospectus, as well as the information included or incorporated by reference in this proxy statement/prospectus, contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, earnings outlook, business and prospects of F.N.B. and OBA, and the potential combined company, as well as statements applicable to the period following the completion of the merger. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” or other similar expressions.

These forward-looking statements involve certain risks and uncertainties. The ability of either F.N.B. or us to predict results or the actual effects of our plans and strategies, particularly after the merger, is inherently uncertain. Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed in or implied by these forward-looking statements. See “Cautionary Statement Regarding Forward-looking Statements” on page [    ].

The Parties to the Merger

F.N.B. Corporation (Page [    ])

F.N.B. Corporation, headquartered in Hermitage, Pennsylvania, is a regional diversified financial services company operating in six states and three major metropolitan areas, including Pittsburgh, Pennsylvania, where it holds the number three retail deposit market share, Baltimore, Maryland, where it holds the number ten retail deposit market share, and Cleveland, Ohio. As of March 31, 2014, F.N.B. had total assets of $14.5 billion and 283 banking offices throughout Pennsylvania, Ohio, West Virginia and Maryland. F.N.B. provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network, which is led by its largest affiliate, First National Bank of Pennsylvania. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, asset based lending, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending, and a complete suite of mobile and online banking services. F.N.B.’s wealth management services include asset management, private banking and insurance. F.N.B. also operates Regency Finance Company, which had 72 consumer finance offices in Pennsylvania, Ohio, Kentucky and Tennessee as of March 31, 2014.

The address of the principal executive offices of F.N.B. is One F.N.B. Boulevard, Hermitage, Pennsylvania 16148. F.N.B.’s telephone number is (724) 981-6000 and its Internet address is www.fnbcorporation.com. The information on F.N.B.’s website is not part of this proxy statement/prospectus.

OBA Financial Services, Inc. (Page [    ])

OBA Financial Services, Inc., a Maryland corporation, is a non-diversified savings and loan holding company for OBA Bank, a federal savings bank. OBA’s primary asset is its investment in OBA Bank. OBA is engaged in the business of directing, planning, and coordinating the business activities of OBA Bank. Currently, OBA does not maintain offices separate from those of OBA Bank or employ any persons other than officers of OBA Bank who are not separately compensated for such service. At March 31, 2014, OBA had total assets of $402 million, total deposits of $303 million and stockholders’ equity of $73 million.

The address and headquarters office of OBA is 20300 Seneca Meadows Parkway, Germantown, Maryland 20876. OBA’s telephone number is (301) 916-0742, and its Internet address is www.obabank.com. The information on OBA’s website is not part of this proxy statement/prospectus.

Our Special Meeting

This section contains information for our shareholders about the special meeting we have called to consider approval of the merger and related matters.

General (Page [    ])

This proxy statement/prospectus is being provided to holders of OBA common stock as OBA’s proxy statement in connection with the solicitation of proxies by and on behalf of its Board of Directors to be voted at the special meeting of OBA shareholders to be held on [                    ], 2014, and at any adjournment or postponement of the special meeting. This proxy statement/prospectus is also being provided to you as F.N.B.’s prospectus in connection with the offer and sale by F.N.B. of its shares of common stock as a result of the proposed merger.

Date, Time and Place of Meeting (Page [    ])

The special meeting is scheduled to be held as follows:

Date: [                    ], 2014

Time: [            ], Eastern Time

Place: OBA Bank Building Community Room, 20300 Seneca Meadows Parkway, Germantown, Maryland

Purpose of the Shareholder Meeting (Page [    ])

At the special meeting, OBA’s shareholders will be asked to consider and vote upon the following matters:

•	A proposal to approve the merger agreement as well as the merger (the “merger proposal”);

•	A proposal to adjourn the shareholder meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal (the “adjournment proposal”);

•	A non-binding advisory resolution approving certain compensation payable to the named executive officers of OBA in connection with the merger (the “compensation proposal”); and

•	Such other business as may be properly presented at the special meeting or any postponement or adjournment of the special meeting.

Recommendation of OBA’s Board of Directors (Page [    ])

OBA’s Board of Directors unanimously recommends a vote FOR approval of the merger agreement and the merger, FOR approval of the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement and the merger, and FOR the approval of the non-binding advisory resolution approving certain compensation payable to the named executive officers of OBA in connection with the merger.

Record Date; Shares Entitled to Vote (Page [    ])

You are entitled to vote if the records of OBA showed that you held shares of OBA common stock as of the close of business on [                    ], 2014. Beneficial owners of shares held in the name of a broker, bank or other intermediary (“street name”) should instruct their record holder how to vote their shares. As of the close of business on the record date, a total of [            ] shares of OBA common stock were outstanding. Each share of common stock has one vote on each matter presented to shareholders. If you are a beneficial owner of shares of OBA common stock held in “street name” and you want to vote your shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other intermediary who holds your shares.

Quorum; Vote Required (Page [    ])

The presence in person or by proxy of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the special meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other intermediary holding shares of OBA common stock for a beneficial owner does not vote on a particular proposal because the broker, bank or other intermediary does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

With respect to the proposal to approve the merger agreement and the merger, you may vote FOR the proposal, vote AGAINST the proposal or ABSTAIN from voting. Approval of the merger agreement and the merger will require the affirmative vote of at least a majority of the outstanding shares of OBA common stock entitled to vote at the meeting. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote AGAINST the merger agreement and the merger. Broker non-votes and abstentions from voting will have the same effect as voting AGAINST the merger agreement and the merger.

With respect to the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement and the merger, you may vote FOR the proposal, vote AGAINST the proposal or ABSTAIN from voting. The affirmative vote of the majority of votes cast is required to approve the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement and the merger.

In the advisory vote on the non-binding resolution approving certain compensation payable to the named executive officers of OBA in connection with the merger, you may vote FOR the proposal, vote AGAINST the proposal or ABSTAIN from voting. To approve the non-binding resolution on an advisory basis, the affirmative vote of a majority of the votes cast at the special meeting is required.

OBA Voting Agreements (Page [    ])

As of [                    ], 2014, directors and executive officers of OBA beneficially owned [            ] shares of OBA common stock (including vested stock options). This equals [    ]% of the outstanding shares of OBA common stock, assuming the exercise of all options. As of the same date, neither F.N.B. nor any its subsidiaries, directors or executive officers owned any shares of OBA common stock. All of OBA’s directors entered into voting agreements with F.N.B. to vote the [            ] shares of OBA common stock owned by them in favor of the proposal to approve the merger agreement and the merger. For more information about the OBA voting agreements, see the section entitled “Other Material Agreements Relating to the Merger—Voting Agreements.”

Voting of Proxies (Page [    ])

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, OBA recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

OBA shareholders whose shares are held in “street name” by their broker, bank or other intermediary must follow the instructions provided by their broker, bank or other intermediary to vote their shares. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. If your shares are held in “street name” and you wish to vote in person at the special meeting, you will have to obtain proper documentation from your broker, bank or other intermediary entitling you to vote at the special meeting.

Voting instructions are included on your proxy card. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote FOR, AGAINST, or ABSTAIN with respect to each of the three proposals. If you are the record holder of your shares of OBA common stock and submit your proxy without specifying a voting instruction, your shares of OBA common stock will be voted FOR the proposal to approve the merger agreement and the merger, FOR the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement and the merger, and FOR the approval of the non-binding advisory resolution approving certain compensation payable to the named executive officers of OBA in connection with the merger. If you return an incomplete instruction card to your broker, bank or other intermediary, it will not vote your shares with respect to any matter.

How to Revoke Your Proxy (Page [    ])

You may revoke your proxy at any time before it is voted by:

•	filing with the Secretary of OBA a duly executed revocation of proxy;

•	submitting a new proxy with a later date; or

•	voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

OBA Financial Services, Inc.

Donald L. Mallorey, Secretary

20300 Seneca Meadows Parkway

Germantown, Maryland 20876

If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. OBA does not know of any other matters to be presented at the meeting.

Voting in Person (Page [    ])

If you plan to attend the OBA special meeting and wish to vote in person, you will be given a ballot at the meeting. Please note, however, that if your shares are held of record by a broker, bank or other intermediary and you wish to vote at the OBA special meeting, you must bring additional documentation from the broker, bank or other intermediary in order to vote your shares. Whether or not you plan to attend the OBA special meeting, OBA requests that you complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope, or submit a proxy through the Internet or by telephone as described on the enclosed proxy card. This will not prevent you from voting in person at the OBA special meeting but will assure that your vote is counted if you are unable to attend.

Abstentions and Broker Non-Votes (Page [    ])

If you return valid proxy instructions or attend the meeting in person, we will count your shares for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes, if any, also will be counted for purposes of determining the existence of a quorum. The effect that broker non-votes and abstentions will have on the voting results for each proposal is set forth below:

•	On the proposal to approve the merger agreement and the merger, broker non-votes and abstentions will have the same effect as a vote AGAINST the proposal.

•	On the proposal to approval one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the merger agreement and the merger, broker non-votes and abstentions will have no effect on the voting results.

•	On the proposal to approve a non-binding advisory resolution approving certain compensation payable to the named executive officers of OBA in connection with the merger, broker non-votes and abstentions will have no effect on the voting results.

Proxy Solicitation (Page [    ])

F.N.B. and OBA will share equally the cost of printing this proxy statement/prospectus and the filing fees paid to the SEC. OBA will pay all other costs for this proxy solicitation and the special meeting. In addition to soliciting proxies by mail, Phoenix Advisory Partners, a proxy solicitation firm, will assist OBA in soliciting proxies for the special meeting. OBA will pay $5,500 (and expenses) for these services. Additionally, directors, officers and employees of OBA and OBA Bank may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. OBA will, upon request, reimburse brokers, banks and other intermediaries for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

The Merger

The Merger and the Merger Agreement (Page [    ])

The merger agreement, which governs the merger of OBA with and into F.N.B., is attached to this document as Appendix A. We encourage you to read the merger agreement carefully. All descriptions in this summary and elsewhere in this document of the terms and conditions of the merger are qualified by reference to the merger agreement.

Under the terms of the merger agreement, OBA will merge with and into F.N.B., and F.N.B. will be the surviving entity. As a result of the merger, OBA’s businesses will be combined with F.N.B.’s, and OBA will cease to exist as a separate legal entity.

Merger of Bank Subsidiaries

As soon as practicable after the merger between F.N.B. and OBA is completed, OBA Bank will merge with and into First National Bank of Pennsylvania, and First National Bank of Pennsylvania will continue as the surviving bank. OBA Bank and First National Bank of Pennsylvania have entered into an agreement of merger setting forth their agreement to merge and the terms and conditions of their merger. The form of the agreement of merger between the banks is attached as Exhibit A to the merger agreement between F.N.B. and OBA.

Merger Consideration (Page [    ])

The merger consideration to OBA shareholders will be shares of F.N.B. common stock, which will be paid at a fixed exchange ratio of 1.781 shares of F.N.B. common stock for each share of OBA common stock that is outstanding immediately before the merger occurs (subject to possible adjustment as provided in the merger agreement). Cash will be paid in lieu of any fractional shares of F.N.B. common stock which an OBA shareholder would otherwise be entitled to receive.

Opinion of OBA’s Financial Advisor in Connection with the Merger (Page [    ])

Sterne Agee, our financial advisor in connection with the merger, delivered a written fairness opinion to the OBA Board of Directors dated April 7, 2014, the date we executed the merger agreement, to the effect that as of such date, subject to the factors and assumptions set forth in Sterne Agee’s opinion, the merger consideration is fair, from a financial point of view, to the holders of our common stock.

Appendix C to this proxy statement/prospectus sets forth the full text of the Sterne Agee opinion, which includes the assumptions Sterne Agee made, the procedures Sterne Agee followed, the matters Sterne Agee considered and the limitations on the review Sterne Agee undertook in connection with its opinion. Sterne Agee provided its opinion for the information and assistance of the OBA Board of Directors in connection with its consideration of the merger agreement and the merger. The Sterne Agee opinion is not a recommendation as to how you should vote with respect to the merger or any related matter. We encourage you to read the Sterne Agee opinion in its entirety, a copy of which is attached to this proxy statement/prospectus as Appendix C.

Interests of Certain Persons in the Merger that are Different from Yours (Page [    ])

In considering the recommendation of the Board of Directors of OBA to approve the merger agreement and the merger, you should be aware that officers and directors of OBA have employment and other compensation agreements or economic interests that give them interests in the merger that are somewhat different from, or in addition to, their interests as OBA shareholders. These interests and agreements provide for cash severance payments in the aggregate amount of up to approximately $2.2 million. Some of the interests of the officers and directors include:

•	Employment agreements with Charles E. Weller, President and Chief Executive Officer of OBA, that provide for cash severance payments and continued health insurance in connection with a termination of employment without cause or for good reason following a change in control;

•	Change in control agreements with Shane Hennessy, Executive Vice President and Chief Operations Officer of OBA, Gary L. Will, Executive Vice President—Sales of OBA, and two other officers of OBA that provide for cash severance payments and continued health insurance in connection with a termination of employment without cause or for good reason following a change in control;

•	A non-competition and non-solicitation agreement that F.N.B. intends to enter into with Charles E. Weller, President and Chief Executive Officer of OBA, which provides for payments over the term of the agreement, and a non-solicitation agreement with Gary L. Will, Executive Vice President—Sales of OBA, and one other officer of OBA;

•	F.N.B. will pay a stay bonus to each of Charles E. Weller, President and Chief Executive Officer of OBA, Shane Hennessy, Executive Vice President and Chief Operations Officer of OBA, Gary L. Will, Executive Vice President—Sales of OBA, and two other officers of OBA, provided that such individuals continue their employment through the closing of the merger and, in the case of Mr. Will and one other officer of OBA, achieve certain performance goals;

•	OBA has made awards of stock options and/or restricted stock to certain officers under its equity incentive plan. As a result of the merger, each stock option will be assumed by F.N.B. subject to the same restrictions under which they were granted. Each share of such restricted stock, including those designated as performance share awards, will vest in full and will be exchanged for shares of F.N.B. common stock. The number of stock options, restricted stock awards and the exercise price of the stock options will be adjusted for the exchange ratio;

•	Interests of OBA officers under the OBA Bank ESOP; and

•	Rights of OBA officers and directors to continued indemnification coverage and continued coverage under directors’ and officers’ liability insurance policies.

Regulatory Approvals Required for the Merger and the Bank Merger (Page [    ])

Completion of the merger between F.N.B. and OBA and the bank merger are subject to various regulatory approvals. The merger of OBA with and into F.N.B. is subject to the prior approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), unless the Federal Reserve Board waives this requirement. The merger between OBA’s and F.N.B.’s bank subsidiaries, OBA Bank and First National Bank of Pennsylvania, is subject to the prior approval of their primary regulator, the Office of the Comptroller of the Currency. Also, the United States Department of Justice is authorized to provide input into the approval process of federal banking agencies to challenge the approval on antitrust grounds. OBA Bank and First National Bank of Pennsylvania plan to file their Bank Merger Act Application with the Office of the Comptroller of the Currency seeking approval of the bank merger by July 2014. F.N.B. plans to submit a waiver request to the Federal Reserve Board by August 2014 to seek an exemption from the pre-approval requirement for the proposed merger between OBA and F.N.B. There can be no assurance that the Federal Reserve Board will waive the pre-approval requirement, or that the Office of the Comptroller of the Currency will approve the merger between the bank subsidiaries.

No Dissenters’ Rights (Page [    ])

Due to an exception under the Maryland General Corporation Law, holders of OBA common stock will not be entitled to dissenters’ appraisal rights in the merger. Dissenters’ rights are not available because OBA common stock is listed on a national securities exchange and the only consideration that OBA shareholders will receive in the merger (other than cash in lieu of fractional shares) is shares of F.N.B. common stock, which are also listed on a national securities exchange. If they had been available, dissenters’ rights would enable a shareholder who opposes the merger to obtain an appraisal of the fair cash value of his or her shares and require OBA to purchase those shares at the price established by the appraisal.

Treatment of OBA Stock Options (Page [    ])

Upon completion of the merger, each outstanding option or similar right to acquire OBA common stock granted under any OBA equity compensation plan will automatically convert into an option to purchase shares of F.N.B. common stock, as adjusted to give effect to the exchange ratio of 1.781 shares of F.N.B. common stock for each share of OBA common stock.

Treatment of OBA Restricted Stock Awards (Page [    ])

Upon completion of the merger, each restricted stock award relating to OBA common stock will vest in full and the restrictions will lapse. Each award holder will be entitled to receive the same merger consideration as other OBA shareholders.

Exchange and Payment Procedures (Page [    ])

At the completion of or as promptly as practicable after completing the merger, F.N.B. will deposit with the exchange agent, Registrar and Transfer Company, book entry shares representing the aggregate number of shares of F.N.B. common stock issuable under the merger agreement in exchange for the OBA common stock. F.N.B. will also deposit a cash amount equal to any dividends or distributions that may be payable to OBA shareholders under the merger agreement, and any cash that may be payable in lieu of the fractional shares of F.N.B. common stock which the OBA shareholders otherwise would be entitled to receive in the merger.

As soon as practicable after completing the merger, but in any event, no later than seven business days, the exchange agent will mail each holder of record of OBA common stock a letter of transmittal with instructions for surrendering their shares of OBA common stock in exchange for the merger consideration consisting of 1.781 shares of F.N.B. common stock for each share of OBA common stock owned by the holder and cash in lieu of any fractional shares of F.N.B. common stock that otherwise would be issuable to the holder. To receive the merger consideration, a shareholder must surrender his or her OBA stock certificates to the exchange agent, together with properly completed and signed transmittal materials. F.N.B. has no obligation to pay the merger consideration to any OBA shareholder until the shareholder has properly surrendered the stock certificates representing his or her shares of OBA common stock.

Conditions to Completion of the Merger (Page [    ])

Currently, we expect to complete the merger in September 2014. However, we cannot assure you that the merger will be completed in that timeframe, or at all. As more fully described elsewhere in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on the satisfaction of a number of conditions or, where legally permissible, the waiver of those conditions. These conditions include, among others:

•	approval of the merger agreement and the merger by the requisite affirmative vote of the OBA holders of common stock entitled to vote on that matter;

•	the receipt and effectiveness of all regulatory approvals that are needed to complete the merger, including approval by the Office of the Comptroller of the Currency of the bank merger and approval by the Federal Reserve Board of the merger between F.N.B. and OBA (or the waiver of this approval requirement by the Federal Reserve Board);

•	approval by the NYSE of the listing on the NYSE of the shares of F.N.B. common stock to be issued in the merger to OBA shareholders as merger consideration;

•	the absence of any law, statute or regulation, or any judgment, decree, injunction or other order of any court or other governmental entity that would prevent, prohibit or make illegal completion of the merger;

•	amendment of the OBA Bank charter to remove the anti-takeover provision which would prohibit any person or entity other than OBA from owning more than ten percent of any class of equity securities of OBA Bank until January 2015; and

•	the receipt at closing of legal opinions from F.N.B.’s and OBA’s respective legal counsel that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Neither we nor F.N.B. can be certain when, or if, we and F.N.B. will satisfy or waive the conditions to the merger, or that we and F.N.B will complete the merger.

Closing and Effective Time of the Merger (Page [    ])

The closing of the merger will take place at the time and on the date specified by F.N.B. and OBA, which will be no later than the fifth business day after the satisfaction or waiver of the closing conditions specified in the merger agreement. The merger will become effective at the time specified in the articles of merger that F.N.B. and OBA file on the closing date with the Secretary of State of the State of Florida and the State Department of Assessments and Taxation of the State of Maryland. F.N.B. and OBA cannot be certain whether or when any of the conditions to the merger will be satisfied or waived, where permissible. We currently expect to complete the merger in September 2014; however, because the merger is subject to these closing conditions, we cannot assure you when or if the merger will occur.

Termination of the Merger Agreement (Page [    ])

The parties can mutually agree to terminate the merger agreement at any time prior to completion of the merger. In addition, either party, acting alone, may have the right to terminate the merger agreement if any of the following occurs:

•	the approval of a governmental entity, which is required for completion of the merger, is denied by final and non-appealable action;

•	the merger is not completed by February 28, 2015;

•	the other party commits a breach of the merger agreement which would cause the failure of the closing conditions described above, and the breach cannot be cured or has not been cured within the timeframes given in the merger agreement; or

•	the requisite shareholder vote to approve the merger is not obtained at our special meeting.

Termination Fee (Page [    ])

The merger agreement provides that OBA will be required to pay a termination fee of $3.75 million to F.N.B., or up to $500,000 of F.N.B.’s expenses incurred in connection with the merger, depending on the circumstances of the termination, as discussed in more detail beginning on page [    ].

Material U.S. Federal Income Tax Consequences of the Merger (Page [    ])

F.N.B. and OBA intend that the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. If the merger qualifies as a reorganization, then, in general, for United States federal income tax purposes, (A) no gain or loss will be recognized by F.N.B. or OBA as a result of the merger, and (B) each OBA shareholder who receives F.N.B. common stock in the merger generally will not recognize gain or loss except to the extent of any cash received in lieu of fractional shares. It is a condition to the completion of the merger that we and F.N.B. receive written opinions from our respective legal counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Tax matters are very complicated and the tax consequences of the merger to each OBA shareholder may depend on such shareholder’s particular facts and circumstances. OBA shareholders are urged to consult their tax advisors to understand fully the tax consequences to them of the merger. See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [    ] of this proxy statement/prospectus.

Comparison of Shareholders Rights (Page [    ])

When the merger is completed, our shareholders will become shareholders of F.N.B. As a result, the Florida Business Corporation Act, as well as F.N.B.’s articles of incorporation and bylaws, will govern the rights of our shareholders, instead of the Maryland General Corporation Law and our articles of incorporation and bylaws.

Comparative Market Prices and Dividends (Page [    ])

F.N.B. common stock is listed on the NYSE under the symbol “FNB.” Prices for our common stock are quoted on the NASDAQ under the symbol “OBAF.” The table on page [    ] of this proxy statement/prospectus lists the quarterly price range of F.N.B. common stock and our common stock from the quarter ended December 31, 2010 through [            ] as well as the quarterly cash dividends F.N.B. has paid during the same time period. The following table shows the closing price of F.N.B. common stock and OBA common stock as reported on April 7, 2014, the last trading day before we and F.N.B. announced the merger, and on [                    ], 2014, the last practicable trading day before the date we printed and mailed this proxy statement/prospectus. This table also presents the pro forma equivalent per share value of a share of OBA common stock on those dates. We calculated the pro forma equivalent per share value by multiplying the closing price of F.N.B. common stock on those dates by 1.781, the exchange ratio in the merger.

	F.N.B. Common Stock	OBA Common Stock	Pro Forma Equivalent Value of One Share of OBA Common Stock
April 7, 2014	$13.38	$18.42	$23.83
[ ], 2014	[ ]	[ ]	[ ]

The market price of F.N.B. common stock may change at any time. Consequently, the total dollar value of the F.N.B. common stock that you will receive upon the merger may be significantly higher or lower than its value as of the date of this proxy statement/prospectus. We urge you to obtain a current market quotation for F.N.B. common stock. We can provide no assurance as to the future price of F.N.B. common stock.

Adjournment Proposal (Page [    ])

You are also being asked to approve a proposal to grant the OBA Board of Directors discretionary authority to adjourn our special meeting, if necessary, to solicit additional proxies from our shareholders for the merger proposal in the event a quorum is present at our special meeting but there are insufficient votes to approve the merger agreement and the merger.

Advisory Vote Regarding Certain Executive Compensation in Connection with the Merger (Page [    ])

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, OBA is providing its shareholders with the opportunity to vote on a non-binding advisory resolution approving the compensation payable to OBA’s named executive officers in connection with the merger, as reported in the table under the caption “The Merger—Interests of Certain Persons in the Merger that are Different from Yours—Severance and Other Payments to Certain Persons” on page [    ] and the associated narrative discussion.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy card, or if you would like additional copies of this proxy statement/prospectus or the enclosed proxy card, please call Charles E. Weller, our President and Chief Executive Officer, at (301) 916-0742, or call Phoenix Advisory Partners, the proxy soliciting firm we have retained, at (800) 499-8159.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under “Cautionary Statement Regarding Forward-Looking Statements,” and the risk factors included in F.N.B.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as updated by subsequently filed Quarterly Reports on Form 10-Q and other reports filed with the SEC, OBA shareholders should carefully consider the following risk factors in deciding whether to vote in favor of the merger proposal.

Risks Related to the Merger

Because the market price of F.N.B. common stock will fluctuate, OBA shareholders cannot be certain of the market value of the F.N.B. common stock that they will receive upon completion of the merger.

Upon completion of the merger, each share of OBA common stock will become the right to receive 1.781 shares of F.N.B. common stock. Any change in the price of F.N.B. common stock prior to the merger will affect the market value of the F.N.B. common stock that you will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in F.N.B.’s businesses, operations and prospects and regulatory considerations.

The prices of F.N.B. common stock and OBA common stock at the closing of the merger may vary from their respective prices on the date the merger agreement was executed, on the date of this proxy statement/prospectus and on the date of our special meeting. As a result, the value represented by the exchange ratio will also vary. For example, based on the range of closing prices of F.N.B. common stock during the period from April 7, 2014, the last full trading day before public announcement of the merger, through [                    ], 2014, the last practicable full trading day prior to the date we printed and mailed this proxy statement/prospectus, the exchange ratio represented a value ranging from a high of $[        ] on [            ] to a low of $[        ] on [            ] for each share of OBA common stock. Because the date on which we expect to complete the merger will be later than the date of our special meeting, at the time of our special meeting our shareholders will not know what the market value of F.N.B.’s common stock will be upon completion of the merger.

The combined company that results from the merger will have incurred significant transaction- and merger-related costs in connection with the merger.

F.N.B. and OBA each expect to incur substantial costs in connection with the merger and combining the businesses and operations of the two companies. F.N.B. and OBA have begun collecting information in order to formulate detailed integration plans to deliver planned synergies. However, additional unanticipated costs may be incurred during the integration process. Whether or not the merger is consummated, F.N.B. and OBA will incur substantial expenses, such as legal, accounting, printing and financial advisory fees. Although F.N.B. and OBA expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction- and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

The combined company that results from the merger may encounter integration difficulties that may prevent it from realizing the anticipated benefits of the merger.

The success of the merger will depend on, among other things, F.N.B.’s ability to combine the businesses of First National Bank of Pennsylvania and OBA Bank within F.N.B.’s projected timeframe without materially disrupting the existing customer relationships of OBA Bank and suffering decreased revenues as a result of the loss of those customers. If F.N.B. is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.

A number of factors could affect the integration process. F.N.B. and OBA have operated and, until the completion of the merger, will continue to operate, independently from each other. Key employees of OBA may elect to terminate their employment as a result of, or in anticipation of, the merger. It will be critically important for F.N.B. to attract and retain talented employees to complete the integration process. It is possible that the integration process could result in the disruption of F.N.B.’s or OBA’s ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect the ability of F.N.B. or OBA to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

F.N.B. believes the combined company will achieve enhanced earnings due to, among other things, reduction of duplicate costs, improved efficiency and cross-marketing opportunities. If completion of the merger is delayed or F.N.B. experiences integration difficulties, including those discussed in the paragraphs above, F.N.B. may not realize the anticipated benefits of the merger at all, or the benefits of the merger may take longer to realize than anticipated. Failure to achieve the anticipated benefits of the merger in the timeframes projected by F.N.B. could result in increased costs and decreased revenues. This could have a dilutive effect on the combined company’s earnings per share.

F.N.B. has limited operating experience in Maryland, which may adversely impact F.N.B.’s ability to compete successfully in this market area.

F.N.B. first entered the Maryland market in April 2013 with its acquisition of Annapolis Bancorp, Inc. In February 2014, F.N.B. expanded its presence in Maryland through its acquisition of BCSB Bancorp, Inc. The Maryland market is outside of the markets in which most members of F.N.B.’s senior management have extensive knowledge and experience. It also is a more competitive market environment than some of the other markets in which F.N.B. currently operates. F.N.B. may not be able to retain existing customers of OBA Bank, or adequately address the Maryland market in terms of the products and services that F.N.B. proposes to offer, or otherwise compete successfully against institutions already established within this market area. F.N.B.’s success in the Maryland market will depend, in large part, on the ability of F.N.B. to identify, attract and retain qualified and experienced personnel with local expertise and relationships in the Maryland market to supplement the existing OBA and F.N.B. team. The newness of the F.N.B. brand in the Maryland market may adversely affect F.N.B.’s ability to attract and retain qualified personnel as well as F.N.B.’s overall ability to compete for customers in this market area. Competition for qualified personnel may be intense, and there may be a limited number of qualified persons with knowledge of and experience in the commercial banking industry in the Maryland market. Even if F.N.B. identifies individuals that it believes could assist it in establishing a presence in the Maryland market, F.N.B. may be unable to recruit these individuals away from other banks or may be unable to do so at a reasonable cost. In addition, the process of identifying and recruiting individuals with the combination of skills and attributes required to carry out F.N.B.’s strategy is often lengthy. F.N.B.’s inability to identify, recruit and retain talented personnel to manage new offices effectively would limit its growth and could adversely affect its business, financial condition and results of operations.

F.N.B.’s decisions regarding the credit risk associated with OBA Bank’s loan portfolio could be incorrect and its credit mark may be inadequate, which may adversely affect the financial condition and results of operations of the combined company after the closing of the merger.

Before signing the merger agreement, F.N.B. conducted extensive due diligence on a significant portion of the OBA Bank loan portfolio. However, F.N.B.’s review did not encompass each and every loan in the OBA Bank loan portfolio. In accordance with customary industry practices, F.N.B. evaluated the OBA Bank loan portfolio based on various factors including, among other things, historical loss experience, economic risks associated with each loan category, volume and types of loans, trends in classification, volume and trends in delinquencies and nonaccruals, and general economic conditions, both local and national. In this process, F.N.B.’s management made various assumptions and judgments about the collectability of the loan portfolio, including the creditworthiness and financial condition of the borrowers, the value of the real estate, which is obtained from independent appraisers, other assets serving as collateral for the repayment of the loans, the existence of any guarantees and indemnifications and the economic environment in which the borrowers operate. In addition, the effects of probable decreases in expected principal cash flows on the OBA Bank loans are considered as part of F.N.B.’s evaluation. If F.N.B.’s assumptions and judgments turn out to be incorrect, including as a result of the fact that its due diligence review did not cover each individual loan, F.N.B.’s estimated credit mark against the OBA Bank loan portfolio in total may be insufficient to cover actual loan losses after the merger closes, and adjustments may be necessary to allow for different economic conditions or adverse developments in the OBA Bank loan portfolio. Additionally, deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside management’s control, may require an increase in the provision for loan losses. Material additions to the credit mark and/or allowance for loan losses would materially decrease F.N.B.’s net income.

If the merger is not completed, OBA will have incurred substantial expenses without its shareholders realizing the expected benefits of the merger.

OBA has already incurred, and will continue to incur, substantial expenses in connection with the transactions described in this proxy statement/prospectus, which are charged to earnings as incurred. If the merger is not completed, these expenses will still be charged to earnings even though OBA would not have realized the expected benefits of the merger. There can be no assurance that the merger will be completed.

The merger cannot be completed unless a number of conditions in the merger agreement are satisfied.

The merger agreement contains a number of conditions that must be fulfilled in order to complete the merger. Those conditions include: approval of the merger by OBA shareholders, receipt of all required regulatory approvals, absence of any law, statute or regulation, or any order, injunction or other legal restraint or prohibition preventing the completion of the merger, effectiveness of the registration statement of which this proxy statement/prospectus is a part, the accuracy of the representations and warranties of both parties, the performance by both parties of their respective covenants and agreements, the amendment of the OBA Bank charter to remove an existing restriction on ownership of equity securities of the bank, and the receipt by both parties of legal opinions from their respective tax counsels. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page [    ] for a more complete discussion of the circumstances under which the merger agreement could be terminated. There can be no assurance that the conditions to closing of the merger will be fulfilled or that the merger will be completed.

Termination of the merger agreement could negatively affect OBA’s businesses and the market price of its common stock.

If the merger agreement is terminated, there may be various consequences, including:

•	OBA’s businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger; and

•	the market price of OBA common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

If the merger agreement is terminated and the OBA Board of Directors seeks another merger or business combination, OBA shareholders cannot be certain that OBA will be able to find a party willing to offer equivalent or more attractive consideration than the consideration F.N.B. has agreed to pay in the merger.

If the merger agreement is terminated under certain circumstances, OBA may be required to pay F.N.B. a termination fee of $3.75 million, or up to $500,000 of F.N.B.’s expenses incurred in connection with the merger and the merger agreement. See “The Merger Agreement—Termination Fee” and “The Merger Agreement—Expenses” beginning on page [    ].

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the merger and the bank merger may be completed, various approvals must be obtained from bank regulatory agencies and other governmental authorities. These governmental entities may not grant approval of either the merger or the bank merger, or may impose conditions on the granting of their approvals. The conditions or changes they impose, as well as the process of obtaining regulatory approvals, could have the effect of delaying completion of the merger or of imposing additional costs or limitations on F.N.B. following the merger. F.N.B. may elect not to consummate the merger if, in connection with any regulatory approval needed for the merger, any governmental or regulatory entity imposes a restriction, requirement or condition on F.N.B. that, individually or in the aggregate, would be reasonably likely to have a material and adverse effect on F.N.B. and its subsidiaries, taken as a whole, after giving effect to the merger. As a result, there can be no assurance that the desired regulatory approvals for the merger will be obtained or that the merger will be completed.

The merger agreement limits OBA’s ability to pursue alternatives to the merger with F.N.B.

The merger agreement contains provisions that restrict our ability to discuss, facilitate or enter into agreements with third parties to acquire us. We are not required to comply with this restriction if compliance would reasonably be expected to cause our Board of Directors to breach their fiduciary duties. Even if we were to avail ourselves of that limited exception, we could be obligated to pay F.N.B. a termination fee of $3.75 million if either F.N.B. or we terminate the merger agreement under specified circumstances. In any event, the presence of those restrictions in our merger agreement could discourage a potential competing acquirer that may have an interest in acquiring us from proposing or considering an acquisition involving us even if that potential acquirer were prepared to pay a higher price to our shareholders than the merger consideration offered by F.N.B.

OBA will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainties about the effect of the merger on employees and customers may have an adverse effect on OBA and consequently on F.N.B. These uncertainties may impair OBA’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with OBA to consider changing existing business relationships with OBA. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, OBA’s business prior to the merger and F.N.B.’s business following the merger could be negatively impacted. In addition, the merger agreement restricts OBA from taking specified actions relative to its business without the prior consent of F.N.B. These restrictions may prevent OBA from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Covenants and Agreements” beginning on page [    ] for a description of the restrictive covenants applicable to OBA.

Some of our directors and executive officers have interests in the merger that may differ from the interests of our shareholders including, if the merger is completed, the receipt of financial and other benefits.

The executive officers of OBA and F.N.B. negotiated the terms of the merger agreement, both the OBA and F.N.B. boards of directors unanimously approved the merger agreement and the OBA Board of Directors unanimously recommends that you vote to approve the merger agreement and the merger, approve the adjournment proposal and approve, on an advisory (non-binding) basis, the compensation payable to our named executive officers in connection with the merger. In considering these facts and the other information we have included in this proxy statement/prospectus or incorporated by reference in this proxy statement/prospectus, you should be aware that our directors and executive officers may have economic interests in the merger other than their interests as shareholders. For example, once the merger is completed, it is expected that each executive officer will be entitled to change-in-control payments under the compensation programs we have put in place. In addition, the executive officers may receive “stay bonuses” if they remain employed by OBA through the closing date of the merger, and certain executive officers may receive payments if they execute a non-competition or non-solicitation agreement for F.N.B.’s benefit and comply with the terms of their agreement. The merger agreement also provides for the continued indemnification of our current and former directors and executive officers following the merger and for the continuation of directors’ and officers’ insurance for these individuals for six years after the merger. See “Proposal No. 1— Approval of the Merger Agreement and the Merger—Interests of Certain Persons in the Merger that are Different from Yours” on page [    ].

The market price for F.N.B. common stock may be affected by factors different from those that historically have affected OBA common stock.

Upon completion of the merger, certain holders of OBA common stock will become holders of F.N.B. common stock. F.N.B.’s businesses differ from those of OBA, and accordingly, the results of operations of F.N.B. will be affected by some factors that are different from those currently affecting the results of operations of OBA. For a discussion of the businesses of F.N.B. and OBA and some of the important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page [    ] and the information concerning OBA and its subsidiaries contained elsewhere in this proxy statement/prospectus.

OBA shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Following the merger, former OBA shareholders are expected to hold approximately [    ]% of the outstanding shares of F.N.B. common stock. As a result, former OBA shareholders will have only limited ability to influence F.N.B.’s business. Former OBA shareholders will not have separate approval rights with respect to any actions or decisions of F.N.B. or have separate representation on F.N.B.’s or First National Bank of Pennsylvania’s board of directors.

OBA shareholders do not have dissenters’ appraisal rights in the merger.

Dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in that extraordinary transaction. Under the Maryland General Corporation Law, holders of OBA common stock will not be entitled to dissenters’ appraisal rights in the merger with respect to their shares of OBA common stock because OBA common stock is listed on a national securities exchange and the only consideration that OBA shareholders will receive in the merger (other than cash in lieu of fractional shares) is shares of F.N.B. common stock, which are also listed on a national securities exchange.

The fairness opinion obtained by OBA from its financial advisor will not reflect changes in circumstances subsequent to the date of the fairness opinion.

Sterne Agee, OBA’s financial advisor in connection with the proposed merger, has delivered to the OBA Board of Directors its opinion dated April 7, 2014. The opinion of Sterne Agee stated that as of April 7, 2014, subject to the other factors and assumptions set forth therein, the consideration provided in the merger agreement was fair to the OBA common shareholders from a financial point of view. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of F.N.B. or OBA, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the relative values of F.N.B. and OBA.

Litigation relating to the merger could result in a delay or an injunction preventing completion of the merger and may require us to incur substantial costs.

On May 7, 2014, OBA, the OBA Board of Directors, OBA Bank, F.N.B. and First National Bank of Pennsylvania were sued by a purported shareholder seeking to enjoin the merger, among other relief. We may be required to expend substantial costs and management resources to defend against the pending lawsuit as well as any other demand or litigation relating to the merger that may be filed against us in the future. In addition, if the plaintiff successfully enjoins the merger, the merger may not become effective within the time frame planned by F.N.B. and OBA, or at all. If completion of the merger is prevented or does not occur within the planned time frame, it could result in substantial costs to F.N.B. and OBA. F.N.B. and OBA also could incur substantial costs associated with the indemnification of their respective directors and officers. See “Proposal No. 1—Approval of the Merger Agreement and the Merger—Litigation Relating to the Merger” on page [    ].

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, earnings outlook, businesses and prospects of F.N.B. and OBA, and the potential combined company, as well as statements applicable to the period following the completion of the merger. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” or other similar expressions.

These forward-looking statements involve certain risks and uncertainties. The ability of either F.N.B. or OBA to predict results or the actual effects of their plans and strategies, particularly after the merger, is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” beginning on page [    ], as well as the following factors:

•	F.N.B. may not successfully integrate its business with OBA’s, or the integration may be more difficult, time-consuming or costly than F.N.B. currently anticipates;

•	the combined company that results from the merger may not realize the revenue synergies anticipated to result from the integration of F.N.B.’s and OBA’s businesses;

•	revenues may be lower than expected following the merger;

•	deposit attrition, operating costs, loss of customers and business disruption, including, without limitation, any difficulties in maintaining relationships with employees, customers and/or suppliers, may be greater than anticipated following the merger;

•	there may be higher than expected increases in F.N.B.’s or OBA’s loan losses or in the level of non-performing loans;

•	there may be higher than expected charges incurred by F.N.B. in connection with marking OBA’s assets to fair value;

•	there may be other than temporary impairments or declines in value in F.N.B.’s or OBA’s investment portfolios;

•	F.N.B. and OBA may not obtain the regulatory approvals for the merger on acceptable terms, on the anticipated schedule or at all;

•	OBA may not obtain the requisite vote of its shareholders necessary to approve the merger;

•	competitive pressure among financial services companies is intense and may further intensify;

•	changes in general, national or regional economic conditions may adversely affect the businesses in which F.N.B. and OBA engage;

•	changes in the interest rate environment may reduce net interest margins and impact funding sources;

•	changes in market interest rates and prices may adversely impact the value of financial products and assets;

•	changes in accounting policies or accounting standards;

•	legislation or changes in the regulatory environment (including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and related regulations) may adversely affect the businesses in which F.N.B. and OBA engage and result in increased compliance costs and/or require F.N.B. and OBA to change their business models;

•	liabilities arising out of litigation related to the merger, including costs, expenses, settlements and judgments, may adversely affect F.N.B., OBA and their respective businesses; and

•	material adverse changes in F.N.B.’s or OBA’s operations or earnings.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed in or implied by these forward-looking statements. You should not place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or as of the date of any document incorporated by reference in this proxy statement/prospectus.

All forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to F.N.B. or OBA or any person acting on F.N.B.’s or OBA’s behalf are expressly qualified in their entirety by the cautionary statements contained or that are referred to in this section. Unless required by applicable law or regulation, F.N.B. and OBA undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Further information on other factors that could affect the financial results of F.N.B. after the merger is included in this document under “Risk Factors” beginning on page [    ] and in F.N.B.’s Annual Report on Form 10-K for the year ended December 31, 2013, and documents subsequently filed by F.N.B. with the SEC, including its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF F.N.B.

We set forth below highlights from F.N.B.’s consolidated financial data as of and for the years ended December 31, 2009 through 2013, and F.N.B.’s unaudited consolidated financial data as of and for the three months ended March 31, 2014 and 2013. F.N.B.’s results of operations for the three months ended March 31, 2014 are not necessarily indicative of F.N.B.’s results of operations for the full year of 2014 or any other interim period. F.N.B. management prepared the unaudited information on the same basis as it prepared F.N.B.’s audited consolidated financial statements. In the opinion of F.N.B.’s management, this information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with F.N.B.’s consolidated financial statements and related notes included in F.N.B.’s Annual Report on Form 10-K for the year ended December 31, 2013 and F.N.B.’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, which we have incorporated by reference in this proxy statement/prospectus and from which we derived this data. See “Where You Can Find More Information” on page [    ].

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(dollars in thousands, except per share data)
Summary of Earnings:
Total interest income	$117,880	$105,118	$440,386	$431,906	$391,125	$373,721	$388,218
Total interest expense	10,055	12,022	44,344	59,055	74,617	88,731	121,179
Net interest income	107,825	93,096	396,042	372,851	316,508	284,990	267,039
Provision for loan losses	7,006	7,541	31,090	31,302	33,641	47,323	66,802
Net interest income after provision for loan losses	100,819	85,555	364,952	341,549	282,867	237,667	200,237
Total non-interest income	42,070	33,612	135,778	131,252	119,730	115,915	105,397
Total non-interest expense	94,166	78,802	338,170	318,618	283,546	251,046	255,254
Income before income taxes	48,723	40,365	162,560	154,183	119,051	102,536	50,380
Income taxes	14,199	11,827	44,756	43,773	32,004	27,884	9,269
Net income	34,524	28,538	117,804	110,410	87,047	74,652	41,111
Net income available to common shareholders	32,202	28,538	117,804	110,410	87,047	74,652	32,803

Per Common Share:
Basic earnings per share	$0.20	$0.20	$0.81	$0.79	$0.70	$0.66	$0.32
Diluted earnings per share	0.20	0.20	0.80	0.79	0.70	0.65	0.32
Cash dividends paid	0.12	0.12	0.48	0.48	0.48	0.48	0.48
Book value	10.69	10.07	10.49	10.02	9.51	9.29	9.14

Statement of Condition (at period end):
Total assets	$14,476,510	$11,997,990	$13,563,405	$12,023,976	$9,786,483	$8,959,915	$8,709,077
Loans, net	9,830,917	8,101,584	9,395,310	8,033,345	6,756,005	5,982,035	5,744,706
Deposits	10,938,736	9,210,638	10,198,232	9,082,174	7,289,768	6,646,143	6,380,223
Short-term borrowings	1,216,624	945,001	1,241,239	1,083,138	851,294	753,603	669,167
Long-term and junior subordinated debt	304,269	295,770	219,133	293,444	291,983	396,094	529,588
Total shareholders’ equity	1,884,987	1,413,257	1,774,383	1,402,069	1,210,199	1,066,124	1,043,302

Significant Ratios:
Return on average assets (1)	1.00%	0.96%	0.93%	0.94%	0.88%	0.84%	0.48%
Return on average equity (1)	7.65%	8.20%	7.78%	8.02%	7.36%	7.06%	3.87%
Net interest margin (1)	3.62%	3.66%	3.65%	3.73%	3.79%	3.77%	3.67%
Dividend payout ratio	62.16%	59.31%	60.48%	61.27%	69.72%	74.02%	149.50%

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(dollars in thousands, except per share data)
Capital Ratios:
Average equity to average assets	13.08%	11.75%	11.98%	11.68%	11.97%	11.88%	12.35%
Leverage ratio	8.84%	8.40%	8.81%	8.29%	9.15%	8.69%	8.68%

Asset Quality Ratios:
Non-performing loans / total loans	0.80%	1.00%	0.81%	0.99%	1.55%	2.22%	2.49%
Non-performing loans + OREO / total loans + OREO	1.23%	1.43%	1.24%	1.42%	2.05%	2.74%	2.84%
Non-performing assets / total assets	0.85%	0.99%	0.88%	0.99%	1.53%	1.94%	1.97%
Allowance for loan losses / total loans	1.13%	1.31%	1.17%	1.28%	1.47%	1.74%	1.79%
Allowance for loan losses / non-performing loans	141.29%	131.13%	135.42%	129.05%	94.76%	78.44%	71.92%
Net loan charge-offs / average loans (1)	0.23%	0.21%	0.28%	0.35%	0.58%	0.77%	1.15%

(1)	Quarterly information annualized

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF OBA

We set forth below highlights from OBA’s consolidated financial data as of and for the years ended June 30, 2009 through June 30, 2013, and OBA’s unaudited consolidated financial data as of and for the nine months ended March 31, 2014 and 2013. OBA’s results of operations for the nine months ended March 31, 2014 are not necessarily indicative of OBA’s results of operations for the full year of 2014 or any other interim period. OBA management prepared the unaudited information on the same basis as it prepared OBA’s audited consolidated financial statements. In the opinion of OBA’s management, this information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this information for those dates. You should read this information in conjunction with OBA’s consolidated financial statements and related notes for the year ended June 30, 2013, and unaudited interim consolidated financial statements for the nine months ended March 31, 2014, which are included in this proxy statement/prospectus beginning on page F-1 and from which we derived this data.

	At March 31, 2014	At June 30,
		2013	2012	2011	2010	2009
	(in thousands)
Selected Financial Condition Data:
Total assets	$402,117	$381,611	$392,086	$386,445	$374,095	$362,361
Cash and cash equivalents	32,623	16,173	31,525	37,968	36,046	33,657
Interest bearing deposits with other banks	3,612	6,692	9,490	7,058	5,072	—
Securities available for sale	42,107	37,174	34,454	35,828	29,346	25,909
Securities held to maturity	1,146	1,445	2,396	3,623	4,637	—
Federal Home Loan Bank stock, at cost	1,050	1,160	2,169	2,987	3,883	3,883
Loans receivable, net	302,778	299,803	293,206	279,620	276,098	283,459
Bank owned life insurance	9,380	9,182	8,898	8,601	8,297	5,455
Deposits	303,486	283,263	269,572	257,031	233,441	244,536
Securities sold under agreements to repurchase	7,416	8,544	16,434	15,566	20,292	18,779
Federal Home Loan Bank advances	15,528	15,623	26,997	29,618	36,834	56,400
Stockholders’ equity	73,003	71,304	75,715	80,860	80,222	38,502

	For the Nine Months Ended March 31,		For the Years Ended June 30,
	2014	2013	2013	2012	2011	2010	2009
	(in thousands)
Selected Operating Data:
Interest and dividend income	$11,623	$11,840	$16,066	$15,908	$16,248	$16,050	$17,398
Interest expense	1,450	1,757	2,282	3,599	4,201	5,921	8,880

Net interest income	10,173	10,083	13,784	12,309	12,047	10,129	8,518
Provision for loan losses	24	324	503	1,085	739	1,278	877

Net interest and dividend income after provision for loan losses	10,149	9,759	13,281	11,224	11,308	8,851	7,641
Noninterest income, excluding net gains (losses)	591	583	738	819	876	950	878
Net gains (losses)	37	35	58	(85)	91	(1,819)	(967)
Noninterest expense	9,348	8,850	12,251	11,505	11,035	9,331	8,764

Income (loss) before income taxes	1,429	1,527	1,826	453	1,240	(1,349)	(1,212)
Income tax expense (benefit)	597	633	704	185	383	(639)	(552)

Net income (loss)	$832	$894	$1,122	$268	$857	$(710)	$(660)

	At or For the Nine Months Ended March 31,		At or For the Years Ended June 30,
	2014	2013	2013	2012	2011	2010	2009
Selected Operating Data:
Performance Ratios:
Return on average assets (4)	0.28%	0.31%	0.29%	0.07%	0.23%	(0.19)%	(0.19)%
Return on average equity (4)	1.53	1.57	1.49	0.35	1.06	(1.24)	(1.70)
Interest rate spread (1)(4)	3.67	3.56	3.68	3.35	3.36	2.82	2.21
Net interest margin (2)(4)	3.83	3.78	3.89	3.59	3.70	3.09	2.52
Efficiency ratio (3)	86.85	82.97	81.00	87.64	85.39	84.22	93.27
Non-interest expense to average total assets (4)	3.19	3.06	3.18	2.97	3.02	2.48	2.48
Average interest-earning assets to average interest-bearing liabilities	129.53	132.81	132.11	123.48	125.92	114.80	111.72
Average equity to average total assets	18.52	19.66	19.54	19.93	22.15	15.23	11.01
Basic earnings (loss) per share	$0.22	$0.24	$0.28	$0.07	$0.20	$(0.17)	na
Diluted earnings (loss) per share	$0.22	$0.23	$0.28	$0.07	$0.20	$(0.17)	na

	At or For the Nine Months Ended March 31,		At or For the Years Ended June 30,
	2014	2013	2013	2012	2011	2010	2009
Asset Quality Ratios:
Non-performing loans to total loans	1.36%	1.45%	0.23%	2.04%	1.88%	0.16%	0.86%
Non-performing assets to total assets	1.04	1.13	0.18	1.55	1.40	0.17	0.73
Allowance for loan losses to non-performing loans	84.32	76.83	498.28	50.20	42.44	389.46	47.46
Allowance for loan losses to total loans	1.15	1.11	1.15	1.02	0.80	0.63	0.41

Capital Ratios (bank-level only):
Total capital (to risk-weighted assets)	22.66%	21.77%	22.53%	23.42%	24.40%	25.54%	17.34%
Tier I capital (to risk-weighted assets)	21.48	20.65	21.34	22.29	23.49	24.69	16.84
Tier I capital (to average assets)	15.94	16.01	16.14	15.41	15.98	15.22	11.03

Other Data:
Number of full service offices	6	6	6	6	5	5	5
Full time equivalent employees	64	68	68	67	67	61	59

(1)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the year.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the year.
(3)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(4)	Annualized.

COMPARATIVE PER SHARE DATA

The following table sets forth certain historical, pro forma and pro forma-equivalent per share financial information for F.N.B. common stock, OBA common stock and BCSB Bancorp, Inc. common stock. The pro forma and pro forma-equivalent per share information give effect to the merger of OBA with and into F.N.B. as if the merger had been effective on the dates presented, in the case of the book value data, and as if the merger had become effective on January 1, 2014, in the case of the net income and dividends declared data. The unaudited pro forma data in the table assume that the merger is accounted for using the acquisition method of accounting and represent a current estimate based on available information of the combined company’s results of operations. The pro forma financial adjustments record the assets and liabilities of OBA at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analyses are performed. The information in the following table is based on, and should be read together with F.N.B.’s historical financial statements and notes thereto incorporated by reference in this proxy statement/prospectus and with OBA’s historical financial statements and notes thereto presented in this proxy statement/prospectus. See “Where You Can Find More Information” on page [    ] and the consolidated financial statements of OBA beginning on page F-1.

This information is presented for illustrative purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company that will result from the merger. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.

	F.N.B. Corporation Historical	BCSB Bancorp, Inc. Historical	Combined Pro Forma Amounts for F.N.B./ BCSB (4)	OBA Historical	Combined Pro Forma Amounts for F.N.B./ BCSB/ OBA (4)(5)	Pro Forma OBA Equivalent Shares (6)
Book value per share (1):
March 31, 2014	$10.69	n/a	$10.69	$18.08	$10.76	$19.17
December 31, 2013	$10.49	$15.46	$10.21	$17.91	$10.30	$18.35

Cash dividends paid per common share (2):
Three months ended March 31, 2014	$0.12	n/a	$0.12	$0.00	$0.12	$0.21
Year ended December 31, 2013	$0.48	$0.00	$0.48	$0.00	$0.48	$0.85

Basic earnings per common share (3):
Three months ended March 31, 2014	$0.20	n/a	$0.20	$0.06	$0.19	$0.34
Year ended December 31, 2013	$0.81	$0.43	$0.78	$0.26	$0.75	$1.34

Diluted earnings per common share (3):
Three months ended March 31, 2014	$0.20	n/a	$0.20	$0.05	$0.19	$0.34
Year ended December 31, 2013	$0.80	$0.42	$0.77	$0.27	$0.75	$1.33

(1)	The pro forma combined book value per share of F.N.B. common stock is based on the pro forma combined common stockholders’ equity for the merged entities divided by total pro forma common stock of the combined entities.
(2)	Pro forma dividends per share represent F.N.B.’s historical dividends per share.
(3)

The pro forma combined basic and diluted earnings per share of F.N.B. common stock is based on the pro forma combined net income for the merged entities divided by the total pro forma basic and diluted shares of the combined entities. Since OBA has a June 30 fiscal year end, OBA’s historical data for the three months ended March 31, 2014 was calculated using the results from the third quarter of fiscal 2014, and OBA’s historical data for the year ended December 31, 2013 was calculated by adding the results from the third and fourth quarters of fiscal 2013 to the first and second quarters of fiscal 2014.
(4)	Accounts for the merger of BCSB Bancorp with and into F.N.B., which was completed on February 15, 2014.
(5)	Accounts for the pending merger of OBA with and into F.N.B.
(6)	The Pro Forma OBA Equivalent Shares are calculated by multiplying the amounts in the “Combined Pro Forma Amounts for F.N.B./BCSB/OBA” column by the exchange ratio of 1.781, which represents the number of shares of F.N.B. common stock an OBA shareholder will receive for each share of OBA common stock that he or she owns.

COMPARATIVE MARKET PRICES AND DIVIDENDS

The following table sets forth for the periods indicated:

•	the high and low trading prices of shares of F.N.B. common stock as reported on the NYSE;

•	the high and low trading prices of our common stock as reported on the NASDAQ; and

•	quarterly cash dividends paid per share by F.N.B.

OBA has not paid cash dividends during the periods indicated.

	F.N.B. Common Stock			OBA Common Stock
Quarter Ended	High	Low	Dividend	High	Low
2011:
June 30	$11.50	$9.66	$0.12	$15.10	$14.36
September 30	10.73	7.87	0.12	15.00	13.50
December 31	11.50	8.06	0.12	14.61	13.55

2012:
March 31	$12.56	$11.31	$0.12	$14.98	$14.00
June 30	12.36	9.89	0.12	15.25	14.04
September 30	12.05	10.55	0.12	15.29	14.50
December 31	11.53	10.20	0.12	18.25	15.06

2013:
March 31	$12.12	$10.70	$0.12	$19.50	$17.50
June 30	12.12	11.01	0.12	19.00	18.06
September 30	13.35	11.80	0.12	19.24	18.20
December 31	13.04	11.73	0.12	19.30	18.20

2014:
March 31	$13.67	$11.38	$0.12	$19.25	$17.62
June 30 (through June 11, 2014)	13.70	11.78	0.12	23.00	17.91

The table below presents:

•	the last reported sale price of a share of F.N.B. common stock, as reported on the NYSE; and

•	the last reported sale price of a share of OBA common stock, as reported on the NASDAQ,

in each case, on April 7, 2014, the last full trading day prior to the public announcement of the proposed merger, and on [                    ], 2014, the last practicable trading day before the date we printed and mailed this proxy statement/ prospectus. The following table also presents the pro forma equivalent per share value of a share of OBA common stock on those dates. We calculated the pro forma equivalent per share value by multiplying the closing price of F.N.B. common stock on those dates by 1.781, the exchange ratio in the merger.

	F.N.B. Common Stock		OBA Common Stock		Pro Forma Equivalent Value of One Share of OBA Common Stock
April 7, 2014	$13.38		$18.42		$23.83
[ ], 2014	[	]	[	]	[	]

We advise you to obtain current market quotations for F.N.B. common stock. The market price of F.N.B. common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger. We can provide no assurance concerning the future market price of F.N.B. common stock.

OUR SPECIAL MEETING

This section contains information for our shareholders about the special meeting of shareholders we have called to consider approval of the merger, approval of the adjournment proposal and approval of the compensation proposal.

General

This proxy statement/prospectus is being provided to holders of OBA common stock as OBA’s proxy statement in connection with the solicitation of proxies by and on behalf of its Board of Directors to be voted at the special meeting of OBA shareholders to be held on [                    ], 2014, and at any adjournment or postponement of the special meeting. This proxy statement/prospectus is also being provided to you as F.N.B.’s prospectus in connection with the offer and sale by F.N.B. of its shares of common stock as a result of the proposed merger.

Date, Time and Place of Meeting

The special meeting is scheduled to be held as follows:

Date: [                    ], 2014

Time: [                    ], Eastern Time

Place: OBA Bank Building Community Room, 20300 Seneca Meadows Parkway, Germantown, Maryland

Purpose of the Shareholder Meeting

At the special meeting, OBA’s shareholders will be asked to:

•	approve the merger agreement and the transactions contemplated by the merger agreement, including the merger (the “merger proposal”);

•	approve one or more adjournments of the shareholder meeting, if necessary, including adjournments to permit further solicitation of proxies in favor of the merger proposal (the “adjournment proposal”);

•	approve a non-binding advisory resolution approving certain compensation payable to the named executive officers of OBA in connection with the merger (the “compensation proposal”); and

•	transact any other business that may properly come before the special meeting or any postponement or adjournment of the special meeting.

Recommendations of OBA’s Board of Directors

OBA’s Board of Directors unanimously recommends a vote FOR approval of the merger agreement and the merger, FOR approval of the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement and the merger and FOR the approval of the non-binding advisory resolution approving certain compensation payable to the named executive officers of OBA in connection with the merger.

Record Date; Shares Entitled to Vote

You are entitled to vote if the records of OBA showed that you held shares of OBA common stock as of the close of business on [                    ], 2014. Beneficial owners of shares held in the name of a broker, bank or other intermediary (“street name”) should instruct their record holder how to vote their shares. As of the close of business on the record date, a total of [            ] shares of OBA common stock were outstanding. Holders of record on the record date are entitled to one vote for each share then held. If you are a beneficial owner of shares of OBA common stock held in “street name” and you want to vote your shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other intermediary who holds your shares.

Quorum; Vote Required

The presence in person or by proxy of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the special meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other intermediary holding shares of OBA common stock for a beneficial owner does not vote on a particular proposal because the bank, broker or intermediary does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

With respect to the proposal to approve the merger agreement and the merger, you may vote FOR the proposal, vote AGAINST the proposal or ABSTAIN from voting. Approval of the merger agreement and the merger will require the affirmative vote of at least a majority of the outstanding shares of OBA common stock entitled to vote at the meeting. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote AGAINST the merger agreement. Broker non-votes and abstentions from voting will have the same effect as voting AGAINST the merger agreement.

With respect to the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement and the merger, you may vote FOR the proposal, vote AGAINST the proposal or ABSTAIN from voting. The affirmative vote of the majority of votes cast is required to approve the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve and adopt the merger agreement.

With respect to the advisory vote on the non-binding resolution approving certain compensation payable to the named executive officers of OBA in connection with the merger, you may vote FOR the proposal, vote AGAINST the proposal or ABSTAIN from voting. To approve the non-binding resolution on an advisory basis, the affirmative vote of a majority of the votes cast at the special meeting is required.

OBA Voting Agreements

As of [                    ], 2014, directors and executive officers of OBA beneficially owned [            ] shares of OBA common stock (including vested options). This equals [    ]% of the outstanding shares of OBA common stock, assuming the exercise in full of all vested options. As of the same date, neither F.N.B. nor any its subsidiaries, directors or executive officers owned any shares of OBA common stock. All of OBA’s directors entered into voting agreements with F.N.B. to vote the [            ] shares of OBA common stock owned by them in favor of the proposal to approve the merger agreement. For more information about the OBA voting agreements, see the section entitled “Other Material Agreements Relating to the Merger—Voting Agreements.”

Voting of Proxies

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, OBA recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

OBA shareholders whose shares are held in “street name” by their broker, bank or other intermediary must follow the instructions provided by their broker, bank or other intermediary to vote their shares. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. If your shares are held in “street name” and you wish to vote in person at the special meeting, you will have to obtain proper documentation from your record holder entitling you to vote at the special meeting.

Voting instructions are included on your proxy card. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote FOR, AGAINST or ABSTAIN with respect to each of the proposals. If you are the record holder of your shares of OBA common stock and submit your properly executed proxy without specifying a voting instruction, your shares of OBA common stock will be voted FOR the proposal to approve the merger agreement and the merger, FOR the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement and the merger, and FOR the approval of the non-binding advisory resolution approving certain compensation payable to the named executive officers of OBA in connection with the merger. If you return an incomplete instruction card to your broker, bank or other intermediary, it will not vote your shares with respect to any matter.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted by:

•	filing with the Secretary of OBA a duly executed revocation of proxy;

•	submitting a new proxy with a later date; or

•	voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:

OBA Financial Services, Inc.

Donald L. Mallorey, Secretary

20300 Seneca Meadows Parkway

Germantown, Maryland 20876

If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. OBA does not know of any other matters to be presented at the meeting.

Voting in Person

If you plan to attend the OBA special meeting and wish to vote in person, you will be given a ballot at the meeting. Please note, however, that if your shares are held of record by a broker, bank or other intermediary and you wish to vote at the OBA special meeting, you must bring additional documentation from the broker, bank or other intermediary in order to vote your shares. Whether or not you plan to attend the OBA special meeting, OBA requests that you complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope, or submit a proxy through the Internet or by telephone as described on the enclosed proxy card. This will not prevent you from voting in person at the OBA special meeting but will assure that your vote is counted if you are unable to attend.

Abstentions and Broker Non-Votes

If you return valid proxy instructions or attend the meeting in person, we will count your shares for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes, if any, also will be counted for purposes of determining the existence of a quorum. The effect that broker non-votes and abstentions will have on the voting results for each proposal is set forth below:

•	On the proposal to approve the merger agreement and the merger, broker non-votes and abstentions will have the same effect as a vote AGAINST the proposal.

•	On the proposal to approval one or more adjournments of the special meeting, broker non-votes and abstentions will have no effect on the voting results.

•	On the proposal to approve a non-binding advisory resolution approving certain compensation payable to the named executive officers of OBA in connection with the merger, broker non-votes and abstentions will have no effect on the voting results.

Proxy Solicitation

F.N.B. and OBA will share equally the cost of printing this proxy statement/prospectus and the filing fees paid to the SEC. OBA will pay all other costs for this proxy solicitation and the special meeting. In addition to soliciting proxies by mail, Phoenix Advisory Partners, a proxy solicitation firm, will assist OBA in soliciting proxies for the special meeting. OBA will pay $5,500 (and expenses) for these services and will reimburse Phoenix Advisory Partners for its reasonable out-of-pocket expenses. Additionally, directors, officers and employees of OBA and OBA Bank may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. OBA will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Participants in OBA Bank’s ESOP and 401(k) Plan

If you participate in the OBA Bank Employee Stock Ownership Plan or if you hold shares through the OBA Bank 401(k) Plan, you will receive a voting instruction card for each plan in which you participate that reflects all shares you may vote under each plan. Under the terms of the employee stock ownership plan, the trustee of the plan votes all shares held by the plan, but each plan participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The trustee of the employee stock ownership plan, subject to the exercise of its fiduciary duties, will vote all unallocated shares of OBA common stock held by the plan and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) plan, a participant is entitled to direct the trustee of the plan as to the shares in the OBA Financial Services, Inc. Stock Fund credited to his or her account. The trustee of the 401(k) plan will vote all shares for which no directions are given or for which instructions were not timely received in the same proportion as shares for which the trustee received voting instructions. The deadline for submitting your voting instructions is 11:59 p.m., Eastern time, on [                    ], [                    ], 2014.

Questions and Additional Information

If you have questions about the merger or how to submit your proxy card, or if you would like additional copies of this proxy statement/prospectus or the proxy card we have enclosed with this proxy statement/prospectus, please call Charles E. Weller, our President and Chief Executive Officer, at (301) 916-0742, or call Phoenix Advisory Partners, the proxy soliciting firm we have retained, at (800) 499-8159.

PROPOSAL NO. 1

APPROVAL OF THE MERGER AGREEMENT AND THE MERGER

At OBA’s special meeting of shareholders, shareholders will consider and vote on a proposal to approve the merger agreement and the merger. Details about the merger, including each party’s reasons for the merger, the effect of approval of the merger agreement and the merger and the timing of effectiveness of the merger, are discussed in the section entitled “The Merger Agreement” beginning on page [    ] of this document.

Approval of the merger proposal requires the presence of a quorum and the affirmative vote of the holders of a majority of the outstanding shares of common stock of OBA entitled to vote at the meeting.

Recommendation of the OBA Board of Directors

The OBA Board of Directors unanimously recommends that OBA shareholders vote FOR approval of the merger agreement and the merger.

Overview of the Merger

F.N.B.’s and OBA’s Boards of Directors have each unanimously approved the merger agreement and the merger. Pursuant to the merger agreement, OBA will merge with and into F.N.B. As a result of the merger, OBA’s separate corporate existence will cease and F.N.B. will be the surviving corporation. F.N.B.’s articles of incorporation and bylaws will govern the surviving corporation and the persons who served as F.N.B.’s officers and directors immediately before the merger also will be the officers and directors of the surviving corporation. For information about the identities, backgrounds, compensation and certain other matters relating to F.N.B.’s directors and executive officers, please refer to F.N.B.’s proxy statement for its 2014 annual meeting of shareholders, which is incorporated by reference herein. See “Where You Can Find More Information” on page [    ]. The parties intend for the merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code. See “Material U.S. Federal Income Tax Consequences of the Merger” on page [    ] for additional information.

Immediately after the merger of OBA into F.N.B. is completed, F.N.B.’s and OBA’s main operating subsidiaries, First National Bank of Pennsylvania, a national banking association, and OBA Bank, a federal savings bank, will merge, with First National Bank of Pennsylvania being the surviving entity. OBA Bank and First National Bank of Pennsylvania have entered into a merger agreement setting forth their agreement to merge and the terms and conditions of the merger. The form of the bank merger agreement is attached as Exhibit A to the merger agreement between F.N.B. and OBA.

All outstanding shares of OBA common stock will be cancelled as a result of the merger of OBA with and into F.N.B. As merger consideration in exchange for the cancelled shares, F.N.B. will issue shares of its common stock to all persons who were OBA common shareholders immediately before the merger occurred (excluding F.N.B., OBA and their subsidiaries, if any of them hold shares of OBA common stock). The number of shares of F.N.B. common stock each shareholder is entitled to receive will be calculated based on a fixed exchange ratio of 1.781 shares of F.N.B. common stock for each share of OBA common stock that he or she holds. No fractional shares of F.N.B. common stock will be issued in the merger. Instead, OBA shareholders will be entitled to receive cash in lieu of any fractional shares of F.N.B. common stock they would otherwise be entitled to receive.

We can provide no assurance that the value of the 1.781 shares of F.N.B. common stock you will be entitled to receive upon the merger will be substantially equivalent to the value of 1.781 shares of F.N.B. common stock at the time of our shareholder vote to approve the merger. Because the market value of F.N.B. common stock fluctuates, the value of the 1.781 shares of F.N.B. common stock that you will receive as merger consideration will fluctuate correspondingly.

All shares of F.N.B. capital stock issued and outstanding as of the completion of the merger will remain outstanding and will be unaffected by the merger. F.N.B. common stock will continue to trade on the NYSE under the symbol “FNB” following the merger. Based on information as of the record date, immediately after the merger is completed, holders of F.N.B. common stock will own approximately [    ] % of all outstanding shares of F.N.B. common stock, and holders of our common stock will own approximately [    ] % of all outstanding shares of F.N.B. common stock.

Background of the Merger

As part of its ongoing consideration and evaluation of OBA’s long-term prospects and strategy, the OBA Board of Directors and senior management have periodically reviewed and assessed strategic opportunities and challenges. In recent periods, OBA has remained profitable and maintained strong asset quality when many financial institutions have experienced operating losses and deteriorating asset quality. However, the Board of Directors has considered the difficulty in profitably growing and operating a financial institution under current economic and competitive conditions. At the same time, like most small financial institutions, OBA has experienced increasing costs for technology and regulatory compliance. The OBA Board of Directors and management have considered both internal growth strategies and strategic business combinations as means of achieving economies of scale.

In January 2013, an investment banking firm requested a meeting with Charles E. Weller, the President and Chief Executive Officer of OBA. With the approval of OBA’s Executive Committee, consisting of Chairman Beadles, Directors Reed and Belew, and Mr. Weller, Mr. Weller met with the investment banking firm. The investment banking firm represented a bank holding company based in the Washington, D.C. area and communicated the possible interest of the bank holding company in an acquisition of OBA. Following that meeting, Mr. Weller discussed the matter with OBA’s Executive Committee and legal counsel to apprise them of the results of this initial meeting. The Executive Committee authorized Mr. Weller to meet with a representative of the bank holding company, subject to the execution of a mutual non-disclosure agreement.

On February 13, 2013, Mr. Weller met with a banking consultant based in the Washington, D.C. area. The banking consultant represented a second bank holding company headquartered in the Washington, D.C. area, and proposed an opportunity for a “merger of equals” between OBA and the second bank holding company.

On February 15, 2013, Mr. Weller met with members of senior management of the first bank holding company. The parties discussed the recent histories of their institutions, personal backgrounds, management styles, strategic changes within their institutions and credit culture. The Chairman and Chief Executive Officer of the first bank holding company advised Mr. Weller that the first bank holding company had an excellent record of organic growth but had tried unsuccessfully numerous times to acquire local community banks. The first bank holding company was interested in expanding its branch presence in Montgomery County, Maryland and its preliminary analysis of banks in that market led to an interest in OBA. Deal specifics were not discussed, other than the expectation that consideration would be in the form of stock and cash, given OBA’s excess capital position. Mr. Weller indicated that he would present the substance of their discussion to the OBA Board of Directors and then advise the first bank holding company of OBA’s position.

On February 19, 2013, the investment banking firm that had set up the initial meeting between OBA and the first bank holding company called Mr. Weller to summarize their understanding of the meeting, and to indicate that they expected an offer from the first bank holding company to purchase OBA, which might consist of 50% stock and 50% cash, with the stock portion of the consideration valued at $21.00 per share of OBA common stock.

At the regularly scheduled meeting held February 21, 2013, the Board of Directors discussed the recent meetings and telephone call that Mr. Weller had regarding the first and second bank holding companies. The Board of Directors determined at that time to continue to execute on its strategic business plan as an independent organization. Mr. Weller was instructed to contact the first bank holding company and advise it of OBA’s position. Mr. Weller was also authorized to pursue further discussions with representatives of the second bank holding company.

On February 22, 2013, at a community bank seminar held in Maryland, Mr. Weller was approached by the Chief Executive Officer of a third bank holding company, who asked Mr. Weller to keep the third bank holding company in mind should OBA ever consider partnering with another local bank. This meeting had not been planned. On that same day, Mr. Weller met with the Chief Executive Officer of a fourth bank holding company, which meeting was previously discussed with OBA’s Executive Committee, who also asked Mr. Weller to keep the fourth bank holding company in mind should OBA ever consider merging with another institution. Mr. Weller informed the executives of the third and fourth bank holding companies of the OBA Board’s current intention to continue to pursue its strategic business plan. Similarly, in February 2013, Mr. Weller also informed a senior executive of the first bank holding company of the Board’s intention to pursue its strategic business plan for OBA to continue as an independent organization.

On February 26, 2013, Mr. Weller also met with members of senior management of the second bank holding company. Both parties discussed the histories of their institutions, with information provided based upon publicly known historical data or public regulatory filings. The parties agreed to individually assess the meeting to determine if any further action was warranted, and that a representative of the second bank holding company would contact OBA in the future.

Mr. Weller held an additional meeting with representatives of the second bank holding company in March 2013 at which time Mr. Weller indicated that, due to the large disparity in capital between OBA and the second bank holding company, OBA would view the transaction as OBA’s acquiring the second bank holding company, and not as a merger of equals. At the regularly scheduled meeting held April 18, 2013, the Board of Directors discussed Mr. Weller’s meetings with the second bank holding company and reviewed the second bank holding company’s recent operating history and the risks to OBA related to an acquisition of the second bank holding company. Based upon the Board’s review of these issues, the Board determined not to continue discussions with the second bank holding company.

In July 2013, Mr. Weller met with a senior executive of the first bank holding company at the request of the senior executive. The senior executive advised that the first bank holding company still believed that a merger of OBA and the first bank holding company would be very positive for both parties, and that the first bank holding company remained very interested in pursuing a transaction with OBA. The senior executive indicated the company’s desire to send a letter to OBA outlining their ideas on the structure of a proposed transaction, but would not do so if it would be received negatively by OBA’s Board of Directors. Mr. Weller indicated his belief that the members of the OBA Board of Directors would be willing to review such a letter.

On September 13, 2013, the same senior executive of the first bank holding company contacted Mr. Weller to reiterate the first bank holding company’s ongoing interest and willingness to proceed promptly. Mr. Weller agreed to speak with the senior executive on September 16, 2013. During the conversation on September 16, 2013, the senior executive discussed the first bank holding company’s recently announced agreement to acquire another bank holding company, which was the second bank holding company with which OBA had previously held discussions. The senior executive indicated that the first bank holding company would be sending OBA a letter of interest providing a range of pricing for an acquisition based upon the first bank holding company’s estimate of cost savings and assumed credit marks derived from publicly available information. The first bank holding company indicated its preference to negotiate on an exclusive basis with OBA. Mr. Weller received the confidential letter of interest from the first bank holding company on September 16, 2013.

The letter of interest indicated a pricing range of 135% to 150% of tangible book value in stock for OBA’s common equity up to 8% of assets, with cash to be paid at a price of 100% for any equity in excess of 8%. Each of the Executive Committee and the Board of Directors discussed the letter of interest on September 19, 2013, the day of a regularly scheduled board meeting, and instructed Mr. Weller to organize a special meeting with a nationally recognized investment banking firm that had previously provided assistance to the Board of Directors, and with OBA’s corporate counsel, Luse Gorman Pomerenk & Schick, P.C.

The Board held a special meeting on October 1, 2013. At this meeting, a representative of the first investment banking firm reviewed with the Board of Directors an overview of the current equity markets and the deposit market share of financial institutions in the State of Maryland. The investment banking firm then reviewed with the Board an overview of the mergers and acquisitions market, including recent transactions in the Washington, D.C. area, and emerging trends in mergers and acquisitions. The investment banking firm reviewed OBA’s financial performance and condition and discussed 26 potential strategic partners for OBA where OBA would be acquired or where the transaction would be a merger of equals. These potential strategic partners consisted of financial institutions either operating in the Washington, D.C. region or, to the knowledge of the first investment banking firm, had an interest in operating in the region, and in either case were large enough to complete a transaction with OBA. These entities included F.N.B., the first bank holding company, the third bank holding company and the fourth bank holding company. The investment banking firm provided a range of potential merger values for OBA under different pricing circumstances, noting that the median price to tangible book value per share for transactions since January 1, 2008 with an announced deal value where the target was headquartered in Washington, D.C., Maryland or Virginia was 107%. The investment banking firm reviewed its mergers and acquisitions experience, and then distributed an analysis of the letter of interest from the first bank holding company. The analysis indicated that the first bank holding company was offering total consideration of between $20.25 and $21.38 per share of OBA common stock, which equated to tangible book value per share between 119% and 121%.

Following the presentation by the first investment banking firm, counsel reviewed the Board’s fiduciary duties in general as well as the Board’s fiduciary duties in the context of a merger transaction. The Board determined not to act on the letter of interest from the first bank holding company at that time, pending further discussion and review by the Board.

On October 4, 2013, Mr. Weller met with representatives of Sterne, Agee & Leach, Inc. (“Sterne Agee”), a nationally recognized investment banking firm with significant experience in mergers and acquisitions. Sterne Agee provided Mr. Weller with a banking market overview, a situational analysis of OBA, strategic alternatives and potential merger partners, an overview of a possible combination of OBA with F.N.B. and a pro forma analysis of such a combination. Sterne Agee indicated that a potential transaction with F.N.B. was discussed at a recent meeting between Sterne Agee and F.N.B. Sterne Agee had called on F.N.B. in September 2013 to present a list of several financial institutions as potential acquisition opportunities for F.N.B., which included OBA. Sterne Agee indicated to OBA that F.N.B. had a continuing interest in pursuing acquisition opportunities in the Baltimore-Washington metropolitan market, having recently acquired community banks in Annapolis and Baltimore. Sterne Agee suggested a meeting between F.N.B. and OBA to have an initial discussion regarding a potential business combination.

At the regularly scheduled meeting held October 17, 2013, the Board of Directors discussed the letter of interest received from the first bank holding company. Based in part on the valuation of OBA as prepared by the first investment banking firm and the range of values contained in the letter of interest, the Board determined that it would not proceed with a negotiated transaction exclusively with the first bank holding company based upon the terms of the letter of interest and instructed Mr. Weller to advise the first bank holding company accordingly. Mr. Weller also advised the Board of Directors with respect to his discussions with Sterne Agee, and the Board of Directors authorized Mr. Weller to have an introductory meeting with the Chief Executive Officer of F.N.B.

Over the next few weeks, Sterne Agee provided valuation analyses to Mr. Weller. On November 19, 2013, Mr. Weller met with F.N.B.’s President and Chief Executive Officer, Vincent J. Delie, Jr., and Chief Financial Officer, Vincent J. Calabrese, Jr. Messrs. Delie and Calabrese provided financial and other information about F.N.B. to Mr. Weller. Mr. Delie advised Mr. Weller that F.N.B. was very interested in a potential business combination with OBA, but that F.N.B. would not take any preemptive actions such as providing a letter of interest unless OBA also indicated interest in further discussions. Messrs. Delie and Calabrese indicated a range of value between $22.00 and $25.00 per share of OBA common stock in an all-stock transaction based on publicly available information.

At the regularly scheduled meeting held November 21, 2013, Mr. Weller briefed the directors on his meeting with the representatives of F.N.B. The Board noted the superiority of the price range and amount of stock offered by F.N.B. as compared to the proposal from the first bank holding company. The Board believed that further assessment of this opportunity was in the best interests of shareholders. The Board authorized Mr. Weller to have Sterne Agee prepare a situation analysis for presentation to and discussion with the Board at a future date.

At a special board meeting held on December 10, 2013, representatives of Sterne Agee reviewed their firm’s general experience, and, in particular, its extensive experience with mergers and acquisitions involving financial institutions, and an overview of issues facing financial institutions and the recent performance of the capital markets. Sterne Agee discussed the reasons for recent increases in mergers and acquisitions involving financial institutions, as well as the pricing history of recent transactions in the Washington, D.C. area. Sterne Agee provided information as to its understanding of OBA’s operations as well as its shareholder base, and reviewed OBA’s projected operating results on a stand-alone basis. Sterne Agee compared these projected operating results against the value of OBA on a stand-alone basis and against the pricing of recent merger and acquisition transactions. Sterne Agee specifically noted that the mean transaction value of merger and acquisition transactions completed in the Northeast United States announced since 2012 where the target company had assets between $300 million and $700 million and non-performing assets to total assets of less than 3.0% was 137.0% of tangible book value and 146.6% of core tangible book value. The range of prices offered by F.N.B. to acquire OBA equated to a price to tangible book value of between 124% and 141% and a price to core tangible book value of between 151% and 193% per share. Sterne Agee then discussed the advantages and disadvantages of merging with another financial institution in a negotiated transaction, and then provided information with respect to F.N.B.’s operations, operating history and recent acquisitions in Annapolis and Baltimore, Maryland.

The Board of Directors reviewed with Sterne Agee an analysis of the potential prices per share of OBA common stock that 17 other potential merger partners could theoretically pay, both in a stock and cash scenario, and in an all-stock scenario, and also reviewed an analysis of the financial effects on these other companies in a 100% stock transaction valued at $23.00 per share. These potential merger partners consisted of financial institutions with assets between $1.0 billion and $20.0 billion and a branch office within 25 miles of an OBA branch office. Eleven of the 17 potential partners were on the list of strategic partners discussed by the first investment banker, and included the first bank holding company, the third bank holding company and the fourth bank holding company. The Board of Directors discussed F.N.B.’s attractive dividend yield compared to other potential purchasers, and considered F.N.B.’s financial metrics on a pro forma basis giving effect to an acquisition of OBA by F.N.B. Sterne Agee noted that F.N.B.’s ability to issue 100% stock in a merger with OBA would provide a tax-free transaction to all OBA shareholders that would also enable OBA shareholders to participate in potential increases in F.N.B.’s stock price, while the liquidity of F.N.B.’s common stock would simultaneously provide significantly greater opportunity for OBA shareholders who wished to sell their shares following the completion of the merger. The offer from F.N.B. also represented a significant immediate premium (between 19% and 35%) compared to OBA’s current market value. Sterne Agee also indicated its belief that a price to acquire OBA that could be achieved in an auction process was not likely to be superior to F.N.B.’s indicated price range.

At a special board meeting held December 19, 2013, the Board of Directors reviewed OBA’s strategic options. The discussion began with a thorough review of the matters discussed over the past 18 months during the strategy sessions held by the Board of Directors and senior management. The review included matters discussed with counsel, with an outside financial advisor who assisted with updating OBA’s strategic business plan, and as part of investment bankers’ presentations. The Board of Directors noted that OBA’s total assets had not grown despite the recent shift in OBA’s business model from a retail customer focus to a small business focus. Economic conditions constrained growth in net interest income, and competition remained intense. Overhead costs remained a concern, and the growing regulatory compliance burden has had a particularly negative effect on smaller companies such as OBA. The Board of Directors expected that activist shareholders would continue to pressure OBA to provide a higher rate of return on the shareholders’ investment, and noted

that growing OBA in a manner that would increase the rates of return currently provided to shareholders would be expensive, would not guarantee desired results, and would require taking additional risk that could prove harmful to OBA and its shareholders. At the conclusion of this discussion, the Board of Directors voted unanimously to seek a strategic alliance with another financial institution.

Based upon the decision made at the December 19, 2013 board meeting, on January 8, 2014, the Board of Directors held a special meeting to discuss whether to initiate discussions with respect to a transaction with F.N.B., and what investment banker to use to assist the Board of Directors in the process. Counsel again reviewed with the directors the advantages and disadvantages of a negotiated transaction versus an auction process, and counsel again reviewed with the directors their fiduciary duties in merger transactions. It was noted that the price range offered by F.N.B. was materially better than the price that had been offered by the first bank holding company, and that F.N.B. paid significant dividends. Following discussion, the Board of Directors voted to initiate discussions with respect to a negotiated transaction with F.N.B. The Board of Directors considered whether to hire Sterne Agee or the first investment banking firm, and the Board voted to hire Sterne Agee as OBA’s investment banker with respect to the transaction. On January 8, 2014, Mr. Weller notified Mr. Delie of the Board’s decision to continue discussions with F.N.B. regarding a potential business combination, and on January 14, 2014, OBA formally engaged Sterne Agee to serve as OBA’s investment banker.

On January 17, 2014, Sterne Agee, on behalf of OBA, executed a confidentiality agreement with F.N.B., which had been reviewed previously by OBA’s counsel, for the purpose of permitting F.N.B. to conduct their due diligence investigation of OBA. On February 6, 2014, management of OBA had an initial meeting with management of F.N.B., with representatives of Sterne Agee present at the meeting. The parties agreed that actual due diligence would not begin until F.N.B. furnished OBA with a letter of intent with respect to the transaction.

On February 10, 2014, F.N.B.’s investment banker, RBC Capital Markets, LLC, provided Sterne Agee with a non-binding letter of intent from F.N.B. containing a price range of $21.00 to $23.00 per share of OBA common stock in an all-stock transaction. The price offered was subject to completion of due diligence, as well as OBA agreeing to provide F.N.B. with an eight-week period during which OBA would negotiate exclusively with F.N.B. Sterne Agee discussed the letter of intent with Mr. Weller, and it was determined that Sterne Agee would seek a new letter of intent with a price of $23.00 per share of OBA common stock. On February 12, 2014, F.N.B. provided OBA with a revised non-binding letter of intent containing a price of $23.00 per share of OBA common stock in an all-stock transaction. On February 13, 2014, F.N.B. provided OBA with a form of exclusivity agreement referenced in the letter of intent. In mid-February 2014, F.N.B. also informed OBA in general terms of F.N.B.’s approach with respect to employee-related issues, specifically, severance policy for employees not subject to an employment agreement, and eligibility to participate in benefit plans and welfare plans. At this time, F.N.B. did not discuss its intentions with respect to management or directors of OBA.

At a special board meeting held February 16, 2014, Sterne Agee reviewed the letter of intent, and provided a valuation analysis of OBA and considerations for a potential business combination with F.N.B. The Board discussed whether the price offered justified OBA pursuing a negotiated transaction exclusively with F.N.B. rather than conducting an auction process. It was noted by Sterne Agee that the price offered exceeded the median price on a core deposit premium basis (7.6% compared to 6.8%) and a price to core tangible book value basis (176.0% compared to 156.4%, with core capital defined as 8.0% of tangible common equity to tangible assets), and significantly exceeded the median price on a long term earnings per share basis (75.3x compared to 18.7x) when compared to mergers in the Northeastern United States announced since 2012 where the target company had assets between $300 million and $700 million and non-performing assets to total assets of less than 3.0%. The Board of Directors also discussed F.N.B.’s recent earnings per share growth and the significant dividend yield (4.9%) that would inure to the benefit of OBA’s existing shareholders. Based on the presentation by Sterne Agee and their belief that F.N.B. was offering a very attractive price range and financial benefits to OBA’s shareholders, the Board agreed to pursue negotiations with F.N.B. on an exclusive basis for the period described in the letter of intent.

Mr. Weller negotiated the terms of the exclusivity agreement with the assistance of OBA’s legal counsel and Sterne Agee, and executed the exclusivity agreement on February 20, 2014. F.N.B. began conducting its due diligence review of OBA promptly thereafter, and senior management of OBA, with counsel and representatives of Sterne Agee, conducted in-person document review and management interviews of F.N.B. on March 11, 2014.

On March 14, 2014, RBC Capital Markets, LLC, on behalf of F.N.B., provided Sterne Agee with a revised, non-binding letter of intent, which reflected the results of F.N.B.’s due diligence process. The revised letter provided for proposed consideration of 1.781 shares of F.N.B. common stock for each share of common stock of OBA. The revised letter also indicated F.N.B.’s intention to honor all executive severance agreements, individual change of control agreements, retention agreements and other benefit agreements. Over the next few days, Sterne Agee engaged in discussions with RBC Capital Markets, LLC in an effort to increase the consideration to be paid for each share of common stock of OBA.

At OBA’s regular board meeting held March 20, 2014, Sterne Agee reviewed the terms of the revised letter of intent. Because the Board had not conducted an auction process, Sterne Agee again reviewed with the Board of Directors the potential prices that could be paid by other companies who might be interested in acquiring OBA. These were the same companies reviewed by Sterne Agee at the Board meeting on December 10, 2013. It was noted that the actual price offered by F.N.B. of $23.56 per share, based upon the price of F.N.B.’s common stock as of the close of trading on March 19, 2014, was more than $0.60 higher than hypothetical prices that could be offered by other companies in a transaction where at least 50% of the consideration consisted of stock of the acquirer and where the price offered provided a minimum internal rate of return of 12.0%, a maximum tangible book value earnback of five years and maximum tangible book value dilution of 8.0%. The actual price offered by F.N.B. was $1.56 higher than Sterne Agee’s estimate of the highest price that could be paid by the first bank holding company using these same transaction constraints. Senior management and counsel also discussed the results of their due diligence review of F.N.B. Based upon the Sterne Agee presentation, the presentations of management and counsel, and following discussion among the Board members, the Board of Directors agreed to accept the terms of the revised letter of intent, subject to the negotiation of a satisfactory definitive merger agreement. Sterne Agee notified RBC Capital Markets, LLC of the Board’s determination, and counsel for F.N.B. provided an initial draft of the merger agreement on March 21, 2014.

On March 28, 2014, the Board of Directors held a special meeting, during which management, Sterne Agee and legal counsel reviewed the draft merger agreement in detail with the Board of Directors. Legal counsel again discussed the fiduciary obligations of the Board of Directors with respect to merger transactions. Following this meeting, the parties continued negotiations regarding the terms of the merger agreement and exchanged drafts of and comments on the merger agreement. In addition, on the evening of March 31, 2014, counsel for F.N.B. provided OBA’s counsel with an initial draft of an executive compensation proposal for Mr. Weller. Counsel for F.N.B. and OBA exchanged further revised drafts of an executive compensation proposal for Mr. Weller on April 2 and 3, 2014.

At a special board meeting held April 3, 2014, legal counsel again reviewed the draft merger agreement, and also discussed with the Board of Directors the changes that had been made to the merger agreement since the Board of Directors’ previous review on March 28, 2014. Following this meeting, the parties continued negotiations regarding the definitive merger agreement and ancillary documents. On April 4, 2014, counsel for F.N.B. provided an initial draft of executive compensation proposals for OBA’s four executive officers other than Mr. Weller.

At a special board meeting held April 7, 2014, legal counsel discussed with the Board of Directors the changes that had been made to the merger agreement since the Board of Directors’ previous review on April 3, 2014, and discussed the status of executive compensation proposals for all five of OBA’s executive officers. Also, representatives of Sterne Agee discussed with the Board of Directors a range of matters, including the matters set forth in “—Opinion of OBA’s Financial Advisor.” After this discussion, Sterne Agee provided the Board of Directors its oral opinion (subsequently confirmed in writing) that, as of the date of the merger agreement, and based upon and subject to the considerations described in its opinion, the proposed merger consideration was fair, from a financial point of view, to holders of OBA common stock.

Following these presentations, the board meeting continued with discussions and questions among the members of the Board, Sterne Agee and legal counsel. After further discussion, and taking into consideration the factors described under “—OBA’s Reasons for the Merger,” the Board of Directors voted unanimously to approve the merger agreement in substantially the form presented, to recommend that OBA shareholders vote to approve the merger and adopt the merger agreement and to authorize management to finalize and execute the merger agreement and all related documents.

Following approval of the Board of Directors, on April 7, 2014 the parties executed the merger agreement. OBA and F.N.B. issued a joint press release publicly announcing the transaction prior to the opening of the financial markets on April 8, 2014.

OBA’s Reasons for the Merger

In approving the merger agreement, OBA’s Board of Directors consulted with Sterne Agee regarding the financial aspects and the fairness of the transaction from a financial point-of-view and with OBA’s legal counsel as to the Board of Directors’ fiduciary duties and the terms of the merger agreement. In arriving at its decision to approve the merger agreement and the merger, the Board of Directors also considered a number of factors, including:

•	The form and amount of the merger consideration, including the tax effects of stock consideration compared to cash consideration.

•	OBA shareholders will receive F.N.B. common stock in exchange for their shares of OBA common stock, enabling them to participate in any growth opportunities of the combined company.

•	F.N.B. currently pays an annual cash dividend of $0.48 per share (or an implied annual dividend of approximately $0.85 per share of OBA common stock based on the exchange ratio of 1.781 F.N.B. shares for each OBA share), while OBA currently does not pay cash dividends.

•	The enhanced trading liquidity of F.N.B.’s common stock compared to that of OBA.

•	The results that OBA could expect to obtain for its shareholders by continuing to operate independently in a very competitive market and the likelihood of the continued profitable and independent operation of OBA, compared to the current and prospective value of the merger consideration offered by F.N.B.

•	The perceived risks to shareholder value presented by continued independent operations, including risks relating to the inherent uncertainties about future growth, performance and economic and regulatory conditions.

•	Information concerning the business, earnings, operations, financial condition, valuation and prospects of OBA and F.N.B., both individually and as a combined company.

•	The likelihood of the transaction receiving the requisite regulatory approvals in a timely manner and without imposition of burdensome conditions.

•	F.N.B.’s proven track record of successfully completing acquisition transactions.

•	The opinion rendered by Sterne Agee, as of April 7, 2014, that the exchange ratio is fair, from a financial point of view, to OBA’s shareholders.

•	The terms of the merger agreement and the structure of the merger, including that the merger is intended to qualify as a transaction of a type that is generally tax-free for U.S. federal income tax purposes.

•

The effect of the merger on OBA Bank’s customers, and the communities served by OBA Bank, as well as its effect on OBA Bank’s employees. OBA’s directors deemed the merger with F.N.B. to be an opportunity to provide customers, and the communities served by OBA Bank with increased financial services and increased access to those services through more branch offices. OBA’s directors also considered the opportunities for career advancement in a larger organization that would be available to

OBA employees who continue employment with the combined company after the merger and the severance benefits provided for in the merger agreement and under F.N.B.’s policies for any OBA employees who do not continue employment with the combined company.

OBA’s Board of Directors also considered potential risks associated with the merger in connection with its decision to approve the merger agreement and the merger, including that other parties that might be interested in proposing a transaction with OBA could be discouraged from doing so given the terms of the merger agreement generally prohibiting OBA from soliciting, engaging in discussions or providing information regarding an alternative transaction, requiring OBA to pay a termination fee to F.N.B. under certain circumstances, and requiring OBA’s directors to execute agreements requiring them to vote in favor of the merger with F.N.B., all of which F.N.B. required as a condition to agreeing to enter into the merger agreement.

The foregoing discussion of the information and factors considered by OBA’s Board of Directors is not exhaustive, but includes the material factors that the Board of Directors considered and discussed in approving and recommending the merger agreement and the merger. In view of the wide variety of factors considered and discussed by OBA’s Board of Directors in connection with its evaluation of the merger and the complexity of these factors, the Board of Directors did not quantify, rank or assign any relative or specific weight to the foregoing factors. Rather, it considered all of the factors as a whole. The Board of Directors discussed the foregoing factors, including asking questions of OBA’s management and legal and financial advisors, and agreed that the merger was in the best interests of OBA and its shareholders. In considering the foregoing factors, individual directors may have assigned different weights to different factors. The Board of Directors did not undertake to make any specific determination as to whether any factor, or particular aspect of any factor, supported or did not support its ultimate decision to approve the merger agreement and the merger. The foregoing explanation of the reasoning of OBA’s Board of Directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the cautionary statements set forth in “Cautionary Statement Regarding Forward-Looking Statements” on page [    ].

F.N.B.’s Reasons for the Merger

F.N.B. is committed to pursuing several key strategies, including realization of organic growth and supplementing that growth through strategic acquisitions.

In approving the merger agreement, F.N.B.’s board of directors and the executive committee of its board of directors considered the following factors as generally supporting their decision to approve the merger agreement:

•	Their understanding of F.N.B.’s business, operations, financial condition, earnings and prospects, and of OBA’s business, operations, financial condition, earnings and prospects;

•	Their understanding of the current and prospective environments in which F.N.B. and OBA operate, including regional and local economic conditions, the competitive environment for financial institutions generally, continuing consolidation in the financial services industry and the likely effect of these factors on F.N.B. in light of, and in the absence of, the proposed merger;

•	The expansion of F.N.B.’s operations and customer base in Maryland into the Baltimore metropolitan area and into Montgomery County, Maryland (which is also part of the Washington, D.C. metropolitan area), would be consistent with F.N.B.’s acquisition strategy of focusing on major Metropolitan Statistical Areas with significant commercial opportunities within the F.N.B. market footprint;

•	F.N.B. can leverage its existing infrastructure in the Baltimore Metropolitan Statistical Area, including its leadership and management personnel, in operating the combined company;

•	The complementary nature of the respective customer bases, business products and services of F.N.B. and OBA that could result in opportunities to obtain synergies as products are cross-marketed and distributed over broader customer bases;

•	The scale, scope, strength and diversity of operations, product lines and delivery systems that combining F.N.B. and OBA could achieve;

•	The ability of F.N.B. to offer OBA’s customer base more diverse financial products which are not currently offered by OBA;

•	The increased credit capability achieved by combining F.N.B. and OBA would enhance competition in the markets in which OBA currently operates;

•	The historical and current market prices of F.N.B. common stock and OBA common stock;

•	The review by the F.N.B. board of directors, with the assistance of F.N.B.’s management and F.N.B.’s financial advisor, RBC Capital Markets, LLC, of the structure and terms of the merger, including the exchange ratio, and the expectation of F.N.B.’s legal advisors that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes;

•	The financial impact of the acquisition on F.N.B.’s operating results and capital levels on a pro forma basis;

•	The likelihood that F.N.B. and OBA would obtain the regulatory approvals needed to complete the merger; and

•	The likelihood that OBA would receive the requisite OBA shareholder vote to approve the merger.

F.N.B.’s board of directors and the executive committee of its board also considered the fact that the merger will result in a combined entity with assets of approximately $14.9 billion. F.N.B. expects the future growth prospects of OBA’s market area to provide business development opportunities in Maryland.

The foregoing discussion of the factors considered by F.N.B.’s board of directors and the executive committee of its board in evaluating the merger agreement is not intended to be exhaustive, but, rather, includes all material factors that they considered. In reaching their decision to approve the merger agreement and the merger, the F.N.B. board and the executive committee of the F.N.B. board did not quantify or assign relative weights to the factors considered, and individual directors may have given different weights to different factors. The F.N.B. board and the executive committee of the F.N.B. board considered all of the above factors as a whole, and on an overall basis considered them to be favorable to, and support, F.N.B.’s determination to enter into the merger agreement.

Opinion of OBA’s Financial Advisor in Connection with the Merger

On January 14, 2014, OBA engaged Sterne Agee to render financial advisory and investment banking services to OBA. Sterne Agee agreed to assist OBA in analyzing, structuring and negotiating the merger with F.N.B. and was also engaged to render a written opinion to OBA’s Board of Directors as to whether the merger consideration pursuant to the merger agreement was fair, from a financial point of view, to OBA’s shareholders. OBA selected Sterne Agee because Sterne Agee is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with OBA and its business. As part of its investment banking business, Sterne Agee is continually engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions.

Other than with respect to the proposed merger, Sterne Agee has had no other relationship with OBA in the past two years.

As part of its engagement, representatives of Sterne Agee attended the meeting of the OBA Board of Directors held on April 7, 2014, at which the OBA Board of Directors evaluated the proposed merger with F.N.B. At this meeting, Sterne Agee reviewed with the Board of Directors the financial aspects of the proposed merger and rendered an opinion that, as of such date, and based upon and subject to the various factors, assumptions and limitations set forth in its opinion, the consideration offered to OBA shareholders in the merger was fair from a financial point of view. Following extensive review and discussion at the meeting, the OBA Board of Directors approved the merger agreement, including the consideration offered to OBA shareholders.

The full text of Sterne Agee’s written opinion is attached as Appendix C to this document and is incorporated herein by reference. Sterne Agee’s opinion was approved by Sterne Agee’s fairness opinion committee. OBA shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sterne Agee. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. Sterne Agee has consented to the inclusion of this summary of its opinion in this proxy statement/prospectus.

Sterne Agee’s opinion speaks only as of the date of the opinion. The opinion is directed to the OBA Board of Directors and addresses only the fairness, from a financial point of view, of the consideration offered to the OBA shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any OBA shareholder as to how the shareholder should vote at the OBA special meeting on the merger or any related matter. Sterne Agee did not receive any limitations or instructions from OBA with respect to its opinion.

In rendering its opinion, Sterne Agee reviewed, among other things:

•	the merger agreement dated as of April 7, 2014;

•	certain publicly-available financial and business information of OBA, F.N.B. and their affiliates which Sterne Agee deemed to be relevant;

•	certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities, liquidity and prospects of OBA and F.N.B.;

•	certain information relating to the merger that was prepared by OBA, F.N.B. and their affiliates and by their legal and accounting advisors including the estimated amount and timing of restructuring charges and the cost savings and synergies expected to result from the merger (the “synergies”);

•	the comparison of certain financial metrics of OBA and F.N.B. to other selected banks and thrifts that Sterne Agee deemed to be relevant;

•	the potential pro forma financial impact of the merger on the future financial performance of the combined company, including the potential effect on OBA’s and F.N.B.’s estimated earnings per share and tangible book value per share after giving effect to the exchange ratio;

•	the relative ownership percentages of shareholders of OBA on a pro forma basis following the closing of the merger;

•	the recent publicly reported trading prices of OBA and F.N.B.;

•	the overall business environment for depository institutions in the United States; and

•	such other financial studies, analyses and investigations and such other matters as Sterne Agee deemed appropriate for purposes of Sterne Agee’s opinion, including its assessment of general economic, market and monetary conditions.

Sterne Agee also held several discussions with members of senior management and representatives of both OBA and F.N.B. with respect to certain aspects of the merger, as well as their respective businesses and prospects before and after giving effect to the merger and certain other matters Sterne Agee believed necessary or appropriate to its inquiry.

In conducting its review and arriving at its opinion, Sterne Agee relied upon the accuracy and completeness of the information provided to it by OBA, F.N.B. and their affiliates. In addition, where appropriate, Sterne Agee relied upon publicly available information, without independent verification, that Sterne Agee believes to be reliable, accurate, and complete; however, Sterne Agee cannot guarantee the reliability, accuracy, or completeness of any such publicly available information. Sterne Agee was not engaged to express, and is not expressing, any opinion with respect to any other transaction, including any alternative transaction between OBA and F.N.B. With respect to the financial forecasts, including the synergies and restructuring charges, supplied to Sterne Agee, Sterne Agee assumed, with OBA’s consent, that they were reasonably prepared and reflected, as of the date of Sterne Agee’s opinion, the best currently available estimates and judgments of OBA and F.N.B. as to future operating and financial performance of OBA, F.N.B. and the combined company.

Sterne Agee did not make an independent evaluation of the assets or liabilities (contingent or otherwise) of OBA, F.N.B. or their affiliates, including, but not limited to, any derivative or off-balance sheet assets or liabilities nor did Sterne Agee conduct any review of individual credit files of OBA or F.N.B., evaluate the adequacy of the loan or lease loss reserves of OBA or F.N.B. or evaluate the solvency of OBA or F.N.B. under any state or federal laws relating to bankruptcy, insolvency or similar matters. Sterne Agee rendered no opinion or evaluation on the collectability of any asset or the future performance of any loan of OBA or F.N.B. Sterne Agee and its employees are not experts in the evaluation of loan or lease portfolios for assessing the adequacy of the allowances for losses with respect thereto. Accordingly, Sterne Agee did not make an independent evaluation of the adequacy of the allowance for loan and lease losses of OBA or F.N.B. or the credit mark assumed taken in the merger, and Sterne Agee has assumed, with OBA’s consent, that the respective allowances for loan and lease losses for both OBA and F.N.B. , as well as the credit mark, are adequate to cover such losses and will be adequate on a pro forma basis for the combined company. Sterne Agee has relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by Sterne Agee.

The projections furnished to Sterne Agee and used by it in certain of its analyses were prepared by OBA’s senior management team. OBA does not publicly disclose internal management projections of the type provided to Sterne Agee in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinion, Sterne Agee assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement with no additional payments or adjustments to the merger consideration;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waiver; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

Sterne Agee further assumed that the merger will be accounted for as a purchase transaction under generally accepted accounting principles, and that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. Sterne Agee’s opinion is not an expression of an opinion as to the prices at which shares of F.N.B. common stock will trade following the announcement of the merger or the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the price at which the shares of common stock of the combined company will trade following the completion of the merger.

In performing its analyses, Sterne Agee made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Sterne Agee, OBA and F.N.B. Any estimates contained in the analyses performed by Sterne Agee are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Sterne Agee opinion was among several factors taken into consideration by the OBA Board of Directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the OBA Board of Directors with respect to the fairness of the consideration.

The following is a summary of the material analyses presented by Sterne Agee to the OBA Board of Directors on April 7, 2014, in connection with its fairness opinion. The summary is not a complete description of the analyses underlying the Sterne Agee opinion or the presentation made by Sterne Agee to the OBA Board of Directors, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, Sterne Agee did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. Accordingly, Sterne Agee believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Summary of Proposal. Pursuant to the terms of the Agreement, upon the merger, the shares of OBA common stock, par value $0.01, shall be converted into the right to receive 1.781 shares of F.N.B. common stock, par value $0.01. Based on F.N.B.’s closing price on April 4, 2014, of $13.39, the consideration was equivalent to a price of $23.85 per share to OBA’s shareholders.

Selected Publicly Traded Companies Analysis. Using publicly available information, Sterne Agee compared the financial performance, financial condition, and market performance of OBA to the following publicly traded banks and thrifts headquartered in the Mid-Atlantic and New England with total assets between $300 million and $600 million, nonperforming assets to total assets of less than 4.0%, and last twelve months return on average assets between 0.00% and 0.75%. The companies included in this group were:

		Balance Sheet		Income (LTM)		Asset Quality		Valuation
Company	State	Assets ($MM)	TCE/ TA (%)	ROAA (%)	ROAE (%)	NPAs / Assets (%)	LLR / Loans (%)	Price/ Tg. Bk. (%)	Price / LTM EPS (X)	Dividend Yield (%)
Peoples Federal Bancshares, Inc.	MA	588.4	17.9	0.37	2.01	0.5	0.8	109.5	NM	0.9
Chicopee Bancorp, Inc.	MA	587.7	15.7	0.44	2.79	0.7	0.9	104.0	NM	1.6
Sussex Bancorp	NJ	533.9	8.2	0.27	3.37	3.1	1.4	92.9	NM	0.0
Emclaire Financial Corp.	PA	525.8	6.8	0.73	7.73	1.4	1.4	127.8	13.4	3.4
Prudential Bancorp, Inc.	PA	525.2	24.8	0.36	2.40	1.3	0.7	77.9	NM	0.0
Howard Bancorp, Inc.	MD	499.9	7.2	0.46	4.11	1.1	0.8	128.0	NM	0.0
Wellesley Bancorp, Inc.	MA	458.5	10.2	0.55	5.09	1.4	1.1	97.6	19.2	0.0
Alliance Bancorp, Inc. of PA	PA	425.5	16.5	0.32	1.80	2.2	1.4	97.3	NM	1.3
Glen Burnie Bancorp	MD	377.2	8.4	0.68	8.07	1.0	1.1	104.6	12.7	3.3
FedFirst Financial Corporation	PA	319.0	15.9	0.73	4.28	1.5	1.2	94.5	NM	1.2
WVS Financial Corp.	PA	314.0	10.3	0.29	2.55	0.6	0.7	77.8	NM	1.3

NM—Not meaningful, defined as either having negative earnings or a P/E ratio of 70 or greater.

Using publicly available information, Sterne Agee compared the financial performance, financial condition, and market performance of F.N.B. to the following publicly traded banks and thrifts headquartered in the Mid-Atlantic, New England and the Midwest with total assets between $8.0 billion and $25.0 billion, nonperforming assets to total assets of less than 4.0%, and last twelve months return on average assets greater than 0.25%. The companies included in this group were:

		Balance Sheet		Income (LTM)		Asset Quality		Valuation
Company	State	Assets ($BN)	TCE/ TA (%)	ROAA (%)	ROAE (%)	NPAs / Assets (%)	LLR / Loans (%)	Price/ Tg. Bk. (%)	Price/ LTM EPS (X)	Price/ 14’ Est EPS (x)	Price/ 15’ Est EPS (x)	Div. Yield (%)
Associated Banc-Corp	WI	24.2	8.1	0.81	6.52	1.4	1.7	155.4	16.3	17.0	15.7	2.0
FirstMerit Corporation	OH	23.9	7.7	0.85	7.63	0.5	1.0	194.6	17.8	13.7	12.8	3.0
Commerce Bancshares, Inc.	MO	23.1	9.0	1.19	11.99	0.5	1.5	214.1	16.9	16.5	15.3	2.0
Webster Financial Corporation	CT	20.9	7.5	0.89	8.35	2.0	1.2	181.3	16.5	15.2	14.0	2.0
Susquehanna Bancshares, Inc.	PA	18.5	8.2	0.95	6.56	1.0	1.2	151.2	12.4	13.7	12.9	2.8
Wintrust Financial Corporation	IL	18.1	7.8	0.79	7.39	1.2	0.8	158.8	17.3	16.9	15.3	0.8
Fulton Financial Corporation	PA	16.9	9.3	0.96	7.88	1.3	1.6	159.3	15.2	14.9	13.8	2.5
UMB Financial Corporation	MO	16.9	7.5	0.89	10.02	0.2	1.1	234.3	20.1	21.3	18.5	1.4
Valley National Bancorp	NJ	16.2	7.0	0.83	8.69	1.4	1.0	188.0	15.7	18.5	16.7	4.2
Astoria Financial Corporation	NY	15.8	7.7	0.41	4.69	3.0	1.1	111.8	22.7	22.2	19.4	1.2
MB Financial, Inc. (1)	IL	14.5	9.6	1.05	7.60	1.7	2.0	204.5	17.1	16.6	14.4	1.6
PrivateBancorp, Inc.	IL	14.1	8.6	0.90	9.76	1.0	1.5	197.3	19.4	18.1	16.5	0.1
Old National Bancorp	IN	9.6	8.5	1.05	8.54	1.3	0.9	187.5	14.7	14.3	12.7	3.0
National Penn Bancshares, Inc.	PA	8.6	10.4	0.64	4.72	0.6	1.8	178.5	28.7	15.1	14.0	3.8

(1)	MB Financial, Inc. is pro forma the acquisition of Taylor Capital Group, Inc.

To perform this analysis, Sterne Agee used financial information as of the twelve month period ended December 31, 2013 (or as of the most recently available quarter). Market price information was as of April 4, 2014. Earnings estimates for 2014 and 2015 were taken from a nationally recognized earnings estimate consolidator, SNL Financial, for selected companies. No company used as a comparison in the analysis below is identical to OBA or F.N.B. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Sterne Agee’s analysis showed the following concerning OBA’s and F.N.B.’s respective financial condition and results of operations:

	OBA	OBA Group Minimum	OBA Group Maximum
Return on Average Assets	0.28%	0.27%	0.73%
Return on Average Equity	1.49%	1.80%	8.07%
Efficiency Ratio	85.2%	68.5%	82.0%

	F.N.B.	F.N.B. Group Minimum	F.N.B. Group Maximum
Return on Average Assets	0.93%	0.41%	1.19%
Return on Average Equity	7.78%	4.69%	11.99%
Efficiency Ratio	59.2%	51.5%	74.4%

	OBA	OBA Group Minimum	OBA Group Maximum
Tangible Common Equity / Tangible Assets	18.8%	6.8%	24.8%
Loans / Deposits	105.1%	22.4%	124.1%
Nonperforming Assets / Assets	1.3%	0.5%	3.1%
Loan Loss Reserve / Loans	1.1%	0.7%	1.4%

	F.N.B.	F.N.B. Group Minimum	F.N.B. Group Maximum
Tangible Common Equity / Tangible Assets	6.8%	7.0%	10.4%
Loans / Deposits	93.2%	47.8%	126.2%
Nonperforming Assets / Assets	1.0%	0.2%	3.0%
Loan Loss Reserve / Loans	1.2%	0.8%	2.0%

Sterne Agee’s analysis showed the following concerning OBA’s and F.N.B.’s market performance:

	OBA	OBA Group Minimum	OBA Group Maximum
Stock Price / Tangible Book Value per Share	103.3%	77.8%	128.0%
Stock Price / Last Twelve Months EPS	66.1x	12.7x	19.2x
Dividend Yield	0.0%	0.0%	3.4%

	F.N.B.	F.N.B. Group Minimum	F.N.B. Group Maximum
Stock Price / Tangible Book Value per Share	246.4%	111.8%	234.3%
Stock Price / Last Twelve Months EPS	16.7x	12.4x	28.7x
Stock Price / 2014 Est. EPS	16.0x	13.7x	22.2x
Stock Price / 2015 Est. EPS	14.5x	12.7x	19.4x
Dividend Yield	3.6%	0.1%	4.2%

Comparable Transaction Analysis. Sterne Agee reviewed publicly available information related to selected acquisitions of banks and bank holding companies as well as thrifts and thrift holding companies headquartered in the New England and Mid-Atlantic regions announced after December 31, 2011, where deal value was available and the buyer was a bank or bank holding company or a thrift or thrift holding company, the seller had assets between $300 million and $700 million and nonperforming assets to assets less than 4.0%. The transactions included in the groups were:

			Transaction Pricing
Buyer / Target	Annc. Date	Deal Value ($MM)	Price/ Tg. Book (%)	Price/ Core Tg. Book (%)	Core Dep. Prem. (%)	Price/ LTM EPS (x)
F.N.B. Corporation/ BCSB Bancorp, Inc.	6/14/13	77.6	134.3	142.7	4.6	NM
SI Financial Group, Inc./ Newport Bancorp, Inc.	3/5/13	63.9	115.8	130.0	4.1	NM
Lakeland Bancorp, Inc./ Somerset Hills Bancorp	1/29/13	65.7	152.0	180.8	7.9	18.8
F.N.B. Corporation/ Annapolis Bancorp, Inc.	10/22/12	50.5	160.5	160.5	6.5	18.6
Penns Woods Bancorp, Inc./ Luzerne National Bank Corp.	10/18/12	46.1	165.0	174.1	7.5	20.3
WesBanco, Inc./ Fidelity Bancorp, Inc.	7/19/12	72.9	166.7	166.7	7.1	NM
Independent Bank Corp./ Central Bancorp, Inc.	5/1/12	54.8	165.0	165.0	8.4	NM
Provident New York Bancorp/ Gotham Bank of New York	1/18/12	40.5	128.5	128.5	4.1	16.8

NM—Not meaningful, defined as either having negative earnings or a P/E ratio of 70 or greater.

Transaction multiples for the merger were derived from an offer price of $23.85 per share for OBA based on F.N.B.’s April 4, 2014, closing price of $13.39. For each precedent transaction, Sterne Agee derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:

•	tangible book value per share of the acquired company based on the latest public financial statements of the company available prior to the announcement of the acquisition;

•	core tangible book value per share (defined as tangible common equity to tangible assets of 8.0%) of the acquired company based on the latest public financial statements of the company available prior to the announcement of the acquisition;

•	tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) based on the financial statements of the company available prior to the announcement of the acquisition; and

•	the last twelve months earnings per share based on the financial statements of the company available prior to the announcement of the acquisition

The results of the analysis are set forth in the following table:

Transaction Price to:	OBA/ F.N.B. Merger		Comparable Transactions Minimum		Comparable Transactions Maximum
Tangible Book Value	133%		116%		167%
Core Tangible Book Value	178%		129%		181%
Core Deposit Premium	10.5%		4.1%		8.4%
LTM Earnings Per Share	85.2	x	16.8	x	20.3	x

No company or transaction used as a comparison in the above analysis is identical to OBA, F.N.B. or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Financial Impact Analysis. Sterne Agee performed pro forma merger analyses that combined projected income statement and balance sheet information of OBA and F.N.B. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings and other synergies were used to calculate the financial impact that the merger would have on certain projected financial results of F.N.B. In the course of this analysis, Sterne Agee used earnings estimates for OBA for 2014, 2015 and 2016 (including assumed cost savings and other synergies) as provided by F.N.B.’s management, and for F.N.B. Sterne Agee used median research analyst estimates for 2014 and 2015. This analysis indicated that the merger is expected to be accretive to F.N.B.’s estimated earnings per share in 2015. The analysis also indicated that the merger is expected to be accretive to tangible book value per share for F.N.B. and accretive to F.N.B.’s tangible common equity to tangible assets ratio, leverage ratio and total risk based capital ratio. For all of the above analyses, the actual results achieved by F.N.B. following the merger will vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis. Sterne Agee performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that OBA could provide to equity holders through fiscal year 2018 on a stand-alone basis. In performing this analysis, Sterne Agee used OBA’s management projections for fiscal years 2014 through 2016 and with respect to fiscal years 2017 and 2018 applied OBA Management earnings and balance sheet growth assumptions to derive projected after-tax cash flows. The analysis assumed discount rates ranging from 11.0% to 15.0%, which were assumed deviations, both up and down, as selected by Sterne Agee based on the OBA discount rate of 12.6% as determined by Sterne Agee. The discount rate was determined by adding the 20 year Treasury Bond rate (3.3%), the published Ibbotson equity risk premium (6.7%) multiplied by the adjusted beta for small composite commercial banks as published by Morningstar and the published Ibbotson size premium (6.0%). The range of values for the discounted cash flow analysis was determined by adding (1) the present value of projected cash flows to OBA’s shareholders from fiscal years 2014 to 2018 and (2) the present value of the terminal value of OBA’s common stock. In determining cash flows available to shareholders,

Sterne Agee assumed that OBA would maintain a tangible common equity to tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. Any earnings in excess of what would need to be retained represented dividendable cash flows for OBA. In calculating the terminal value of OBA, Sterne Agee applied multiples ranging from 13.0 times to 15.0 times fiscal year 2018 forecasted earnings. This resulted in a range of values of OBA from $13.91 to $15.42 per share.

Sterne Agee also performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that F.N.B. could provide to equity holders through fiscal year 2018 on a stand-alone basis. In performing this analysis, Sterne Agee used publicly available earnings estimates by research analysts covering F.N.B., which were discussed with senior management of F.N.B. for fiscal years 2014 and 2015, and with respect to fiscal years 2016 through 2018 applied an earnings growth rate of 5.0% to derive projected after-tax cash flows. The analysis assumed discount rates ranging from 8.0% to 12.0%, which were assumed deviations, both up and down, as selected by Sterne Agee based on the F.N.B. discount rate of 10.2% as determined by Sterne Agee. The discount rate was determined by adding the 20 year Treasury Bond rate (3.3%), the published Ibbotson equity risk premium (6.7%) multiplied by the adjusted beta for median composite commercial banks as published by Morningstar and the published Ibbotson size premium (1.1%). The range of values for the discounted cash flow analysis was determined by adding (1) the present value of projected cash flows to F.N.B.’s shareholders from fiscal years 2014 to 2018 and (2) the present value of the terminal value of F.N.B.’s common stock. In determining cash flows available to shareholders, Sterne Agee assumed that F.N.B. would maintain a tangible common equity to tangible asset ratio of 7.00% and would retain sufficient earnings to maintain that level. Any earnings in excess of what would need to be retained represented cash flows for F.N.B. that may be distributed as dividends. In calculating the terminal value of F.N.B., Sterne Agee applied multiples ranging from 14.0 times to 16.0 times fiscal year 2018 forecasted earnings. This resulted in a range of values of F.N.B. from $11.64 to $15.30 per share.

Sterne Agee stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of OBA and F.N.B.

Other Analyses. Among other things, Sterne Agee also reviewed earnings estimates, balance sheet composition and other financial data for OBA and F.N.B. With respect to F.N.B.’s public price, Sterne Agee reviewed the public price targets of research analysts covering F.N.B. as provided by a nationally recognized research price target consolidator, FactSet, which ranged from $12.00 to $15.00.

The OBA Board of Directors has retained Sterne Agee to act as financial adviser to OBA regarding the merger. As part of its investment banking business, Sterne Agee is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, Sterne Agee has experience in, and knowledge of, the valuation of banking enterprises.

Sterne Agee’s Compensation and Other Relationships with OBA. OBA and Sterne Agee have entered into an agreement relating to the services to be provided by Sterne Agee in connection with the merger. Pursuant to the agreement, OBA agreed to pay Sterne Agee (a) a non-refundable retainer of $25,000, which will be credited against the transaction fee; (b) a fee upon the delivery to the Board of Directors of OBA of the written Fairness Opinion of $100,000, which will also be credited against the transaction fee; and (c) upon closing of the merger, a transaction fee equal to 1.35% of the aggregate consideration offered in exchange for the outstanding shares of common stock of OBA in the Transaction. Based on the aggregate consideration at announcement, total fees payable to Sterne Agee at the close of the transaction total approximately $1.3 million. Pursuant to the Sterne Agee engagement agreement, OBA also agreed to reimburse Sterne Agee for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify Sterne Agee against certain liabilities, including liabilities under the federal securities laws.

Sterne Agee’s Relationship with F.N.B. Sterne Agee acted as a co-managing underwriter in connection with a registered offering by F.N.B. of depositary shares, each representing a 1/40th interest in shares of F.N.B. preferred stock. The initial closing of the offering of 4,000,000 depositary shares occurred on November 1, 2013, and a subsequent closing was held on November 14, 2013 for the underwriters’ exercise of their overallotment option as to an additional 435,080 depositary shares. F.N.B. raised approximately $111 million in aggregate gross proceeds from the offering, and Sterne Agee received approximately $175 thousand in underwriting discounts and commissions.

OBA Financial Forecasts

OBA does not, as a matter of course, publicly disclose forecasts or internal projections as to its future performance, earnings or other results due to, among other things, the unpredictability of the underlying assumptions and estimates. However, during the fourth quarter of 2013, OBA provided to F.N.B. a summary of certain internal financial forecasts. These internal financial forecasts were also provided to Sterne Agee. These financial forecasts were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information, or U.S. generally accepted accounting principles, and are included in this proxy statement/prospectus only because they were made available to F.N.B. and Sterne Agee in connection with their evaluations of the merger. OBA’s independent auditor did not examine or compile any of these estimates or express any conclusion or provide any form of assurance with respect to these estimates.

The financial forecasts described below are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from such estimates and should be read with caution. Although presented with numerical specificity, these estimates are based upon a variety of assumptions made by OBA’s management with respect to, among other things, industry performance, general economic, market, interest rate, and financial conditions, operating and other revenues and expenses, effective tax rates, capital expenditures, working capital and other matters. None of the assumptions may be realized, and as historical performance suggests, they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of OBA.

Accordingly, the assumptions made in preparing these estimates may prove to be inaccurate and actual results may differ materially from these estimates. In addition, the forecasts do not take into account any of the expense savings or charges expected to result from the merger or any other matters contemplated by the merger agreement.

For these reasons, the description of the financial forecasts in this proxy statement/prospectus should not be regarded as an indication that they are an accurate prediction of future events and they should not be relied on as such. No one has made, or makes, any representation regarding these estimates and, except as may be required by applicable securities laws, OBA does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even if any or all of the assumptions are shown to be in error.

OBA provided the following financial projections to F.N.B.:

($000)	As of June 30,			December 31, 2015
Balance Sheet	2014	2015	2016
Assets
Total Cash & Due	19,212	19,212	19,212	19,212
Total Fed Funds Sold	2,224	2,224	2,224	2,224
Total Investments	58,769	70,849	82,929	76,889
Total Loans Held for Sale	557	557	557	557
Total Mortgage Loans	77,328	71,452	65,575	68,514
Total Consumer Loans	27,044	25,721	24,397	25,059
Total Construction	19,860	29,860	39,860	34,860
Total Commercial Real Estate	166,635	191,594	216,548	204,071
Total Commercial & Industrial	47,855	52,855	57,855	55,355

Total Gross Loans	338,722	371,481	404,235	387,858

0109: Allowance for Loan & Lease loss	(3,885)	(4,257)	(4,629)	(4,443)
Charge-offs (cum.)	(60)	(120)	(240)	(180)

Total Loans Net	334,777	367,105	399,367	383,236

Fixed Assets (Net)	5,780	5,780	5,780	5,780
Accrued Interest & Dividends	1,118	1,118	1,118	1,118
Prepaid Expenses	918	918	918	918
BOLI	9,111	9,111	9,111	9,111
Other Assets	1,081	1,081	1,081	1,081

Total Assets	433,548	477,955	522,297	500,126

Liabilities
Total Checking	120,514	129,161	137,809	133,485
Total MMDA	103,539	114,307	126,194	120,104
Total Savings	6,611	6,611	6,611	6,611
Total Escrow	866	866	866	866
Total Time Deposits	95,357	110,825	127,967	119,215

Total Deposits	326,887	361,771	399,447	380,281

Total Borrowings	31,099	42,809	51,285	47,414
Total Payables & Other Liabilities	1,203	1,203	1,203	1,203
Equity	77,109	78,604	80,310	79,418
Equity-Stock Buyback	(2,750)	(6,431)	(9,947)	(8,189)

Total Liabilities & Equity	433,548	477,955	522,297	500,126

($000)	For the Years Ending June 30,			12 Mos. Ended December 31, 2015
Income Statement	2014	2015	2016
Total Interest Income	15,883	17,449	18,832	18,195
Total Interest Expense	2,299	2,467	2,660	2,558

Net Interest Income	13,584	14,981	16,171	15,637
Provision—Loan Losses	372	372	372	372

Net After Provision	13,212	14,609	15,799	15,265

Total Other Income	528	540	564	552
Total Mortgage Loan Fees	72	84	96	90
Total Consumer Loan Fees	—	—	—	—
Total Commercial Loan Fees	204	204	204	204
Total Deposit Fees	360	384	408	396

Total Non-Interest Income	1,164	1,212	1,272	1,242

Income Before Expenses	14,376	15,821	17,071	16,507

Total Advertising Expenses	180	180	180	180
Total Facilities Expense	600	600	600	600
Total Operating Expenses	1,692	1,752	1,860	1,806
Total Service Expenses	744	888	1,044	966
Total Insurance Expenses	324	348	372	360
Total ESOP Compensation	323	345	372	357
Total Restrict Stock Expense	837	827	884	852
Total Stock Option Expense	220	217	233	223
Total Salaries & Benefits	6,178	6,756	7,234	6,971
Total Est. Charge-Offs	60	120	120	120
Total Prof & Supervisory	804	840	900	870
Total Depreciation	648	648	648	648

Total Non-interest Expense	12,610	13,521	14,447	13,953

Net Income Before Taxes	1,766	2,300	2,624	2,554

Total Taxes	618	805	919	894

Net Income	1,148	1,495	1,706	1,660

Interests of Certain Persons in the Merger that are Different from Yours

In considering the recommendation of OBA’s Board of Directors that you vote to approve the merger agreement and the merger, you should be aware that some of OBA’s executive officers and directors have financial interests in the merger that are different from, or in addition to, those of OBA shareholders generally. The independent members of OBA’s Board of Directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the shareholders that the merger agreement be approved. For purposes of all of OBA’s agreements and plans described below, the completion of the merger will constitute a change of control or a term of similar meaning.

Share Ownership. On the record date for the OBA special meeting, OBA’s directors and officers beneficially owned, in the aggregate, [            ] shares of OBA’s common stock (not including shares that may be acquired upon the exercise of stock options), representing approximately [    ]% of the outstanding shares of OBA common stock.

As described below, certain of OBA’s officers and directors have interests in the merger that are in addition to, or different from, the interests of OBA’s shareholders generally. OBA’s board of directors was aware of these interests and took them into account, among other things, in evaluating and negotiating the merger agreement and in recommending to the shareholders that the merger agreement and the merger be approved. These interests include payments being made pursuant to binding contractual arrangements in existence before the date of the merger agreement and that have been described to OBA shareholders in previous proxy statements. These interests and agreements provide for cash severance payments in an aggregate amount of up to approximately $2.2 million. Interests of the officers and directors include the following:

F.N.B. Executive Compensation Proposals. F.N.B. has entered into an executive compensation proposal with each of: Charles E. Weller, President and Chief Executive Officer of OBA; Shane Hennessy, Executive Vice President and Chief Operations Officer of OBA; Gary L. Will, Executive Vice President—Sales of OBA; and one other officer of OBA, and F.N.B. has offered to enter into an executive compensation proposal with another officer. The executive compensation proposal for Charles E. Weller, President and Chief Executive Officer of OBA, provides that Mr. Weller will receive (i) a payment of $200,000, payable monthly over a two-year period, in exchange for Mr. Weller’s agreement to not compete with F.N.B. or solicit business or employees from F.N.B. over a two year period and compliance with its terms, and (ii) a stay bonus payable $50,000 in cash and 3,800 shares of F.N.B. stock provided that Mr. Weller remains employed through the closing of the merger. Under his executive compensation proposal, Mr. Weller also will enter into amendments to his employment agreements to limit the amount payable under those agreements so as not to permit an excess parachute payment under Section 280G of the Internal Revenue Code. See “—Employment Agreements with OBA and OBA Bank.” The executive compensation proposals for Shane Hennessy, Executive Vice President and Chief Operations Officer of OBA, Gary L. Will, Executive Vice President—Sales of OBA, and two other officers of OBA, are similar and provide for a stay bonus, payable in shares of F.N.B. stock, in the amount of $10,000 for Mr. Hennessy, $25,000 for Mr. Will and total stay bonuses in the amount of $35,000 for the other two officers, provided that the individual remains employed through the closing date of the merger and executes a general release of claims, and, for Mr. Will and one other officer of OBA, the stay bonus is contingent on their agreement to not solicit business or employees from F.N.B. for a one year period following the completion of the merger and achievement of performance goals through the closing of the merger. It is anticipated that F.N.B. and each individual will enter into definitive agreements to reflect the above prior to the closing date of the merger. None of the executive officers will be offered post-merger employment with F.N.B., except for one officer, who may be offered employment for a short period of time following the closing date of the merger.

Employment Agreements with OBA and OBA Bank. OBA and OBA Bank each maintain an employment agreement with President and Chief Executive Officer Charles E. Weller. The employment agreement with OBA provides that Mr. Weller will not receive any duplicative payments or benefits under his employment agreements and, therefore, to the extent payments and benefits are paid or received under one employment agreement, such payments and benefits are subtracted from any amount due Mr. Weller under similar provisions of the other employment agreement. The employment agreements provide for a lump sum cash payment in the event of a change in control followed by a termination of employment without cause or for good reason (as defined in the agreements). The amount of the lump sum cash payment is equal to three times the sum of his annual rate of base salary and his highest bonus paid with respect to the prior three years. If the executive’s employment is terminated following a change in control, the executive would also receive continued life and non-taxable medical and dental until the earlier of (i) thirty-six (36) months, or (ii) the date Mr. Weller becomes eligible for Medicare coverage, provided that if Mr. Weller is covered by family coverage or coverage for self and spouse, then Mr. Weller’s family or spouse will receive coverage for the remainder of the three year period, or in the case of a spouse, until the spouse becomes eligible for Medicare coverage or obtains health care coverage elsewhere. As Mr. Weller is eligible for Medicare coverage, continued medical coverage will not be provided. If payable, the cash severance payment to be made to Mr. Weller is estimated to be $901,527, and such amounts will be subject to reduction so that no amount would result in an excess parachute payment under Section 280G of the Internal Revenue Code.

Change in Control Agreements with OBA Bank. OBA Bank has entered into change-in-control agreements with Executive Vice President and Chief Operations Officer Shane Hennessy, Executive Vice President-Sales Gary L. Will, and two other officers. The change-in-control agreements provide a benefit in the event of involuntary termination of employment other than for “cause” or resignation for good reason (as defined in the agreements) following a change in control equal to (i) two times the executive’s base salary and (ii) the highest bonus earned during the prior three years, payable in a lump sum, and the continuation of non-taxable medical and dental coverage for a two-year period. The amount of the payment to be made in connection with a change in control will be reduced, if necessary, to an amount that is $1.00 less than the amount that would otherwise be an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986. If payable, the cash severance payment to be made to Messrs. Hennessy and Will, and two other officers, respectively, is estimated to be $350,339, $343,365 and $594,189, respectively, and such amounts will be subject to reduction so that no amount would result in an excess parachute payment under Section 280G of the Internal Revenue Code.

Outstanding Stock Options and Restricted Stock. Pursuant to the merger agreement, each stock option issued under the OBA stock option plan that is outstanding and unexercised immediately before the completion of the merger will be converted into an option to purchase F.N.B. common stock, on the same terms and conditions as were applicable under the OBA stock option plan. The number of shares of F.N.B. common stock subject to each such converted stock option will be equal to the product obtained (i) by multiplying the number of shares of OBA common stock subject to the applicable OBA stock option by the exchange ratio of 1.781 (with the result rounded down to the nearest whole share), and (ii) by dividing (x) the exercise price per OBA stock option in effect immediately prior to the effective time of the merger by (y) the exchange ratio of 1.781 (with the result rounded up to the nearest whole cent). The number of shares of F.N.B. common stock subject to each converted restricted stock award will be equal to the product obtained by multiplying the number of shares of OBA common stock subject to the applicable OBA restricted stock award by the exchange ratio.

The vesting of unvested OBA stock options will not be accelerated in connection with the merger unless provided for under the terms of the OBA 2011 Equity Incentive Plan. OBA’s 2011 Equity Incentive Plan provides for accelerated vesting upon the involuntary termination of the option holder other than for “cause” (as such term is defined in the plan or, if applicable, a written employment agreement) or the voluntary termination of the option holder for good reason (as such term is defined in the plan) following a change in control. Restricted stock shares that are outstanding immediately before the completion of the merger will have accelerated vesting pursuant to the terms of the merger agreement.

Severance and Other Payments to Certain Persons

The following table sets forth the estimated potential severance benefits to OBA’s named executive officers on termination of employment in connection with a change in control. This table does not include the value of benefits that the named executive officers are vested in without regard to the occurrence of a change in control:

Executive	Cash($) (1)	Equity($) (2)	Pension/ NQDC($)	Perquisites/ Benefits($) (3)	Tax Reimbursements($)	Other ($) (4)	Total ($)
Charles E. Weller	901,527	796,462	—	1,350	—	502,905	2,202,244
Shane Hennessy	350,339	397,865	—	60,000	—	176,199	984,403
Gary L. Will	343,365	397,865	—	14,400	—	189,297	944,926

(1)	Assumes the date of the change in control and termination of employment of Messrs. Weller, Hennessy and Will is June 6, 2014. The cash severance also will be subject to reduction so that no amount would result in an excess parachute payment under Section 280G of the Internal Revenue Code. Further, the cash severance payable to Messrs. Weller, Hennessy and Will is considered a “double trigger” benefit, since it is triggered by a change in control of OBA followed by a termination of employment without cause or for good reason.
(2)

Consists of unvested options to acquire 29,620, 14,814 and 14,814 shares, respectively, of OBA common stock for Messrs. Weller, Hennessy and Will, respectively, and 26,676, 13,320, and 13,320 shares of restricted stock that will become vested for Messrs. Weller, Hennessy and Will, respectively. For these purposes, we assumed the value of the OBA common stock is the average closing market price of OBA common stock over the first five business days following the first public announcement of the merger, which is $21.94. The amount shown represents the difference between $21.94 and the exercise price of the stock options. In addition, we assumed that Messrs. Weller, Hennessy and Will’s stock option awards will have accelerated vesting at closing under the terms of the OBA 2011 Equity Incentive Plan, which provide for accelerated vesting upon the involuntary termination of the executive or the voluntary termination of the executive for good reason (as such term is defined in the plan) following a change in control. The unvested options are considered a “double trigger” benefit, since their vesting is triggered by a change in control of OBA followed by a termination of employment without cause or for good reason. The accelerated vesting of restricted stock is considered a “single trigger” benefit, since under the merger agreement their vesting is triggered by a change in control of OBA.
(3)	Consists of projected premium(s) of $450 (life insurance only) for thirty-six months for Mr. Weller, $2,500 for twenty-four months for Mr. Hennessy, and $600 for twenty-four months for Mr. Will of medical and dental insurance coverage continuation. These premiums for Messrs. Weller, Hennessy and Will are considered a “double trigger” benefit, since they are triggered by a change in control of OBA followed by a termination of employment without cause or for good reason.
(4)	Consists of: (i) for Mr. Weller, $200,000 to which he will be entitled under a non-competition and non-solicitation agreement with F.N.B., a stay bonus of $50,000 payable in cash plus 3,800 shares of F.N.B. stock (with an estimated value of $48,602 or $12.79 per share, based on the average closing market price of F.N.B. common stock over the first five business days following the first public announcement of the merger) provided that he remains employed through the closing date of the merger and complies with the terms of the non-competition and non-solicitation agreement, and $204,303 is the estimated additional benefit attributable to the OBA Bank ESOP as a result of its termination, (ii) for Mr. Hennessy, a stay bonus of $10,000 payable in shares of F.N.B. stock provided that he remains employed through the closing date of the merger, and $166,199 is the estimated additional benefit attributable to the OBA Bank ESOP as a result of its termination, and (iii) for Mr. Will, a stay bonus of $25,000 payable in shares of F.N.B. stock provided that he remains employed through the closing date of the merger and agrees to a one-year non-solicitation agreement and achieves certain performance objectives through the closing of the merger, and $164,297 is the estimated additional benefit attributable to the OBA Bank of ESOP as a result of its termination.

Indemnification and Insurance. F.N.B. and OBA have agreed in the merger agreement that, from and after the effective time of the merger, F.N.B. will indemnify and hold harmless each present and former director and officer of OBA or any of its subsidiaries and any individual who serves or served as a director, officer, trustee, agent, employee or member of another entity at the request of OBA or its subsidiaries, against any losses, claims, damages, liabilities, costs and expenses, judgments, fines and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, pertaining or relating to the merger agreement or to such person’s service with OBA as a director or officer or with another entity at the request of OBA or its subsidiaries. F.N.B. has also agreed in the merger agreement that, for a period of six years after the effective time of the merger, it will cause the directors and officers of OBA to be covered by the directors’ and officers’ insurance policy maintained by OBA or by a policy of at least the same coverage and containing terms no less advantageous to its beneficiaries than OBA’s policy.

Employee Matters. Each person who is an employee of OBA as of the closing of the merger (whose employment is not specifically terminated upon the closing) will become an employee of First National Bank of Pennsylvania or one of its affiliates and, as soon as administratively practicable, will be eligible to participate in group health, medical, dental, life, disability and other welfare plans available to similarly situated employees of F.N.B. on the same basis that it provides such coverage to F.N.B. employees. With respect to any welfare plan or program of OBA that in the determination of F.N.B. provides benefits of the same type as a plan maintained by F.N.B., F.N.B. will continue the OBA plan until such employees become eligible for the F.N.B. plan so that there is no gap in coverage. F.N.B. will give credit to continuing OBA employees for purposes of F.N.B.’s vacation programs for their accrued and unpaid vacation balance with OBA.

Current employees of OBA who remain employed through the closing date and are employed by F.N.B. will be eligible to participate in the F.N.B. 401(k) plan as of the closing date.

F.N.B. will pay severance to each employee of OBA who is not otherwise covered by a specific employment or change in control agreement whose employment is terminated (other than for cause) within 12 months as of the closing date. Exempt employees will receive two weeks of pay for each completed year of service with a maximum benefit of 52 weeks and non-exempt employees will receive one week of pay for each completed year of service with a maximum benefit of 52 weeks.

OBA Bank ESOP. As of to the effective time of the merger, the OBA Bank ESOP indebtedness will be repaid by the OBA Bank ESOP by selling a sufficient number of unallocated shares of OBA common stock. As of the effective time of the merger, the OBA Bank ESOP will be terminated and all shares of OBA common stock held by the ESOP will be converted into the right to receive the merger consideration, and the balance of any assets remaining in the ESOP but not allocated to the account of a participant will be allocated as provided in the ESOP governing documents. The ESOP assets will be distributed to the participants as soon as practicable following the receipt of a favorable determination letter from the IRS, except that ESOP participants whose employment is terminated by F.N.B. may elect to receive their ESOP account balance prior to the receipt of the IRS determination letter. OBA and, following the effective time, F.N.B., have agreed to adopt any amendments to the OBA ESOP necessary to effect the foregoing matters. Each of OBA’s executive officers would receive a benefit in connection with the OBA Bank ESOP’s termination to the extent that the stock price multiplied by the number of unallocated shares held by the ESOP exceeds the outstanding indebtedness. Based on account levels as of December 31, 2013, and a stock price of $21.94, the estimated value of the additional benefit that Messrs. Weller, Hennessy and Will and the two other executive officers of OBA would receive, as a group, under the ESOP upon the completion of the merger is approximately $783,000.

OBA Bank 401(k) Plan. As of the effective time of the merger, the OBA Bank 401(k) Plan will be terminated and the 401(k) Plan assets will be distributed to the participants as soon as practicable following the receipt of a favorable determination letter from the IRS, except that 401(k) Plan participants whose employment is terminated by F.N.B. may elect to receive their 401(k) Plan account balance prior to the receipt of the IRS determination letter.

Regulatory Approvals Required for the Merger and the Bank Merger

Completion of the merger between F.N.B. and OBA and the merger between First National Bank of Pennsylvania and OBA Bank are each subject to several federal regulatory agency filings and approvals. The merger and the bank merger cannot be completed unless and until F.N.B. and OBA, on the one hand, and First National Bank of Pennsylvania and OBA Bank, on the other hand, have received all necessary prior approvals, waivers or exemptions from the applicable bank regulatory authorities and any applicable waiting periods have expired. We cannot predict whether or when F.N.B. and OBA and their bank subsidiaries will obtain the required regulatory approvals, waivers or exemptions necessary for the merger of OBA into F.N.B. and the merger of OBA Bank into First National Bank of Pennsylvania.

Federal Reserve Board. F.N.B. is a registered financial holding company under the Bank Holding Company Act of 1956, and OBA is a registered savings and loan holding company under the Home Owners’ Loan Act of 1933. As a result, the merger of OBA into F.N.B. is subject to prior approval of the Federal Reserve Board under the Bank Holding Company Act, unless an exemption from the prior approval requirement is available. F.N.B. plans to submit a waiver request to the Federal Reserve Board by August 2014 to seek such an exemption. If F.N.B.’s exemption request is denied, a separate Federal Reserve Board approval will be needed. Under the applicable statutes, the Federal Reserve Board will decline to approve the merger if:

•	it would result in a monopoly;

•	it would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or

•

it could have the effect in any section of the United States of substantially lessening competition, tending to create a monopoly or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transactions are clearly outweighed by the public interest and the probable effect of the merger in meeting the convenience and needs of the communities to be served.

In addition, in reviewing a merger under the applicable statutes, the Federal Reserve Board will consider the financial and managerial resources of the companies and any subsidiary banks, and the convenience and needs of the communities to be served, as well as the records of the companies in combating money laundering. Among other things, the Federal Reserve Board will evaluate the capital adequacy of the combined company after completion of the merger. The Federal Reserve Board also will take into consideration the extent to which a proposed acquisition, merger or consolidation would result in greater or more concentrated risks to the stability of the United States banking or financial system. In connection with its review, the Federal Reserve Board will provide an opportunity for public comment on the application for the merger, and is authorized to hold a public meeting or other proceedings if it determines that would be appropriate.

Office of the Comptroller of the Currency. The merger of OBA Bank with and into First National Bank of Pennsylvania is subject to the prior approval of the Office of the Comptroller of the Currency under the Bank Merger Act. First National Bank of Pennsylvania and OBA Bank plan to file their Bank Merger Act Application for approval of the bank merger with the Office of the Comptroller of the Currency by July 2014. In reviewing applications under the Bank Merger Act, the Office of the Comptroller of the Currency must consider, among other factors, the financial and managerial resources and future prospects of the existing and proposed institutions, the convenience and needs of the communities to be served, safety and soundness considerations, the risk to the stability of the United States banking or financial system, the effectiveness of both institutions in combating money laundering, and the risk to the stability of the United States banking or financial system. Specifically, the Office of the Comptroller of the Currency will consider whether the resulting bank and the parent holding company will continue to be well-capitalized and well-managed. In addition, the Office of the Comptroller of the Currency may not approve a merger:

•	that will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States;

•	if the effect of the merger in any section of the country may be substantially to lessen competition or tend to create a monopoly; or

•	if the merger would in any other manner be a restraint of trade,

unless the Office of the Comptroller of the Currency finds that the anticompetitive effects of the merger are clearly outweighed by the public interest and the probable effect of the merger in meeting the convenience and needs of the communities to be served.

Under the Community Reinvestment Act of 1977, the Office of the Comptroller of the Currency must also take into account the records of performance of OBA Bank and First National Bank of Pennsylvania in meeting the credit needs of their markets, including low and moderate income neighborhoods served by each institution. As part of the merger review process, the federal supervisory agencies may receive comments and protests from community groups and others. OBA Bank and First National Bank of Pennsylvania each received a “Satisfactory” rating in their most recent CRA evaluations.

The Office of the Comptroller of the Currency is also authorized to, but generally does not, hold a public hearing or meeting in connection with an application under the Bank Merger Act. A decision by the Office of the Comptroller of the Currency that such a hearing or meeting would be appropriate regarding any application could prolong the period during which the application is subject to review.

Mergers approved by the Office of the Comptroller of the Currency under the Bank Merger Act, with certain exceptions, may not be consummated until 30 days after the date of approval, during which time the U.S. Department of Justice may challenge the merger on antitrust grounds and may require the divestiture of certain assets and liabilities. With approval of the Office of the Comptroller of the Currency and the Department of Justice, that waiting period may be, and customarily is, reduced to no less than 15 days. There can be no assurance that the Department of Justice will not challenge the merger or, if such a challenge is made, that the result of that challenge will be favorable to F.N.B. and OBA.

Other Regulatory Submissions or Approvals. Notices and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations. On June 3, 2014, the Office of the Comptroller of the Currency approved an amendment to the charter of OBA Bank to remove the anti-takeover provision at Section 8.A. of the charter, which otherwise would prohibit any person or entity other than OBA from owning more than ten percent of any class of equity securities of OBA Bank until January 2015. In addition, OBA Bank plans to file a notice of intention to convert to, or combine with, a bank with the Office of the Comptroller of the Currency by August 2014. Lastly, F.N.B. will submit an application to the NYSE seeking approval of the listing of the shares of F.N.B. common stock to be issued pursuant to the merger agreement.

There can be no assurance that the regulatory authorities described above will approve the merger of OBA with and into F.N.B. or the bank merger, and even if those mergers are approved, there can be no assurance as to the date on which the approvals will be received. The mergers cannot proceed unless all required regulatory approvals have been received. See “The Merger Agreement—Conditions to Completion of the Merger” and “The Merger Agreement—Termination of the Merger Agreement.”

The approval of a merger application by a regulatory authority only means that the regulatory criteria for approval have been satisfied. The process of obtaining regulatory approval would not include a review of the adequacy of the merger consideration. Further, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Public Trading Markets

F.N.B. common stock is listed on the NYSE under the symbol “FNB.” OBA common stock is traded on the NASDAQ under the symbol “OBAF.” Upon completion of the merger, OBA common stock will cease to be traded on the NASDAQ, and F.N.B. as the surviving company in the merger will cause our common stock to be deregistered under the Securities Exchange Act of 1934. F.N.B. will list the F.N.B. common stock issuable pursuant to the merger agreement on the NYSE upon receipt of NYSE approval and subject to official notice of issuance.

As reported on the NYSE, the closing price per share of F.N.B. common stock on April 7, 2014 was $13.38. As reported by NASDAQ, the closing price per share of OBA common stock on April 17, 2014 was $18.42. Based on the F.N.B. closing price per share on the NYSE and the exchange ratio, the pro forma equivalent per share value of our common stock was $23.83 as of that date. On [            ] [            ], 2014, the last practicable day before we printed and mailed this proxy statement/prospectus, the closing price per share of F.N.B. common stock on the NYSE was $[            ], resulting in a pro forma equivalent per share value of our common stock of $[            ] as of that date. On [            ], 2014, the closing price per share of OBA common stock on the NASDAQ was $[            ].

Delisting and Deregistration of OBA Common Stock Following the Merger

If the merger is completed, OBA common stock will be delisted from the NASDAQ and will be deregistered under the Securities Exchange Act of 1934.

No Dissenters’ Rights

Dissenters’ rights are statutory rights that, if available under law, enable shareholders to dissent from an fundamental corporate change, such as a merger, and to demand that the corporation pay the “fair value” for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the fundamental corporate change. Dissenters’ rights are not available in all circumstances, and exceptions to these rights are provided under the Maryland General Corporation Law. As a result of one of these exceptions, holders of OBA common stock will not be entitled to dissenters’ appraisal rights in the merger. Maryland law does not make dissenters’ rights available when the only consideration to be received in a merger (other than cash in lieu of fractional shares) is shares of common stock that are listed on a national securities exchange and the common stock of the acquired company are also listed on an exchange. Both the NYSE (on which F.N.B. common stock is listed) and the NASDAQ (on which OBA common stock are listed) are national securities exchanges.

Litigation Relating to the Merger

On May 7, 2014, a purported shareholder of OBA filed a putative class action complaint in the Circuit Court for Montgomery County, Maryland, captioned Parshall v. OBA Financial Services, Inc., et al., at Case No. 390369V, and naming as defendants OBA, its Board of Directors, OBA Bank, F.N.B. and First National Bank of Pennsylvania. The lawsuit makes various allegations against the defendants relating to F.N.B.’s proposed acquisition of OBA, including that the director defendants breached their fiduciary duties to OBA in approving a transaction that does not reflect OBA’s true value, and that OBA and F.N.B. aided and abetted those alleged breaches. The lawsuit generally seeks an injunction barring the defendants from consummating the merger transaction, imposition of a constructive trust upon any benefits improperly received by the defendants as a result of their wrongful conduct, and an award of the costs and disbursements associated with the lawsuit, including reasonable attorneys’ and experts’ fees. OBA and F.N.B believe the allegations in the complaint are without merit and intend to defend vigorously against the allegations made.

THE MERGER AGREEMENT

The following section is a summary of the material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which we include as Appendix A to this proxy statement/prospectus and incorporate by reference in this proxy statement/prospectus. This summary may not contain all of the information about the merger agreement that may be important to you. We urge you to read the merger agreement carefully and in its entirety.

The Merger

The merger agreement provides for the merger of OBA with and into F.N.B. F.N.B. will be the surviving corporation in the merger and will continue its corporate existence as a Florida corporation, and the separate corporate existence of OBA will cease.

The merger agreement provides that F.N.B. may at any time change the structure of the merger, unless the change would do any of the following:

•	alter the amount or kind of merger consideration to be provided to the OBA common shareholders,

•	adversely affect the U.S. federal income tax consequences to OBA common shareholders or to either party in the merger, or

•	materially impede or delay consummation of the merger.

The Bank Merger

As soon as practicable after the merger of OBA into F.N.B. is completed, OBA Bank will merge with and into First National Bank of Pennsylvania. First National Bank of Pennsylvania will be the surviving entity in the merger and continue its existence as a national bank, and OBA Bank’s separate existence will cease.

Treatment of OBA Common Stock

At the effective time of the merger, each share of OBA common stock that was issued and outstanding immediately prior to the effective of the merger will automatically become the right to receive 1.781 shares of F.N.B. common stock, which we refer to herein as the exchange ratio. In other words, each OBA shareholder will have the right to receive 1.781 shares of F.N.B. common stock in exchange for each share of OBA common stock that he or she owns. Any shares of OBA common stock held by F.N.B., its subsidiaries or OBA’s subsidiaries, and any shares of OBA common stock that OBA holds as treasury shares, will not be converted into shares of F.N.B. common stock and will be cancelled without receipt of any consideration.

If F.N.B. makes a change in its capitalization before the merger is completed, then F.N.B. will make proportionate adjustments to the exchange ratio of 1.781 shares of F.N.B. common stock for each share of common stock of OBA. Examples of changes in capitalization that would trigger an adjustment are:

•	a stock dividend or distribution on F.N.B. common stock;

•	stock splits and reverse stock splits involving F.N.B. common stock; and

•	a distribution made on F.N.B. common stock in a security that is convertible into F.N.B. capital stock.

F.N.B. will not issue any fractional shares of F.N.B. common stock in the merger. For each fractional share that OBA shareholders would otherwise have the right to receive, F.N.B. will pay an amount in cash, without interest, rounded to the nearest cent, equal to the fractional share issuable to that shareholder multiplied by the average closing price of F.N.B. common stock for the 20 consecutive trading-day period ending on and including the fifth trading day prior to the effective date of the merger. OBA shareholders will not have the right to receive dividends or other rights with respect to those fractional shares.

Treatment of OBA Stock Options

Upon completion of the merger, each outstanding option to purchase shares of OBA common stock pursuant to OBA’s equity-based compensation plans will be converted into an option to purchase a number of shares of F.N.B. common stock equal to the number of shares OBA common stock underlying the stock option immediately prior to the merger multiplied by 1.781 (rounded down to the nearest whole share). A corresponding adjustment will be made to the exercise price of the stock option by dividing the exercise price as in effect immediately prior to the merger by 1.781 (rounded up to the nearest whole cent). The stock option will otherwise have the same terms and conditions that were in effect immediately before completion of the merger.

Treatment of OBA Restricted Stock Awards

Upon completion of the merger, each restricted stock award relating to OBA common stock, including those designated as performance share awards, will vest in full and the restrictions will lapse. Each holder of a restricted stock award will be entitled to receive a number of shares of F.N.B. common stock (rounded down to the nearest whole share) equal to the number of shares of OBA common stock subject to the share award multiplied by 1.781. Each holder shall receive cash for any fractional share of restricted stock that is not converted into a share of F.N.B. common stock.

Effect of Merger on F.N.B. Stock

The merger will have no effect on F.N.B.’s capital stock. Each share of F.N.B. capital stock that was issued and outstanding immediately before the merger will remain issued and outstanding after the merger is completed.

Articles of Incorporation and Bylaws of the Surviving Corporation

The F.N.B. articles of incorporation and the F.N.B. bylaws as in effect immediately prior to the completion of the merger will be the articles of incorporation and the bylaws of the surviving corporation.

Board of Directors and Executive Officers of the Surviving Corporation

Upon completion of the merger, the board of directors of F.N.B. will constitute the board of directors of the surviving corporation. The executive officers of F.N.B. will continue as the executive officers of the surviving corporation.

Closing and Effective Time of the Merger

The closing of the merger will take place at the time and on the date chosen by F.N.B. and OBA. In any case, the closing must take place within five business days after all of the closing conditions specified in the merger agreement have been satisfied or waived, other than those conditions which by their nature must be satisfied (or waived) at the closing. F.N.B. and OBA may extend the closing date by mutual agreement. The merger will become effective at the time specified in the articles of merger that F.N.B. and OBA file with the Secretary of State of the State of Florida and the State Department of Assessments and Taxation of the State of Maryland.

Exchange and Payment Procedures

At the effective time of the merger or as promptly as practicable after the merger is completed, F.N.B. will deposit the merger consideration with its exchange agent, Registrar and Transfer Company. Specifically, the deposit will consist of:

•	book entry shares representing the shares of F.N.B. common stock issuable in exchange for the shares of OBA common stock which will be cancelled in the merger;

•	cash in an amount equal to any dividends or distributions which are payable to OBA shareholders under the merger agreement; and

•	cash to be paid to OBA shareholders in lieu of fractional shares of F.N.B. common stock.

As soon as practicable after the merger is completed, but in no event later than seven business days after the merger is completed, the exchange agent will mail each holder of record of OBA common stock a letter of transmittal which will contain instructions for surrendering their stock certificates. Each holder of an OBA stock certificate, who surrenders his or her stock certificates to the exchange agent together with properly signed transmittal materials, will be entitled to receive, for each share of OBA common stock he or she holds:

•	1.781 shares of F.N.B. common stock in book entry form;

•	cash in lieu of any fractional shares of F.N.B. common stock to which the holder would otherwise be entitled; and

•	any cash dividends which are payable to former OBA shareholders according to the merger agreement.

F.N.B. will have no obligation to make any payments in exchange for cancelled shares of OBA common stock until the former OBA shareholder has surrendered the stock certificates representing his or her shares of OBA common stock.

If an OBA stock certificate has been lost, stolen or destroyed, the exchange agent will issue the F.N.B. common stock payable under the merger agreement to the shareholder upon receipt of an affidavit by the shareholder regarding the loss of his or her stock certificate. F.N.B. or the exchange agent may require the shareholder to post a bond in a reasonable amount as indemnity against any claim that may be made against F.N.B. or the exchange agent with respect to the shareholder’s lost, stolen or destroyed OBA stock certificate.

Former OBA shareholders may exchange their OBA stock certificates through the exchange agent for up to 12 months after the completion of the merger. At the end of that period, the exchange agent will return any F.N.B. shares and cash to F.N.B., and former OBA shareholders who did not previously exchange their OBA stock certificates for the merger consideration must apply to F.N.B. for payment of the merger consideration. Neither OBA nor F.N.B. will be liable to any former holder of OBA common stock for any merger consideration that is paid to a public official pursuant to any applicable abandoned property, escheat or similar laws.

The exchange agent (or, 12 months after the completion of the merger, F.N.B.) is entitled to deduct and withhold from any cash amounts payable to any OBA common shareholder any amounts that the exchange agent or F.N.B. is required to deduct and withhold under the Internal Revenue Code, or any state, local or foreign tax law or regulation. Any amounts that F.N.B. or the exchange agent withholds will be treated as having been paid to the OBA shareholder.

Once the merger is completed, no transfers on the stock transfer books of OBA will be permitted other than to settle transfers of shares of OBA common stock that occurred prior to the effective time of the merger.

Dividends and Distributions

Upon surrender of their OBA stock certificates to the exchange agent, former OBA shareholders will be paid, without interest:

•	any dividends or distributions that were declared by OBA on its common stock after April 7, 2014 with a record date prior to the date on which the merger was completed, and that remained unpaid at the time the merger was completed; and

•	any dividends or distributions that were declared on the F.N.B. common stock with a record date after the date on which the merger was completed, and that became payable before the date of surrender.

OBA has agreed that while the merger is pending, it will not declare or pay any dividend or distribution on its capital stock, other than dividends and distributions from a subsidiary of OBA to OBA or a wholly-owned subsidiary of OBA. However, OBA has not paid or declared a dividend in the last three years and no dividends are expected to be declared or paid by OBA prior to the time the merger is completed.

Representations and Warranties

The merger agreement contains generally reciprocal and customary representations and warranties of F.N.B. and OBA relating to F.N.B.’s and OBA’s businesses. The representations and warranties of OBA and F.N.B. are subject, in some cases, to exceptions and qualifications contained in the merger agreement and the matters contained in the disclosure schedules that OBA and F.N.B. delivered to each other at the time they entered into the merger agreement. The representations and warranties in the merger agreement only remain in effect until the merger is completed.

The representations and warranties that each of OBA and F.N.B. made relate to, among other things, the following:

•	corporate matters, such as its organization, corporate power and authority, and subsidiaries;

•	its capital stock;

•	it has the corporate power and authority to enter into the merger agreement, and

•	entering into the merger agreement and completing the merger will not cause a violation of its organizational documents or applicable laws, a breach of contract or acceleration of indebtedness;

•	the governmental filings and consents, authorizations, approvals and exemptions that are required to be completed or obtained in order to enter into the merger agreement and complete the merger;

•	reports it has filed with bank regulatory authorities and other regulatory entities, and the absence of regulatory proceedings or investigations;

•	its filings with the SEC, the conformity of its financial statements with U.S. generally accepted accounting principles, and the maintenance of its and its subsidiaries’ books and records in accordance with applicable legal and accounting requirements;

•	any investment bankers’ fees which it is required to pay in connection with the merger;

•	the general manner in which its businesses are conducted, and the absence of any material adverse effect (as defined below) affecting it and its subsidiaries;

•	legal proceedings;

•	tax matters;

•	employee benefit plans;

•	compliance with applicable laws;

•	material contracts;

•	agreements with regulatory agencies;

•	undisclosed liabilities;

•	environmental liabilities;

•	the treatment of the merger as a reorganization for tax purposes;

•	the loans, delinquent loans and nonperforming and classified loans and investments and other assets which are reflected on its books and records;

•	allowances for loan losses; and

•	fiduciary accounts.

OBA made additional representations and warranties regarding:

•	its employees;

•	its employee stock ownership plan;

•	real property it owns or leases;

•	the receipt of an opinion from its financial advisor;

•	the non-applicability of state anti-takeover laws;

•	its insurance coverages;

•	investment securities;

•	intellectual property; and

•	its mortgage loan business.

Certain representations and warranties of F.N.B. and OBA are qualified as to “materiality” or “material adverse effect.” A “material adverse effect,” when used in reference to F.N.B. or OBA, means any event, circumstance, development, change or effect that alone or in the aggregate with other events, circumstances, developments, changes or effects (1) is materially adverse to the business, results of operations or financial condition of that party and its subsidiaries taken as a whole, or (2) materially delays or impairs the ability of that party to complete the merger on a timely basis.

In determining whether a material adverse effect has occurred with respect to the business, results of operations or financial condition of a party and its subsidiaries, we will disregard any effects resulting from:

•	changes in U.S. generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally;

•	changes in laws, rules or regulations of general applicability, or their interpretation by courts or any governmental entity;

•	actions or omissions of taken by either party at the request of, or with the prior written consent of, the other party or as required under the merger agreement;

•	changes, events or developments in the national or world economy or financial or securities markets generally, or general economic conditions, or other changes, events or developments that affect banks or savings associations or their holding companies generally, unless the change has a materially disproportionate adverse effect on that party relative to other similarly situated participants in the same markets or industries;

•	the completion or public disclosure of the merger, including the resignation of employees, or any impact on the business (including expenses), customer relations, condition or results of operations of that party;

•	any outbreak or escalation of war or hostilities, any occurrence or threats of terrorist acts or any associated armed hostilities, and any national or international calamity, disaster or emergency;

•	any changes in interest rates or foreign currency rates;

•	any claim, suit, action, audit, arbitration, investigation, inquiry or other proceeding or order which challenges, seeks to prevent, enjoins, alters or delays, or seeks damages as a result of, or in relation with, the merger;

•	any failure by that party to meet any published (whether by that party or a third party research analyst) or internally prepared estimates of revenues or earnings;

•	a decline in the price, or a change in the trading volume of, that party’s common stock on the NASDAQ or the NYSE, as applicable; and

•	any matter which the party already disclosed in reasonable detail in the disclosure schedules it delivered to the other party at the time they entered into the merger agreement or in its SEC filings, as long as the disclosed matter has not worsened in a materially adverse manner.

This summary and the copy of the merger agreement attached to this document as Appendix A are included solely to provide investors with information regarding the terms of the merger agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The merger agreement contains representations and warranties by F.N.B. and OBA, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the merger agreement, and in reviewing the representations, warranties and covenants contained in the merger agreement or any descriptions thereof in this summary, it is important to bear in mind that those representations, warranties and covenants, and any descriptions of those provisions, were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of F.N.B., OBA or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, and those subsequent developments may or may not be fully reflected in F.N.B.’s and OBA’s public disclosures. For the foregoing reasons, the representations, warranties and covenants, and any descriptions of those provisions, should not be read alone. They should be read in conjunction with the other information contained in the reports, statements and filings that F.N.B. and OBA publicly file with the SEC. For more information regarding these documents, see the section entitled “Where You Can Find More Information” on page [    ].

Covenants and Agreements

F.N.B. and OBA agreed to generally customary covenants that place restrictions on them and their respective subsidiaries until the merger is completed. For example, F.N.B. and OBA agreed to:

•	continue to conduct their businesses and that of their subsidiaries in the same manner in which it has ordinarily been conducted in the past;

•	use their reasonable best efforts to maintain and preserve intact their business organizations, employees and advantageous business relationships and retain the services of their key officers and other key employees; and

•	refrain from taking any action that would reasonably be expected to prevent or materially impede or delay either party’s ability to obtain the regulatory and other approvals needed to complete the merger, perform its covenants and agreements under the merger agreement, or complete the merger.

OBA also agreed to provide F.N.B. with regular updates and other information about its lending operations.

OBA further agreed that it would not take, or allow its subsidiaries to take certain actions, unless permitted by the merger agreement or by F.N.B.’s prior written or electronic consent. For example, OBA agreed that it and its subsidiaries will not:

•	declare, set aside or pay any dividends or make any other distributions on any shares of the capital stock of OBA, except for dividends and distributions from a subsidiary of OBA to either OBA or a wholly-owned subsidiary of OBA;

•	split, combine or reclassify any capital stock, or issue, or authorize the issuance of, any other securities in respect of, in lieu of, or in substitution for, shares of the capital stock of OBA, except upon exercise of outstanding stock options or pursuant to existing agreements or arrangements;

•	purchase, redeem or otherwise acquire any shares of capital stock or securities of OBA or any OBA subsidiaries, or any rights, warrants or options to acquire those securities (except to satisfy withholding tax obligations upon settlement of a restricted stock award or exercise of a stock option);

•	grant any stock options, restricted stock awards or other equity or equity-based awards with respect to OBA common stock, except as required by an existing contract, plan or arrangement or policy;

•	grant any person or entity any right to acquire any shares of the capital stock of OBA or issue any additional shares of capital stock or any other securities, except for shares of its common stock which were purchased through the exercise of OBA stock options;

•	amend its articles of incorporation or bylaws;

•	acquire, or agree to acquire any business or entity, except that OBA may continue to acquire assets in the ordinary course of its business if the acquisitions do not exceed $100,000 in the aggregate;

•	open, acquire, close or sell any bank branches;

•	sell, lease, license, mortgage, or otherwise encumber or dispose of or allow a lien to be placed on any of OBA’s properties or assets, unless the transactions occur in the ordinary course of OBA’s business and do not exceed $100,000 in the aggregate;

•	borrow money, issue debt securities or assume or guarantee the obligations of any person or entity (other than OBA’s or its subsidiaries’ obligations), except for certain types of transactions which are made in the ordinary course of business;

•	make any capital contributions to, or investments in entities other than OBA’s own wholly-owned subsidiaries;

•	change in any material respect OBA’s accounting methods, except to conform to changes in tax law, U.S. generally accepted accounting principles or regulatory accounting principles or as required by its independent auditors or regulatory agencies;

•	change in any material respect OBA’s underwriting, operating, investment, risk management or other similar policies, procedures or practices, except as required by applicable law, regulatory policies, regulatory agencies and governmental entities;

•	make, change or revoke any material tax election, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or surrender any right to a refund of a material amount of taxes;

•	terminate or waive any material provision of any material contract or obligation;

•	incur any capital expenditure in excess of $50,000 individually or $100,000 in the aggregate;

•	pay, discharge or settle any claim, action, litigation, arbitration, proceeding or investigation, unless it is a customary transaction in the ordinary course of its business, and involves only money damages not in excess of $50,000 individually or $100,000 in the aggregate;

•	take any action or knowingly fail to take any action that could be reasonably expected to prevent the merger from qualifying as a reorganization for U.S. federal income tax purposes;

•	make certain loans which exceed specified dollar thresholds and have the characteristics described in the merger agreement, or which do not conform with OBA Bank’s written lending policies, if OBA Bank received an objection from F.N.B. within three business days after the bank notified F.N.B. of the proposed loan;

•	originate, participate or purchase any new loan that is serviced by a third party or is outside of particular counties in Maryland and Washington, D.C.;

•	enter into, amend or renew any employment, consulting, severance or similar agreements or arrangements with any directors, officers or employees of OBA or its subsidiaries, or grant any wage or salary increase or increase any employee benefits or contributions to any OBA benefit plan, make any grants of awards to newly-hired employees or accelerate the vesting of any unvested stock options or stock awards, except in a limited number of circumstances, including the following:

•	OBA may give merit increases to employees who would normally be eligible for a merit increase during the period from April 7, 2014, through the closing date of the merger, as long as the total amount of all merit increases does not exceed, in the aggregate, 3% of their total base salary compensation;

•	OBA may pay bonuses in accordance with its short-term incentive plan for the fiscal year ending June 30, 2014, as long as the bonuses have been accrued according to OBA’s customary and normal practices, and the total amount of all bonuses paid does not exceed $215,000;

•	OBA may pay retention bonuses to persons and in amounts that are approved by F.N.B. in consultation with OBA;

•	OBA and OBA Bank may renew their employment agreements with Charles Weller, and OBA may renew its change-in-control agreements with Shane Hennessy, Robin McConaughey, David Miller and Gary Will;

•	engage in any new loan transaction with any of OBA’s officers or directors or any other related party;

•	purchase any equity securities other than stock of the Federal Home Loan Bank of Atlanta or any debt securities, except that OBA may purchase debt securities with a quality rating of “AAA” by either Standard & Poor’s Ratings Services or Moody’s Investors Services and a modified duration not exceeding 2 years in the Bloomberg base case, or as required to maintain compliance with the Qualified Thrift Lender test;

•	convert the data processing and related information and/or accounting systems of OBA and its subsidiaries; or

•	agree to take, make any commitment to take or adopt any board of directors’ resolutions in support of any of the prohibited actions listed in the merger agreement.

F.N.B. agreed that until completion of the merger, F.N.B. would not take or permit its subsidiaries to take certain actions, unless permitted by the merger agreement or by OBA’s prior written consent. For example, F.N.B. agreed that it and its subsidiaries will not:

•	amend or repeal its articles of incorporation or its bylaws, other than amendments that would not be adverse to OBA or its shareholders or impede F.N.B.’s ability to complete the merger;

•	take any action, or knowingly fail to take any action, that would be reasonably expected to prevent the merger from qualifying as a reorganization for U.S. federal income tax purposes;

•	make any material investment in another entity that would be reasonably expected to prevent or materially impede or delay the completion of the merger; or

•	agree to take, or make any commitment to take, or adopt any board of directors’ resolutions in support of any of the prohibited actions listed in the merger agreement.

Regulatory Matters

F.N.B. agreed to prepare and file with the SEC, as soon as practicable, a registration statement on Form S-4, of which this proxy statement/prospectus is a part. OBA is responsible for preparing and furnishing information about itself and its directors, officers and shareholders to F.N.B. to include in the registration statement, and for obtaining any needed opinions and consents from its financial advisor and independent auditor. F.N.B. and OBA will use their commercially reasonable efforts to have the registration statement declared effective under the Securities Act of 1933. OBA agreed that it will promptly mail the proxy statement/prospectus to its shareholders once the registration statement is declared effective.

F.N.B. and OBA agreed to cooperate with each other and use their reasonable best efforts to prepare and file all documentation, applications, notices, petitions and filings and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, regulatory agencies and governmental entities as may be necessary or advisable to complete the merger. F.N.B. and OBA will consult with each other to obtain all permits, consents, approvals and authorizations from third parties, regulatory agencies and governmental entities and will keep each other apprised as to the status of matters relating to the completion of the merger. However, F.N.B. is not obligated to take any action or accept any restriction as a condition to issuance of regulatory approval if the restriction would be reasonably expected to have a material adverse effect on F.N.B. (after giving effect to the merger). We refer to that type of action or restriction as a “materially burdensome regulatory condition.”

Access to Information

F.N.B. and OBA each agreed that upon reasonable notice and subject to applicable laws relating to the exchange of information, they will provide the other party (and its officers, employees, accountants, counsel and other representatives) reasonable access during normal business hours to all properties, books, contracts, records and personnel as may be reasonably requested. All information so provided will be kept confidential pursuant to pre-existing confidentiality agreements between F.N.B. and OBA.

Shareholder Approval

OBA agreed to hold a meeting of its shareholders for the purpose of obtaining the necessary shareholder vote to adopt the merger agreement and approve the merger as soon as it is reasonably practicable. In addition, OBA’s Board of Directors agreed (subject to exercise of its fiduciary duties if OBA receives a superior proposal, as discussed later in this summary) to recommend to the shareholders of OBA that they vote in favor of the merger and the merger agreement.

NYSE Approval

F.N.B. is required to cause the shares of F.N.B. common stock that will be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the completion of the merger.

Employee Benefit Plans

F.N.B. agreed it will take all reasonable action, as soon as administratively practicable after the merger is completed, to allow employees of OBA and its subsidiaries to participate in each F.N.B. employee benefit plan of general applicability to the same extent as similarly situated F.N.B. employees.

To determine the eligibility of the employees of OBA and its subsidiaries to participate in F.N.B. benefit plans, and the vesting of their benefits under F.N.B.’s plans, F.N.B. will credit OBA employees for their length of service with OBA and its subsidiaries, unless recognition of the service credit would result in duplication of benefits.

F.N.B. will cause its medical, dental and health plans, to the extent reasonably practicable and available from its insurers, to:

•	waive any pre-existing condition limitation if those conditions otherwise would be covered under the applicable medical, health and dental plans of F.N.B.;

•	waive any waiting period limitation or evidence of insurability requirement if the employee already satisfied a similar limitation or requirement under the corresponding OBA plan that he or she participated in prior to the merger; and

•	honor any deductible, co-payment and out-of-pocket expenses incurred by the employees of OBA and their covered dependents prior to entering into the applicable F.N.B. insurance plan.

F.N.B. also will recognize years of service with OBA and its subsidiaries for purposes of any generally applicable severance policy of F.N.B. or its subsidiaries.

Termination of OBA 401(k) Plan and ESOP

OBA agreed to terminate the OBA Bank 401(k) Plan immediately before the merger is completed and, together with OBA Bank, to terminate the OBA Bank Employee Stock Ownership Plan and cause the accounts of all persons who are participants and beneficiaries in the ESOP at the time of the completion of the merger to be fully vested upon the completion of the merger. OBA also agreed to freeze or terminate any of its other benefit plans as requested by F.N.B. in a timely manner.

Executive Compensation Programs

F.N.B. agreed to honor and assume the employment agreements of Charles Weller with OBA and OBA Bank and the change-in-control agreements of Shane Hennessy, Robin McConaughey, David Miller and Gary Will, subject to any revisions agreed to by F.N.B. and the OBA executive officers. F.N.B. agreed it will make the payments required under the employment and change-in-control agreements as so revised. See “Proposal No. 1 Approval of the Merger Agreement and the Merger—Interests of Certain Persons in the Merger that are Different From Yours” beginning on page [    ] for a description of the payments that F.N.B. agreed to make.

Indemnification and Insurance

F.N.B. agreed it will provide indemnity to current and former directors and officers of OBA and its subsidiaries, and to persons who served in any capacity (e.g., director, officer, employee, trustee, agent) at another entity at the request of OBA or its subsidiaries after the merger is completed and OBA no longer exists. Specifically, if any claim, suit, proceeding or investigation is initiated or threatened against any of those persons because of his or her service to OBA, its subsidiaries or another entity at the request of OBA or its subsidiaries, or relates to the merger agreement, F.N.B. will indemnify those persons to the fullest extent currently provided under applicable law and the articles of incorporation and bylaws of OBA. F.N.B. agreed it will honor this obligation, regardless of whether the claim, suit, proceeding or investigation arises before or after the completion of the merger.

F.N.B. also agreed to purchase and maintain directors’ and officers’ liability insurance and fiduciary liability insurance that covers the persons who are currently covered by OBA’s directors’ and officer’s liability insurance and fiduciary liability insurance policies. The insurance coverage to be purchased by F.N.B. shall cover acts or omissions that may occur at or before the completion of the merger. F.N.B. is required to maintain this insurance coverage for six years following the completion of the merger. OBA is responsible for the initial cost of purchasing the insurance and F.N.B. is responsible for the cost of maintaining it. However, F.N.B. is not required to pay annual premiums in excess of 150% of the annual premium currently paid by OBA for that insurance. If F.N.B. is unable to maintain OBA’s existing policies or obtain a substitute policy for that amount, F.N.B. will use its commercially reasonable best efforts to obtain the most advantageous coverage available for such amount.

Agreement Not to Solicit Other Offers

As an incentive for F.N.B. to enter into the merger agreement, OBA agreed not to solicit competing offers. Specifically, OBA agreed:

•	that it will cease any discussions or negotiations regarding other acquisition proposals (as defined below);

•	that it will notify F.N.B. within 24 hours if it receives another acquisition proposal, and that it will provide F.N.B. with a description of the acquisition proposal and identify the third party who is making the proposal; and

•	that it and its officers, directors, employees, agents and representatives will not, directly or indirectly:

•	initiate, solicit, encourage or facilitate another party to make an acquisition proposal;

•	enter into or participate in any discussions or negotiations with, or furnish any information to another party regarding an acquisition proposal; or

•	approve, recommend or enter into a letter of intent, agreement or other commitment regarding an acquisition proposal from another party.

As used in the merger agreement, an “acquisition proposal” means any inquiry, proposal, offer, regulatory filing or other disclosure of an intention to:

•	directly or indirectly acquire a substantial (i.e., 20% or more) portion of OBA’s and its subsidiaries’ net revenues, net income or net assets, taken as a whole;

•	directly or indirectly acquire OBA common stock as a result of which an acquirer who owned less than 10% of OBA’s common stock increases its holdings to 10% or more of OBA’s common stock;

•	directly or indirectly acquire OBA common stock as a result of which an acquirer who owned 10% or more of OBA’s common stock increases its holdings by 5% or more;

•	conduct a tender offer or exchange offer that would result in any person beneficially owning 10% or more of any class of capital stock of OBA; or

•	conduct a merger, consolidation, business combination, recapitalization, liquidation or dissolution involving OBA, other than the proposed merger with F.N.B.

However, the merger agreement allows OBA to consider and participate in discussions and negotiations with respect to an acquisition proposal from another party if:

•	the acquisition proposal is a superior proposal (as defined below);

•	the OBA Board of Directors concluded in good faith, after consultation with its outside legal counsel, that failure to do so would be reasonably expected to result in a breach of its fiduciary duties;

•	at least 48 hours before providing any information to or entering into any discussions or negotiations with the party that made the superior proposal, OBA notified F.N.B. in writing of the party’s name and the material terms and conditions of the superior proposal; and

•	OBA entered into a confidentiality agreement with the party that made the superior proposal before providing it with any information or data about OBA, and the confidentiality agreement contains confidentiality terms that are no less favorable to OBA than those contained in its confidentiality agreement with F.N.B.

Definition of “Superior Proposal”

“Superior proposal” means any bona fide, unsolicited written acquisition proposal made by a third party to acquire more than 50% of the outstanding OBA common stock or all or substantially all of OBA’s consolidated assets. In addition, to qualify as a superior proposal, the OBA Board of Directors must determine in good faith that:

•	the proposal contains terms that are more favorable to OBA than the terms of the proposed merger with F.N.B.;

•	the party making the proposal has financing that is fully committed or available to it, if financing is needed to complete the transaction; and

•	the transaction described by the proposal is reasonably capable of being completed.

The Board of Directors’ determination that an acquisition proposal qualifies as a superior proposal must be based on its consultations with its financial advisor and outside legal counsel and must take into account a number of factors, including all legal, financial, regulatory and other aspects of the proposal and the party offering the proposal, any termination fees, expense reimbursement provisions and conditions to consummation.

Changes to the Board of Directors’ Recommendation

In any case, the merger agreement allows the OBA Board of Directors to withdraw or qualify its recommendation of the merger in a manner adverse to F.N.B., or condition or refuse to recommend the merger with F.N.B. if it concludes in good faith, after consultation with its outside legal counsel and financial advisors, that failure to do so would reasonably be expected to breach the directors’ fiduciary duties under applicable law.

Even if the OBA Board of Directors withdraw or qualify their recommendation of the merger with F.N.B., OBA will be required to submit the merger agreement to a vote of its shareholders at a meeting called for that purpose. If this happens, the Board of Directors may submit the merger agreement to the shareholders without recommendation and communicate the reason(s) for its lack of recommendation. Until the merger agreement is terminated, the only acquisition proposal OBA may submit to its shareholders is the merger with F.N.B.

Conditions to Completion of the Merger

The merger agreement contains a number of closing conditions. OBA and F.N.B. are required to complete the merger only if those conditions are satisfied or, in the alternative (and if legally permissible), the requirement to satisfy the condition is waived by the other party.

The following closing conditions apply to both OBA and F.N.B. In other words, neither party will be required to complete the merger unless the conditions listed below are satisfied (or waived):

•	the OBA common shareholders have adopted the merger agreement and approved the merger by the requisite vote;

•	the shares of F.N.B. common stock to be issued in the merger have been approved for listing on the NYSE;

•	all governmental approvals that the parties are required to obtain to complete the merger have been received (and, in addition, for F.N.B. to be required to completed the merger, none of the regulatory approvals will have resulted in a materially burdensome regulatory condition);

•	the registration statement for the F.N.B. common stock to be issued in the merger has been declared effective under the Securities Act of 1933 and no stop order or proceedings for issuance of a stop order have been initiated or threatened by the SEC; and

•	no law, statute or regulation, or judgment, decree, injunction or order from a court or other governmental entity is in effect that prevents, prohibits or makes illegal the completion of the merger.

In addition, OBA and F.N.B. each have their own separate closing conditions. Certain of these closing conditions, as listed below, will not be satisfied unless the other party to the merger is in compliance with the merger agreement. Individually, OBA or F.N.B. will not be obligated to close the merger unless:

•	The representations and warranties in the merger agreement from the other party are true and correct both as of the date of the merger agreement and as of the closing date (or, if another date is specified in the representation and warranty, as of that other date); however, in the case of most of the representations and warranties, one or more inaccuracies will not cause a failure of the closing condition if the inaccuracies would not be reasonably likely to result in a material adverse effect on the party who made the representation and warranty; and

•	The other party has performed all of its obligations under the merger agreement in all material respects; and

•	The party has received a legal opinion from its outside counsel that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

F.N.B.’s obligation to complete the merger is subject to two additional closing conditions, as follows:

•	The charter of OBA Bank must be amended to remove a provision which states that for a period of five years from the closing of OBA’s initial public stock offering (which occurred in January 2010), no person other than OBA may directly or indirectly acquire or offer to acquire the beneficial ownership of more than 10% of any class of equity securities of OBA Bank; and

•	None of the regulatory approvals of the merger imposes a materially burdensome regulatory condition.

Neither party can provide assurance as to when, or if, all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, neither party has any reason to believe that those conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before the merger is completed by mutual consent of F.N.B. and OBA. Also, either party, acting alone, has the right to terminate the merger agreement in any of the following circumstances:

•	the approval of a governmental entity, which is required for completion of the merger, was denied by final and non-appealable action, unless the denial was due to the failure of the terminating party to perform its obligations under the merger agreement;

•	the merger was not completed by February 28, 2015, unless the failure to complete the merger by that date was due to the failure of the terminating party to perform its obligations under the merger agreement;

•	the other party breached the merger agreement to a degree such that the closing conditions would not be satisfied, and the breach cannot or has not been cured by the earlier of February 28, 2015, or the 30th day after written notice of the breach was given; or

•	OBA held a shareholder’s meeting but failed to obtain the requisite shareholder vote to adopt the merger agreement and approve the merger, except that OBA is not allowed to exercise this termination right if it materially breached its obligation to call a shareholders’ meeting for that purpose as soon as reasonably practicable after the registration statement on Form S-4 containing this proxy statement/prospectus was declared effective by the SEC, or if the OBA Board of Directors failed to make the recommendation that the shareholders adopt the merger agreement and approve the merger.

In addition to the termination rights above, F.N.B. may terminate the merger agreement at any time before the special meeting of OBA shareholders if:

•	OBA breached its agreement not to solicit other acquisition proposals in a manner materially adverse to F.N.B.;

•	the OBA Board of Directors failed to recommend the merger agreement and the merger to the shareholders, or changed, withdrew, modified, qualified or conditioned its recommendation of the merger in a manner adverse to F.N.B.;

•	the OBA Board of Directors recommended approval of another acquisition proposal; or

•	OBA failed to convene and hold the special meeting of shareholders to vote on the proposal to adopt the merger agreement and approve the merger.

In addition to the termination rights above, OBA may terminate the merger agreement at any time before the special meeting in order to enter into an unsolicited acquisition proposal that its Board of Directors has concluded in good faith, after consultation with its legal and financial advisors, is a superior proposal. OBA may exercise this right as long as it has given F.N.B. five business days’ prior notice, during which time F.N.B. may propose adjustments to the terms and conditions of the merger so that the other offer is no longer considered a superior proposal, and has paid F.N.B. the termination fee described below.

Amendment of the Merger Agreement; Waiver

The parties may amend the merger agreement and either party may waive a requirement for the other party to comply with any provision in the merger agreement. However, once OBA’s shareholders have approved the merger, the merger agreement may not be amended except as permitted under applicable law, and any waiver that changes the form or amount of the merger consideration will require the approval of OBA’s shareholders.

Termination Fee

If the merger agreement is terminated under any of the circumstances described below, OBA must pay F.N.B. a termination fee of $3.75 million.

•	F.N.B. terminates the merger agreement before the special meeting of OBA shareholders for any of the following reasons: (A) the OBA Board of Directors failed to recommend the merger agreement and the merger to the shareholders, or the board changed, withdrew, modified, qualified or conditioned its recommendation of the merger agreement and the merger in a manner adverse to F.N.B.; (B) OBA solicited another acquisition proposal in a manner materially adverse to F.N.B.; (C) the OBA Board of Directors recommended approval of another acquisition proposal; or (D) OBA materially breached its obligation to convene and hold the special meeting of its shareholders to adopt the merger agreement and approve the merger;

•	OBA terminated the merger agreement in order to enter into an unsolicited acquisition proposal that the OBA Board of Directors concluded was a superior proposal;

•	the merger agreement was terminated by either party for any reason permitted under the merger agreement after a tender offer or exchange offer for 25% or more of OBA’s common stock was initiated, and OBA failed to recommend rejection of the offer; or

•	at a time when another acquisition proposal was being offered to or pending with OBA, the merger agreement is terminated for any of the reasons given below, and within 12 months after that termination, OBA enters into an agreement to be acquired or is acquired by another party (whether by merger, an acquisition of substantially all of OBA’s assets, or an acquisition of more than 50% of the outstanding OBA common stock).

•	F.N.B. has terminated the merger agreement because the closing conditions which depend on the accuracy of OBA’s representations and warranties or OBA’s performance of its obligations under the merger agreement could not be satisfied due to a breach by OBA;

•	F.N.B. has terminated the merger agreement because the merger did not occur before February 28, 2015; or

•	Either F.N.B. or OBA has terminated the merger agreement because the requisite shareholder vote to approve the merger was not obtained at the special meeting called for that purpose, or any adjournment or postponement of that meeting.

In addition, if a party breaches any of its representations and warranties or performance obligations to a degree that would prevent a closing condition from being satisfied, and the other party terminates the merger agreement as a result, the breaching party must pay the out-of-pocket expenses incurred by the terminating party in connection with the merger (including fees of legal counsel, financial advisors and accountants), up to a maximum amount of $500,000. However, if OBA becomes liable for payment of the termination fee, it will not also be liable for the payment of F.N.B.’s out-of-pocket expenses.

Expenses

In general, F.N.B. and OBA each are responsible for the expenses which it incurs in connection with the negotiation and completion of the merger. However, the SEC registration fee associated with filing the Form S-4 registration statement and the costs and expenses of printing this proxy statement/prospectus will be shared equally by the parties.

OTHER MATERIAL AGREEMENTS RELATING TO THE MERGER

Voting Agreements

The following description of the voting agreements is subject to, and qualified in its entirety by reference to, the form of voting agreement, which we include as Appendix B to this proxy statement/prospectus and incorporate by reference in this proxy statement/prospectus. We urge you to read the form of voting agreement carefully and in its entirety.

In connection with the merger agreement, F.N.B. entered into voting agreements with OBA’s directors, namely: James C. Beadles, Charles E. Weller, William R. Belew, Jr., Katherine A. Grice, Dr. Paul J. Hanges, Evelyn Jackson, M.D., Donald L. Mallorey, Michael L. Reed and Stacie W. Rogers. In the voting agreements, each of these shareholders has agreed to vote all of his or her shares of OBA common stock in favor of approval of the merger agreement and the merger.

In addition, except under limited circumstances, these shareholders also agreed not to sell, assign, transfer or otherwise dispose of or encumber their shares of OBA common stock prior to the record date for the special meeting of the OBA shareholders called for the purpose of voting on the approval of the merger agreement and the merger. The voting agreements terminate immediately upon the earlier of the completion of the merger, the termination of the merger agreement in accordance with its terms, or the mutual written agreement of F.N.B. and the shareholder.

As of [                    ], 2014, there were [                ] shares of OBA common stock subject to the voting agreements (excluding options), which represented approximately [    ] % of the outstanding shares of OBA common stock as of that date.

ACCOUNTING TREATMENT

F.N.B. will account for the merger as an “acquisition,” as that term is used under U.S. generally accepted accounting principles, or GAAP, for accounting and financial reporting purposes. Under acquisition accounting, our assets, including identifiable intangible assets, and liabilities, including executory contracts and other commitments, as of the effective time of the merger will be recorded at their respective fair values and added to the balance sheet of F.N.B. Any excess of the purchase price over the fair values will be recorded as goodwill. Financial statements of F.N.B. issued after the merger will include these fair values and our results of operations from the effective time of the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion summarizes the material U.S. federal income tax consequences of the merger that apply generally to “U.S. holders” (as defined below) of OBA common stock and, subject to the limitations and qualifications described herein, represents the opinion of Reed Smith LLP, counsel to F.N.B., and Luse Gorman Pomerenk & Schick, P.C., counsel to OBA. This discussion is based on the Internal Revenue Code, judicial decisions and administrative regulations and interpretations in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Accordingly, the U.S. federal income tax consequences of the merger to the holders of OBA common stock could differ from those described below.

For purposes of this discussion, a U.S. holder is a beneficial owner of OBA common stock who for United States federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•	a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Department of Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of OBA common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of OBA common stock, you should consult your tax advisor.

This discussion assumes that you hold your shares of OBA common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders of OBA common stock in light of their particular circumstances, nor does it address the U.S. federal income tax consequences to holders of OBA common stock that are subject to special rules, including:

•	dealers in securities or foreign currencies;

•	tax-exempt organizations;

•	persons who are not U.S. holders;

•	financial institutions;

•	retirement plans;

•	insurance companies;

•	expatriates or holders who have a “functional currency” other than the U.S. dollar;

•	pass-through entities and investors in those entities;

•	holders who acquired their shares in connection with the exercise of stock options or other compensatory transactions or through exercise of warrants;

•	holders who hold their shares as a hedge or as part of a straddle, constructive sale, conversion transaction or other risk management transaction; and

•	traders in securities that elect to use the mark-to-market method of accounting.

In addition, this discussion does not address any alternative minimum tax, U.S. federal estate or gift tax, or foreign, state or local tax consequences. Neither F.N.B. nor we have obtained or sought to obtain a ruling from the IRS regarding any matter relating to the merger and no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any aspect of this discussion. We urge holders to consult their own tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local and foreign tax laws in light of their own situations.

The closing of the merger is conditioned upon the delivery of opinions of Reed Smith LLP and Luse Gorman Pomerenk & Schick, P.C., dated the closing date of the merger, to the effect that, based on U.S. federal income tax law in effect as of the date of such opinions, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In addition, in connection with the filing of the registration statement of which this proxy statement/prospectus is a part, each of Reed Smith LLP and Luse Gorman Pomerenk & Schick, P.C. has delivered an opinion to F.N.B. and us, respectively, to the same effect as the opinions described above. An opinion of counsel is not binding on the IRS or any court. In rendering their respective opinions, Reed Smith LLP and Luse Gorman Pomerenk & Schick, P.C. will rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger strictly in accordance with the merger agreement and this proxy statement/prospectus. The opinions will also rely upon certain representations and covenants made by the management of F.N.B. and us and will assume that these representations are true, correct and complete, and that F.N.B. and OBA, as the case may be, will comply with these covenants. If any of these assumptions or representations is inaccurate in any way, or any of the covenants are not satisfied, it could adversely affect the opinions.

Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the material U.S. federal income tax consequences of the merger to holders of OBA common stock are as follows.

Exchange of OBA common stock for F.N.B. common stock. Each holder of OBA common stock who receives F.N.B. common stock in the merger generally will not recognize gain or loss (except to the extent of cash received in lieu of fractional shares, as discussed below).

In general, the aggregate tax basis in the shares of F.N.B. common stock that OBA shareholders will receive upon the merger will equal such holders’ aggregate tax basis in the shares of OBA common stock surrendered, decreased by the amount of basis allocated to any fractional share such holder was deemed to receive and subsequently sell. An OBA shareholder’s holding period for the shares of F.N.B. common stock that are received in the merger, including any fractional share deemed received and sold as described below, generally will include such holder’s holding period for the shares of OBA common stock surrendered in the merger. The amount of F.N.B. common stock received in the merger includes any fractional share of F.N.B. common stock deemed to be received prior to the exchange of such fractional share for cash. See “—Cash Received in Lieu of a Fractional Share” below.

If U.S. holders of OBA common stock acquired different blocks of shares of OBA common stock at different times or at different prices, such holders’ basis and holding period in their shares of F.N.B. common stock may be determined with reference to each block of shares of OBA common stock. Any such holders should consult their tax advisors regarding the manner in which shares of F.N.B. common stock received in the exchange should be allocated among different blocks of shares of OBA common stock and with respect to identifying the bases or holding periods of the particular shares of F.N.B. common stock received in the merger. Because these rules are complex, we recommend that each OBA shareholder who may be subject to these rules consult his, her, or its own tax advisor.

Cash Received in Lieu of a Fractional Share. OBA shareholders who receive cash instead of fractional shares of F.N.B. common stock will be treated as having received the fractional shares in the merger and then as having exchanged the fractional shares for cash. These holders will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocable to the fractional shares. The gain or loss will be capital gain or loss and long-term capital gain or loss if the holder has held the shares of OBA common stock exchanged for more than one year at the effective time of the merger. The deductibility of capital losses is subject to limitations. In addition to the regular income tax, U.S. holders that are individuals, trusts or estates and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare tax on their “net investment income.” For this purpose, net investment income generally would include net gain recognized with respect to a disposition of shares of OBA common stock pursuant to the merger (including cash received instead of fractional shares) or F.N.B. common stock received in the merger, unless such net gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consist of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, please consult your tax advisors regarding the applicability of the Medicare tax with respect to your disposition of shares of OBA common stock pursuant to the merger.

Backup Withholding. Non-corporate holders of our shares may be subject to information reporting and backup withholding at a rate of 28% on any cash payments in lieu of fractional shares received in 2014. Generally, backup withholding will not apply, however, if a holder of OBA common stock:

•	furnishes a correct taxpayer identification number to the exchange agent and certifies that such holder is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal received; or

•	is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax, and will generally be allowed as a refund or credit against a holder’s U.S. federal income tax liability, provided the holder furnishes the required information to the IRS.

Reporting Requirements. A significant holder of our shares for U.S. federal income tax purposes who receives shares of F.N.B. common stock upon completion of the merger will be required to retain records pertaining to the merger and to file with such holder’s U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. For this purpose, an OBA shareholder is only a significant holder if the person owns at least 5% of our outstanding shares or has a basis of $1,000,000 or more in our shares. Such statement must include the holder’s tax basis in and fair market value of our shares surrendered in the merger.

THE FOREGOING SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO YOU. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO YOU.

DESCRIPTION OF F.N.B. CAPITAL STOCK

As a result of the merger, OBA shareholders who receive shares of F.N.B. common stock in the merger will become shareholders of F.N.B. The following summary of F.N.B. capital stock, including the common stock to be issued in the merger, is not complete and is qualified by reference to the F.N.B. articles of incorporation and the F.N.B. bylaws. You are urged to read the applicable provisions of Florida law, the F.N.B. articles of incorporation and the F.N.B. bylaws and U.S. federal law governing bank holding companies carefully and in their entirety.

Common Stock

F.N.B. is authorized to issue up to 500,000,000 shares of common stock, par value $0.01 per share. As of April 30, 2014, there were 166,426,974 shares of F.N.B. common stock outstanding. Pursuant to the Capital Purchase Program of the U.S. Department of the Treasury (the “U.S. Treasury”) F.N.B. had issued to the U.S. Treasury a warrant expiring on January 9, 2019, which is exercisable for up to 651,042 shares of F.N.B. common stock, $0.01 par value per share, at an exercise price of $11.52 per share. In connection with F.N.B.’s acquisitions of Parkvale Financial Corporation, completed on January 1, 2012, and Annapolis Bancorp, Inc., completed on April 6, 2013, F.N.B. assumed the warrants those institutions had issued to the U.S. Treasury pursuant to the Capital Purchase Program, subject to appropriate adjustments to reflect the exchange ratio that F.N.B. offered to Parkvale and Annapolis Bancorp shareholders in those acquisitions. As a result, following its acquisition of Parkvale, F.N.B. issued to the U.S. Treasury a warrant expiring on December 23, 2018 to purchase up to 819,640 shares of F.N.B. common stock at an exercise price of $5.81 per share; and following F.N.B.’s acquisition of Annapolis Bancorp, F.N.B. issued to the U.S. Treasury a warrant expiring on January 30, 2019 to purchase up to 342,564 shares of F.N.B. common stock at an initial exercise price of $3.57 per share. All of the warrants F.N.B. issued to the U.S. Treasury are immediately exercisable.

Voting and Other Rights. The holders of F.N.B. common stock are entitled to one vote per share, and in general a majority of the votes cast with respect to a matter is sufficient to authorize action upon such matter. Directors are elected by a plurality of votes cast, and each shareholder entitled to vote in an election of directors is entitled to vote each share of stock for as many persons as there are directors to be elected. In elections of directors, shareholders do not have the right to cumulate their votes.

In the event of a liquidation, holders of F.N.B. common stock are entitled to receive pro rata any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of the holders of any of shares of F.N.B. preferred stock then outstanding. For a description of the F.N.B. preferred stock currently outstanding, see “—Preferred Stock.”

F.N.B. common stock does not carry any preemptive rights, redemption privileges, sinking fund privileges or conversion rights.

Distributions. The holders of F.N.B. common stock are entitled to receive such dividends or distributions as the F.N.B. board of directors may declare out of funds legally available for such payments, subject to any prior rights of any of F.N.B.’s then outstanding preferred stock. F.N.B.’s payment of distributions is subject to the restrictions of Florida law applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it had been dissolved at the time of distribution, to satisfy claims upon dissolution of shareholders who have rights superior to the rights of the holders of its common stock. F.N.B. may pay stock dividends, if any are declared, from authorized but unissued shares.

As a holding company, F.N.B. relies primarily on dividends from its subsidiaries as a source of funds to meet its corporate obligations. F.N.B.’s ability to pay dividends to shareholders is largely dependent on dividends from its subsidiaries, principally its banking subsidiary, First National Bank of Pennsylvania. The right of F.N.B. to participate in any distribution of earnings or assets of its subsidiaries is subject to the prior claims of creditors of those subsidiaries. Under U.S. federal law, the amount of dividends that a national bank such as First National Bank of Pennsylvania may pay in a calendar year is dependent on the amount of net income for the current year combined with its retained net income for the two preceding years. Also, bank regulators have the authority to prohibit First National Bank of Pennsylvania from paying dividends if the bank regulators determine that it is in an unsafe or unsound condition or that the payment would be an unsafe and unsound banking practice.

Transfer Agent. The transfer agent and registrar for F.N.B.’s common stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016; telephone number (800) 866-1340.

For more information regarding the rights of holders of F.N.B. common stock, see “Comparison of Shareholder Rights” beginning on page [    ].

Preferred Stock

F.N.B.’s board of directors is authorized to provide for the issuance by F.N.B. of up to 20,000,000 shares of preferred stock, par value $0.01 per share, without shareholder approval unless otherwise required. F.N.B.’s board of directors is authorized to determine the rights, qualifications, limitations and restrictions of each series of F.N.B. preferred stock at the time of issuance, including, without limitation, rights as to dividends, voting, liquidation preferences and convertibility into shares of F.N.B. common stock. If so determined by F.N.B.’s board of directors, shares of F.N.B. preferred stock may have dividend, redemption, voting and liquidation rights that take priority over its common stock, and may be convertible into F.N.B. common stock.

Series E Preferred Stock. On October 31, 2013, pursuant to action by its board of directors, F.N.B. amended its articles of incorporation to fix the designations, preferences, limitations and relative rights of its Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E (the “Series E Preferred Stock”). There currently are 110,877 shares of Series E Preferred Stock issued and outstanding.

The terms of the Series E Preferred Stock provide that holders of the Series E Preferred Stock are entitled to receive, if, when and as declared by the F.N.B. board of directors, non-cumulative cash dividends at a rate per annum equal to 7.25% payable quarterly in arrears. No dividends may be paid on F.N.B.’s common stock or other junior stock unless all the full dividends for the latest dividend period have been declared and paid on all outstanding shares of the Series E Preferred Stock. F.N.B. may, at its option, redeem the Series E Preferred Stock on or after February 15, 2024, in whole or in part, at a redemption price equal to the liquidation amount per share ($1,000) plus the per share amount of any declared and unpaid dividends. The Series E Preferred Stock is also redeemable at F.N.B.’s option upon the occurrence of certain events affecting the treatment of the Series E Preferred Stock for purposes of the capital adequacy guidelines or regulations of the Federal Reserve Board or other appropriate federal banking agency. In the event of a liquidation, dissolution or winding-up of F.N.B., the holders of the Series E Preferred Stock will be entitled to receive an amount per share equal to the liquidation amount per share ($1,000), plus any declared and unpaid dividends prior to the payment of the liquidating distribution, after satisfaction of liabilities or obligations to creditors and subject to the rights of holders of any shares of capital stock ranking senior to the Series E Preferred Stock, but before any distribution of assets is made to holders of F.N.B. common stock or any other class or series of F.N.B. capital stock ranking junior to the Series E Preferred Stock with respect to distributions on liquidation, dissolution or winding-up.

Holders of the Series E Preferred Stock have no voting rights except in limited circumstances, including: the right to elect two directors, whose seats will be automatically added to the then-current board of directors of F.N.B. in certain circumstances where dividends have not been paid for six or more quarterly dividend periods; the right to vote on the authorization, creation or issuance of shares of a class or series of stock that is senior to the Series E Preferred Stock with respect to payment of dividends or as to distributions upon the liquidation, dissolution or winding-up of F.N.B.; the right to vote on amendments to the F.N.B. articles of incorporation which adversely affect the rights, preferences, privileges or special powers of the Series E Preferred Stock; and the right to vote on a binding share exchange or re-classification involving the Series E Preferred Stock or a merger or consolidation of F.N.B. unless the Series E Preferred Stock remains outstanding or is exchanged for preference securities that are not materially less favorable than the terms of the Series E Preferred Stock.

INFORMATION ABOUT F.N.B. CORPORATION

F.N.B. Corporation, headquartered in Hermitage, Pennsylvania, is a regional diversified financial services company operating in six states and three major metropolitan areas, including Pittsburgh, Pennsylvania, where it holds the number three retail deposit market share, Baltimore, Maryland, where it holds the number ten retail deposit market share, and Cleveland, Ohio. As of March 31, 2014, F.N.B. had total assets of $14.5 billion and 283 banking offices throughout Pennsylvania, Ohio, West Virginia and Maryland. F.N.B. provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, asset based lending, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. F.N.B.’s wealth management services include asset management, private banking and insurance. F.N.B. also operates Regency Finance Company, which had 72 consumer finance offices in Pennsylvania, Ohio, Kentucky and Tennessee as of March 31, 2014.

As of March 31, 2014, F.N.B. had community banking offices in Pennsylvania, eastern Ohio, central Maryland and northern West Virginia, a leasing company and an insurance agency. First National Bank of Pennsylvania offers the services traditionally offered by full-service commercial banks, including commercial and individual demand and time deposit accounts and commercial, mortgage and individual installment loans. First National Bank of Pennsylvania also offers various alternative investment products, including mutual funds and annuities. As of March 31, 2014, First National Bank of Pennsylvania had total assets, total liabilities and total shareholders’ equity of approximately $14.3 billion, $12.4 billion and $1.9 billion, respectively.

Regency Finance, F.N.B.’s consumer finance subsidiary, has 22 offices in Pennsylvania, 19 offices in Tennessee, 16 offices in Ohio, and 15 offices in Kentucky. Regency Finance principally makes personal installment loans to individuals and purchases installment sales finance contracts from retail merchants.

Another F.N.B. subsidiary, First National Trust Company, provides a broad range of personal and corporate fiduciary services, including the administration of decedent and trust estates. First National Trust Company had approximately $3.2 billion of assets under management as of March 31, 2014.

First National Investment Services Company, LLC offers a broad array of investment products and services for wealth management customers through a networking relationship with a brokerage firm. F.N.B. Investment Advisors, Inc., an investment advisor registered with the SEC, offers wealth management customers objective investment programs featuring mutual funds, annuities, stocks and bonds.

F.N.B.’s insurance segment operates principally through First National Insurance Agency, LLC, or FNIA. FNIA is a full-service insurance agency offering a broad line of commercial and personal insurance through major carriers to businesses and individuals primarily within F.N.B.’s geographic markets.

F.N.B.’s insurance segment also includes a reinsurance subsidiary, Penn-Ohio Life Insurance Company, which underwrites, as a reinsurer, credit life and accident and health insurance sold by F.N.B.’s lending subsidiaries. In addition, First National Bank of Pennsylvania has a direct subsidiary, First National Corporation, a Pennsylvania corporation that offers title insurance products.

The address of the principal executive offices of F.N.B. is One F.N.B. Boulevard, Hermitage, Pennsylvania 16148. F.N.B.’s telephone number is (724) 981-6000, and its Internet address is www.fnbcorporation.com. The information on F.N.B.’s website is not part of this proxy statement/prospectus. For additional information about F.N.B., see “Where You Can Find More Information,” beginning on page [    ].

INFORMATION ABOUT OBA FINANCIAL SERVICES, INC.

OBA Financial Services, Inc.

OBA Financial Services, Inc. is a Maryland corporation that owns 100% of the common stock of OBA Bank. On January 21, 2010, OBA completed its initial public offering of common stock in connection with the mutual-to-stock conversion of OBA Bancorp, MHC, selling 4,628,750 shares of common stock at $10.00 per share and raising $46.3 million of gross proceeds. Since the completion of the initial public offering, OBA has not engaged in any significant business activity other than owning the common stock of and having deposits in OBA Bank. At March 31, 2014, OBA had consolidated assets of $402 million, consolidated deposits of $303 million, and consolidated stockholders’ equity of $73 million.

OBA’s executive offices are located at 20300 Seneca Meadows Parkway, Germantown, Maryland 20876. OBA’s telephone number at this address is (301) 916-0742.

OBA Bank

OBA Bank is a federal savings bank headquartered in Germantown, Maryland. OBA Bank was organized in 1861 and reorganized into the mutual holding company structure in 2007. OBA Bank is a wholly-owned subsidiary of OBA Financial Services, Inc. OBA Bank provides financial services to individuals, families, and businesses through six banking offices located in the Maryland counties of Montgomery, Howard, and Anne Arundel.

OBA Bank’s executive offices are located at 20300 Seneca Meadows Parkway, Germantown, Maryland 20876. OBA Bank’s telephone number at this address is (301) 916-0742.

Available Information

OBA Financial Services, Inc. is a public company and files interim, quarterly, and annual reports with the SEC. These respective reports are on file and a matter of public record with the SEC and may be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC (http://www.sec.gov).

OBA’s website address is www.obabank.com. Information on this website should not be considered a part of this proxy statement/prospectus.

General

OBA Bank’s business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in commercial real estate, commercial business, construction, and residential mortgage loans, home equity loans and lines of credit, and investment securities. To a lesser extent, OBA Bank also originates other consumer loans. OBA Bank offers a variety of deposit accounts, including commercial and consumer checking, money market, savings, individual retirement accounts, and certificates of deposit.

Market Area

OBA Bank’s operations are conducted from four full-service branch offices located in Montgomery County, Maryland, which is on the northwest border of Washington, D.C., a full-service branch office located in Howard County, Maryland, and a full-service branch office in Anne Arundel County, Maryland. Government, professional and business services, and education and health services are the leading industries in the local economy. Maryland has a larger share of professional, technical, and government jobs and a smaller share of manufacturing jobs as compared to the United States.

The national unemployment rate decreased from 7.5% to 6.7% from March 2013 to March 2014. The state of Maryland seasonally adjusted unemployment rate decreased from 6.7% in March 2013 to 5.6% in March 2014. Maryland’s labor force, at approximately 3.1 million for March 2014, remained essentially unchanged from March 2013. Unemployment rates (not seasonally adjusted) for Montgomery and Howard Counties were 4.4% and 4.2% for March 2014, respectively, decreased from 5.1% and 4.9%, in March 2013. The unemployment rate (not seasonally adjusted) in Anne Arundel County decreased from 5.9% in March 2013 to 5.2% for March 2014.

While market rates have risen from their historic lows, total housing starts in the United States decreased on an annualized basis by 4.7% in March 2014 as compared to March 2013. In Maryland, housing starts increased approximately 32.0% during the twelve months ended March 31, 2014 compared to March 31, 2013. Existing median home sales in Maryland increased approximately 1.8% during the twelve months ended March 31, 2014 as compared to March 31, 2013. In Maryland, the average sales price of existing homes in March 2014 was approximately $292 thousand, or 1.4% higher, than March 2013 when the average sale price of existing homes was $288 thousand. The average sales price of homes in Howard County increased by approximately 11.9% in March 2014, to approximately $438 thousand, as compared to March 2013. In Montgomery County, the median sales price remained unchanged at $375 thousand in March 2014 as compared to March 2013. Median home prices in Anne Arundel County increased to $298 thousand in March 2014 as compared to March 2013, an increase of 2.8%.

Competition

OBA Bank faces intense competition in making loans and attracting deposits in the market areas served by OBA Bank. OBA Bank competes with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and investment banking firms. Some competitors have greater name recognition and market presence that benefit them in attracting business and offer certain services that OBA Bank does not or cannot provide.

Lending Activities

OBA Bank’s primary lending activities are the origination of commercial real estate, commercial business, construction, and residential mortgage loans, and home equity loans and lines of credit. To a lesser extent, OBA Bank also originates other consumer loans.

Commercial Real Estate Loans. Properties securing OBA Bank’s commercial real estate loans generally include small office buildings, office/warehouse space, and other general use commercial structures. OBA Bank is seeking to originate more loans for business owner-occupied properties and select investment properties. OBA Bank typically seeks to originate commercial real estate loans with initial principal balances of $2.5 million or less. All of OBA Bank’s commercial real estate loans are secured by properties located in OBA Bank’s primary market area.

In the underwriting of commercial real estate loans, OBA Bank generally lends up to the lesser of 80% of the property’s appraised value or purchase price. The credit decision is based primarily on the economic viability of the property and the creditworthiness of the borrower. In evaluating a proposed commercial real estate loan, the ratio of the property’s projected net cash flow to the loan’s debt service requirement, generally requiring a minimum ratio of 125%, is emphasized and is computed after deductions for a vacancy factor and property expenses, as deemed appropriate. Personal guarantees are usually obtained from commercial real estate borrowers. OBA Bank requires title insurance, fire and extended coverage casualty insurance, and, if appropriate, flood insurance, in order to protect OBA Bank’s security interest in the underlying property. Almost all of OBA Bank’s commercial real estate loans are generated internally by OBA Bank’s loan officers.

Commercial Business Loans. OBA Bank makes secured and unsecured commercial business loans primarily to small and medium sized businesses primarily located in Montgomery, Howard, and Anne Arundel

Counties, Maryland. OBA Bank is well diversified from an industry perspective with no major concentrations in any industry. Commercial business loans, both fixed and adjustable rate, consist of term loans, as well as, closed and open-end lines of credit for the purpose of current asset financing, equipment purchase, working capital, and other general business purposes. The adjustable-rate is generally indexed to a short-term market rate. OBA Bank seeks to originate loans with principal balances between $100 thousand and $2.5 million. Generally, the maximum term of a commercial business loan is ten years.

Construction Loans. OBA Bank makes construction loans for rental properties, commercial buildings, and homes built by developers on speculative, undeveloped property. The terms of commercial construction loans are made in accordance with OBA Bank’s commercial loan policy. Advances on construction loans are made in accordance with a schedule reflecting the cost of construction, but are generally limited to an 80% loan-to-completed-appraised-value ratio. Generally, before making a commitment to fund a construction loan, OBA Bank requires an appraisal of the property by a state-certified or state-licensed appraiser. OBA Bank reviews and inspects all properties before disbursement of funds during the term of the construction loan. Repayment of construction loans on residential properties is normally expected from the property’s eventual rental income, income from the borrower’s operating entity, or the sale of the subject property. In the case of income-producing property, repayment is usually expected from permanent financing upon completion of construction. Construction loans are interest-only loans during the construction period, which generally will not exceed twelve months, and convert to permanent, fully amortizing financing following the completion of construction. OBA Bank typically provides the permanent mortgage financing on OBA Bank’s construction loans on income-producing property.

Residential Mortgage Loans. OBA Bank offers fixed-rate and adjustable-rate residential mortgage loans with maturities up to 30 years. Residential mortgage loans are generally underwritten according to Freddie Mac guidelines. OBA Bank refers to loans that conform to such guidelines as Conforming Loans. OBA Bank generally originates both fixed and adjustable rate mortgage loans in amounts up to the maximum Conforming Loan limits as established by the Federal Housing Finance Agency; which is, generally, $417 thousand for single-family homes, but is $626 thousand for single-family homes located in the Washington, D.C. metropolitan area. OBA Bank also originates loans above the amounts for Conforming Loans, which are referred to as Jumbo Loans. OBA Bank’s maximum loan amount for Jumbo Loans is generally $1.0 million. OBA Bank generally underwrites Jumbo Loans in a manner similar to Conforming Loans. Jumbo Loans are not uncommon in OBA Bank’s market area. Loans in excess of $417 thousand are generally originated for retention in OBA Bank’s loan portfolio.

OBA Bank’s loan policies allow for the origination of loans with loan-to-value ratios up to 95%. OBA Bank generally requires private mortgage insurance for loans with loan-to-value ratios in excess of 80%. During the nine months ended March 31, 2014, OBA Bank originated one residential mortgage loan with a loan-to-value ratio in excess of 80%.

OBA Bank offers a first-time home buyer program. Through this program, the borrower could potentially qualify for a credit towards closing costs.

Other than construction loans and home equity lines of credit, OBA Bank does not offer interest only mortgage loans on residential properties. An interest only loan is defined as the borrower paying interest only for an initial period, after which the loan converts to a fully amortizing loan. Additionally, OBA Bank does not offer loans that provide for negative amortization of principal. These loans allow the borrower to pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. OBA Bank does not offer subprime loans, loans that generally target borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios, or Alt-A loans, traditionally defined as loans having less than full documentation.

Home Equity Loans and Lines of Credit. Home equity loans and lines of credit are secured by the borrower’s primary residence or secondary residence. OBA Bank’s home equity loans are originated with fixed rates of interest and with terms of up to 15 years. Home equity lines of credit have a maximum term of 25 years. The borrower is permitted to draw against the line during the first ten years of the line of credit. During this draw period, repayments are made on an interest-only basis. After this initial ten-year draw period, the borrower is required to make payments to principal based on a fifteen year amortization.

The home equity lines of credit are currently originated with adjustable rates of interest. Home equity loans and lines of credit are generally underwritten with the same criteria that are used to underwrite residential mortgage loans. For a borrower’s primary residence, home equity loans and lines of credit may be underwritten with a maximum loan-to-value ratio of 75% when combined with the principal balance of the existing mortgage loan, while the maximum loan-to-value ratio on secondary residences and investment properties is 70% when combined with the principal balance of the existing mortgage loan.

OBA Bank requires appraisals on home equity loans and lines of credit. At the time of closing a home equity loan or line of credit, OBA Bank records the mortgage to perfect the security interest in the underlying collateral. At March 31, 2014, OBA Bank’s self-imposed maximum limit for a home equity loan or a line of credit was, generally, $200 thousand. During the nine months ended March 31, 2014, OBA Bank originated one home equity loan or line of credit with a loan-to-value ratio in excess of 80%.

Loan Originations, Purchases, Sales, Participations and Servicing. All loans originated are underwritten pursuant to OBA Bank’s policies and procedures, which incorporate standard underwriting guidelines, including those of Freddie Mac, to the extent applicable. OBA Bank originates both adjustable-rate and fixed-rate loans. Most of OBA Bank’s residential mortgage loan originations are generated by OBA Bank’s employees located in OBA Bank’s branch offices and corporate headquarters.

OBA Bank intends to sell most of the residential mortgage loans it originates servicing released, but will retain many of its originated jumbo residential mortgage loans. Loans sold by OBA Bank are sold without recourse, except for normal representations and warranties provided in sale transactions. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, contacting delinquent borrowers, supervising foreclosures and property dispositions in the event of un-remedied defaults, making certain insurance and tax payments are paid on behalf of the borrowers, and generally administering the loans. OBA Bank retains a portion of the interest paid by the borrower on the loans serviced as consideration for the servicing activities.

During the nine months ended March 31, 2014, OBA Bank did not have to repurchase any loans or provide loss reimbursement on loans sold.

From time to time, OBA Bank enters into participations in commercial loans with other banks. In these circumstances, OBA Bank will generally follow OBA Bank’s customary loan underwriting and approval policies.

Loan Approval Procedures and Authority. OBA Bank’s lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by OBA Bank’s Board of Directors (“Board”). The loan approval process is intended to assess the borrower’s ability to repay the loan and value of the property that will secure the loan. To assess the borrower’s ability to repay, OBA Bank reviews the borrower’s employment and credit history and information on the historical and projected income and expenses of the borrower. OBA Bank requires full documentation on all loan applications.

Management establishes OBA Bank’s policies and loan approval limits; which are approved by the Board. Consumer loans in amounts up to $100 thousand, residential real estate loans up to the Freddie Mac conforming loan limit, and commercial loans up to $2.0 million can be approved by designated individual officers or officers acting together with specific lending approval authority. Relationships in excess of these amounts require the approval of the Board or its loan committee.

OBA Bank requires appraisals for all real property securing residential mortgage and commercial real estate loans and home equity loans and lines of credit. All appraisals are performed by state-licensed or state-certified appraisers. OBA Bank’s practice is to have local appraisers approved annually by the Board.

Investments

OBA Bank’s securities portfolio consists primarily of mortgage-backed securities issued by U.S. Government agencies or U.S. Government-sponsored enterprises that are backed by the full faith and credit of the U.S. government.

OBA Bank’s Investment Committee, which is comprised of the Board’s Executive Committee and OBA Bank’s Chief Financial Officer, has primary responsibility for establishing and overseeing the investment policy. The general investment strategies are developed by the Chief Financial Officer and approved by the Management Asset Liability Committee and the Investment Committee or Board. OBA Bank’s President and the Chief Financial Officer are responsible for the execution of specific investment actions. These officers are authorized to execute investment transactions of up to $1.0 million per transaction without the Investment Committee or Board’s prior approval of the investment strategy provided the transactions are within the scope of the established investment policy. The investment policy is reviewed and approved annually by the Management Asset Liability Committee and changes to the policy are subject to approval by the Investment Committee or Board. Investment policy objectives include, but are not limited to, providing liquidity necessary to conduct business activities of OBA Bank, collateral for pledging, a portfolio of high credit quality assets, and enhancing profitability within the overall asset/liability management objectives of OBA Bank. All gains and losses on securities transactions are reported to the Board on a monthly basis.

OBA Bank’s current investment policy permits, among other securities, investments in securities issued by the U.S. Government as well as mortgage-backed securities and direct obligations of Fannie Mae, Freddie Mac and Ginnie Mae. OBA Bank’s current investment policy does not permit investment derivatives as defined in federal banking regulations or in other high-risk securities. The investment policy permits, among other assets and with certain limitations, investments in certificates of deposit, collateralized mortgage obligations, auction rate/money market preferred securities, and mutual funds, limited to adjustable rate mortgage funds. The policy also permits investments in equity securities, generally limited to agency and Federal Home Loan Bank of Atlanta (“FHLB”) common and preferred stock. OBA Bank’s investment in equity securities outside the policy’s general limitation totaled $50 thousand at March 31, 2014 and is not considered material.

OBA Bank’s investment policy expressly prohibits the use of the investment portfolio for market-oriented trading activities or speculative purposes unless otherwise approved by the Board. OBA Bank does not intend to profit in the investment account from short-term securities price movements. Accordingly, OBA Bank does not currently have a trading account for investment securities.

Accounting guidance requires that, at the time of purchase, OBA Bank designate a security as either held to maturity, available-for-sale, or trading based upon OBA Bank’s ability and intent to hold the security. Securities available-for-sale and trading securities are reported at fair value and securities held to maturity are reported at amortized cost. A periodic review and evaluation of the available-for-sale and held-to-maturity securities portfolios is conducted to determine if the fair value of any security has declined below its carrying value and whether such decline is other-than-temporary. The fair values of mortgage-backed securities are based on quoted market prices or, when quoted prices in active markets for identical assets are not available, are based on matrix pricing, which is a mathematical technique that relies on the securities’ relationship to other benchmark quoted prices.

Mortgage-backed securities are securities issued in the secondary market that are collateralized by pools of mortgages. Certain types of mortgage-backed securities are commonly referred to as pass-through certificates because the principal and interest of the underlying loans are passed through to investors, net of certain costs, including servicing and guarantee fees. Mortgage-backed securities typically are collateralized by pools of residential mortgages. Issuers of such securities pool the loans and resell the participation interests in the form of securities to investors. The interest rate on the security is lower than the interest rates on the underlying loans to allow for payment of servicing and guaranty fees. Ginnie Mae, Fannie Mae, and Freddie Mac, either guarantee the payments or guarantee the timely payment of principal and interest to investors. Mortgage-backed securities are more liquid than individual mortgage loans since there is an active trading market for such securities. In addition, mortgage-backed securities may be used to collateralize borrowings. Investments in mortgage-backed securities include a risk that actual principal payments will be greater or less than the prepayment rate estimated at the time of purchase, or prepayment risk. The difference in expected cash flow may require adjustments to the amortization of premium or accretion of discount relating to the security, thereby affecting the net yield on the security.

Sources of Funds

General. Deposits traditionally have been the primary source of funds for investment and lending activities. OBA Bank also borrows from the Federal Home Loan Bank of Atlanta and from securities dealers to supplement cash flow needs, change the maturity of liabilities for interest rate risk management purposes, and manage OBA Bank’s cost of funds. Additional sources of funds are scheduled loan payments, maturing investments, loan repayments, customer repurchase agreements, retained earnings, income on other earning assets, and the proceeds of loan sales.

Deposits. OBA Bank accepts deposits primarily from the areas in which OBA Bank’s offices are located. OBA Bank relies on competitive pricing and products, convenient locations, and quality customer service to attract and retain deposits. OBA Bank offers a variety of deposit accounts with a range of interest rates and terms. The deposit accounts consist of commercial and consumer checking, money market, savings, individual retirement accounts, and certificates of deposit. OBA Bank accepts deposits through the Certificate of Deposit Account Registry Service (“CDARS”) program, which are classified as brokered deposits for regulatory purposes and can accept brokered deposits.

Interest rates paid, maturity terms, service fees, and withdrawal penalties are reviewed and adjusted on a periodic basis by Management and approved by OBA Bank’s Asset Liability Committee. Deposit rates and terms are based primarily on current operating strategies, market interest rates, liquidity requirements, and OBA Bank’s deposit growth goals.

Borrowings. OBA Bank’s borrowings consist of advances from the Federal Home Loan Bank of Atlanta and funds borrowed from securities dealers and customers under repurchase agreements. Advances from the Federal Home Loan Bank of Atlanta are secured by pledged mortgage-backed securities, as well as, a blanket pledge on various categories of assets. Repurchase agreements are generally secured by mortgage-backed securities.

Personnel

As of March 31, 2014, OBA had 64 full-time equivalent employees. OBA’s employees are not represented by any collective bargaining group. Management believes that there is a good working relationship with OBA’s employees.

FEDERAL AND STATE TAXATION

Federal Taxation

General. OBA Financial Services, Inc. and OBA Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to OBA.

Method of Accounting. For federal income tax purposes, OBA Bank files a consolidated tax return with OBA Financial Services, Inc., reports its income and expenses on the accrual method of accounting, and uses a tax year ending June 30th for filing their consolidated federal income tax returns.

Corporate Dividends. OBA Financial Services, Inc. can exclude from its income 100.0% of dividends received from OBA Bank as a member of the same affiliated group of corporations.

Audit of Tax Returns. OBA’s federal income tax returns, as applicable, have not been audited in the most recent five-year period.

State Taxation

The State of Maryland imposes an income tax of approximately 8.25% on income measured substantially the same as federally taxable income, except that U.S. Government interest is not fully taxable. OBA’s state income tax returns have not been audited in the most recent five-year period.

SUPERVISION AND REGULATION

General

OBA Bank is supervised and examined by the Office of the Comptroller of the Currency and is subject to examination by the Federal Deposit Insurance Corporation (“FDIC”). This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the FDIC’s deposit insurance funds and depositors, and not for the protection of security holders. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and, sensitivity to market interest rates. The Office of the Comptroller of the Currency examines OBA Bank and prepares reports on any operating deficiencies for the consideration of its Board of Directors. OBA Bank also is a member of and owns stock in the Federal Home Loan Bank of Atlanta, which is one of the twelve regional banks in the Federal Home Loan Bank System. OBA Bank also is regulated to a lesser extent by the Federal Reserve Board, governing reserves to be maintained against deposits and other matters. OBA Bank’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a much lesser extent, state law, especially in matters concerning the ownership of deposit accounts and the form and content of OBA Bank’s loan documents.

Any change in these laws or regulations, whether by the FDIC, the Office of the Comptroller of the Currency, or Congress, could have a material adverse impact on OBA, and its operations.

OBA Financial Services, Inc., as a savings and loan holding company, is required to file certain reports with, is subject to examination by, and otherwise must comply with the rules and regulations of the Federal Reserve Board. OBA is also subject to the rules and regulations of the SEC under the federal securities laws.

Certain of the regulatory requirements that are applicable to OBA Bank and OBA Financial Services, Inc. are described below. This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on OBA Bank and OBA Financial Services, Inc., and is qualified in its entirety by reference to the actual statutes and regulations.

Dodd-Frank Act

The Dodd-Frank Act has changed bank regulatory structure and is affecting the lending, investment, trading, and operating activities of financial institutions and their holding companies. The Dodd-Frank Act eliminated OBA’s former primary federal regulator, the Office of Thrift Supervision and required OBA Bank to be regulated by the Office of the Comptroller of the Currency, the primary federal regulator for national banks, as of July 21, 2011. The Dodd-Frank Act also authorizes the Federal Reserve Board to supervise and regulate all savings and loan holding companies in addition to the bank holding companies that it previously regulated. The Dodd-Frank Act also requires the Federal Reserve Board to set minimum capital levels for depository institution holding companies that are as stringent as those required for the insured depository subsidiaries. Additionally, the components of Tier 1 capital would be restricted to capital instruments that are currently considered to be Tier 1 capital for insured depository institutions.

The Dodd-Frank Act also created the Consumer Financial Protection Bureau (“CFPB”) with broad powers to supervise and enforce consumer protection laws. The CFPB has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit unfair, deceptive or abusive acts and practices. The CFPB has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Banks and savings institutions with $10 billion or less in assets continue to be examined for compliance by their applicable bank regulators. The legislation also weakened the federal preemption available for national banks and federal savings associations, and gave state attorneys general the ability to enforce applicable federal consumer protection laws.

The legislation also broadened the base for FDIC insurance assessments. Assessments are now based on an institution’s average consolidated total assets less tangible equity capital. The Dodd-Frank Act also permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250 thousand per depositor. The legislation also required rules governing retention of a portion of credit risk by originators of certain securitized loans, stipulated regulatory rate-setting for certain debit card interchange fees, repealed restrictions on the payment of interest on commercial demand deposits and contained a number of reforms related to mortgage originations. The Dodd-Frank Act increased stockholder influence over boards of directors by requiring companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments and authorizing the SEC to promulgate rules that would allow stockholders to nominate and solicit votes for their own candidates using a company’s proxy materials. The legislation directed the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded or not. The Dodd-Frank Act provided for originators of certain securitized loans to retain a percentage of the risk for transferred loans, directed the Federal Reserve Board to regulate pricing of certain debit card interchange fees and contained a number of reforms related to mortgage origination.
Federal Banking Regulation

Business Activities. A federal savings bank derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and federal regulations. Under these laws and regulations, OBA Bank may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities, and certain other assets, subject to applicable limits. OBA Bank also may invest specified amounts in subsidiaries that may engage in activities not otherwise permissible for OBA Bank, including real estate investment and securities and insurance brokerage.

Capital Requirements. Federal regulations require savings banks to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for savings banks receiving the highest rating on the CAMELS rating system) and an 8% risk-based capital ratio.

The risk-based capital standard for savings banks requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets, and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital. Additionally, a savings bank that retains credit risk in connection with an asset sale may be required to maintain additional regulatory capital because of the purchaser’s recourse against the savings bank. In assessing an institution’s capital adequacy, the Office of the Comptroller of the Currency takes into consideration not only these numeric factors but also qualitative factors as well, and has the authority to establish higher capital requirements for individual associations where necessary.

In July 2013, the Federal Deposit Insurance Corporation and the other federal bank regulatory agencies issued a final rule that will revise their leverage and risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. The final rule applies to all depository institutions, top-tier bank holding companies with total consolidated assets of $500 million or more and top-tier savings and loan holding companies. Among other things, the rule establishes a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), increases the minimum Tier 1 capital to risk-based assets requirement (from 4% to 6% of risk-weighted assets) and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property. The final rule also requires unrealized gains and losses on certain “available-for-sale” securities holdings to be included for purposes of calculating regulatory capital requirements unless a one-time opt-in or opt-out is exercised. The rule limits a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements. The final rule becomes effective for OBA Bank on January 1, 2015. The capital conservation buffer requirement will be phased in beginning January 1, 2016 and ending January 1, 2019, when the full capital conservation buffer requirement will be effective.

At March 31, 2014 OBA Bank’s capital exceeded all applicable requirements.

Loans-to-One Borrower. Generally, a federal savings bank may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate.

Qualified Thrift Lender Test. As a federal savings bank, OBA Bank must satisfy the qualified thrift lender test (“QTL”). Under the QTL, OBA Bank must maintain at least 65% of its portfolio assets in qualified thrift investments, primarily residential mortgages and related investments, including mortgage-backed securities, in at least nine months of the most recent 12-month period. Portfolio assets generally mean total assets of a savings bank, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of OBA Bank’s business. OBA Bank also may satisfy the QTL by qualifying as a domestic building and loan association as defined in the Internal Revenue Code. A savings bank that fails the QTL is subject to certain operating restrictions. In addition, the Dodd-Frank Act made noncompliance with the QTL potentially subject to agency enforcement action for violation of laws.

Capital Distributions. Federal regulations govern capital distributions by a federal savings bank, which include cash dividends, stock repurchases and other transactions charged to the savings bank’s capital account. A savings bank must file an application for approval of a capital distribution if:

•	the total capital distributions for the applicable calendar year exceed the sum of the savings bank’s net income for that year to date plus the savings bank’s retained net income for the preceding two years;

•	the savings bank would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or condition imposed by the Office of the Comptroller of the Currency; or

•	the savings bank is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every savings bank that is a subsidiary of a holding company must still file a regulatory notice at least 30 days before the Board of Directors declares a dividend or approves a capital distribution.

Such a notice or application may be disapproved if:

•	the savings bank would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution, if after making such distribution the institution would be undercapitalized.

Liquidity. A federal savings bank is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation. OBA Bank’s primary source of liquidity to meet short- and long-term funding needs are cash balances at the Federal Reserve Bank, deposits, loan repayments, repurchase agreements with security dealers, and borrowing lines at the Federal Home Loan Bank of Atlanta.

Community Reinvestment Act and Fair Lending Laws. All federal savings banks have a responsibility under the Community Reinvestment Act and related federal regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a federal savings bank, the Office of the Comptroller of the Currency is required to assess the savings bank’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A savings bank’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by regulators and the Department of Justice. OBA Bank received an “outstanding” Community Reinvestment Act rating in its most recent federal examination. The Community Reinvestment Act requires all Federal Deposit Insurance-insured institutions to publicly disclose their rating.

Transactions with Related Parties. A federal savings bank’s authority to engage in transactions with its affiliates is limited by federal regulations and by Sections 23A and 23B of the Federal Reserve Act and its implementation of Regulation W promulgated by the Board of Governors of the Federal Reserve System. An affiliate is generally a company that controls, is controlled by, or is under common control with an insured depository institution such as OBA Bank. OBA Financial Services, Inc. is an affiliate of OBA Bank. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative and collateral requirements. In addition, federal regulations prohibit a savings bank from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates. Federal regulations require savings banks to maintain detailed records of all transactions with affiliates.

OBA Bank’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders:

(i)	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

(ii)	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of OBA Bank’s capital.

In addition, extensions of credit in excess of certain limits must be approved by OBA Bank’s Board of Directors. Extensions of credit to executive officers are also subject to additional restrictions.

Enforcement. The Office of the Comptroller of the Currency has primary enforcement responsibility over federal savings banks and has the authority to bring enforcement action against all institution-affiliated parties, including directors, officers, stockholders, attorneys, appraisers, and/or accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a federal savings bank. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution, and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25 thousand per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1.0 million per day.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Prompt Corrective Action Regulations. Under prompt corrective action regulations, the Office of the Comptroller of the Currency is authorized and, under certain circumstances, required to take supervisory actions against undercapitalized savings banks. For this purpose, a savings bank is placed in one of the following five categories based on the savings bank’s capital:

•	well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

•	adequately capitalized (at least 4% leverage capital (3% for savings banks with a composite examination rating of 1), 4% Tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 4% leverage capital (3% for savings banks with a composite examination rating of 1), 4% Tier 1 risk-based capital or 3% leverage capital);

•	significantly undercapitalized (less than 6% total risk-based capital, 3% Tier 1 risk-based capital or 3% leverage capital); or

•	critically undercapitalized (less than 2% tangible capital).

Generally, the Office of the Comptroller of the Currency is required to appoint a receiver or conservator for a savings bank that is critically undercapitalized within specific time frames. The regulations also provide that a capital restoration plan must be filed with the Office of the Comptroller of the Currency within 45 days of the date a savings bank receives notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. Any holding company of the savings bank that is required to submit a capital restoration plan must guarantee the lesser of an amount equal to 5% of the savings bank’s assets at the time it was notified or deemed to be undercapitalized by the Office of the Comptroller of the Currency, or the amount necessary to restore the savings bank to adequately capitalized status. This guarantee remains in place until the Office of the Comptroller of the Currency notifies the savings bank that it has maintained adequately capitalized status for each of four consecutive calendar quarters. Failure by a holding company to provide the required guarantee will result in certain operating restrictions on the savings bank, such as restrictions on the ability to declare and pay dividends, pay executive compensation and management fees, and increase assets or expand operations. The Office of the Comptroller of the Currency may also take any one of a number of discretionary supervisory actions against undercapitalized savings banks, including the issuance of a capital directive and the replacement of senior executive officers and directors. The final rule discussed above that increases regulatory capital requirements will revise the prompt corrective action categories accordingly.

At March 31, 2014, OBA Bank met the criteria for being considered “well-capitalized.”

Insurance of Deposit Accounts. The Deposit Insurance Fund (“DIF”) of the FDIC insures deposits at FDIC-insured depository institutions, such as OBA Bank. Deposit accounts in OBA Bank are insured by the FDIC; generally up to a maximum of $250 thousand per separately insured depositor and up to a maximum of $250 thousand for self-directed retirement accounts.

The FDIC charges insured depository institutions premiums to maintain the DIF. Under the FDIC’s risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels, and certain other risk factors. Rates are based on each institution’s risk category and certain specified risk adjustments. Stronger institutions pay lower rates while riskier institutions pay higher rates. Assessment rates range from 2.5 to 45 basis points of an institution’s total assets less tangible capital.

The Dodd-Frank Act increased the minimum target ratio for the Deposit Insurance Fund from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits. The FDIC must seek to achieve the 1.35% ratio by September 30, 2020. Insured institutions with assets of $10 billion or more are supposed to fund the increase. The Dodd-Frank Act eliminated the 1.5% maximum fund ratio, instead leaving it to the discretion of the FDIC and the FDIC has exercised that discretion by establishing a long-term fund ratio of 2%.

In addition to the FDIC assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the FDIC, assessments for anticipated payments, issuance costs, and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended March 31, 2014, the annualized FICO assessment was equal to 0.62 basis points of an institution’s total assets less tangible capital.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC. OBA Bank does not know of any practice, condition, or violation that could lead to termination of its deposit insurance.

Prohibitions Against Tying Arrangements. Federal savings banks are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Home Loan Bank System. OBA Bank is a member of the Federal Home Loan Bank System, which consists of twelve regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the Federal Home Loan Bank of Atlanta, OBA Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank.

Other Regulations

Interest and other charges collected or contracted for by OBA Bank are subject to state usury laws and federal laws concerning interest rates. OBA Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Real Estate Settlement Procedures Act, requiring that borrowers for mortgage loans for residential real estate receive various disclosures, including good faith estimates of settlement costs, lender servicing and escrow account practices, and prohibiting certain practices that increase the cost of settlement services;

•	Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed, or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act; and

•	Rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of OBA Bank also are subject to the:

•	Right to Financial Privacy Act which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•	Check Clearing for the 21st Century Act, which gives substitute checks, such as digital check images and copies made from that image, the same legal standing as the original paper check;

•	The USA PATRIOT Act, which requires savings banks to, among other things, establish broadened anti-money laundering compliance programs and due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements that also apply to financial institutions under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

•	The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to opt out of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

General. OBA Financial Services, Inc. is a non-diversified savings and loan holding company within the meaning of the Home Owners’ Loan Act. As such, OBA is registered with the Federal Reserve Board and subject to Federal Reserve Board regulations, examinations, supervision, and reporting requirements. In addition, the Federal Reserve Board has enforcement authority over OBA and its subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution.

The functions of the Office of Thrift Supervision relating to savings and loan holding companies and their subsidiaries, as well as rulemaking and supervision authority over savings and holding companies, were transferred to the Federal Reserve Board on July 21, 2011, as required by the Dodd-Frank Act.

Permissible Activities. The business activities of OBA are generally limited to those activities permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act of 1956, as amended, or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance as well as activities that are incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to prior regulatory approval and certain additional activities authorized by federal regulations.

Federal law prohibits a savings and loan holding company, including OBA, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or savings and loan holding company, without prior written approval of the Federal Reserve Board. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a non-subsidiary company engaged in activities that are not closely related to banking or financial in nature, or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

The Federal Reserve Board is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:

(i)	the approval of interstate supervisory acquisitions by savings and loan holding companies; and

(ii)	the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisition.

The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Capital. Savings and loan holding companies are not currently subject to specific regulatory capital requirements. The Dodd-Frank Act, however, requires the Federal Reserve Board to promulgate consolidated capital requirements for depository institution holding companies that are no less stringent, both quantitatively and in terms of components of capital, than those applicable to institutions themselves. Instruments such as cumulative preferred stock and trust preferred securities will no longer be includable as Tier 1 capital, which is currently permitted for bank holding companies. The final capital rule discussed above implements the consolidated capital requirements for savings and loan holding companies effective January 1, 2015, with the capital conservation buffer phased in between 2016 and 2019.

Source of Strength. The Dodd-Frank Act extended the “source of strength” doctrine to savings and loan holding companies. The regulatory agencies must issue regulations requiring that all bank and savings and loan holding companies serve as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

Dividends and Repurchases. The Federal Reserve Board has issued a supervisory letter regarding the payment of dividends and the repurchase of shares of common stock by bank holding companies that it has made applicable to savings and loan holding companies as well. In general, the supervisory letter provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality, and overall financial condition. Regulatory guidance provides for prior regulatory review of capital distributions in certain circumstances such as where OBA’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or OBA’s overall rate of earnings retention is inconsistent with OBA’s capital needs and overall financial condition. The ability of a holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. The supervisory letter also provides for regulatory review prior to a holding Company redeeming or repurchasing its stock in certain circumstances. These regulatory policies could affect the ability of OBA to pay dividends, repurchase shares of common stock, or otherwise engage in capital distributions.

Acquisition. Under the Federal Change in Control Act, a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire direct or indirect control of a savings and loan holding company. Under certain circumstances, such as where the company involved has securities registered with the SEC under the Securities Exchange Act of 1934, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of the company’s outstanding voting stock, unless the Federal Reserve Board has found that the acquisition will not result in control of the company. That rebuttable presumption applies to OBA. A change in control is defined under federal law occur upon the acquisition of 25% or more of the company’s outstanding voting stock. Under the Change in Control Act, the Federal Reserve Board generally has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition.

Federal Securities Laws

OBA’s common stock is registered with the SEC under the Securities Exchange Act of 1934. OBA is subject to the information, proxy solicitation, insider trading restrictions and, other requirements under the Securities Exchange Act of 1934.

OBA common stock held by persons who are affiliates (generally officers, directors and principal shareholders) of OBA may not be resold without registration or unless sold in accordance with certain resale restrictions. If OBA meets specified current public information requirements, each affiliate of OBA is able to sell in the public market, without registration, a limited number of shares in any three-month period.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, OBA’s Chief Executive Officer and Chief Financial Officer are required to certify that OBA’s quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the SEC under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of OBA’s internal control over financial reporting; they have made certain disclosures to OBA’s auditors and the audit committee of the Board of Directors about OBA’s internal control over financial reporting; and they have included information in OBA’s quarterly and annual reports about their evaluation and whether there have been changes in OBA’s internal control over financial reporting or in other factors that could materially affect internal control over financial reporting. OBA was subject to further reporting requirements beginning with the fiscal year ended June 30, 2011 under the requirements of the Sarbanes-Oxley Act. OBA has prepared policies, procedures and systems designed to ensure compliance with these regulations.

Properties

OBA Bank operates from a main office and three full-service branches located in Montgomery County, a full-service branch located in Howard County, Maryland, and a full-service branch located in Anne Arundel County, Maryland. The following table sets forth information with respect to OBA’s full-service banking offices, including the expiration date of leases with respect to leased facilities.

CORPORATE HEADQUARTERS— GERMANTOWN BRANCH 20300 Seneca Meadows Parkway Germantown, MD 20876	BETHESDA 5229 River Road Bethesda, MD 20816 2/28/2021	GAITHERSBURG 201 N. Frederick Avenue Suite 100 Gaithersburg, MD 20877 11/30/2018

COLUMBIA 10840 Little Patuxent Parkway Columbia, MD 21044 2/28/2013	ROCKVILLE 451 Hungerford Drive Suite 101 Rockville, MD 20850 9/30/2020	ARUNDEL MILLS 7556 Teague Road Suite 108 Hanover, MD 21076 11/30/2021

Legal Proceedings

At March 31, 2014, OBA was not involved in any legal proceedings the outcome of which OBA believes would be material to its financial condition or results of operation.

Changes to and Disagreements With Accountants on Accounting and Financial Disclosure

None.

Market, Holder and Dividend Information for OBA’s Common Equity

OBA’s common stock is traded on the NASDAQ under the symbol “OBAF.” The approximate number of holders of record of OBA’s common stock as of [                    ], 2014 was [            ]. Certain shares of OBA are held in nominee or street name and accordingly, the number of beneficial owners of such shares is not known or included in the foregoing number. For information regarding quarterly market information for OBA common stock, see “Comparative Market Prices and Dividends” on page [    ].

Dividend payments by OBA are dependent on dividends it receives from OBA Bank, because OBA has no source of income other than dividends from OBA Bank, earnings from the investment of proceeds from the sale of shares of common stock retained by OBA and interest payments with respect to OBA’s loan to the Employee Stock Ownership Plan. See “Information About OBA Financial Services, Inc.—Supervision and Regulation—Federal Banking Regulation—Capital Distributions” beginning on page [    ].

Securities Authorized for Issuance Under OBA Equity Compensation Plans

The following table sets forth the information as of June 30, 2013 with respect to compensation plans (other than the OBA employee stock ownership plan) under which equity securities of the registrant are authorized for issuance.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise prices of outstanding options, warrants and rights		Number of common stock remaining available for future issuance under stock based compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by stockholders	531,103	(1)	$14.88	(2)	116,922
Equity compensation plans not approved by stockholders	N/A		N/A		N/A

Total	531,103		$14.88		116,922

(1)	Grants under the plan were issued on July 21, 2011, December 19, 2011, and March 1, 2013.
(2)	Reflects exercise price of options only.

OBA MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Forward-Looking Statements

When used in this proxy statement/prospectus, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our expectations or beliefs concerning future events and it is possible that the results described in this proxy statement/prospectus will not be achieved. Such statements are subject to certain risks and uncertainties including changes in economic conditions in OBA’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in OBA’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. OBA does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events except as required by law.

The principal objective of this financial review is to provide an overview of the consolidated financial condition and results of operations of OBA Financial Services, Inc. and its subsidiary, OBA Bank. This discussion and tabular presentations should be read in conjunction with the accompanying Consolidated Financial Statements and Notes, as well as, other information contained herein.

Overview of Income and Expenses

Income

OBA has two primary sources of pre-tax income. Net interest income is the difference between interest income, which is the income OBA earns on its loans and investments, and interest expense, which is the interest OBA pays on its deposits and borrowings.

Non-interest income is the compensation received from providing products and services and from other income. Non-interest income is primarily earned from service charges on deposit accounts, loan servicing fees, and bank owned life insurance income. OBA also earns income from the sale of residential mortgage loans and other fees and charges.

OBA recognizes gains or losses as a result of the sale of investment securities, foreclosed property, and premises and equipment. In addition, OBA recognizes losses on its investment securities that are considered other-than-temporarily impaired. Gains and losses are not a regular part of OBA’s primary sources of income.

Expenses

The expenses OBA incurs in operating its business consist of salaries and employee benefits, occupancy and equipment expense, external processing fees, FDIC assessments, Director fees, and other non-interest expenses.

Salaries and employee benefits expense consists primarily of the salaries and wages paid to employees, expenses for health care, retirement, and other employee benefits, stock based compensation, and payroll taxes.

Occupancy expenses, which are fixed or variable costs associated with premises and equipment, consist primarily of lease payments, real estate taxes, depreciation charges, maintenance, and cost of utilities.

Equipment expense includes expenses and depreciation charges related to office and banking equipment.

External processing fees are paid to third parties primarily for data processing services.

Other expenses include expenses for professional services, including, but not limited to, legal, accounting, and consulting services, the early repayment of certain borrowings, advertising and marketing, charitable contributions, insurance, office supplies, postage, telephone, and other miscellaneous operating expenses.

Critical Accounting Policies and Estimates

The Notes to the Consolidated Financial Statements contain a summary of OBA’s significant accounting policies, including a discussion of recently issued accounting pronouncements. These policies, as well as, estimates made by Management, are integral to the presentation of OBA’s operations and financial condition. These accounting policies require that Management make highly difficult, complex, or subjective judgments and estimates at times regarding matters that are inherently uncertain or susceptible to change. Management has discussed these significant accounting policies, the related estimates, and its judgments with the Audit Committee of the Board. Additional information regarding these policies can be found in the Notes to the Consolidated Financial Statements.

Discussion and analysis of the financial condition and results of operations are based on the consolidated financial statements of OBA, which are prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of any contingent assets and liabilities for the reporting periods. Management evaluates estimates on an on-going basis and bases its estimates on historical experience and various other factors and assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Management believes the following critical accounting policies require the most significant judgments and estimates used in preparation of the financial statements:

Allowance for Loan Losses. Management maintains an allowance for loan losses at an amount estimated to equal all credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the statement of condition date. Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio and other relevant factors. However, this evaluation is inherently subjective, as it requires an estimate of the loss rates for each loan group and for each impaired loan, an estimate of the amounts and timing of expected future cash flows, or an estimate of the value of collateral. Based on the estimate of the level of allowance for loan losses required, Management records a provision for loan losses to maintain the allowance for loan losses at an appropriate level.

The determination of the allowance for loan losses is based on Management’s current judgments about the loan portfolio credit quality and Management’s consideration of all known relevant internal and external factors that affect loan collectability, as of the reporting date. Management cannot predict with certainty the amount of loan charge-offs that will be incurred. Management does not currently determine a range of loss with respect to the allowance for loan losses. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review OBA’s allowance for loan losses. Such agencies may require that Management recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination. Accordingly, actual results could differ from those estimates.

Deferred Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be used. The recoverability of deferred tax assets is dependent upon future taxable income.

Other-Than-Temporary Impairment. In estimating other-than-temporary impairment of investment securities, securities are evaluated periodically, and at least quarterly, to determine whether a decline in their value is other than temporary.

Management considers numerous factors when determining whether potential other-than-temporary impairment exists and the period over which a debt security is expected to recover. The principal factors considered are the length of time and the extent to which the fair value has been less than the amortized cost basis, the financial condition of the issuer (and guarantor, if any), any adverse conditions specifically related to the security, industry, or geographic area, failure of the issuer of the security to make scheduled interest or principal payments, any changes to the rating of a security by a rating agency, and the presence of credit enhancements, if any, including the guarantee of the federal government or any of its agencies.

For debt securities, other-than-temporary impairment is considered to have occurred if Management intends to sell the security, Management will, more likely than not, be required to sell the security before recovery of its amortized cost basis, or the present value of expected cash flows is not sufficient to recover the entire amortized cost basis. In determining the present value of expected cash flows, Management discounts the expected cash flows at the effective interest rate implicit in the security at the date of acquisition or, for debt securities that are beneficial interests in securitized financial assets, at the current rate used to accrete the beneficial interest. In estimating cash flows expected to be collected, Management uses available information with respect to security prepayment speeds, expected deferral rates and severity, whether subordinated interests, if any, are capable of absorbing estimated losses and the value of any underlying collateral.

Overview

Total assets increased $20.5 million, or 5.4%, to $402.1 million at March 31, 2014 from $381.6 million at June 30, 2013. For the nine months ended March 31, 2014, OBA had net income of $832 thousand, or $0.22 basic and diluted earnings per share, compared to net income of $894 thousand, or $0.24 basic and $0.23 diluted earnings per share, for the nine months ended March 31, 2013. Net interest margin, the percentage of net interest income to average interest-earning assets, increased to 3.83% for the nine months ended March 31, 2014 from 3.78% for the nine months ended March 31, 2013. Net interest income, the difference between interest income and interest expense, increased $90,000 to $10.2 million for the nine months ended March 31, 2014 from $10.1 million for the nine months ended March 31, 2013.

Non-performing assets totaled $4.2 million, or 1.04% of total assets, at March 31, 2014, compared to $697 thousand, or 0.18% of total assets, at June 30, 2013. OBA Bank had $1.2 million of loans delinquent 30 days or greater at March 31, 2014, compared to $779 thousand of such delinquencies at June 30, 2013. In addition, OBA Bank provided $24 thousand for loan losses during the nine months ended March 31, 2014 compared to a provision for loan losses of $324 thousand during the nine months ended March 31, 2013, a decrease of $300 thousand.

Total assets decreased $10.5 million, or 2.7%, to $381.6 million at June 30, 2013 from $392.1 million at June 30, 2012. For the fiscal year ended June 30, 2013, OBA had net income of $1.1 million, or $0.28 basic and diluted earnings per share, compared to net income of $268 thousand, or $0.07 basic and diluted earnings per share, for the fiscal year ended June 30, 2012. Net interest margin, the percentage of net interest income to average interest-earning assets, increased to 3.89% for the fiscal year ended June 30, 2013 from 3.59% for the fiscal year ended June 30, 2012. Net interest income, the difference between interest income and interest expense, increased $1.5 million to $13.8 million for the fiscal year ended June 30, 2013 from $12.3 million for the fiscal year ended June 30, 2012.

Non-performing assets totaled $697 thousand, or 0.18% of total assets, at June 30, 2013, compared to $6.1 million, or 1.55% of total assets, at June 30, 2012. OBA Bank had $779 thousand of loans delinquent 30 days or greater at June 30, 2013, compared to $6.1 million of such delinquencies at June 30, 2012. In addition, OBA Bank provided $503 thousand for loan losses during the fiscal year ended June 30, 2013 compared to a provision for loan losses of $1.1 million during the fiscal year ended June 30, 2012, a decrease of $582 thousand.

Balance Sheet Analysis

Cash and Cash Equivalents. At March 31, 2014, cash and cash equivalents increased $16.4 million to $32.6 million, from $16.2 million, at June 30, 2013. The increase in cash and cash equivalents was primarily due to an increase of $20.2 million in total deposits during the same period.

At June 30, 2013 and 2012, OBA had $16.2 million and $31.5 million of cash and cash equivalents, respectively. The reduction in cash and cash equivalents was primarily due to an increase in loans and securities and a decrease in borrowings partially offset by an increase in total deposits.

Loans. At March 31, 2014, total gross loans were $306.3 million, an increase of $3.0 million, as compared to $303.3 million at June 30, 2013. The commercial loan portfolio increased $12.2 million to $207.4 million at March 31, 2014 from $195.1 million at June 30, 2013 as OBA continued its focus on originating commercial loans. The commercial real estate loan portfolio increased $13.8 million, to $153.9 million, at March 31, 2014 from $140.1 million at June 30, 2013. The commercial construction portfolio increased $1.4 million, to $14.4 million, at March 31, 2014 from $13.0 million at June 30, 2013. These increases were offset by decreases of $2.9 million, to $39.1 million, in the commercial business portfolio, $6.8 million, to $73.8 million, in the residential mortgage portfolio, and $2.5 million, to $25.1 million in the home equity loans and lines of credit portfolio.

At June 30, 2013, total loans were $303.3 million, or 79.5% of total assets, as compared to $296.2 million, or 75.6% of total assets at June 30, 2012. During the year ended June 30, 2013, the loan portfolio increased $7.0 million, or 2.4%. The increase in loans was primarily due to an increase in commercial business, commercial real estate, and construction loans partially offset by decreases in residential mortgage loans and home equity loans and lines of credit.

Loan Portfolio Composition. The following table sets forth the composition of OBA’s loan portfolio at the dates indicated.

	At March 31, 2014		At June 30,
			2013		2012		2011		2010		2009
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
Residential mortgage	$73,772	24.1%	$80,529	26.6%	$93,266	31.5%	$97,285	34.5%	$123,452	44.5%	$151,468	53.3%
Commercial real estate	153,909	50.2	140,104	46.2	136,036	45.9	108,756	38.6	85,423	30.7	64,930	22.8
Construction	14,402	4.7	13,044	4.3	1,850	0.6	1,180	0.4	1,071	0.4	4,935	1.7
Home equity loans and lines of credit	25,080	8.2	27,598	9.1	33,110	11.2	38,785	13.8	41,655	15.0	40,812	14.3
Commercial business	39,136	12.8	42,001	13.8	31,979	10.8	35,860	12.7	26,234	9.4	22,481	7.9

Total loans	306,299	100.0%	303,276	100.0%	296,241	100.0%	281,866	100.0%	277,835	100.0%	284,626	100.0%

Allowance for loan losses	(3,521)		(3,473)		(3,035)		(2,246)		(1,737)		(1,167)

Total loans, net	$302,778		$299,803		$293,206		$279,620		$276,098		$283,459

Loan Portfolio Maturities. The following table summarizes the scheduled repayments of the loan portfolio at the dates indicated. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less.

	Residential Mortgage	Commercial Real Estate	Construction	Home Equity Loans and Lines of Credit	Commercial Business	Total
	(In thousands)
Due during the Years Ending June 30,
2014	$5,079	$10,964	$3,123	$506	$4,669	$24,341
2015	4,436	12,750	9,921	117	3,799	31,023
2016	4,450	20,180	—	119	3,657	28,406
2017 to 2018	8,477	41,083	—	227	5,938	55,725
2019 to 2023	16,880	44,318	—	551	2,570	64,319
2024 to 2028	14,822	6,840	—	3,460	69	25,191
2029 and beyond	26,385	3,969	—	22,618	21,299	74,271

Total	$80,529	$140,104	$13,044	$27,598	$42,001	$303,276

The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at the date indicated:

	Due after June 30, 2013
	Fixed	Adjustable	Total
	(In thousands)
Real estate loans:
Residential mortgages	$57,657	$17,793	$75,450
Commercial real estate	90,925	38,215	129,140
Construction	—	9,921	9,921
Home equity loans and lines of credit	1,508	25,584	27,092
Commercial business	16,950	20,382	37,332

Loans contractually due after one year	167,040	111,895	278,935
Loans contractually due one year or less	17,867	6,474	24,341

Total loans	$184,907	$118,369	$303,276

Securities. The following table sets forth the amortized cost and estimated fair value of the available for sale and held to maturity securities portfolios at the dates indicated.

	At March 31, 2014		At June 30,
			2013		2012		2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Residential mortgage-backed securities	$43,041	$43,252	$38,426	$38,604	$35,406	$36,899	$38,170	$39,458
Trust preferred securities	29	29	41	40	70	54	117	115
Other securities	50	50	50	50	50	50	50	50

Total securities	$43,120	$43,331	$38,517	$38,694	$35,526	$37,003	$38,337	$39,623

OBA’s mortgage-backed securities are guaranteed by the Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, or Government National Mortgage Association. At March 31, 2014, the securities portfolio totaled $43.3 million, or 10.8% of total assets, as compared to $38.6 million, or 10.1% of total assets, at June 30, 2013.

Total residential mortgage-backed securities increased $1.8 million to $38.6 million, or 10.1% of total assets, at June 30, 2013 from $36.9 million, or 9.4% of total assets, at June 30, 2012. The reduction in the unrealized gain in the securities portfolio as of June 30, 2013 was the result of an increase in long term market interest rates as compared to the original purchase yield of the securities.

OBA currently owns one immaterial position in an insurance company-backed pooled trust preferred security that is performing as contractually obligated.

Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at March 31, 2014 are summarized in the following table. Maturities are based on the final contractual maturity dates and do not reflect the impact of repayments or early redemptions that may occur. No tax-equivalent adjustments have been made, as OBA did not hold any tax-advantaged investment securities at March 31, 2014.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Residential mortgage-backed securities	$—	—%	$182	5.05%	$7,813	2.73%	$35,046	2.48%	$43,041	$43,252	2.54%
Trust preferred securities	—	—	—	—	—	—	29	1.49	29	29	1.49
Other securities	—	—	—	—	—	—	50	—	50	50	—

Total	$—	—%	$182	—%	$7,813	2.73%	$35,125	2.48%	$43,120	$43,331	2.53%

Deposits. OBA Bank accepts deposits primarily from the areas in which OBA Bank’s offices are located. Management’s focus is building broader customer relationships and targeting small business customers to increase core deposits. OBA Bank also relies on enhanced technology and customer service to attract and retain deposits. OBA Bank offers a variety of deposit accounts with a range of interest rates and terms. OBA Bank’s deposit accounts consist of commercial and retail checking accounts, money market deposit accounts, savings accounts, certificates of deposit, and individual retirement accounts. OBA Bank accepts deposits through the CDARS program, which are classified as brokered deposits for regulatory purposes, and can accept other brokered deposits.

Interest rates paid, maturity terms, service fees, and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies, market interest rates, liquidity requirements, and OBA Bank’s deposit growth goals.

At March 31, 2014, deposits increased $20.2 million to $303.5 million from $283.3 million at June 30, 2013. Total checking accounts increased $11.5 million to $125.2 million at March 31, 2014. Total certificates of deposits increased $17.0 million to $88.9 million at March 31, 2014. These increases were primarily offset by a decrease of $8.8 million, to $82.4 million, in money market accounts at March 31, 2014.

During the fiscal year ended June 30, 2013, deposits increased $13.7 million, or 5.1%, to $283.3 million from $269.6 million at June 30, 2012. The increase primarily resulted from an increase in time certificates of deposit of $11.1 million and a $2.4 million increase in non-interest bearing demand accounts. OBA Bank issued, at historically low long-term interest rates, longer-term brokered certificates of deposit to match the interest rate risk characteristics of the commercial loan portfolios.

The following tables set forth the distribution of the average total deposit accounts by account type, for the periods indicated.

	For the Nine Months Ended March 31,
	2014			2013
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Non-interest bearing	$43,672	15.0%	—%	$40,308	14.9%	—%
Interest bearing checking	72,541	24.9	0.38	72,619	26.9	0.43
Savings and escrow	7,620	2.6	0.10	7,271	2.7	0.13
Money Market	87,950	30.2	0.39	91,288	33.8	0.45
Certificates of deposit	79,519	27.3	0.77	58,264	21.7	0.92

Total deposits	$291,302	100.0%	0.32%	$269,750	100.0%	0.35%

	For the Fiscal Years Ended June 30,
	2013			2012			2011
	(Dollars in thousands)
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
Non-interest bearing	$40,306	14.8%	—%	$32,736	12.6%	—%	$25,761	11.1%	—%
Interest bearing checking	72,414	26.5	0.43	63,684	24.4	0.58	59,917	25.9	0.57
Savings and escrow	7,402	2.7	0.12	7,181	2.8	0.32	7,134	3.1	0.43
Money Market	91,237	33.4	0.44	88,355	33.9	0.76	68,145	29.5	0.79
Certificates of deposit	61,770	22.6	0.88	68,834	26.3	1.74	70,131	30.4	2.44

Total deposits	$273,129	100.0%	0.46%	$260,790	100.0%	0.87%	$231,088	100.0%	1.14%

The following table sets forth the maturities of certificates of deposit in amounts greater than or equal to $100 thousand as of the date indicated.

At March 31, 2014
(In thousands)
Three months or less	$9,737
Over three months through six months	13,081
Over six months through one year	9,410
Over one year to three years	13,764
Over three years	1,809

Total	$47,801

Borrowings. OBA’s borrowings consist primarily of advances from the Federal Home Loan Bank of Atlanta and funds borrowed from depositors; primarily small business customers under repurchase agreements. At March 31, 2014, total borrowings decreased $1.2 million to $22.9 million from $24.2 million at June 30, 2013. Customer repurchase agreements decreased $1.1 million to $7.4 million at March 31, 2014 from $8.5 million at June 30, 2013. At March 31, 2014 and June 30, 2013, Federal Home Loan Bank advances totaled $15.5 million and $15.6 million, respectively.

During the fiscal year ended June 30, 2013, borrowings decreased $19.3 million, or 44.4%, to $24.2 million. At June 30, 2013, Federal Home Loan Bank advances totaled $15.6 million, or 5.0% of total liabilities, and repurchase agreements totaled $8.5 million, or 2.8% of total liabilities. OBA’s sole repurchase agreement with a securities dealer matured during the fiscal year ended June 30, 2013. That matured repurchase agreement was $5.0 million and the rate was 3.23%. OBA had two long term FHLB advances, for a total of $8.0 million, mature during the fiscal year ended June 30, 2013 at an average rate of 3.06%. Also, OBA repaid $3.3 million of a longer term, $10.0 million, Federal Home Loan Bank advance, which carries a rate of 5.15%, incurring a loss of $488 thousand.

At March 31, 2014, OBA had access to additional Federal Home Loan Bank advances of up to $94.4 million. At June 30, 2013, OBA had access to additional Federal Home Loan Bank advances of up to $46.6 million.

The following table sets forth information concerning balances and interest rates on Federal Home Loan Bank advances at the dates and for the periods indicated.

	At or for the Nine Months Ended March 31,		At or for the Years Ended June 30,
	2014	2013	2013	2012	2011
	(Dollars in thousands)
Balance at end of period	$15,528	$21,405	$15,623	$26,997	$29,618
Average balance during the period	$15,571	$23,885	$22,658	$34,082	$35,845
Maximum outstanding at any month end	$15,612	$29,426	$29,426	$42,058	$43,166
Weighted average interest rate at end of period	4.27%	3.94%	4.26%	4.00%	3.90%
Weighted average interest rate during period	4.31%	3.75%	3.89%	3.30%	3.72%

The following table sets forth information concerning balances and interest rates on securities dealer repurchase agreements at the dates and for the periods indicated.

	At or for the Nine Months Ended March 31,		At or for the Years Ended June 30,
	2014	2013	2013	2012	2011
	(Dollars in thousands)
Balance at end of period	$—	$—	$—	$5,000	$5,000
Average balance during the period	$—	$4,745	$3,562	$5,000	$5,000
Maximum outstanding at any month end	$—	$5,000	$5,000	$5,000	$5,000
Weighted average interest rate at end of period	—%	—%	—%	3.23%	3.23%
Weighted average interest rate during period	—%	3.23%	3.23%	3.23%	3.23%

The following table sets forth information concerning balances and interest rates on customer repurchase agreements at the dates and for the periods indicated.

	At or for the Nine Months Ended March 31,		At or for the Years Ended June 30,
	2014	2013	2013	2012	2011
	(Dollars in thousands)
Balance at end of period	$7,416	$7,057	$8,544	$11,434	$10,566
Average balance during the period	$9,624	$9,681	$9,273	$10,196	$12,300
Maximum outstanding at any month end	$12,929	$9,132	$14,132	$14,291	$18,361
Weighted average interest rate at end of period	0.22%	0.22%	0.22%	0.20%	0.58%
Weighted average interest rate during period	0.22%	0.22%	0.20%	0.49%	0.68%

Stockholders’ Equity. Equity totaled $73.0 million at March 31, 2014 and $71.3 million at June 30, 2013. At March 31, 2014, OBA had repurchased 160,098 shares of the 210,377 shares of common stock approved in its third share repurchase program. OBA’s initial share repurchase program was completed as of May 3, 2012, pursuant to which OBA repurchased 462,875 shares. OBA’s second share repurchase program was completed on April 17, 2013, having repurchased 208,294 shares. OBA’s Board of Directors adopted a third share repurchase program, previously disclosed in OBA’s Form 8-K filed on April 29, 2013. OBA terminated the third repurchase program concurrent with the signing of the merger agreement between OBA and F.N.B.

At June 30, 2013, stockholders’ equity was $71.3 million, a decrease of $4.4 million, or 5.8%, from $75.7 million at June 30, 2012 primarily due to OBA’s share repurchase program.

Average Balances and Yields

The following tables set forth average balance sheets, average yields and rates, and certain other information for the periods indicated. No tax-equivalent yield adjustments were made, as OBA did not hold any tax-advantaged interest-earning assets during the fiscal years indicated. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of net deferred costs, discounts and premiums that are amortized or accreted to interest income.

(Dollars in thousands)	For the Nine Months Ended March 31,
	2014			2013
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
Assets:
Interest-earning assets:
Loans:
Residential mortgage	$76,800	$2,423	4.20%	$89,308	$2,894	4.32%
Commercial real estate	147,830	5,668	5.11	134,358	5,648	5.60
Construction	12,052	451	4.98	3,275	126	5.13
Home equity & lines of credit	26,524	614	3.08	31,002	712	3.06
Commercial business	40,649	1,661	5.44	39,063	1,611	5.49

Total loans	303,855	10,817	4.74	297,006	10,991	4.93

Loans held for sale	80	3	5.00	274	6	2.92

Investments
Mortgage-backed securities	39,227	682	2.32	43,000	716	2.22
Trust preferred securities	37	—	—	61	1	2.18
Other investments & interest bearing deposits with banks	6,611	79	1.59	10,510	98	1.24

Total investments	45,875	761	2.21	53,571	815	2.03

Other	3,582	42	1.56	4,766	28	0.78

Total interest-earning assets	353,392	11,623	4.38	355,617	11,840	4.44

Allowance for loan losses	(3,538)			(3,220)
Cash and due from banks	22,400			13,185
Other assets	18,016			19,662

Total assets	$390,270			$385,244

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing checking	$72,541	$208	0.38	$72,619	$236	0.43
Savings and escrow	7,620	6	0.10	7,271	7	0.13
Money Market	87,950	255	0.39	91,288	306	0.45
Certificates of deposit	79,519	461	0.77	58,264	404	0.92

Total interest bearing deposits	247,630	930	0.50	229,442	953	0.55
FHLB advances	15,571	504	4.31	23,885	673	3.75
Repurchase agreements	9,624	16	0.22	14,426	131	1.21

Total interest-bearing liabilities	272,825	1,450	0.71	267,753	1,757	0.87

Noninterest-bearing demand deposits	43,672			40,308
Other liabilities	1,502			1,462
Stockholders’ equity	72,271			75,721

Total liabilities and stockholders’ equity	$390,270			$385,244

Net interest income		10,173			10,083

Net interest rate spread (1)			3.67%			3.56%
Net interest-earning assets (2)	$80,567			$87,864

Net interest margin (3)			3.83%			3.78%
Average interest-earning assets to average interest-bearing liabilities	129.53%			132.82%

(Dollars in thousands)	For the Fiscal Years Ended June 30,
	2013			2012			2011
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
Assets:
Interest-earning assets:
Loans:
Residential mortgage	$87,675	$3,773	4.30%	$94,643	$4,417	4.67%	$108,174	$5,490	5.08%
Commercial real estate	135,065	7,877	5.83	115,935	7,079	6.11	100,047	6,273	6.27
Construction	4,999	245	4.90	1,170	59	5.04	1,458	73	5.01
Home equity & lines of credit	30,282	929	3.07	36,056	1,143	3.17	40,504	1,315	3.25
Commercial business	39,442	2,143	5.43	34,362	1,998	5.81	30,867	1,912	6.19

Total loans	297,463	14,967	5.03	282,166	14,696	5.21	281,050	15,063	5.36

Loans held for sale	260	9	3.46	14	1	7.14	—	—	—
Investments
Mortgage-backed securities	42,301	926	2.19	37,969	984	2.59	27,546	1,016	3.69
Trust preferred securities	57	1	1.75	103	2	1.94	128	2	1.56
Other investments & interest bearing deposits with banks	10,248	126	1.23	11,774	131	1.11	9,207	102	1.11

Total investments	52,606	1,053	2.00	49,846	1,117	2.24	36,881	1,120	3.04

Other	4,141	37	0.89	10,424	94	0.90	7,539	65	0.86

Total interest-earning assets	354,470	16,066	4.53	342,450	15,908	4.65	325,470	16,248	4.99

Allowance for loan losses	(3,269)			(2,590)			(2,078)
Cash and due from banks	14,498			28,795			22,827
Other assets	19,551			19,338			19,113

Total assets	$385,250			$387,993			$365,332

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing checking	$72,414	$309	0.43	$63,684	$369	0.58	$59,917	$342	0.57
Savings and escrow	7,402	9	0.12	7,181	23	0.32	7,134	31	0.43
Money Market	91,237	402	0.44	88,355	673	0.76	68,145	537	0.79
Certificates of deposit	61,770	546	0.88	68,834	1,197	1.74	70,131	1,713	2.44

Total interest bearing deposits	232,823	1,266	0.54	228,054	2,262	0.99	205,327	2,623	1.28
FHLB advances	22,658	882	3.89	34,082	1,126	3.30	35,845	1,333	3.72
Repurchase agreements	12,835	134	1.04	15,196	211	1.39	17,300	245	1.42

Total interest-bearing liabilities	268,316	2,282	0.85	277,332	3,599	1.30	258,472	4,201	1.63

Noninterest-bearing demand deposits	40,306			32,736			25,761
Other liabilities	1,343			600			193
Stockholders’ equity	75,285			77,325			80,906

Total liabilities and stockholders’ equity	$385,250			$387,993			$365,332

Net interest income		13,784			12,309			12,047

Net interest rate spread (1)			3.68%			3.35%			3.36%
Net interest-earning assets (2)	$86,154			$65,118			$66,998

Net interest margin (3)			3.89%			3.59%			3.70%
Average interest-earning assets to average interest-bearing liabilities	132.11%			123.48%			125.92%

(1)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on OBA’s net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate, which are changes in rate multiplied by prior volume. The volume column shows the effects attributable to changes in volume, which are changes in volume multiplied by prior rate. The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Nine Months Ended March 31, 2014 vs. 2013			Years Ended June 30,
(In thousands)				2013 vs. 2012			2012 vs. 2011
	Increase (Decrease Due to		Total Increase	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate	(Decrease)	Volume	Rate		Volume	Rate
Assets:
Interest-earning assets:
Loans:
Residential mortgage	$(405)	$(66)	$(471)	$(325)	$(319)	$(644)	$(687)	$(386)	$(1,073)
Commercial real estate	566	(546)	20	1,168	(370)	798	996	(190)	806
Construction	338	(13)	325	193	(7)	186	(14)	—	(14)
Home equity & lines of credit	(103)	5	(98)	(183)	(31)	(214)	(144)	(28)	(172)
Commercial business	65	(15)	50	295	(150)	145	216	(130)	86

Total loans	461	(635)	(174)	1,148	(877)	271	367	(734)	(367)

Loans held for sale	(4)	1	(3)	18	(10)	8	—	1	1

Investments
Mortgage-backed securities	(63)	29	(34)	112	(170)	(58)	384	(416)	(32)
Trust preferred securities	—	(1)	(1)	(1)	—	(1)	—	—	—
Other investments & interest bearing deposits with banks	(36)	17	(19)	(17)	12	(5)	28	1	29

Total investments	(99)	45	(54)	94	(158)	(64)	412	(415)	(3)

Other	(7)	21	14	(57)	—	(57)	25	4	29

Total interest-earning assets	351	(568)	(217)	1,203	(1,045)	158	804	(1,144)	(340)

Liabilities:
Interest-bearing liabilities:
Interest-bearing checking	—	(28)	(28)	51	(111)	(60)	22	5	27
Savings and escrow	—	(1)	(1)	1	(15)	(14)	—	(8)	(8)
Money Market	(11)	(40)	(51)	22	(293)	(271)	159	(23)	136
Certificates of deposit	147	(90)	57	(123)	(528)	(651)	(32)	(484)	(516)

Total interest bearing deposits	136	(159)	(23)	(49)	(947)	(996)	149	(510)	(361)

FHLB advances	(234)	65	(169)	(377)	133	(244)	(66)	(141)	(207)
Repurchase agreements	(44)	(71)	(115)	(33)	(44)	(77)	(30)	(4)	(34)

Total interest-bearing liabilities	(142)	(165)	(307)	(459)	(858)	(1,317)	53	(655)	(602)

Change in net interest income	$493	$(403)	$90	$1,662	$(187)	$1,475	$751	$(489)	$262

Comparison of Operating Results for the Nine Months Ended March 31, 2014 and 2013

General. Net income decreased $62 thousand to $832 thousand for the nine months ended March 31, 2014 from net income of $894 thousand for the nine months ended March 31, 2013. The decrease in net income was primarily a result of an increase in non-interest expense of $498 thousand partially offset by an increase in net interest income of $90 thousand and a decrease in the provision for loan losses of $300 thousand.

Net Interest Income. Net interest income increased by $90 thousand, to $10.2 million for the nine months ended March 31, 2014 as compared to $10.1 million for the nine months ended March 31, 2013. Total interest expense decreased $307 thousand, or 17.5%, to $1.5 million for the nine months ended March 31, 2014 as compared to $1.8 million for the nine months ended March 31, 2013. The decrease in interest expense was primarily the result of OBA Bank decreasing deposit rates while maintaining its competitive position within the local market, paying off several matured Federal Home Loan Bank advances, and reducing the rate on customer repurchase agreements. Interest and dividend income decreased by $217 thousand to $11.6 million for the nine months ended March 31, 2014 as compared to $11.8 million for the nine months ended March 31, 2013. This decrease is primarily due to lower yields in the loan and securities portfolios.

The net interest margin was 3.83% for the nine months ended March 31, 2014 compared to 3.78% for the nine months ended March 31, 2013. The increase in the net interest margin was primarily a result of a 17 basis point decrease in the average yield of interest-bearing liabilities as compared to a five basis point decrease in the average yield on interest-earning assets. Net interest-earning assets decreased $7.3 million as average interest-earning assets decreased $2.2 million to $353.4 million for the nine months ended March 31, 2014 compared to $355.6 million for the nine months ended March 31, 2013. Average interest-bearing liabilities increased $5.1 million to $272.8 million for the nine months ended March 31, 2014 as compared to $267.7 million for the nine months ended March 31, 2013.

Interest and Dividend Income. Interest and dividend income decreased $217 thousand to $11.6 million from $11.8 million for the nine months ended March 31, 2014 and 2013, respectively, as continued low market interest rates resulted in lower yields on new loan production and securities purchased. The decrease in interest and dividend income was primarily the result of a decrease in interest income on loans and securities of $177 thousand to $10.8 million from $11.0 million and $53 thousand to $731 thousand from $784 thousand, respectively, for the periods ended March 31, 2014 and 2013, respectively, as low market interest rates produced continued pressure on loan and investment security yields.

The average yield on loans decreased 19 basis points, to 4.74%, for the nine months ended March 31, 2014 from 4.93% for the nine months ended March 31, 2013. Total average loans increased $6.8 million to $303.6 million, reflecting an increase in the average balance of commercial loans of $23.8 million to $200.5 million for the nine months ended March 31, 2014. The increase in average commercial loans was offset by a decrease in average residential mortgage loans of $12.5 million to $76.8 million and a decrease in average consumer loans of $4.5 million to $26.5 million for the nine months ended March 31, 2014 as compared to $89.3 million and $31.0 million, respectively, for the nine months ended March 31, 2013.

The average yield on securities increased 19 basis points to 2.21% for the nine months ended March 31, 2014 from 2.03% for the nine months ended March 31, 2013, due to the increase in market interest rates that slowed prepayments on the existing portfolio and the use of investment cash flows to purchase replacement bonds which contain higher yields due to the same increase in market interest rates.

Interest Expense. Interest expense decreased $307 thousand to $1.5 million from $1.8 million for the nine months ended March 31, 2014 and 2013, respectively. Deposit expense decreased by $23 thousand to $930 thousand for the nine months ended March 31, 2014 as the average rate paid on deposits decreased five basis points to 0.50% for the nine months ended March 31, 2014 from 0.55% for nine months ended March 31, 2013.

Interest expense on borrowings decreased $284 thousand to $520 thousand for the nine months ended March 31, 2014 from $804 thousand for the nine months ended March 31, 2013. The average cost of borrowings decreased five basis points to 2.71% for the nine months ended March 31, 2014 as a result of paying off higher costing Federal Home Loan Bank advances and reducing the rate on customer repurchase agreements.

Provision for Loan Losses. OBA’s provision for loan losses for the nine months ended March 31, 2014 was $24 thousand, a decrease of $300 thousand from $324 thousand, for the nine months ended March 31, 2013. For further discussion related to the provision for loan losses, see “Allowance for Loan Losses” beginning at page [    ]. For further discussions related to loan portfolio performance, see “Non-performing and Problem Assets” beginning at page [    ] and Note 4 of the notes to the consolidated financial statements for the nine months ended March 31, 2014.

Non-Interest Income. The following table summarizes changes in non-interest income:

	Nine Months Ended March 31,
			Change
	2014	2013	$	%
	(In thousands)
Customer service fees	$244	$262	$(18)	(6.9)%
Loan servicing fees	13	13	—	—
Bank owned life insurance income	199	213	(14)	(6.6)
Other non-interest income	135	95	40	42.1

Non-interest income before net gains (losses)	591	583	8	1.4
Net gain on sale of loans	37	43	(6)	(14.0)
Recovery (write-down) of other real estate property	—	(8)	8	(100.0)

Net gains (losses)	37	35	2	5.7

Total non-interest income	$628	$618	$10	1.6

Total non-interest income increased to $628 thousand for the nine months ended March 31, 2014, an increase of $10 thousand, as compared to $618 thousand for the nine months ended March 31, 2013. The increase in non-interest income before net gains (losses) was the result of an increase in other non-interest income of $40 thousand, to $135 thousand, for the period ended March 31, 2014 primarily offset by a decrease in Bank owned life insurance income of $14 thousand, to $199 thousand. The increase in other non-interest income was primarily the result of an increase of $31 thousand in rental income for the period ended March 31, 2014.

Non-Interest Expense. The following table summarizes changes in non-interest expense:

	Nine Months Ended March 31,
			Change
	2014	2013	$	%
	(In thousands)
Salaries and employee benefits	$5,435	$5,330	$105	2.0%
Occupancy and equipment	1,181	1,158	23	2.0
Data processing	769	590	179	30.3
Directors’ fees	297	266	31	11.7
FDIC assessments	129	206	(77)	(37.4)
Other non-interest expense	1,537	1,300	237	18.2

Total non-interest expense	$9,348	$8,850	$498	5.6

Total non-interest expense increased $498 thousand to $9.3 million for the nine months ended March 31, 2014 from $8.9 million for the nine months ended March 31, 2013. Data processing expenses increased $179 thousand, or 30.3%, to $769 thousand for the nine months ended March 31, 2014 as compared to $590 thousand for the nine months ended March 31, 2013 primarily as a result of the recent core system conversion undertaken by OBA. Other non-interest expense increased $237 thousand, to $1.5 million, for the period ended March 31, 2014 from $1.3 million for the period ended March 31, 2013 primarily due to costs associated with increased legal and regulatory costs associated with OBA’s annual stockholders’ meeting, legal, regulatory, and accounting expense expenses associated with merger agreement between OBA and F.N.B., and a fraud perpetrated on an OBA Bank customer in which OBA Bank reimbursed the customer. FDIC assessments decreased $77 thousand, to $129 thousand, for the nine months ended March 31, 2014 compared to $206 thousand for the nine months ended March 31, 2013 as a result of lower non-performing loans and its positive impact on the FDIC assessment calculation. Salaries and employee benefits increased $105 thousand, to $5.4 million, for the nine months ended March 31, 2014 from $5.3 million for the nine months ended March 31, 2013 primarily as a result of the addition of one new lender and higher ESOP compensation expense as a result of OBA’s higher market price for its common stock. For further detail regarding the merger agreement, see “Note 10—Subsequent Events” in the accompanying financial statements for the nine months ended March 31, 2014.

Income Taxes. OBA recorded income tax expense of $597 thousand for the nine months ended March 31, 2014, reflecting an effective tax rate of 41.8%, compared to income tax expense of $633 thousand for the nine months ended March 31, 2013, reflecting an effective tax rate of 41.5%. The difference from the effective tax rate to statutory tax rates reflects the amount of income received from bank-owned life insurance, which is tax-exempt for federal and state tax purposes, relative to total pre-tax income for each period.

Comparison of Operating Results for the Fiscal Years Ended June 30, 2013 and 2012

General. For the fiscal year ended June 30, 2013, OBA had net income of $1.1 million, or $0.28 basic and diluted earnings per share, compared to net income of $268 thousand, or $0.07 basic and diluted earnings per share, for the fiscal year ended June 30, 2012. For the fiscal year 2013, net income was positively impacted by an increase in net interest income, an increase in non-interest income and a decrease in the provision for loan losses offset by an increase in non-interest expense. Net interest income increased $1.5 million for the fiscal year ended June 30, 2013 to $13.8 million as total interest and dividend income increased and total interest expense decreased. Non-interest expense increased $746 thousand to $12.3 million for the fiscal year ended June 30, 2013. The provision for loan losses decreased $582 thousand to $503 thousand for the year ended June 30, 2013. Non-interest income increased $62 thousand to $796 thousand for the fiscal year ended June 30, 2013.

Net Interest Income. Net interest income increased $1.5 million, or 12.0%, to $13.8 million for the fiscal year ended June 30, 2013 compared to $12.3 million for the fiscal year ended June 30, 2012. Interest expense decreased $1.3 million as continued low market interest rates allowed OBA to reduce deposit rates while maintaining a competitive position in its local market. Non-interest bearing deposits increased $2.4 million, or 6.0%, to $42.4 million at June 30, 2013. The increase in deposits allowed OBA to pay off, at maturity, two higher costing FHLB borrowings and partially repay another higher costing FHLB borrowing. Interest and dividend income increased $158 thousand as interest and fees on loans increased $279 thousand. Net interest margin was 3.89% for the fiscal year ended June 30, 2013 as compared to 3.59% for fiscal year ended June 30, 2012. OBA also had two non-performing loans to not-for-profit entities pay off with full recovery on both loans during the fiscal year ended June 30, 2013.

Interest and Dividend Income. Interest and dividend income increased $158 thousand to $16.1 million for the fiscal year ended June 30, 2013 from $15.9 million for the fiscal year ended June 30, 2012. Interest income on loans increased $279 thousand to $15.0 million for the fiscal year ended June 30, 2013 from $14.7 million for the fiscal year ended June 30, 2012. OBA had two loans to not-for profit entities pay off with full recovery of principal, interest, and fees on both loans during the fiscal year ended June 30, 2013. During the fiscal year ended June 30, 2013, interest and dividend income on investments decreased $64 thousand to $1.1 million and income on fed funds sold decreased $57 thousand to $37 thousand. The decreases were the result of increased prepayments and lower reinvestment yields on investments due to lower market rates and a smaller fed funds sold position as cash balances were used to fund loan growth and reduce borrowings.

The average yield on loans decreased 18 basis points, to 5.03% for the fiscal year ended June 30, 2013 from 5.21% for the fiscal year ended June 30, 2012. Average loans increased $15.3 million, or 5.4%. Average commercial loans increased $28.0 million offset by decreases in average residential mortgage loans of $7.0 million, to $87.7 million, and in average home equity loans and lines of credit of $5.8 million, to $30.3 million, during the fiscal year ended June 30, 2013. The average balance of commercial loans increased 18.5% to $179.5 million for the fiscal year ended June 30, 2013 from $151.5 million for the fiscal year ended June 30, 2012. The reduction in the residential mortgage portfolio resulted from selling newly-originated residential mortgage loans, as well as, prepayments exceeding other originations that were held in portfolio.

The average yield on securities decreased 24 basis points to 2.00% for the fiscal year ended June 30, 2013 from 2.24% for the fiscal year ended June 30, 2012. The decrease in yield reflects the purchase of mortgage-backed securities at lower yields as market rates declined over the period. Additionally, as market rates declined, prepayment speeds on mortgage-backed securities increased causing the yield to decrease on bonds purchased at a premium.

Interest Expense. Interest expense decreased $1.3 million, or 36.6%, to $2.3 million for the fiscal year ended June 30, 2013 from $3.6 million for the fiscal year ended June 30, 2012. Continued low market interest rates allowed for the reduction of deposit expense by $996 thousand or 44.0%. The average rate paid on deposits decreased 45 basis points to 0.54% for the fiscal year ended June 30, 2013 from 0.99% for the fiscal year ended June 30, 2012. The average balance of interest bearing deposits increased $4.8 million during the fiscal year ended June 30, 2013. Average interest bearing checking deposits increased $8.7 million, or 13.7%, and average money market deposits increased $2.9 million, or 3.3%, for the fiscal year ended June 30, 2013. Average non-interest bearing demand checking accounts increased $7.6 million, or 23.1% to $40.3 million, for the fiscal year ended June 30, 2013.

Interest expense on Federal Home Loan Bank borrowings decreased $244 thousand to $882 thousand for the fiscal year ended June 30, 2013 from $1.1 million for the fiscal year ended June 30, 2012. This change resulted from an $11.4 million, or 33.5%, decrease in average outstanding borrowings for the fiscal year ended June 30, 2013. For additional information, please see the “Borrowings” section under “Balance Sheet Analysis” beginning on page [    ]. Additionally, interest expense on repurchase agreements decreased $77 thousand, or 36.5%, to $134 thousand for the fiscal year ended June 30, 2013. Average repurchase agreements decreased $2.4 million, or 15.5% for the fiscal year ended June 30, 2013. The average yield on repurchase agreements decreased 35 basis points to 1.04% for the fiscal year ended June 30, 2013 from 1.39% for the fiscal year ended June 30, 2012. The decrease in FHLB borrowings reflects management’s strategy to reduce high cost borrowings facilitated primarily by the inflow of core deposits.

Provision for Loan Losses. Based on an analysis of the factors described in “Allowance for Loan Losses,” OBA recorded a provision for loan losses of $503 thousand for the fiscal year ended June 30, 2013 and a provision for loan losses of $1.1 million for fiscal year ended June 30, 2012. During the fiscal years ended June 30, 2013 and 2012, OBA had net loan charge-offs of $65 thousand and $296 thousand, respectively. Net charge-offs for the fiscal year ended June 30, 2013 and 2012 include recoveries of $4 thousand in commercial loans and $15 thousand in residential mortgage loans. The remaining partial charge-offs include two residential mortgages, one commercial loan, and one consumer loan. Total loans increased by $7.0 million to $303.3 million at June 30, 2013 from $296.2 million at June 30, 2012. Commercial business loans increased $10.1 million, or 31.5%, to $42.3 million, construction loans increased $11.2 million to $13.0 million, and commercial real estate loans increased by $4.1 million to $140.1 million at June 30, 2013 as compared to June 30, 2012. This increase was partially offset by decreases in home equity loans and lines of credit of $5.4 million, or 16.6%, to $27.3 million and residential mortgage loans of $12.7 million, or 13.7%, to $80.5 million at June 30, 2013.

Non-performing loans totaled $697 thousand at June 30, 2013 and $6.0 million at June 30, 2012. The decrease was a result of the payoff of two commercial real estate loans to not-for-profit entities in which OBA had a full recovery on both loans.

OBA’s non-performing loans to total loans ratio decreased to 0.23% from 2.04% at June 30, 2013 and 2012, respectively.

Non-performing assets totaled $697 at June 30, 2013 and $6.1 million at June 30, 2012. In addition to the above-mentioned payoff of two not-for-profit entity loans, OBA sold its lone real estate owned property during the fiscal year ended June 30, 2013. OBA’s non-performing assets to total assets ratio decreased to 0.18% from 1.55% at June 30, 2013 and 2012, respectively.

There were $157 thousand in loans delinquent less than 90 days and $622 thousand in loans delinquent 90 days or more with total delinquencies of $779 thousand at June 30, 2013. This represents a decrease in total delinquent loans of $5.3 million from June 30, 2012. Total delinquent loans were $6.1 million at June 30, 2012. Loans delinquent less than 90 days were $1.7 million and loans delinquent 90 days or more were $4.4 million at June 30, 2012.

The allowance for loan losses to total loans was 1.15% and 1.02% at June 30, 2013 and 2012, respectively. OBA has provided for all losses that are both probable and reasonably estimable at June 30, 2013 and 2012.

Non-Interest Income. The following table summarizes changes in non-interest income for the fiscal years indicated.

	For the Years Ended June 30,		Change
	2013	2012	$	%
	(In thousands)
Customer service fees	$349	$372	$(23)	(6.2)%
Loan servicing fees	(23)	28	(51)	(182.1)
Bank owned life insurance income	283	297	(14)	(4.7)
Other non-interest income	129	122	7	5.7

Non-interest income before net gains (losses)	738	819	(81)	(9.9)
Net gain on sale of loans	65	6	59	983.3
Net loss on disposal of assets	—	(26)	26	(100.0)
Write-down of other real estate property	(7)	(65)	58	(89.2)

Net gains (losses)	58	(85)	143	(168.2)

Total non-interest income	$796	$734	$62	8.4

OBA’s non-interest income increased $62 thousand for the fiscal year ended June 30, 2013 to $796 thousand from $734 thousand for fiscal year end June 30, 2012. Net gains (losses) increased $143 thousand during the year ended June 30, 2013 to $58 thousand. OBA had an increase in net gains on sale of loans of $59 thousand, to $65 thousand, for the fiscal year ended June 30, 2013. OBA sold its sole other real estate owned property. Non-interest income before net gains (losses) decreased $81 thousand, or 9.9%, to $738 thousand for the year ended June 30, 2013 as compared to $819 thousand for the year ended June 30, 2012. Loan servicing fees decreased $51 thousand from $28 thousand during the year ended June 30, 2013 as OBA accelerated the amortization of servicing rights due to the repayment of underlying residential mortgages. Customer service and loan servicing fees decreased $23 thousand and $51 thousand, respectively, for the fiscal year end June 30, 2013. Bank owned life insurance income decreased $14 thousand, to $283 thousand, for the fiscal year ended June 30, 2013.

Non-Interest Expense. The following table summarizes changes in non-interest expense at the date and years indicated.

	For the Years Ended June 30,		Change
	2013	2012	$	%
	(In thousands)
Salaries and employee benefits	$7,055	$6,726	$329	4.9%
Occupancy and equipment	1,540	1,591	(51)	(3.2)
Data processing	819	780	39	5.0
Directors’ fees	371	356	15	4.2
FDIC assessments	268	284	(16)	(5.6)
Other non-interest expense	2,198	1,768	430	24.3

Total non-interest expense	$12,251	$11,505	$746	6.5

OBA’s non-interest expense increased to $12.3 million for the fiscal year ended June 30, 2013 from $11.5 million for the fiscal year ended June 30, 2012. Other non-interest expense increased $430 thousand, to $2.2 million, for the fiscal year ended June 30, 2013 from $1.8 million for the fiscal year ended June 30, 2012. OBA partially closed a higher costing Federal Home Loan Bank borrowing during the fiscal year ended June 30, 2013. OBA completed an early repayment of $3.25 million of a $10.0 million borrowing causing a loss on repayment of $488 thousand. Salaries and employee benefits increased 4.9%, or $329 thousand, to $7.1 million in the period ended June 30, 2013 primarily due to additions to staff and higher employee benefits costs. Data processing and director’s fees increased slightly, $39 thousand and $15 thousand, respectively.

Income Tax Expense. OBA recorded income tax expense of $704 thousand for the fiscal year ended June 30, 2013, compared to income tax expense of $185 thousand for the fiscal year ended June 30, 2012. The effective tax rate for fiscal 2013 was 38.6%, while the effective tax rate for fiscal 2012 was 40.8%.

Non-performing and Problem Assets

When a residential mortgage loan or home equity line of credit is fifteen calendar days past due, a notice is mailed informing the borrower that the loan is past due. When the loan is twenty days past due, an additional notice is mailed and OBA personnel attempt to achieve direct contact with the borrower as an additional reminder of the delinquency. When a loan is 30 days or more past due, a default notice is mailed and additional attempts at direct contact with the borrower are made. OBA personnel attempt to determine the reason(s) for the delinquency and establish a course of action by which the borrower will bring the loan current. When the loan is 45 days past due, OBA personnel investigate the issues surrounding the delinquency and repayment options and issue an additional demand letter. In addition, Management determines whether to initiate foreclosure proceedings and, if so, obtains Board approval. Foreclosure proceedings are initiated by counsel if the loan is not brought current by the end of the calendar month. Procedures for avoiding foreclosure can include restructuring the loan in a manner that provides concessions to the borrower to facilitate repayment.

Commercial business, commercial real estate, and construction loans and consumer loans are generally handled in the same manner as residential mortgage loans or home equity lines of credit.

A loan is placed on non-accrual status when payment of principal or interest is 90 days or more delinquent. If a loan is well secured and in the process of collection, exceptions to the non-accrual policy may be made. Loans may also be placed on non-accrual status if collection of principal or interest, in full, is in doubt. When loans are placed on a non-accrual status, unpaid accrued interest is fully reversed and further income is recognized only when full repayment of the loan is complete or the loan returns to accrual status, at which point income is recognized to the extent received. The loan may be returned to accrual status if both principal and interest payments are brought current, there has been a period of sustained performance (generally six months), and full payment of principal and interest is expected.

Non-Performing Assets. The table below sets forth the amounts and categories of non-performing assets at the dates indicated.

	At March 31, 2014	At June 30,
		2013	2012	2011	2010	2009
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
Residential Mortgage	$513	$622	$891	$—	$446	$1,155
Commercial real estate	2,840	—	5,080	5,292	—	—
Construction	—	—	—	—	—	1,304
Home equity loans and lines of credit	75	75	75	—	—	—
Commercial business	748	—	—	—	—	—
Consumer	—	—	—	—	—	—

Total non-accrual loans	4,176	697	6,046	5,292	446	2,459

Loan delinquent 90 days or greater and still accruing	—	—	—	—	—	—

Total non-performing loans	4,176	697	6,046	5,292	446	2,459

Real estate owned:
Residential mortgage	—	—	40	105	193	193
Commercial real estate	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

Total real estate owned	—	—	40	105	193	193

Total non-performing assets	$4,176	$697	$6,086	$5,397	$639	$2,652

Ratios:
Non-performing loans to total loans	1.36%	0.23%	2.04%	1.88%	0.16%	0.86%
Non-performing assets to total assets	1.04%	0.18%	1.55%	1.40%	0.17%	0.73%

For the nine months ended March 31, 2014, gross interest income that would have been recorded had non-accruing loans been current in accordance with their original terms was $28 thousand. OBA recognized $3 thousand of interest income on such non-accruing loans on a cash basis during the nine-month period including interest recovered from prior periods. For the year ended June 30, 2013, gross interest income that would have been recorded had non-accruing loans been current in accordance with their original terms was $33 thousand. OBA recognized $2 thousand of interest income on such non-accruing loans on a cash basis during the fiscal year including interest recovered from prior periods.

Troubled Debt Restructurings. Loans are periodically modified to make concessions to help a borrower remain current on the loan and to avoid foreclosure. Generally, OBA does not forgive principal or interest on loans or modify the interest rate on loans to a rate that is below market rates. At March 31, 2014 and June 30, 2013, 2012, 2011, 2010 and 2009, OBA had $4.1 million, $3.5 million, $5.8 million, $2.8 million, $3.4 million, and $1.0 million of these modified loans, respectively. At March 31, 2014, OBA Bank had $1.5 million in residential mortgage loans and home equity loans and lines of credit that were considered troubled debt restructurings and $2.6 million in commercial real estate loans that were considered troubled debt restructurings. At June 30, 2013, OBA had $1.9 million in residential mortgage loans and home equity loans and lines of credit that were considered troubled debt restructures. At June 30, 2013, OBA had $1.6 million commercial real estate loans that were considered troubled debt restructures. At June 30, 2012, OBA had $1.1 million in residential mortgage loans and home equity loans and lines of credit and $4.7 million in commercial real estate loans that were considered troubled debt restructures. At June 30, 2011, OBA had $731 thousand in residential mortgage loans and home equity loans and lines of credit and $2.0 million in commercial real estate loans that were considered troubled debt restructures. At June 30, 2010, OBA had $1.9 million in residential mortgage loans and home equity loans and lines of credit and $1.5 million in commercial real estate loans that were considered troubled debt restructures. At June 30, 2009, OBA had $1.0 million in residential mortgage loans that were considered troubled debt restructures.

Delinquent Loans. The following table sets forth loan delinquencies by type and by amount at the dates indicated.

(In thousands)	Loans Delinquent For		Total
	31-90 Days	Over 90 Days
	Amount	Amount	Amount
At March 31, 2014
Real estate loans:
Residential mortgage	$152	$513	$665
Commercial real estate	287	—	287
Construction	—	—	—
Home equity loans and lines of credit	227	—	227
Commercial business	—	—	—
Consumer	—	—	—

Total loans	$666	$513	$1,179

At June 30, 2013
Real estate loans:
Residential mortgage	$—	$622	$622
Commercial real estate	82	—	82
Construction	—	—	—
Home equity loans and lines of credit	75	—	75
Commercial business	—	—	—
Consumer	—	—	—

Total loans	$157	$622	$779

At June 30, 2012
Real estate loans:
Residential mortgage	$—	$894	$894
Commercial real estate	1,520	3,560	5,080
Construction	—	—	—
Home equity loans and lines of credit	139	—	139
Commercial business	—	—	—
Consumer	—	—	—

Total loans	$1,659	$4,454	$6,113

At June 30, 2011
Real estate loans:
Residential mortgage	$—	$—	$—
Commercial real estate	327	2,094	2,421
Construction	—	—	—
Home equity loans and lines of credit	273	—	273
Commercial business	—	—	—
Consumer	—	—	—

Total loans	$600	$2,094	$2,694

(In thousands)	Loans Delinquent For		Total
	31-90 Days	Over 90 Days
	Amount	Amount	Amount
At June 30, 2010
Real estate loans:
Residential mortgage	—	$446	$446
Commercial real estate	1,290	—	1,290
Construction	—	—	—
Home equity loans and lines of credit	—	—	—
Commercial business	—	—	—
Consumer	—	—	—

Total loans	$1,290	$446	$1,736

At June 30, 2009
Real estate loans:
Residential mortgage	$677	483	1,160
Commercial real estate	—	—	—
Construction	—	—	—
Home equity loans and lines of credit	—	—	—
Commercial business	—	—	—
Consumer	—	—	—

Total loans	$677	$483	$1,160

Real Estate Owned. Real estate acquired by OBA as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned. When property is acquired it is recorded at estimated fair value at the date of foreclosure less the cost to sell, establishing a new cost basis. Estimated fair value generally represents the sale price a buyer would be willing to pay on the basis of current market conditions, including normal terms from other financial institutions. Holding costs are expensed after acquisition. At March 31, 2014, OBA had no real estate owned. At June 30, 2013, OBA had no real estate owned. At June 30, 2012, OBA had $40 thousand of real estate owned. At June 30, 2011, 2010, and 2009, the same property was held at $105 thousand, $193 thousand, and $193 thousand, respectively, in real estate owned.

Classification of Assets. Various OBA policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that OBA will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets, or portions of assets, classified as loss are those considered uncollectible and of such little value that their continuance as an asset is not warranted. Assets that do not expose OBA to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve close attention, are required to be designated as Special Mention.

OBA Bank maintains an allowance for loan losses at an amount estimated to equal all credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the statement of condition date. OBA Bank’s determination as to the classification of assets is subject to review by OBA Bank’s principal federal regulator, the Office of Comptroller of the Currency. OBA regularly reviews the asset portfolio to determine whether any assets require classification in accordance with applicable regulations.

The following table details classified assets, assets designated as special mention, and criticized assets at the dates indicated.

	At March 31, 2014	At June 30,
		2013	2012
		(In thousands)
Classified assets:
Substandard	$18,664	$8,249	$11,820
Doubtful	—	—	—
Loss	—	—	—

Total classified assets	18,664	8,249	11,820
Special mention	6,413	4,955	259

Total criticized assets	$25,077	$13,204	$12,079

OBA had $18.7 million in loans classified as substandard at March 31, 2014 as compared to $8.2 million at June 30, 2013. At March 31, 2014, $4.7 million of the loans classified as substandard were residential mortgage or commercial real estate loans that were collateral-dependent. Management reviewed these loans for impairment on an individual loan or relationship basis.

At March 31, 2014, management determined that one of the loans listed as substandard, for $1.2 million, was considered impaired and a troubled debt restructure. Accordingly, the loans were written down to current market value. An analysis was completed for each of the loans listed as substandard according to the methodology described in “Allowance for Loan Losses.” Based on this analysis, OBA provided specific reserves of $147 thousand for these loans.

OBA had $8.2 million in loans classified as substandard at June 30, 2013 as compared to $11.8 million at June 30, 2012. At June 30, 2013, $2.1 million of the loans classified as substandard were residential mortgage or commercial real estate loans that were collateral-dependent. Management reviewed these loans for impairment on an individual loan or relationship basis.

At June 30, 2013, Management determined that 11 of the loans listed as substandard, for a total of $3.5 million, were both considered impaired and troubled debt restructures. Accordingly, a specific allowance for loan losses for these loans was provided or the loans were written down to current market value. An analysis was completed for each of the loans listed as substandard according to the methodology described in “Allowance for Loan Losses.” Based on this analysis, OBA provided specific reserves of $148 thousand for these loans.

Allowance for Loan Losses

OBA provides for loan losses based upon the consistent application of the documented allowance for loan loss methodology. All loan losses are charged to the allowance for loan losses and all recoveries are credited to the same. Additions to the allowance for loan losses are provided by charges to income based on various factors which, in Management’s judgment, deserve current recognition in estimating probable losses. Management regularly reviews the loan portfolio and makes provisions for loan losses in order to maintain the allowance for loan losses in accordance with U.S. GAAP. OBA considers residential mortgage loans and home equity loans and lines of credit as small, homogeneous loans, which are evaluated for impairment collectively based on historical loss experience. Commercial real estate, construction, and commercial business loans are viewed individually and considered impaired if the probability exists that OBA will be unable to collect contractually obligated principal and interest cash flows. The allowance for loan losses consists primarily of three components:

(1)

specific allowances established for impaired loans (as defined by U.S. GAAP). For a non-collateral dependent loan, the amount of impairment, if any, is estimated as the difference between the estimated present value based on Management’s assumptions regarding future cash flows and discounted at the loans original yield, and the carrying value of the loan. Impaired loans for which the estimated present value of the loan exceeds the carrying value of the loan do not reduce specific allowances;

(2)	general allowances established for loan losses on a portfolio basis for loans that do not meet the definition of impaired loans. The portfolio is grouped into similar risk characteristics, primarily loan type. OBA applies an estimated loss rate to each loan group. The loss rates applied are based upon loss experience adjusted, as appropriate, for the environmental factors discussed below. This evaluation is inherently subjective, as it requires material estimates that may be susceptible to significant revisions based upon changes in economic and real estate market conditions; and

(3)	unallocated allowances established to provide for probable losses that have been incurred as of the reporting date but are not reflected in the allocated allowance.

Actual loan losses may be significantly more than the allowance for loan losses established, which could have a material negative effect on financial results.

The adjustments to historical loss experience are based on Management’s evaluation of several qualitative and environmental factors, including:

•	changes in any concentration of credit (including, but not limited to, concentrations by geography, industry, or collateral type);

•	changes in the number and amount of non-accrual loans, watch list loans, and past due loans;

•	changes in national, state, and local economic trends;

•	changes to other external influences including, but not limited to, legal, accounting, peer, and regulatory changes;

•	changes in the types of loans in the loan portfolio;

•	changes in the experience and ability of personnel and management in the loan origination and loan servicing departments;

•	changes in the value of underlying collateral for collateral dependent loans;

•	changes in lending strategies; and

•	changes in lending policies and procedures.

Historically, OBA experienced limited loan losses. As OBA experiences additional loan losses, Management utilizes OBA’s historical loss experience in determining applicable portions of the allowance for loan losses. Periodically, OBA adjusts its historical loss experience to reflect current economic conditions.

Management evaluates the allowance for loan losses based upon the combined total of the specific, general, and unallocated components. Generally, when the loan portfolio increases, absent other factors, the allowance for loan loss methodology results in a higher dollar amount of estimated probable losses than would be the case without the increase. Generally, when the loan portfolio decreases, absent other factors, the allowance for loan loss methodology results in a lower dollar amount of estimated probable losses than would be the case without the decrease.

Generally, OBA underwrites commercial real estate and residential real estate loans at a loan-to-value ratio of 75% or less. Accordingly, in the event that a loan becomes past due, Management will conduct visual inspections of collateral properties and/or review publicly available information, such as online databases, to ascertain property values. OBA may request a formal third party appraisal for various reasons including, but not limited to, age of previous appraisal, changes in market condition, and changes in borrower’s condition. For loans initially determined to be impaired loans, OBA utilizes the ascertained or appraised property value in determining the appropriate specific allowance for loan losses attributable to a loan as described above. In addition, changes in the appraised value of properties securing loans can result in an increase or decrease in the general allowance for loan losses as an adjustment to the historical loss experience due to qualitative and environmental factors, as described above.

The loan portfolio is evaluated on a quarterly basis and the allowance is adjusted accordingly. While the best information available is used to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the information used in making the evaluations. In addition, as an integral part of their examination process, the Office of the Comptroller of the Currency will periodically review the allowance for loan losses. The Office of the Comptroller of the Currency may require OBA to recognize additions to the allowance based on their analysis of information available to them at the time of their examination.

The following table sets forth activity in OBA’s allowance for loan losses for the periods indicated.

	At or for the Nine Months Ended March 31,		At or for the Fiscal Years Ended June 30,
	2014	2013	2013	2012	2011	2010	2009
	(Dollars in thousands)
Balance at beginning of the period	$3,473	$3,035	$3,035	$2,246	$1,737	$1,167	$483
Charge-offs:
Real estate loans:
Residential mortgage	—	—	63	3	15	1	39
Commercial real estate	—	8	6	218	166	136	164
Construction	—	—	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	90	79	571	—
Commercial business	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	—

Total charge-offs	—	8	69	311	260	708	203
Recoveries:
Real estate loans:
Residential mortgage	—	—	—	15	—	—	—
Commercial real estate	24	4	4	—	—	—	—
Construction	—	—	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	30	—	—
Commercial business	—	—	—	—	—	—	10
Consumer	—	—	—	—	—	—	—

Total recoveries	24	4	4	15	30	—	10
Net charge-offs	(24)	4	65	296	230	708	193
Provision	24	324	503	1,085	739	1,278	877

Balance at end of period	$3,521	$3,355	$3,473	$3,035	$2,246	$1,737	$1,167

Ratios:
Net charge-offs to average loans	(0.01)%	—%	0.02%	0.10%	0.08%	0.26%	0.07%
Allowance for loan losses to non-performing loans	84.32%	76.83%	498.28%	50.20%	42.44%	389.46%	47.46%
Allowance for loan losses to total loans	1.15%	1.11%	1.15%	1.02%	0.80%	0.63%	0.41%

For additional information with respect to the portions of the allowance for loan losses attributable to OBA’s loan classifications see “—Allocation of Allowance for Loan Losses.” For additional information with respect to non-performing loans and delinquent loans, see “—Non-performing and Problem Assets—Non-performing Assets” and “—Non-performing and Problem Assets—Delinquent Loans.”

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category.

	At March 31, 2014		At June 30,
			2013		2012		2011		2010		2009
	Allowance for Loan Losses	Percent of Total Loans	Allowance for Loan Losses	Percent of Total Loans	Allowance for Loan Losses	Percent of Total Loans	Allowance for Loan Losses	Percent of Total Loans	Allowance for Loan Losses	Percent of Total Loans	Allowance for Loan Losses	Percent of Total Loans
	(Dollars in thousands)
Real estate loans:
Residential mortgage	$789	24.1%	$847	26.6%	$773	31.5%	$528	34.5%	$449	44.5%	$185	53.3%
Commercial real estate	1,644	50.2	1,573	46.2	951	45.9	697	38.6	820	30.7	319	22.8
Construction	147	4.7	122	4.3	7	0.6	2	0.4	2	0.4	285	1.7
Home equity loans and lines of credit	239	8.2	270	9.1	393	11.2	440	13.8	175	15.0	18	14.3
Commercial business	419	12.8	429	13.8	670	10.8	383	12.7	127	9.4	360	7.9

Total allocated allowance	3,238	100.0	3,241	100.0	2,794	100.0	2,050	100.0	1,573	100.0	1,167	100.0
Unallocated	283	—	232	—	241	—	196	—	164	—	—	—

Total	$3,521	100.0%	$3,473	100.0%	$3,035	100.0%	$2,246	100.0%	$1,737	100.0%	$1,167	100.0%

OBA’s determination of the level of risk in its loan portfolios drives the amount of the provision for loan losses and, as a result, the balance of the allowance for loan losses. This risk is attributable to several factors, as discussed in “Allowance for Loan Losses.” OBA determined there is lower risk in the residential mortgage portfolio; which consists primarily of conventionally underwritten mortgages that generally conform to Fannie Mae and Freddie Mac guidelines. OBA believes its commercial real estate, commercial business, and construction loans, and home equity loans and lines of credit have greater risk than residential mortgage loans. Commercial real estate loans comprise the largest component of total loans. Commercial real estate loans totaled 50.2% of the loan portfolio at March 31, 2014. Commercial real estate loans increased to 46.2% of the loan portfolio at June 30, 2013 from 45.9% and 22.8% of the total loan portfolio at June 30, 2012 and 2009, respectively. Commercial business loans totaled 12.8% of the loan portfolio at March 31, 2014. Commercial business loans increased to 13.8% of total loans from 10.8% of total loans at June 30, 2012 and 7.9% of total loans at June 30, 2009. Construction loans totaled 4.7% of the loan portfolio at March 31, 2014. Construction loans increased to 4.3% of total loans at June 30, 2013 from 0.6% of total loans at June 30, 2012 and 1.7% of total loans at June 30, 2009. The increases over time in the portfolios are a continuation of Management’s strategic plan to grow the commercial loan portfolios. The allowance for loan losses associated with commercial real estate loans totaled $1.6 million at March 31, 2014. At June 30, 2013 the allowance for loan losses associated with commercial real estate loans increased to $1.6 million from $951 thousand and $319 thousand at June 30, 2012 and 2009, respectively, as commercial real estate loans continued to grow as a percentage of total loans. The allowance for loan losses associated with construction loans totaled $147 thousand at March 31, 2014. At June 30, 2013 the allowance for loan losses associated with construction loans increased to $122 thousand from $7 thousand at June 30, 2012. Home equity loans and lines of credit totaled 8.2% of the loan portfolio at March 31, 2014. Home equity loans and lines of credit decreased to 9.1% from 11.2% of total loans at June 30, 2013 and 2012, respectively, and the allowance allocated to home equity loans and lines of credit also decreased. During the quarter ended March 31, 2013, OBA Bank changed its methodology for calculating the allowance for loan losses. In accordance with U.S. GAAP the change in methodology constitutes a change in accounting estimate and, accordingly, has been accounted for on a prospective basis. In an effort to more precisely calculate the allowance for loan losses, OBA began including its own historical loan losses along with estimated industry loss percentages based on loan risk ratings. Due to the limited loss history of OBA, the inclusion of its historical losses did not have a material impact on the allowance for loan loss calculation. The primary impact of this change was on the allowance for loan losses at the loan portfolio class level.

Management of Market Risk

General. OBA’s most significant form of market risk is interest rate risk because, as a financial institution, the majority of OBA’s assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of OBA’s operations is to manage interest rate risk and limit the exposure of the net interest income to changes in market interest rates. OBA’s Board of Directors has established an Asset/Liability Management Committee (“ALCO”), which is responsible for evaluating the interest rate risk inherent in OBA’s assets and liabilities, for determining the level of risk that is appropriate, given OBA’s business strategy, operating environment, capital, liquidity, and performance objectives, and for managing this risk consistent with the guidelines approved by the Board.

Historically, OBA Bank operated as a traditional thrift institution. Therefore, the significant portion of OBA Bank’s assets consisted of longer-term, fixed rate residential mortgage loans and mortgage-backed securities, which were funded primarily with checking and savings accounts and short-term borrowings. In recent years, in an effort to decrease OBA Bank’s exposure to interest rate risk, OBA Bank sold newly originated long term (primarily 30 year), residential mortgage loans and shifted OBA Bank’s focus to originating commercial real estate, construction, and commercial business loans, which generally have shorter maturities than residential mortgage loans and are primarily originated with an adjustable interest rate.

In addition to the above strategies with respect to OBA Bank’s lending activities, OBA Bank used the following strategies to reduce interest rate risk:

•	increasing personal and business checking accounts, which are less rate-sensitive than certificates of deposit and which provide a stable, low-cost source of funds;

•	repaying short-term borrowings; and

•	maintaining relatively high levels of capital.

In addition, changes in interest rates can affect the fair values of financial instruments. For additional information, see the Fair Value note in the accompanying Notes to the Consolidated Financial Statements.

Net Portfolio Value

The tables below set forth, as of March 31, 2014 and June 30, 2013, OBA Bank’s internal calculation of the estimated changes in Net Portfolio Value (“NPV”), the difference between the present value of an institution’s assets and liabilities, that would result from the designated instantaneous changes in the interest rate yield curve.

As of March 31, 2014
Change in Interest Rates (bp) (1)	Estimated NPV (2)	Estimated Increase (Decrease) in NPV	Percentage Change in NPV	NPV Ratio as a Percent of Present Value of Assets (3) (4)	Increase (Decrease) in NPV Ratio as a Percent of Present Value of Assets (bp) (3) (4)
(Dollars in thousands)
+300	$81,470	$(2,589)	(3.1)%	21.27%	0.60%
+200	82,619	(1,440)	(1.7)	21.15	0.48
+100	83,903	(156)	(0.2)	21.03	0.36
0	84,059	—	—	20.67	—
(100)	81,622	(2,437)	(2.9)	19.82	(0.85)

As of June 30, 2013
Change in Interest Rates (bp) (1)	Estimated NPV (2)	Estimated Increase (Decrease) in NPV	Percentage Change in NPV	NPV Ratio as a Percent of Present Value of Assets (3) (4)	Increase (Decrease) in NPV Ratio as a Percent of Present Value of Assets (bp) (3) (4)
(Dollars in thousands)
+300	$77,643	$(4,351)	(5.3)%	21.46%	0.20%
+200	79,133	(2,861)	(3.5)	21.42	0.17
+100	81,130	(864)	(1.1)	21.47	0.21
0	81,994	—	—	21.26	—
(100)	79,667	(2,327)	(2.8)	20.40	(0.86)

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	NPV is the difference between the present value of an institution’s assets and liabilities.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NPV Ratio represents NPV divided by the present value of assets.

Certain shortcomings are inherent in the methodologies used in determining interest rate risk through changes in net portfolio value. Modeling changes in net portfolio value require making certain assumptions that may or may not reflect the manner in which actual yields and costs, or loan repayments and deposit decay, respond to changes in market interest rates. In this regard, the net portfolio value tables presented assume that the composition of interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value tables provide an indication of OBA Bank’s interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on net interest income and will differ from actual results.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations. OBA Bank’s primary sources of funds consist of deposit inflows, loan repayments, advances from the Federal Home Loan Bank of Atlanta, borrowings from the Federal Reserve Bank of Richmond, repurchase agreements, and maturities, principal repayments, the sale of available-for-sale securities, and OBA Bank’s capital. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, and competition. OBA Bank’s ALCO, under the direction of OBA’s Chief Financial Officer, is responsible for establishing and monitoring liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of OBA Bank’s customers, as well as, unanticipated contingencies. Management believes that OBA Bank has enough sources of liquidity to satisfy short- and long-term liquidity needs as of the current fiscal year end.

OBA Bank regularly monitors and adjusts the amounts of liquid assets based upon the assessment of:

(i)	expected loan demand;

(ii)	expected deposit flows and borrowing maturities;

(iii)	yields available on interest-earning deposits and securities; and

(iv)	the objectives of OBA Bank’s asset/liability management program.

Excess liquid assets are invested generally in interest-earning deposits and short-term securities and are also used to pay off short-term borrowings.

The most liquid assets are cash and cash equivalents. The level of these assets is dependent on the operating, financing, lending, and investing activities during any given period. At March 31, 2014, cash and cash equivalents totaled $32.6 million, compared to $16.2 million at June 30, 2013 and $31.5 million at June 30, 2012.

Cash flows are derived from operating activities, investing activities, and financing activities as reported in OBA’s Consolidated Statements of Cash Flows included in OBA’s Consolidated Financial Statements.

At March 31, 2014, OBA Bank had $79.4 million in loan commitments outstanding. At March 31, 2014 unfunded commitments under lines of credit, including letters of credit, were $39.5 million and commitments to grant loans were $39.9 million. Certificates of deposit due within one year of March 31, 2014 totaled $32.2 million. If these deposits do not remain with OBA Bank, OBA Bank may be required to seek other sources of funds, including loan sales, brokered deposits, repurchase agreements, Federal Home Loan Bank advances, and Federal Reserve Bank borrowings. However, OBA Bank continues to hold cash in excess of funding needs because of continued inflows of new deposits and prepayments on longer-term, residential mortgage loans, resulting from refinancings with other financial institutions, and repayments on OBA Bank’s securities investments. This has enabled OBA Bank to lower deposit pricing and allow higher-cost Federal Home Loan Bank borrowings to run off. Depending on market conditions, OBA Bank may be required to pay higher rates on such deposits or other borrowings than it currently pays on certificates of deposit due on or before March 31, 2015. Management believes, however, based on historical experience and current market interest rates that OBA Bank will retain, upon maturity, a large portion of the certificates of deposit with maturities of one year or less as of March 31, 2014.

OBA Bank’s primary investing activities are loan originations and security purchases. During the nine months ended March 31, 2014 and the fiscal years ended June 30, 2013 and 2012, OBA Bank’s originations, net of principal collections, were $2.8, $7.0 million and $14.7 million of loans, respectively. During these periods, OBA Bank also purchased $11.0, $18.0 million and $10.1 million of securities, respectively. Security purchases were offset by principal collections of $6.2, $14.6 million and $12.5 million, respectively.

Financing activities consist primarily of activity in deposit accounts and Federal Home Loan Bank borrowings. OBA Bank experienced a net decrease in deposits of $20.2 million for the nine months ended March 31, 2014 and net increases in deposits of $13.7 million for the year ended June 30, 2013 and $12.5 million for the fiscal year ended June 30, 2012. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by OBA Bank and OBA Bank’s local competition, and by other factors.

Liquidity management is both a daily and long-term function of business management. If OBA Bank requires funds beyond OBA Bank’s ability to generate funds internally, borrowing agreements exist with the Federal Home Loan Bank of Atlanta and the Federal Reserve Bank of Richmond, which provide an additional source of funds. OBA Bank also utilizes securities sold under agreements to repurchase as another borrowing source. Federal Home Loan Bank advances decreased by $0.1 million for the nine months ended March 31, 2014, decreased by $11.4 million for the fiscal year ended June 30, 2013 and $2.6 million for the fiscal year ended June 30, 2012. At March 31, 2014, OBA Bank had the ability to borrow up to an additional $94.4 million from the Federal Home Loan Bank of Atlanta and the ability to borrow from the Federal Reserve Bank based upon pledging of securities; OBA Bank has less than $1.0 million in securities pledged to the Federal Reserve Discount Window. Securities sold under agreements to repurchase totaled $7.4 million at March 31, 2014, $8.5 million at June 30, 2013 and $16.4 million at June 30, 2012.

OBA Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At March 31, 2014, OBA Bank exceeded all regulatory capital requirements. OBA Bank is considered “well capitalized” under regulatory guidelines.

OBA’s initial share repurchase program was completed as of May 3, 2012, having repurchased the 462,875 shares approved in that initial program. OBA’s second share repurchase program was completed on April 17, 2013, having repurchased 208,294 shares. OBA’s Board of Directors adopted a third share repurchase program, previously disclosed in OBA’s Form 8-K filed on April 29, 2013. OBA has repurchased approximately 160,000 shares, of the approximately 210,000 shares approved in the third program, as of March 31, 2014. OBA terminated the third repurchase program concurrent with the signing of the merger agreement with F.N.B.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, OBA Bank routinely is a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent OBA’s potential future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans made by OBA Bank. In addition, OBA Bank enters into commitments to sell mortgage loans. For additional information, see the Off Balance Sheet Activities note in the accompanying Notes to the Consolidated Financial Statements.

Contractual Obligations. In the ordinary course of OBA’s operations, OBA Bank enters into certain contractual obligations. Such obligations include operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities and agreements with respect to investments. The following table summarizes OBA’s significant fixed and determinable contractual obligations and other funding needs by payment date at the date listed. The payment amounts represent those amounts due to the recipient and do not include any unamortized premiums or discounts or other similar carrying amount adjustments.

Contractual Obligations at June 30, 2013	One year or less	More than one year to three years	More than three years to five years	More than five years	Total
	(In thousands)
Long-term debt	$—	$3,873	$11,750	$—	$15,623
Operating leases	395	838	858	899	2,990
Certificates of deposit	38,277	20,883	12,699	—	71,859

Total	$38,672	$25,594	$25,307	$899	$90,472

Commitments to extend credit	$74,478	$—	$—	$—	$74,478

Impact of Inflation and Changing Prices

OBA’s consolidated financial statements and related notes have been prepared in accordance with U.S. GAAP. U.S. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of OBA’s operations. Unlike industrial companies, OBA’s assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

COMPARISON OF SHAREHOLDER RIGHTS

After the merger, you will become a shareholder of F.N.B. and your rights will be governed by F.N.B.’s articles of incorporation, F.N.B.’s bylaws and the Florida Business Corporation Act. The following summary discusses differences between F.N.B.’s articles of incorporation and bylaws and OBA’s articles of incorporation and bylaws and the differences between the Maryland General Corporation Law and the Florida Business Corporation Act. For information as to how to get the full text of each party’s respective articles of incorporation or bylaws, see “Where You Can Find More Information” beginning on page [    ].

We do not intend for the following summary to be a complete statement of the differences affecting the rights of our shareholders who become F.N.B. shareholders, but rather as a summary of the more significant differences affecting the rights of such shareholders and certain important similarities. We qualify the following summary in its entirety by reference to the articles of incorporation and bylaws of F.N.B., the articles of incorporation and bylaws of OBA and applicable laws and regulations. We urge you to read F.N.B.’s articles of incorporation and bylaws, OBA’s articles of incorporation and bylaws, and the Florida Business Corporation Act, the Maryland General Corporation Law and federal law governing bank holding companies and savings and loan holding companies.

Quorum of Shareholders

OBA

Under the Maryland General Corporation Law and OBA’s bylaws, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting shall constitute a quorum.

F.N.B.

Under the Florida Business Corporation Act and F.N.B.’s bylaws, the holders of a majority of the votes entitled to be cast on a matter to be considered, whether represented in person or by proxy, constitute a quorum for action on the matter, except as otherwise required by law or the articles of incorporation.

Adjournment and Notice of Shareholder Meetings

OBA

If a quorum fails to attend a meeting, the Chairman of the meeting or the holders of a majority of the shares of stock who are present at the meeting, in person or by proxy, may adjourn the meeting to another place, date or time.

F.N.B.

Under the Florida Business Corporation Act and F.N.B.’s bylaws, if a quorum is not present or represented at a shareholders’ meeting, the shareholders present and entitled to vote at the meeting may adjourn such meeting from time to time.

Call of Special Meetings of Shareholders

OBA

Special meetings of the stockholders may be called by the President or by the Board of Directors pursuant to a resolution adopted by the total number of directors the corporation would have if there were no vacancies. Special meetings shall be called by the Secretary upon written request of the stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting.

F.N.B.

F.N.B.’s bylaws provide that special meetings of shareholders may be called by the Chairman of the Board, the Chief Executive Officer, or the President. The Secretary must call a special meeting if requested by a majority of the F.N.B. board of directors or the holders of not less than 10% of the outstanding shares of F.N.B. entitled to vote on the issue proposed.

Shareholder Consent in Lieu of Meeting

OBA Under the Maryland General Corporation Law, an action required or permitted to be taken at a meeting of the stockholders may be taken by unanimous written consent without a meeting.

F.N.B.

Under the Florida Business Corporation Act, any action that may be taken at a meeting of the shareholders of F.N.B. may be taken without a meeting, if one or more written consents are signed by the holders of the minimum number of votes that would be required to authorize that action at a meeting. An action taken by consent will only become effective upon compliance with certain delivery and notice requirements.

Dissenters’ Rights

OBA

In general, a stockholder may not demand the fair value of his or her stock and is bound by the transaction if the shares of the corporation are listed on a national securities exchange. However, OBA’s articles of incorporation provide that the Board of Directors, pursuant to a resolution approved by a majority of the directors then in office may determine that appraisal rights apply with respect to OBA capital stock.

F.N.B.

Under the Florida Business Corporation Act, shareholders have dissenters’ rights in connection with certain mergers, share exchanges, sales or other dispositions of all or substantially all of the property of the corporation other than in the ordinary course of business and amendments of the articles of incorporation that would materially and adversely affect the rights or preferences of the shares held by the dissenting shareholders.

Dissenters’ rights generally are not available if the shares are listed on a national securities exchange or if the corporation’s shares are held of record by at least 2,000 persons and such outstanding shares have a market value of at least $10 million, not counting the value of certain insider shares.

Derivative Actions

OBA Under Maryland law a plaintiff suing derivatively must have actual ownership of shares of the corporation at the time of the challenged transaction and pendency of the suit.

F.N.B.

Under the Florida Business Corporation Act, a person may bring a derivative action only if the person was a shareholder of the corporation at the time of the occurrence of the transaction complained of, or became a shareholder through transfer by operation of law from one who was a shareholder at such time.

Dividends and Distributions

OBA

Maryland law generally provides that, unless otherwise restricted in a corporation’s charter, a corporation’s board of directors may authorize and a corporation may pay dividends to stockholders. However, a distribution may not be made if, after giving effect thereto:

•   the corporation would not be able to pay its debts as they become due in the usual course of business; or

•   the total assets of the corporation would be less than the sum of its total liabilities plus (unless otherwise provided in its charter) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

F.N.B.

Under the Florida Business Corporation Act, subject to any restrictions in a corporation’s articles of incorporation, a corporation may make distributions to its shareholders unless, after giving effect thereto:

•   the corporation would not be able to pay its debts as they become due in the usual course of business; or

•   the corporation’s total assets would be less than the sum of its total liabilities plus the amount that it would need upon its dissolution to satisfy any preferential rights of shareholders.

F.N.B.’s articles of incorporation do not contain any restrictions on the payment of dividends or the making of distributions to holders of its common stock, except restrictions that benefit certain classes or series of preferred stock.

Classes of Stock with Preferential Rights

OBA

Under OBA’s articles of incorporation, the Board of Directors may provide for the issuance of preferred stock in series and fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of the series.

F.N.B.

The articles of incorporation of F.N.B. permit the board of directors to create multiple classes and series of stock having rights and preferences which are senior to or have priority over the F.N.B. common stock. See “Description of F.N.B. Capital Stock—Preferred Stock” for a description of the Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E, of F.N.B. which is currently outstanding.

Director Qualifications, Number and Term

OBA

The Board of Directors shall consist of nine directors, subject to increase or decrease pursuant to the bylaws. The directors will be divided in three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the first annual meeting of stockholders, the term of office of the second class to expire at the annual meeting of stockholders one year thereafter, and the term of office of the third class to expire at the annual meeting of stockholders two years thereafter.

F.N.B.

F.N.B.’s bylaws provide that F.N.B. shall have such number of directors as the board of directors may determine, which number shall be not less than five nor more than 25. F.N.B.’s bylaws further provide that F.N.B.’s board of directors shall be elected annually at F.N.B.’s annual meeting of shareholders.

A person is not eligible to serve as a director if:

•   he or she has committed a criminal offense involving dishonesty and breach of trust which carries a penalty of at least one year in prison, or has been the subject of a banking agency’s cease and desist order involving dishonesty or breach of trust within the last ten years, or a banking agency or court decision involving a violation of banking, securities, commodities or insurance law or a violation of a final cease and desist order by a banking, securities, commodities or insurance regulatory agency;

•   he or she contemporaneously serves as a director or officer of another co-operative bank, credit union, savings bank, savings and loan association, bank, trust company or holding company thereof that does business in the same market area;

•   he or she did not reside within a 75-mile radius of OBA’s home office for at least one year prior to his or her nomination or appointment.

Nomination of Directors

OBA

OBA’s bylaws provide for an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders of OBA. A person may not be nominated for election as a director unless the person is nominated by or at the direction of the OBA Board of Directors or by a stockholder who has given appropriate notice to OBA before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given OBA appropriate notice of its intention to bring the business before the meeting. OBA’s Secretary must receive notice of the nomination or proposal not less than 80 days nor more than 90 days before the annual meeting; provided, however, that if less than 90 days’ notice of prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder who desires to raise new business must provide certain information to OBA

F.N.B.

F.N.B.’s bylaws provide that directors may be nominated for election to F.N.B.’s board of directors by either a resolution of the board of directors or by a shareholder of F.N.B. F.N.B.’s bylaws provide that a shareholder must make nominations for director by providing F.N.B. with written notice of the shareholder’s intention to nominate a director. F.N.B. must receive the written notice not less than 90 calendar days nor more than 120 calendar days before the first anniversary of the date on which F.N.B. first mailed its proxy statement to shareholders for its annual meeting of shareholders in the immediately preceding year. The notice of a shareholder’s intention to nominate a director must include certain information, as specified in F.N.B.’s bylaws.

concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide OBA with certain information concerning the nominee and the proposing stockholder.

Removal of Directors; Filling Vacancies on the Board of Directors

OBA

The articles of incorporation of OBA provide that any director may be removed by stockholders only for cause upon the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock entitled to vote in the election of directors.

Under the articles of incorporation and bylaws of OBA, any vacancy occurring in the Board of Directors, however caused, may be filled by an affirmative vote of two-thirds of the directors then in office, whether or not a quorum is present, and any director so chosen shall hold office only for the balance of the term of the class of directors in which the vacancy occurred.

F.N.B.

The Florida Business Corporation Act permits a corporation’s shareholders to remove directors with or without cause. F.N.B.’s articles of incorporation provide that the affirmative vote of 75% of the outstanding shares of F.N.B. common stock is required to remove any director or the entire board of directors without cause. Under the Florida Business Corporation Act and F.N.B.’s bylaws, the remaining directors, even though less than a quorum, may, by majority vote, fill vacancies on the board of directors, including vacancies resulting from an increase in the number of directors or resulting from a removal from office.

Cumulative Voting

OBA OBA’s articles of incorporation state that stockholders are not permitted to cumulate their votes in the election of directors.

F.N.B.

Under the Florida Business Corporation Act, cumulative voting in the election of directors is not available unless a corporation’s articles of incorporation provide for cumulative voting. F.N.B.’s articles of incorporation do not provide for cumulative voting.

Indemnification of Officers and Directors

OBA

The articles of incorporation of OBA provide that it will indemnify its directors and officers, whether serving it or at its request any other entity, to the fullest extent required or permitted under Maryland law. Such indemnification includes the advancement of expenses. The articles of incorporation of OBA also provide that it will indemnify its employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law.

F.N.B.

Under its bylaws, F.N.B. shall indemnify any director or officer of F.N.B. or its subsidiaries against expenses, including legal fees, judgments, fines and amounts paid in settlement, which were actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit, investigation or proceeding, whether derivative or nonderivative, and whether civil, criminal, administrative or investigative, that is brought or threatened to be brought against him or her by reason of his or her performance or status as a director or officer of F.N.B. or one of its subsidiaries. Before making that indemnity available to a director or officer, F.N.B.’s board of directors is required to determine that the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of F.N.B. and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. F.N.B.’s bylaws also provide that F.N.B. shall advance expenses incurred in defending or investigating a threatened or pending action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification by F.N.B.

With respect to derivative actions, the Florida Business Corporation Act only permits a corporation to indemnify its directors and officers up to an amount equal to the estimated expense of litigating the matter to conclusion. Also, indemnification is not available in derivative actions if the director or officer is adjudged to be liable to the corporation in respect of the claim, issue or matter for which the director or officer seeks indemnification.

Director Liability

OBA

The articles of incorporation of OBA provide that the officers and directors of OBA have no liability to OBA or its stockholders for money damages, except in the following circumstances:

•   to the extent it is proved that the officer or director received an improper benefit or profit;

•   to the extent an adverse judgment is entered against the officer or director based on a finding that his or her act or failure to act resulted from active and deliberate dishonesty and was material to the cause of action adjudicated.

F.N.B.

Under the Florida Business Corporation Act, a director is not personally liable for monetary damages for any statement, vote, decision or failure to act regarding corporate management or policy, unless the director breached or failed to perform his or her duties as a director and the director’s breach of, or failure to perform, those duties constitutes a violation of criminal law, self-dealing, an unlawful distribution, willful misconduct or recklessness. F.N.B.’s bylaws contain a provision limiting the liability of its directors to the fullest extent permitted by law.

Amendment of Articles of Incorporation and Bylaws

OBA

The articles of incorporation of OBA may be amended upon approval of at least two-thirds of all votes entitled to be cast by holders of the capital stock entitled to vote on the matter. If the amendment has been approved by at least two-thirds of the total number of directors that OBA would have if there were no vacancies, the amendment only needs to be approved by a majority of all votes entitled to be cast by the holders of capital stock entitled to vote on the matter. However, the holders of at least 80% of the voting power of all then-outstanding shares of capital stock entitled to vote on the election of directors will be required to amend the following provisions:

•   Article 12 (amendment of articles of incorporation);

•   Section C of Article 5 (Preferred Stock);

•   Sections D, E and F of Article 5 (quorum and voting provisions);

•   Article 7 (directors);

•   Article 8 (amendment of bylaws);

•   Article 9 (evaluation of certain offers);

•   Articles 10 and 11 (indemnification and limitation of liability).

The Board of Directors may amend the articles of incorporation to increase or decrease the number of shares of stock OBA is authorized to issue without stockholder approval as long as the amendment is approved by a majority of the total number of directors OBA would have if there were no vacancies.

The bylaws of OBA may be amended by a majority of the total number of directors OBA would have if there were no vacancies. The stockholders also may amend the bylaws by affirmative vote of the holders of at least 80% of the voting power of all then-outstanding shares of capital stock entitled to vote in the election of directors.

F.N.B.

The Florida Business Corporation Act requires that, unless the articles of incorporation provide for a greater vote, the votes cast in favor of an amendment to the articles of incorporation must exceed the votes cast against the amendment. However, if the proposed amendment would trigger dissenters’ rights under the Florida Business Corporation Act, the amendment must be approved by a majority of the votes entitled to be cast. The Florida Business Corporation Act does not require shareholder approval for certain non-material amendments to the articles of incorporation.

F.N.B.’s bylaws provide that the affirmative vote of at least 75% of the members of F.N.B.’s board of directors or the affirmative vote of at least 75% of the shares entitled to vote is required to alter or amend or adopt new bylaws.

Vote Required for Extraordinary Corporation Transactions

OBA

Pursuant to the Maryland General Corporation Law, the articles of incorporation of OBA provide that mergers, consolidations, share exchanges and similar transactions must be approved by the affirmative vote of the holders of a majority of the total number of all classes outstanding and entitled to vote on the matter. The Maryland General Corporation Law would otherwise require those types of transactions to be approved by two-thirds of all votes entitled to be cast.

F.N.B.

Under the Florida Business Corporation Act, approval of a merger, consolidation, share exchange, dissolution or sale of all or substantially all of a corporation’s assets other than in the ordinary course of business must receive approval from the board of directors and the holders of a majority of the shares entitled to vote thereon, unless the corporation’s articles of incorporation require a higher vote. F.N.B.’s articles of incorporation require a supermajority vote of at least 75% of the outstanding shares of F.N.B. common stock to approve a merger, consolidation or sale, lease, exchange or other disposition, in a single transaction or series of related transactions, of all or substantially all or a substantial part of the properties or assets of F.N.B., only if the board of directors of F.N.B. has not approved and recommended the transaction.

The Florida Business Corporation Act provides that shareholder approval of a plan of merger is not required if:

•   the articles of incorporation of the surviving corporation will not differ, except for certain minor amendments specified in the Florida Business Corporation Act, from its articles of incorporation before the merger; and

•   each shareholder of the surviving corporation whose shares were outstanding immediately prior to the effective date of the merger will hold, immediately after the merger, the same number of shares, with identical designations, preferences, limitations and relative rights.

Interested Shareholder Transactions

OBA

Under the Maryland General Corporation Law, a corporation may not enter into a business combination with any “interested stockholder” or affiliate of an interested stockholder during the five-year period following the most recent date on which the person or entity became an interested stockholder. An “interested stockholder” is a person or entity who beneficially owns, directly or indirectly, ten percent or more of the voting power of the outstanding voting stock of the

F.N.B.

The Florida Business Corporation Act requires supermajority approval for certain transactions with affiliates. If any person who, together with such person’s affiliates and associates, beneficially owns 10% or more of any voting stock of the corporation (referred to herein as an “interested shareholder”), is a party to any merger, consolidation, disposition of all or a substantial part of the assets of the corporation or a subsidiary of the corporation, or will be issued corporation or any affiliate of the corporation who directly or indirectly was the beneficial owner of ten percent or more of the voting power at any time during the preceding two years. Nevertheless, a corporation may enter into a business combination with an interested stockholder if the transaction is approved by 80 percent of the votes entitled to be cast by the outstanding shares entitled to vote on the matter, voting as a single group, and two-thirds of the voting stock held by all stockholders other than the interested stockholder who is a party to the transaction and its affiliates, voting as a single group.

securities of the corporation or its subsidiary having an aggregate fair market value of 5% or more of the corporation, that transaction requires approval by the affirmative vote of the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested person. However, that approval is not required in certain situations, including the following:

•   a majority of the disinterested directors has approved the interested person transaction;

•   the corporation has not had more than 300 shareholders of record at any time during the three years preceding the date of the transaction’s announcement;

•   the interested person has been the beneficial owner of at least 80% of the corporation’s outstanding voting shares for at least five years preceding the date of the transaction’s announcement;

•   the interested person is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

•   the consideration that shareholders will receive meets certain minimum levels, as determined by a formula under the Florida Business Corporation Act.

Fiduciary Duty

OBA

Under Maryland law, a director shall perform his or her duties, including his or her duties as a member of a committee of the board on which he or she serves: in good faith; in a manner he or she reasonably believes to be in the best interests of the corporation; and with the care that an ordinarily prudent person in a like position would use under similar circumstances.

In performing his or her duties, a director is entitled to rely on any information, opinion, report, or statement, including any financial statement or other financial data, prepared or presented by:

•   An officer or employee of the corporation whom the director reasonably believes to be reliable and competent in the matters presented;

•   A lawyer, certified public accountant, or other person, as to a matter which the

F.N.B.

Under the Florida Business Corporation Act, a director is required to discharge his or her duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner reasonably believed to be in the best interests of the corporation. In discharging his or her duties, a director is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if presented or prepared by:

•   officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented;

•   legal counsel, public accountants or other persons as to matters the director reasonably believes are within the person’s professional or expert competence; or

director reasonably believes to be within the person’s professional or expert competence; or

•   A committee of the board on which the director does not serve, as to a matter within its designated authority, if the director reasonably believes the committee to merit confidence.

A director is not acting in good faith if he or she has any knowledge concerning the matter in question which would cause such reliance to be unwarranted.

The articles of incorporation of OBA provide that its Board of Directors, when evaluating a transaction that would or may involve a change in control of OBA (including a tender or exchange offer, merger or consolidation or sale of all or substantially all of the assets of OBA) may, in connection with the exercise of its judgment in determining what is in the best interest of OBA and its stockholders, give consideration to the following factors:

•   the economic effect, both immediate and long-term, upon OBA’s stockholders, including stockholders, if any, not to participate in the transaction;

•   the social and economic effect on the employees, depositors and customers of, and others dealing with, OBA and its subsidiaries and on the communities in which OBA and its subsidiaries operate or are located;

•   whether the proposal is acceptable based on the historical and current operating results or financial condition of OBA;

•   whether a more favorable price could be obtained for OBA’s stock or other securities in the future;

•   the reputation and business practices of the officer and its management and affiliates as they would affect the employees;

•   the future value of the stock or any other securities of OBA;

•   any antitrust or other legal and regulatory issues that are raised by the proposal;

•   the business and historical, current or expected future financial condition or operating result of the other entity to be involved in the transaction, including but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations, financial obligations to be incurred in connection with the proposed

•   a committee of the board of which the director is not a member if the director reasonably believes the committee merits confidence.

F.N.B.’s articles of incorporation provide that the board of directors of F.N.B., in evaluating a proposal for an extraordinary corporate transaction, shall consider all relevant factors, including, without limitation, the long-term prospects and interests of F.N.B. and its shareholders, the social, economic, legal or other effects of any action on the employees, suppliers and customers of F.N.B. and its subsidiaries, the communities and societies in which F.N.B. and its subsidiaries operate and the economy of the state and the nation.

transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•   the ability of OBA to fulfill its objectives as a financial institution holding company and the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally-insured financial institution under applicable statutes and regulations.

Provisions with Possible Anti-Takeover Effects

OBA

OBA’s articles of incorporation and bylaws contain various provisions that may serve as anti-takeover protections, which include:

•   the ability of OBA’s Board of Directors to fill vacancies resulting from an increase in the number of directors;

•   certain limitations on voting rights of individuals who directly or indirectly beneficially own in excess of ten percent of the then-outstanding shares of common stock of OBA;

•   the broad range of factors that OBA’s Board of Directors may consider in evaluating an unsolicited offer including a tender offer proposal; and

•   provisions in OBA’s articles of incorporation which authorize OBA’s Board of Directors, without stockholder action, to issue from time to time, up to 50,000,000 shares of OBA preferred stock. The Board of Directors of OBA has the power to divide any and all of the shares of OBA preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series so established.

F.N.B.

F.N.B. is subject to statutory “anti-takeover” provisions under the Florida Business Corporation Act. The Florida Business Corporation Act restricts the voting rights of shares of stock acquired by a party who, by such acquisition, would control at least 20% of all voting rights of the corporation’s issued and outstanding stock. The statute provides that the acquired shares, or the “control shares,” will, upon such acquisition, cease to have any voting rights. The acquiring party may petition the corporation to reassign voting rights to the control shares by way of an “acquiring person’s statement.” Upon receipt of such request, the corporation must submit such request for shareholder approval. A corporation may reassign voting rights to the control shares upon a resolution by a majority of the outstanding shares of each class and series of stock, with the control shares not voting.

In addition, F.N.B.’s articles of incorporation and bylaws contain various provisions that may serve as anti-takeover protections, which include:

•   the ability of F.N.B.’s board of directors to fill vacancies resulting from an increase in the number of directors;

•   the supermajority voting requirements for certain corporate transactions;

•   the broad range of factors that F.N.B.’s board of directors may consider in evaluating an unsolicited offer including a tender offer proposal; and

•   provisions in F.N.B.’s articles of incorporation which authorize F.N.B.’s board of directors, without shareholder action, to issue from time to time, up to 20,000,000 shares of F.N.B. preferred stock. The board of directors of F.N.B. has the power to divide any and all of the shares of F.N.B. preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series so established.

OBA STOCK OWNERSHIP

The following table provides information as of [                    ], 2014 about the persons known to OBA to be the beneficial owners of more than 5% of OBA’s outstanding common stock, by each of OBA’s directors, by the non-director executive officers of OBA and by all directors and executive officers of OBA as a group. The address of all directors and executive officers of OBA is 20300 Seneca Meadows Parkway, Germantown, Maryland 20876.

Name and Address	Number of Shares Owned		Percent of Common Stock Outstanding
Beneficial Owners of More Than 5% of Outstanding Common Stock
OBA Bank Employee Stock Ownership Plan 20300 Seneca Meadows Parkway Germantown, Maryland 20876	368,700		9.13%

Gardner Lewis Asset Management 285 Wilmington West Chester Pike Chadds Ford, Pennsylvania 19317	404,201	(1)	10.0%

Loeb King Capital Management Loeb Arbitrage Offshore Partners, Ltd. 125 Broad Street, 14th Floor New York, New York 10004	341,351	(2)	8.45%

MHC Mutual Conversion Fund, L.P. Clover Partners, L.P. Clover Investments, L.L.C. Michael C. Mewhinney 100 Crescent Court Suite 575 Dallas, Texas 75201	268,410	(3)	6.65%

Terry Maltese Sandler O’Neill Asset Management LLC 150 East 52nd Street 30th Floor New York, New York 10022.	231,673	(4)	5.74%

Steven R. Gerbel Brown Trout Management, LLC 311 South Wacker Drive Suite 6025 Chicago, Illinois 60606	223,564	(5)	5.53%

Christopher DeMuth, Jr. Rangeley Capital, LLC Rangeley Capital Partners, LP 3 Forest Street New Canaan, Connecticut 06840	214,239	(6)	5.31%

Directors
James C. Beadles	16,989	(7)	*
William R. Belew, Jr.	25,288	(8)	*
Katherine A. Grice	600	(9)	*
Dr. Paul J. Hanges	8,300	(10)	*

Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding
Evelyn Jackson, M.D.	16,875(11)	*
Donald L. Mallorey	18,488(12)	*
Michael L. Reed	21,821(13)	*
Stacie W. Rogers	16,738(14)	*
Charles E. Weller	113,707(15)	2.79%

Executive Officers who are Not Directors
Shane Hennessy	65,054(16)	1.60%
David A. Miller	30,609(17)	*
Gary L. Will	63,679(18)	1.58%

All Directors and Executive Officers as a Group (12 persons)	398,148	9.50%

*	Less than 1%.
(1)	Based on a Schedule 13G filed with the Securities and Exchange Commission on June 4, 2014.
(2)	Based on a Schedule 13G filed with the Securities and Exchange Commission on April 22, 2014.
(3)	Based on a Schedule 13D/A filed with the Securities and Exchange Commission on October 21, 2013.
(4)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2014.
(5)	Based on a Schedule 13G filed with the Securities and Exchange Commission on May 12, 2014.
(6)	Based on a Schedule 13G filed with the Securities and Exchange Commission on April 11, 2014.
(7)	Includes 4,800 shares that can be acquired through the exercise of presently exercisable stock options and 6,715 shares of restricted stock over which Mr. Beadles has voting control.
(8)	Includes 6,000 shares held in an individual retirement account, 4,800 shares that can be acquired through the exercise of presently exercisable stock options, and 6,714 shares of restricted stock over which Mr. Belew has voting control.
(9)	All of such shares are held by a trust.
(10)	Includes 3,000 shares that can be acquired through the exercise of presently exercisable stock options and 3,500 shares of unvested restricted stock over which Dr. Hanges has voting control.
(11)	Includes 4,800 shares that can be acquired through the exercise of presently exercisable stock options and 6,714 shares of unvested restricted stock over which Dr. Jackson has voting control.
(12)	Includes 1,500 shares held in an individual retirement account, 1,000 shares held by Mr. Mallorey’s spouse, 4,800 shares that can be acquired through the exercise of presently exercisable stock options, and 6,714 shares of unvested restricted stock over which Mr. Mallorey has voting control.
(13)	Includes 4,800 shares that can be acquired through the exercise of presently exercisable stock options and 6,714 shares of unvested restricted stock over which the Mr. Reed has voting control.
(14)	Includes 4,800 shares that can be acquired through the exercise of presently exercisable stock options and 6,714 shares of unvested restricted stock over which Ms. Rogers has voting control.
(15)	Includes 10,000 shares held in an individual retirement account, 5,000 shares held by Mr. Weller’s spouse, 8,348 shares held in a 401(k) plan, 4,402 shares held by the Bank’s employee stock ownership plan, 29,620 shares that can be acquired through the exercise of presently exercisable stock options, and 40,014 shares of unvested restricted stock over which Mr. Weller has voting control.
(16)	Includes 100 shares as custodian for a child, 200 shares held by Mr. Hennessy’s spouse, 12,850 shares held in a 401(k) plan, 3,581 shares held by OBA Bank’s employee stock ownership plan, 14,814 shares that can be acquired through the exercise of presently exercisable stock options, and 19,980 shares of unvested restricted stock over which Mr. Hennessy has voting control.
(17)	Includes 4,545 shares held in a 401(k) plan, 2,335 shares held by OBA Bank’s employee stock ownership plan, 7,406 shares that can be acquired through the exercise of presently exercisable stock options, and 10,005 shares of unvested restricted stock over which Mr. Miller has voting control.
(18)	Includes 12,002 shares held in a 401(k) plan, 3,540 shares held by OBA Bank’s employee stock ownership plan, 14,814 shares that can be acquired through the exercise of presently exercisable stock options, and 19,980 shares of unvested restricted stock over which Mr. Will has voting control.

PROPOSAL NO. 2

ADJOURNMENT PROPOSAL

In the event a quorum is present at our special meeting but there are insufficient votes to approve the merger agreement and the merger, the merger proposal will fail unless we adjourn our special meeting in order to solicit additional proxies from our shareholders. An adjournment under such circumstances will allow us extra time to solicit additional proxies. In order to allow shares present in person or by proxy at our special meeting to vote FOR approval of the adjournment of our special meeting, if necessary, we are submitting an adjournment of our special meeting to you as a separate matter for consideration. We will vote properly submitted proxy cards FOR approval of the adjournment proposal, unless otherwise indicated on the proxy. If our shareholders approve the adjournment proposal, we are not required to give any further notice of the time and place of our adjourned meeting other than an announcement of the time and place we provide at our special meeting. The vote required to approve this proposal is the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes will have no effect on the outcome of voting on this proposal.

If a quorum is not present at the meeting, the meeting will be adjourned to a later time without a vote.

Recommendation of the OBA Board of Directors

The OBA Board of Directors unanimously recommends that OBA shareholders vote FOR approval of the adjournment proposal.

PROPOSAL NO. 3

ADVISORY VOTE REGARDING CERTAIN EXECUTIVE COMPENSATION IN CONNECTION WITH THE MERGER

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and pursuant to Section 14A of the Exchange Act, OBA is providing its shareholders with an opportunity to cast an advisory vote to approve certain compensation payable to its named executive officers, Charles E. Weller, Shane Hennessy and Gary L. Will, in connection with the proposed merger pursuant to arrangements with OBA or F.N.B. as disclosed in this proxy statement/prospectus. OBA is asking its shareholders to adopt the following resolution at the special meeting:

“RESOLVED, the compensation that may be paid or become payable to OBA’s named executive officers in connection with the merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, as disclosed in the table under the caption “The Merger—Interests of Certain Persons in the Merger that are Different from Yours—Severance and other Payments to Certain Persons” in this proxy statement/prospectus in accordance with Item 402(t) of Regulation S-K, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, is hereby APPROVED.”

The descriptions of the payments contained in the section entitled “The Merger—Interests of Certain Persons in the Merger that are Different from Yours—Severance and other Payments to Certain Persons” are intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation of each OBA named executive officer in connection with the merger and that will or may become payable to the named executive officer either by OBA or by F.N.B. OBA is asking its shareholders to approve, on a non-binding advisory basis, such compensation to the extent that it is payable by OBA.

Recommendation of the OBA Board of Directors

The vote on this proposal is a vote separate and apart from the vote to approve the merger agreement. You may vote to approve the merger agreement and the merger and vote not to approve this proposal on executive compensation in connection with the proposed merger and vice versa. Because the vote is advisory in nature only, it will not be binding on either OBA or F.N.B. regardless of whether the proposed merger is completed. Accordingly, as the compensation to be paid in connection with the proposed merger is contractual with respect to the named executive officers, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the proposed merger is completed. The vote required to approve this proposal is the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes will have no effect on the outcome of voting on this proposal.

The OBA Board of Directors unanimously recommends that OBA shareholders vote FOR the advisory resolution on the compensation that may be received by OBA’s named executive officers in connection with the proposed merger.

LEGAL MATTERS

Reed Smith LLP, Pittsburgh, Pennsylvania, has passed upon the validity of the F.N.B. common stock being registered in connection with the merger for F.N.B. Reed Smith LLP and Luse Gorman Pomerenk & Schick, P.C., Washington, DC, have delivered their opinions to F.N.B. and us, respectively, as to certain U.S. federal income tax consequences of the merger and will deliver updated opinions in connection with the closing of the merger. See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [    ].

EXPERTS

The consolidated financial statements of F.N.B. and subsidiaries appearing in F.N.B.’s Annual Report on Form 10-K for the year ended December 31, 2013 and the effectiveness of F.N.B.’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements as of June 30, 2013 and for the year ended June 30, 2013 included in this Prospectus and Proxy Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of OBA as of and for the year ended June 30, 2012 have been included in this proxy statement/prospectus in reliance upon the report of ParenteBeard LLC, independent registered public accounting firm, as set forth in its report appearing herein, and upon the authority of such firm as expert in accounting and auditing.

OTHER MATTERS

As of the date of this proxy statement/prospectus, neither we nor F.N.B. know of any matter that a shareholder will present for consideration at our special meeting other than approval of the merger agreement and the merger, approval of the adjournment proposal and approval on an advisory (non-binding) basis of the compensation payable to OBA’s named executive officers in connection with the merger. However, if any other matter properly comes before our special meeting or any adjournment or postponement of our special meeting, we will deem all executed proxy cards we receive as conferring discretionary authority on the individuals named as proxies in such proxy cards to vote the shares represented by such proxy cards as to any such matters. The proxies will vote such shares in accordance with their judgment.

We have not authorized any person to give any information or make any representation other than those we or F.N.B. have included in this proxy statement/prospectus or that we or F.N.B. have incorporated by reference in this proxy statement/prospectus, and, if given or made, you should not rely upon such information or representation as having been authorized by F.N.B. or us.

This proxy statement/prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, the F.N.B. common stock this proxy statement/prospectus offers, nor does it constitute the solicitation of a proxy in any jurisdiction in which we or F.N.B. are not authorized to make such offer or solicitation or to or from any person to whom it is unlawful to make such offer or solicitation.

The information contained in this proxy statement/prospectus speaks as of the date of this proxy statement/prospectus unless we specifically indicate otherwise. The delivery of this proxy statement/prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of F.N.B. or us since the date of this proxy statement/prospectus or that the information in this proxy statement/prospectus or in the documents we or F.N.B. incorporate by reference in this proxy statement/prospectus is correct at any time subsequent to the date of such information.

This proxy statement/prospectus does not cover any resales of the F.N.B. common stock issued as common stock consideration pursuant to this proxy statement/prospectus by any shareholder deemed to be an affiliate of F.N.B. upon the consummation of the merger. F.N.B. has not authorized any person to make use of this proxy statement/prospectus in connection with any such resales.

WHERE YOU CAN FIND MORE INFORMATION

We and F.N.B. file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information that F.N.B. or we have filed at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference room. F.N.B.’s and our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

F.N.B. maintains an Internet site that contains information about F.N.B. and its subsidiaries at www.fnbcorporation.com. OBA also maintains an Internet site that contains information about OBA and its subsidiaries at www.obabank.com. The reports and other information filed by F.N.B. and OBA with the SEC are available through their respective Internet websites.

F.N.B. filed a registration statement on Form S-4 with the SEC under the Securities Act to register the shares of F.N.B. common stock issuable to our shareholders as consideration in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of F.N.B. and our proxy statement for our special meeting. As SEC rules permit, this proxy statement/prospectus does not contain all of the information contained in the registration statement.

The SEC allows F.N.B. to incorporate information into this proxy statement/prospectus by reference. Incorporation by reference means that F.N.B. can disclose important information to you by referring you to another document that F.N.B. filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information that the information in this proxy statement/prospectus supersedes. This proxy statement/prospectus incorporates by reference the documents set forth below that F.N.B. previously filed with the SEC. Those documents contain important information about F.N.B.

F.N.B. hereby incorporates by reference into this proxy statement/prospectus the following documents that F.N.B. (SEC File No. 001-31940) previously filed with the SEC, other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	F.N.B.’s Annual Report on Form 10-K for the year ended December 31, 2013;

•	F.N.B.’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014;

•	F.N.B.’s Current Reports on Form 8-K filed on April 4, 2014, April 8, 2014, April 10, 2014 and May 22, 2014; and

•	The description of F.N.B. common stock contained in its Registration Statement on Form 8-A, filed on December 16, 2003 pursuant to Section 12 of the Securities Exchange Act, as amended, and any amendment or report filed for the purpose of updating such description.

F.N.B. further incorporates by reference into this proxy statement/prospectus any additional documents that it files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date on which the special meeting of the shareholders of OBA is held (other than the portions of those documents not deemed to be filed). Those documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

If you would like to receive a copy of any of the documents incorporated in this proxy statement/prospectus by reference, please contact F.N.B. at its address or telephone number listed under the heading “Reference to Additional Information” in the forepart of this proxy statement/prospectus.

OBA’S ANNUAL MEETING

OBA will hold its 2014 Annual Meeting of Stockholders only if the merger is not completed as contemplated by the merger agreement. In order to be eligible for inclusion in OBA’s proxy materials for its 2014 Annual Meeting of Stockholders (in the event it is held), any stockholder proposal to take action at such meeting must be received at OBA’s executive office, 20300 Seneca Meadows Parkway, Germantown, Maryland 20876, no later than June 24, 2014, assuming OBA’s next annual meeting is held on November 21, 2014. If we schedule an annual meeting after November 21, 2014, we will provide notice of the date fixed for the annual meeting, as well as the deadline for submitting stockholder proposals for such meeting and for having such stockholder proposals included in our proxy statement. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

OBA’s bylaws provide that, in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a shareholder must deliver written notice of such nominations and/or proposals to OBA’s Secretary not earlier than the 90th day nor later than the 80th day prior to date of the annual meeting; provided, however, that in the event that less than 90 days’ notice or prior public disclosure of the date of the annual meeting is provided to stockholders, then, to be timely, notice by the stockholder must be so received not later than the tenth day following the day on which public announcement of the date of such meeting is first made. Accordingly, assuming the next annual meeting is held on November 21, 2014, advance written notice for certain business, or nominations to the Board of Directors, to be brought before the meeting must be received by OBA’s Secretary no earlier than August 23, 2014 and no later than September 2, 2014. If notice is received outside of these dates, it will be considered untimely, and OBA will not be required to present the matter at the stockholders meeting. A copy of the bylaws may be obtained from OBA’s Secretary.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF

OBA FINANCIAL SERVICES, INC.

OBA Financial Services, Inc. and Subsidiary

Consolidated Statements of Condition (Unaudited)

(In thousands, except share data)	March 31, 2014	June 30, 2013
Assets:
Cash and due from banks	$30,324	$16,006
Federal funds sold	2,299	167

Cash and cash equivalents	32,623	16,173
Interest bearing deposits with other banks	3,612	6,692
Securities available for sale	42,107	37,174
Securities held to maturity (fair value of $1,224 and $1,520)	1,146	1,445
Federal Home Loan Bank stock, at cost	1,050	1,160
Loans held for sale	—	414
Loans	306,299	303,276
Less: allowance for loan losses	3,521	3,473

Net loans	302,778	299,803
Premises and equipment, net	5,235	5,624
Bank owned life insurance	9,380	9,182
Other assets	4,186	3,944

Total assets	$402,117	$381,611

Liabilities:
Deposits:
Noninterest-bearing	$47,115	$42,422
Interest-bearing	256,371	240,841

Total deposits	303,486	283,263
Securities sold under agreements to repurchase	7,416	8,544
Federal Home Loan Bank advances	15,528	15,623
Advance payments from borrowers for taxes and insurance	851	1,324
Other liabilities	1,833	1,553

Total liabilities	329,114	310,307

Stockholders’ Equity:
Preferred stock (par value $.01); authorized 50,000,000 shares; no shares issued or outstanding	—	—
Common stock (par value $.01); authorized 100,000,000 shares; issued and outstanding 4,038,006 and 4,048,436 shares at March 31, 2014 and June 30, 2013, respectively	40	40
Additional paid-in capital	34,435	33,726
Unearned ESOP shares	(2,916)	(3,055)
Retained earnings	41,363	40,531
Accumulated other comprehensive income (loss)	81	62

Total stockholders’ equity	73,003	71,304

Total liabilities and stockholders’ equity	$402,117	$381,611

See notes to consolidated financial statements.

OBA Financial Services, Inc. and Subsidiary

Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
(In thousands, except share and per share data)	2014	2013	2014	2013
Interest and Dividend Income:
Loans receivable, including fees	$3,533	$3,712	$10,820	$10,997
Investment securities:
Interest—taxable	271	237	731	784
Dividends	13	10	30	31
Federal funds sold	8	5	42	28

Total interest and dividend income	3,825	3,964	11,623	11,840

Interest Expense:
Deposits	312	287	930	953
Federal Home Loan Bank advances	165	216	504	673
Securities sold under agreements to repurchase	4	37	16	131

Total interest expense	481	540	1,450	1,757

Net interest income	3,344	3,424	10,173	10,083
Provision for loan losses	4	229	24	324

Net interest income after provision for loan losses	3,340	3,195	10,149	9,759

Non-Interest Income:
Customer service fees	65	79	244	262
Loan servicing fees	4	3	13	13
Bank owned life insurance income	67	69	199	213
Net gains (losses)	5	59	37	35
Other non-interest income	46	33	135	95

Total non-interest income	187	243	628	618

Non-Interest Expense:
Salaries and employee benefits	1,802	1,826	5,435	5,330
Occupancy and equipment	397	390	1,181	1,158
Data processing	258	204	769	590
Directors’ fees	105	83	297	266
FDIC assessments	51	68	129	206
Other non-interest expense	554	450	1,537	1,300

Total non-interest expense	3,167	3,021	9,348	8,850

Income before income taxes	360	417	1,429	1,527
Income tax expense	153	180	597	633

Net income	$207	$237	$832	$894

Basic earnings per share	$0.06	$0.06	$0.22	$0.24

Diluted earnings per share	$0.05	$0.06	$0.22	$0.23

Basic weighted average shares outstanding	3,741,817	3,762,584	3,737,914	3,796,105

Diluted weighted average shares outstanding	3,779,676	3,881,893	3,777,794	3,885,696

See notes to consolidated financial statements.

OBA Financial Services, Inc. and Subsidiary

Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
(In thousands)	2014	2013	2014	2013
Net income	$207	$237	$832	$894
Other comprehensive income (loss):
Net unrealized gains (losses) on available for sale securities, net of tax expense (benefit) of $102, ($77), $12 and ($80), respectively	159	(122)	19	(126)

Other comprehensive income (loss)	159	(122)	19	(126)

Comprehensive income	$366	$115	$851	$768

See notes to consolidated financial statements.

OBA Financial Services, Inc. and Subsidiary

Consolidated Statements of Stockholders’ Equity (Unaudited)

Nine Months Ended March 31, 2014 and 2013

(In thousands)	Common Stock	Additional Paid-in Capital	Unearned ESOP Shares	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balances at July 1, 2013	$40	$33,726	$(3,055)	$40,531	$62	$71,304
Net income				832		832
Other comprehensive income (loss), net of tax					19	19
Purchase and retirement of 1,000 shares of Company stock		(18)				(18)
Retirement of 9,430 shares for tax payments		(173)				(173)
Share-based compensation expense		712				712
Tax benefit of 49,985 restricted shares vesting		70				70
ESOP shares committed to be released (13,886 shares)		118	139		—	257

Balances, March 31, 2014	$40	34,435	$(2,916)	$41,363	$81	$73,003

Balances at July 1, 2012	$43	$38,695	$(3,240)	$39,409	$808	$75,715
Net income				894		894
Other comprehensive income (loss), net of tax					(126)	(126)
Purchase and retirement of 135,255 shares of Company stock		(2,244)				(2,244)
Share-based compensation expense		699				699
Tax benefit of 49,485 restricted shares vesting		21				21
ESOP shares committed to be released (13,886 shares)		94	139			233

Balances, March 31, 2013	$43	$37,265	$(3,101)	$40,303	$682	$75,192

See notes to consolidated financial statements.

OBA Financial Services, Inc. and Subsidiary

Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended March 31,
(in thousands)	2014	2013
Operating Activities:
Net income	$832	$894

Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	24	324
Depreciation and amortization of premises and equipment	451	493
Net amortization of securities premiums and discounts	177	295
Proceeds from sales of loans held for sale	1,825	2,489
Originated loans held for sale	(1,374)	(3,003)
Net gains on sales of loans	(37)	(43)
Amortization of net deferred loan fees	(188)	(40)
Loss on other real estate owned	—	8
Bank owned life insurance income	(199)	(213)
ESOP expense	257	233
Share-based compensation expense	712	699
Amortization of mortgage servicing rights	3	8
Amortization of brokered deposit premiums	23	—
Tax benefit from vesting of restricted shares	(70)	(21)
Changes in other assets and liabilities, net	71	162

Total adjustments	1,675	1,391

Net cash provided by operating activities	2,507	2,285

Investing Activities:
Principal collections and maturities of securities available for sale	5,885	10,807
Principal collections and maturities of securities held to maturity	298	755
Purchases of securities available for sale	(10,963)	(17,979)
Redemption of Federal Home Loan Bank stock, net	110	748
Decrease in interest bearing deposits with other banks, net	3,080	1,056
Loan originations less principal collections, net	(2,811)	(4,725)
Purchases of premises and equipment	(62)	(87)

Net cash used in investing activities	(4,463)	(9,425)

Financing Activities:
Increase (decrease) in deposits	20,223	(588)
Decrease in securities sold under agreements to repurchase	(1,128)	(9,377)
Proceeds from FHLB advances	—	29,400
Repayment of FHLB advances	(95)	(34,992)
Net decrease in advance payments from borrowers for taxes and insurance	(473)	(841)
Tax benefit from vesting of restricted shares	70	21
Purchase and retirement of Company stock	(191)	(2,244)

Net cash provided by (used in) financing activities	18,406	(18,621)

Increase (decrease) in cash and cash equivalents	16,450	(25,761)
Cash and cash equivalents at beginning of period	16,173	31,525

Cash and cash equivalents at end of period	$32,623	$5,764

Supplemental Disclosures:
Interest paid	$1,396	$1,807
Income taxes paid, net	720	494

See notes to consolidated financial statements.

OBA Financial Services, Inc. and Subsidiary

Notes to the Consolidated Financial Statements (Unaudited)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Business

OBA Bank (“Bank”) is a community-oriented banking institution providing a variety of financial services to individuals and small businesses through its offices in Montgomery, Anne Arundel, and Howard Counties, Maryland. Its primary deposits are checking, money market, and time certificate accounts and its primary lending products are commercial mortgage, commercial business, construction, and residential mortgage loans.

In December 2007, the Bank reorganized into a three-tier mutual holding company structure. As part of the reorganization, the Bank converted from a mutual savings bank into a federally chartered stock savings bank and formed OBA Bancorp, Inc., a federally chartered mid-tier stock holding company, and OBA Bancorp, MHC, a federally chartered mutual holding company. The Bank became a wholly-owned subsidiary of OBA Bancorp, Inc. and OBA Bancorp, Inc. became a wholly-owned subsidiary of OBA Bancorp, MHC.

On January 21, 2010, OBA Bancorp, MHC completed its plan of conversion and reorganization from a mutual holding company to a stock holding company. In accordance with the plan, OBA Bancorp, MHC and OBA Bancorp, Inc. ceased to exist and a newly formed stock holding company, OBA Financial Services, Inc. (of which OBA Bank became a wholly owned subsidiary) sold shares of capital stock to eligible depositors of OBA Bank. OBA Financial Services, Inc.’s common stock is quoted on the NASDAQ Capital Market under the symbol “OBAF.”

In accordance with applicable regulations at the time of the conversion from a mutual holding company to a stock holding company, the Bank substantially restricted retained earnings by establishing a liquidation account. The liquidation account is maintained for the benefit of eligible account holders who keep their accounts at the Bank after conversion. The liquidation account is reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder’s interest in the liquidation account. In the event of a complete liquidation of the Bank, and only in such event, each account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the adjusted qualifying account balances then held. The Bank may not pay dividends if those dividends would reduce equity capital below the required liquidation account amount.

Basis of Presentation

The consolidated financial statements include the accounts of OBA Financial Services Inc. and OBA Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. GAAP for interim financial information and are presented in accordance with instructions for Form 10-Q and Rule 10-01 of the SEC Regulation S-X. Accordingly, they do not include all of the information and notes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation are of a normal and recurring nature and have been included.

Operating results for the three and nine months ended March 31, 2014 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2014 or any other interim period. The consolidated financial statements presented in this report should be read in conjunction with the audited consolidated financial statements and the accompanying notes filed on Form 10-K for the fiscal year ended June 30, 2013.

In preparing the accompanying consolidated financial statements, the Company has evaluated subsequent events through the financial statement issue date. OBA Financial Services, Inc. announced the signing of a merger agreement between OBA Financial Services, Inc. and F.N.B. Corporation. For further detail regarding the merger agreement, see “Note 10 – Subsequent Events” in the accompanying financial statements.

Use of Estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the Consolidated Statement of Condition and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly sensitive to change in the near term relates to the determination of the allowance for loan losses, values related to the share-based incentive plans, and other than temporary impairment of investment securities.

Reclassifications

From time to time, certain amounts in the prior period consolidated financial statements are reclassified to conform with current period presentation. Such reclassifications, if any, have no material impact on consolidated net income or total stockholders’ equity.

Recent Accounting Pronouncements

There are no recent accounting pronouncements that have had or are expected to have a material impact to the Company’s consolidated financial statements that have not been previously disclosed.

NOTE 2—COMPREHENSIVE INCOME (LOSS)

U.S. GAAP requires that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the stockholders’ equity section of the Consolidated Statement of Condition, such items, along with net income, are components of comprehensive income and accumulated other comprehensive income. The components of accumulated other comprehensive income and related tax effects are as follows:

Accumulated other comprehensive income (loss) consists of the following:

	March 31, 2014	June 30, 2013
	(In thousands)
Unrealized gains (losses) on available for sale securities	$133	$102
Tax effect	52	40

Total	$81	$62

NOTE 3—SECURITIES

The amortized cost and fair value of securities with gross unrealized gains and losses are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
March 31, 2014
Securities available for sale:
Debt Securities:
Residential mortgage-backed securities (1)	$41,895	$641	$(508)	$42,028
Trust preferred security	29	—	—	29

Total debt securities available for sale	41,924	641	(508)	42,057
Equity securities	50	—	—	50

Total securities available for sale	41,974	641	(508)	42,107

Securities held to maturity:
Debt Securities:
Residential mortgage-backed securities (1)	1,146	78	—	1,224

Total debt securities held to maturity	1,146	78	—	1,224

Total investment securities	$43,120	$719	$(508)	$43,331

June 30, 2013
Securities available for sale:
Debt Securities:
Residential mortgage-backed securities (1)	$36,981	$616	$(513)	$37,084
Trust preferred security	41	—	(1)	40

Total debt securities available for sale	37,022	616	(514)	37,124
Equity securities	50	—	—	50

Total securities available for sale	37,072	616	(514)	37,174

Securities held to maturity:
Debt Securities:
Residential mortgage-backed securities (1)	1,445	75	—	1,520

Total debt securities held to maturity	1,445	75	—	1,520

Total investment securities	$38,517	$691	$(514)	$38,694

(1)	All residential mortgage-backed securities were issued by FNMA, FHLMC, or GNMA.

The amortized cost and fair value of debt securities by contractual maturity at March 31, 2014 are as follows:

	Available for sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Due after ten years	$29	$29	$—	$—
Residential mortgage-backed securities	41,895	42,028	1,146	1,224

Total	$41,924	$42,057	$1,146	$1,224

At March 31, 2014 the market value of securities securing customer repurchase agreements was $15.3 million. There were no dealer repurchase agreements. At June 30, 2013, the market value of securities securing customer repurchase agreements was $12.5 million.

Information pertaining to securities with gross unrealized losses at the dates listed aggregated by investment category and length of time that individual securities have been in a continuous loss position, are as follows:

	Less than 12 Months		12 Months or More		Total
	Gross		Gross		Number	Gross
	Unrealized	Fair	Unrealized	Fair	of	Unrealized	Fair
	Losses	Value	Losses	Value	Securities	Losses	Value
			(In thousands)
March 31, 2014
Residential mortgage-backed securities	$418	$14,849	$90	$2,135	6	$508	$16,984
Trust preferred security	—	29	—	—	1	—	29

Total	$418	$14,878	$90	$2,135	7	$508	$17,013

June 30, 2013
Residential mortgage-backed securities	$513	$18,870	$—	$—	6	$513	$18,870
Trust preferred security	1	40	—	—	1	1	40

Total	$514	$18,910	$—	$—	7	$514	$18,910

At March 31, 2014 and at June 30, 2013, all residential mortgage backed securities and their contractual cash flows were guaranteed by FNMA, FHLMC, or GNMA. The Company’s sole trust preferred security is a variable rate pool of trust preferred securities issued by insurance companies or their holding companies. These positions and the related unrealized losses are not material to the Company’s consolidated financial position or results of operations. The decline in the residential mortgage backed securities has been primarily caused by the movement in market interest rates. The Company has no intent or requirement to sell these securities.

NOTE 4—CREDIT QUALITY OF LOANS AND ALLOWANCE FOR LOAN LOSSES

Various Bank policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. A loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard loans include those loans characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Loans classified as doubtful have all of the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Loans, or portions of loans, classified as loss are those considered uncollectible and of such little value that their continuance as a loan is not warranted. Since such loans are written off in full, the Bank will not have any such loans classified as loss at the end of a reporting period. Loans that do not expose the Bank to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve close attention, are required to be designated as Special Mention.

The Bank maintains an allowance for loan losses at an amount estimated to equal all credit losses in the loan portfolio that are both probable and reasonably estimable at the consolidated statement of condition date. The Bank’s determination as to the classification of loans is subject to review by the Bank’s primary federal regulator, the Office of the Comptroller of the Currency (“OCC”). The Bank regularly reviews the loan portfolio to determine whether any loans require classification in accordance with applicable regulations.

Management evaluates the allowance for loan losses based upon the combined total of the specific, general, and unallocated components as discussed below. Generally, when the loan portfolio increases, absent other factors, the allowance for loan loss methodology results in a higher dollar amount of estimated probable losses than would be the case without the increase. Generally, when the loan portfolio decreases, absent other factors, the allowance for loan loss methodology results in a lower dollar amount of estimated probable losses than would be the case without the decrease.

Commercial real estate loans generally have greater credit risk compared to residential mortgage loans, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment expectations on loans secured by income-producing properties typically depend on the successful operation of the related business and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy.

Commercial business loans generally have greater credit risk compared to residential mortgage loans, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment expectations on commercial business loans typically depend on the successful operation of the related business and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy.

Construction loans generally have greater credit risk compared to residential mortgage loans, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment expectations on construction loans typically depend on the successful completion of the project and the operation of the related business and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy.

Generally, the Bank underwrites commercial real estate loans at a loan-to-value ratio of 75% or less and residential mortgage loans at a loan-to-value ratio not exceeding 80%. In the event that a loan becomes past due, management will conduct visual inspections of collateral properties and/or review publicly available information, such as online databases, to estimate property values. The Bank may request a formal third party appraisal for various reasons including, but not limited to, age of previous appraisal, changes in market condition, and changes in borrower’s condition. In addition, changes in the appraised value of properties securing loans can result in an increase or decrease in the general allowance for loan losses as an adjustment to the historical loss experience due to qualitative and environmental factors.

The loan portfolio is evaluated on a quarterly basis and the allowance is adjusted accordingly. While the best information available is used to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the information used in making the evaluations. In addition, as an integral part of their examination process, the OCC will periodically review the allowance for loan losses. The OCC may require the Bank to recognize additions to the allowance based on its analysis of information available at the time of the examination.

The classes of loans are as follows:

	March 31, 2014	June 30, 2013
	(In thousands)
Commercial business	$39,375	$42,321
Commercial real estate	153,909	140,104
Construction	14,402	13,044
Residential mortgage	73,772	80,529
Home equity loans and lines of credit	24,857	27,336

Total loans, gross	306,315	303,334
Net deferred commercial loan fees	(239)	(320)
Net deferred home equity costs	223	262

Loans net of deferred (fees) costs	306,299	303,276
Allowance for loan losses	(3,521)	(3,473)

Total loans, net	$302,778	$299,803

The following tables present the classes of the loan portfolio summarized by loan rating within the Bank’s internal risk rating system:

March 31, 2014:	Pass	Special Mention	Substandard	Doubtful	Total
(In thousands)
Commercial business	$34,950	$2,148	$2,277	$—	$39,375
Commercial real estate	135,373	4,191	14,345	—	153,909
Construction	14,402	—	—	—	14,402
Residential mortgage	71,761	—	2,011	—	73,772
Home equity loans and lines of credit	24,752	74	31	—	24,857

Total	$281,238	$6,413	$18,664	$—	$306,315

June 30, 2013:	Pass	Special Mention	Substandard	Doubtful	Total
(In thousands)
Commercial business	$38,149	$3,302	$870	$—	$42,321
Commercial real estate	133,711	1,578	4,815	—	140,104
Construction	13,044	—	—	—	13,044
Residential mortgage	78,393	—	2,136	—	80,529
Home equity loans and lines of credit	26,833	75	428	—	27,336

Total	$290,130	$4,955	$8,249	$—	$303,334

Loans are generally placed on non-accrual status when payment of principal or interest is over 90 days delinquent or if collection of principal or interest, in full, is in doubt. When loans are placed on a non-accrual status, unpaid accrued interest is fully reversed and further income is recognized only when full repayment of the loan is complete, at which point income is recognized to the extent received, or the loan returns to accrual status. The loan may be returned to accrual status if both principal and interest payments are brought current, there has been a period of sustained performance (generally, six months), and full payment of principal and interest is expected.

The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The following tables present the classes of the loan portfolio summarized by the past due and non-accrual status:

March 31, 2014:	31-60 Days Past Due	61-90 Days Past Due	Over 90 Days Past Due	Total Past Due	Current	Total Loans Receivable	Total Non-Accrual Loans
(In thousands)
Commercial business	$—	$—	$—	$—	$39,375	$39,375	$748
Commercial real estate	287	—	—	287	153,622	153,909	2,840
Construction	—	—	—	—	14,402	14,402	—
Residential mortgage	152	—	513	665	73,107	73,772	513
Home equity loans and lines of credit	60	167	—	227	24,630	24,857	75

Total	$499	$167	$513	$1,179	$305,136	$306,315	$4,176

June 30, 2013:	31-60 Days Past Due	61-90 Days Past Due	Over 90 Days Past Due	Total Past Due	Current	Total Loans Receivable	Total Non-Accrual Loans
(In thousands)
Commercial business	$—	$—	$—	$—	$42,321	$42,321	$—
Commercial real estate	82	—	—	82	140,022	140,104	—
Construction	—	—	—	—	13,044	13,044	—
Residential mortgage	—	—	622	622	79,907	80,529	622
Home equity loans and lines of credit	75	—	—	75	27,261	27,336	75

Total	$157	$—	$622	$779	$302,555	$303,334	$697

There are no loans over 90 days past due that are still accruing at the dates indicated.

The Bank provides for loan losses based upon the consistent application of the documented allowance for loan loss methodology. All loan losses are charged to the allowance for loan losses and all recoveries are credited to the same. Additions to the allowance for loan losses are provided by charges to income based on various factors which, in Management’s judgment, deserve current recognition in estimating probable losses. Management regularly reviews the loan portfolio and makes provisions for loan losses in order to maintain the allowance for loan losses in accordance with U.S. GAAP. The Bank considers residential mortgage loans and home equity loans and lines of credit as small, homogeneous loans, which are evaluated for impairment collectively based on historical loss experience. Commercial real estate and commercial business loans are reviewed individually. Loans are considered impaired if the probability exists that the Bank will be unable to collect contractually obligated principal and interest cash flows. The allowance for loan losses consists primarily of three components:

(1)	specific allowances established for impaired loans (as defined by U.S. GAAP). For a non-collateral dependent loan, the amount of impairment, if any, is estimated as the difference between the estimated present value based on Management’s assumptions regarding future cash flows and discounted at the loan’s original yield and the carrying value of the loan. Impaired loans for which the estimated present value of the loan exceeds the carrying value of the loan do not reduce specific allowances;

(2)	general allowances established for loan losses on a portfolio basis for loans that do not meet the definition of impaired loans. The portfolio is grouped into similar risk characteristics, primarily loan type. The Bank applies an estimated loss rate to each loan group. The loss rates applied are based upon loss experience adjusted, as appropriate, for the environmental factors discussed below. This evaluation is inherently subjective, as it requires material estimates that may be susceptible to significant revisions based upon changes in economic and real estate market conditions; and

(3)	unallocated allowances established to provide for probable losses that have been incurred as of the reporting date but are not reflected in the allocated allowance.

Actual loan losses may be significantly more than the allowance for loan losses established, which could have a material negative effect on financial results.

The adjustments to historical loss experience are based on Management’s evaluation of several qualitative and environmental factors, including, but not limited to:

•	changes in any concentration of credit (including, but not limited to, concentrations by geography, industry, or collateral type);

•	changes in the number and amount of non-accrual loans, watch list loans, and past due loans;

•	changes in national, state, and local economic trends;

•	changes to other external influences including, but not limited to, legal, accounting, peer, and regulatory changes;

•	changes in the types of loans in the loan portfolio;

•	changes in the experience and ability of personnel and management in the loan origination and loan servicing departments;

•	changes in the value of underlying collateral for collateral dependent loans;

•	changes in lending strategies; and

•	changes in lending policies and procedures.

The following table summarizes activity in the allowance for loan losses:

	Three Months Ended March 31,		Nine Months Ended March 31,
(In thousands)	2014	2013	2014	2013
Balance at beginning of period	$3,494	$3,125	$3,473	$3,035
Charge-offs	—	—	—	(8)
Recoveries	23	1	24	4
Provision for loan losses	4	229	24	324

Balance at end of period	$3,521	$3,355	$3,521	$3,355

The following tables set forth the activity in and allocation of the allowance for loan losses by loan portfolio class for the periods as listed:

Three Months Ended March 31, 2014	Commercial business	Commercial real estate	Construction	Residential mortgage	Home equity loans and lines of credit	Unallocated	Total
(In thousands)
Allowance for loan losses:
Beginning Balance	$420	$1,710	$117	$801	$274	$172	$3,494
Charge-offs	—	—	—	—	—	—	—
Recoveries	—	23	—	—	—	—	23
Provisions	(1)	(89)	30	(12)	(35)	111	4

Ending balance	$419	$1,644	$147	$789	$239	$283	$3,521

Nine Months Ended March 31, 2014	Commercial business	Commercial real estate	Construction	Residential mortgage	Home equity loans and lines of credit	Unallocated	Total
(In thousands)
Allowance for loan losses:
Beginning Balance	$429	$1,573	$122	$847	$270	$232	$3,473
Charge-offs	—	—	—	—	—	—	—
Recoveries	—	24	—	—	—	—	24
Provisions	(10)	47	25	(58)	(31)	51	24

Ending balance	$419	$1,644	$147	$789	$239	$283	$3,521

Three Months Ended March 31, 2013	Commercial business	Commercial real estate	Construction	Residential mortgage	Home equity loans and lines of credit	Unallocated	Total
(In thousands)
Allowance for loan losses:
Beginning Balance	$782	$1,077	$13	$718	$375	$160	$3,125
Charge-offs	—	—	—	—	—	—	—
Recoveries	—	1	—	—	—	—	1
Provisions	(363)	419	59	139	(72)	47	229

Ending balance	$419	$1,497	$72	$857	$303	$207	$3,355

Nine Months Ended March 31, 2013	Commercial business	Commercial real estate	Construction	Residential mortgage	Home equity loans and lines of credit	Unallocated	Total
(In thousands)
Allowance for loan losses:
Beginning Balance	$670	$955	$7	$772	$390	$241	$3,035
Charge-offs	—	(8)	—	—	—	—	(8)
Recoveries	—	4	—	—	—	—	4
Provisions	(251)	546	65	85	(87)	(34)	324

Ending balance	$419	$1,497	$72	$857	$303	$207	$3,355

The following tables present the balance in the allowance for loan losses and the recorded in investment in loans by portfolio class and based on impairment method:

March 31, 2014:	Commercial business	Commercial real estate	Construction	Residential mortgage	Home equity loans and lines of credit	Unallocated	Total loans
(In thousands)
Allowance for Loan Losses:
Ending allowance balance related to loans:
Individually evaluated for impairment	$—	$—	$—	$147	$—	$—	$147
Collectively evaluated for impairment	419	1,644	147	642	239	283	3,374

Total ending allowance balance	$419	$1,644	$147	$789	$239	$283	$3,521

Loans:
Ending loan balance
Individually evaluated for impairment	$751	$4,162	$—	$1,498	$31		$6,442
Collectively evaluated for impairment	38,624	149,747	14,402	72,274	24,826		299,873

Total ending loan balance	$39,375	$153,909	$14,402	$73,772	$24,857		$306,315

June 30, 2013:	Commercial business	Commercial real estate	Construction	Residential mortgage	Home equity loans and lines of credit	Unallocated	Total loans
(In thousands)
Allowance for Loan Losses:
Ending allowance balance related to loans:
Individually evaluated for impairment	$—	$—	$—	$148	$—	$—	$148
Collectively evaluated for impairment	429	1,573	122	699	270	232	3,325

Total ending allowance balance	$429	$1,573	$122	$847	$270	$232	$3,473

Loans:
Ending loan balance
Individually evaluated for impairment	$121	$1,329	$—	$1,515	$428		$3,393
Collectively evaluated for impairment	42,200	138,775	13,044	79,014	26,908		299,941

Total ending loan balance	$42,321	$140,104	$13,044	$80,529	$27,336		$303,334

The following tables summarize information in regards to impaired loans by portfolio class as of and for the periods ended:

				March 31, 2014
	At March 31, 2014			Three Months Ended		Nine Months Ended
		Unpaid		Average	Interest	Average	Interest
	Recorded	Principal	Related	Recorded	Income	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized	Investment	Recognized
(In thousands)
With No Related Allowance Recorded:
Commercial business	$751	$751	$—	$434	$—	$436	$—
Commercial real estate	4,162	4,251	—	3,349	18	2,745	56
Commercial construction	—	—	—	—	—	—	—
Residential mortgage	543	543	—	544	6	547	28
Home equity loans and lines of credit	31	31	—	31	—	230	3

Total with no allowance recorded	$5,487	$5,576	$—	$4,358	$24	$3,958	$87

With an Allowance Recorded:
Commercial business	$—	$—	$—	$—	$—	$—	$—
Commercial real estate	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—
Residential mortgage	955	955	147	957	13	886	30
Home equity loans and lines of credit	—	—	—	—	—	—	—

Total with allowance recorded	$955	$955	$147	$957	$13	$886	$30

Total:
Commercial business	$751	$751	$—	$434	$—	$436	$—
Commercial real estate	4,162	4,251	—	3,349	18	2,745	56
Commercial construction	—	—	—	—	—	—	—
Residential mortgage	1,498	1,498	147	1,501	19	1,433	58
Home equity loans and lines of credit	31	31	—	31	—	230	3

Total	$6,442	$6,531	$147	$5,315	$37	$4,844	$117

				March 31, 2013
	At March 31, 2013			Three Months Ended		Nine Months Ended
		Unpaid		Average	Interest	Average	Interest
	Recorded	Principal	Related	Recorded	Income	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized	Investment	Recognized
(In thousands)
With No Related Allowance Recorded:
Commercial business	$123	$123	$—	$65	$—	$8	$—
Commercial real estate	5,067	5,156	—	5,749	18	5,521	56
Commercial construction	—	—	—	—	—	—	—
Residential mortgage	75	75	—	75	2	266	13
Home equity loans and lines of credit	32	32	—	32	—	33	2

Total with no allowance recorded	$5,297	$5,386	$—	$5,921	$20	$5,828	$71

With an Allowance Recorded:
Commercial business	$—	$—	$—	$—	$—	$—	$—
Commercial real estate	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—
Residential mortgage	967	967	149	968	14	896	33
Home equity loans and lines of credit	—	—	—	—	—	—	—

Total with allowance recorded	$967	$967	$149	$968	$14	$896	$33

Total:
Commercial business	$123	$123	$—	$65	$—	$8	$—
Commercial real estate	5,067	5,156	—	5,749	18	5,521	56
Commercial construction	—	—	—	—	—	—	—
Residential mortgage	1,042	1,042	149	1,043	16	1,162	46
Home equity loans and lines of credit	32	32	—	32	—	33	2

Total	$6,264	$6,353	$149	$6,889	$34	$6,724	$104

				June 30, 2013
	At June 30, 2013			For the year ended
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
(In thousands)
With No Related Allowance Recorded:
Commercial business loans	$121	$121	$—	$65	$—
Commercial real estate	1,329	1,418	—	3,886	—
Commercial construction	—	—	—	—	—
Residential mortgages	551	551	—	542	33
Home equity loans and lines of credit	428	428	—	230	—

Total with no allowance recorded	$2,429	$2,518	$—	$4,723	$33

With an Allowance Recorded:
Commercial business loans	$—	$—	$—	$—	$—
Commercial real estate	—	—	—	—	72
Commercial construction	—	—	—	—	—
Residential mortgages	964	964	148	895	13
Home equity loans and lines of credit	—	—	—	—	2

Total with allowance recorded	$964	$964	$148	$895	$87

Total:
Commercial business loans	$121	$121	$—	$65	$—
Commercial real estate	1,329	1,418	—	3,886	72
Commercial construction	—	—	—	—	—
Residential mortgages	1,515	1,515	148	1,437	46
Home equity loans and lines of credit	428	428	—	230	2

Total	$3,393	$3,482	$148	$5,618	$120

The following table presents troubled debt restructurings occurring during the three and nine month periods listed below:

	March 31, 2014			March 31, 2013
	Number of Contracts	Pre-Modification Outstanding Recorded Investments	Post-Modification Outstanding Recorded Investments	Number of Contracts	Pre-Modification Outstanding Recorded Investments	Post-Modification Outstanding Recorded Investments
(In thousands)
Three months ended March 31:
Commercial business	—	$—	$—	—	$—	$—
Commercial real estate	—	—	—	1	468	467
Residential mortgage	—	—	—	—	—	—

Total Troubled Debt Restructurings	—	$—	$—	1	$468	$467

Nine months ended March 31:
Commercial business	—	$—	$—	—	$—	$—
Commercial real estate	1	1,188	1,202	1	468	467
Residential mortgage	—	—	—	—	—	—

Total Troubled Debt Restructurings	1	$1,188	$1,202	1	$468	$467

Generally, the Bank does not forgive principal or interest on loans or modify the interest rate on loans to rates that are below market rates based on the risks associated with the modified loans. Although, loans can be modified to make concessions to help a borrower remain current on the loan and to avoid foreclosure. These troubled debt restructurings include deferrals of interest and/or principal payments and temporary or permanent reductions in interest rates due to financial difficulties of the borrower. During the three and nine months ended March 31, 2014 and 2013, no loans previously classified as troubled debt restructurings subsequently defaulted.

NOTE 5—FAIR VALUE MEASUREMENTS AND DISCLOSURES

Management uses its best judgment in estimating the fair value of the Company’s assets and liabilities; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all assets and liabilities, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sale transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective reporting dates and have not been re-evaluated or updated subsequent to those respective dates. As such, the estimated fair values of these assets and liabilities subsequent to the respective reporting dates may be different than the amounts reported at each reporting date. Accounting guidance related to fair value measurements and disclosures establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are as follows:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:	Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

An asset or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Transfers between fair value hierarchy levels are recognized as of the actual date of the event or change in circumstances that caused the transfer. There were no transfers between fair value hierarchy levels for the three and nine months ended March 31, 2014 or 2013.

For assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at the dates listed are as follows:

(In thousands)		(Level 1)
Description	March 31, 2014	Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
Residential mortgage-backed securities (1)	$42,028	$—	$42,028	$—
Trust preferred security	29	—	—	29
Equity securities	50	—	50	—

Securities available for sale	$42,107	$—	$42,078	$29

Description	June 30, 2013	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
Residential mortgage-backed securities (1)	$37,084	$—	$37,084	$—
Trust preferred security	40	—	—	40
Equity securities	50	—	50	—

Securities available for sale	$37,174	$—	$37,134	$40

The following table presents a reconciliation of the securities available for sale measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the three and nine months ended March 31, 2014 and 2013:

	Three Months Ended March 31,		Nine Months Ended March 31,
(In thousands)	2014	2013	2014	2013
Beginning balance	$32	$48	$40	$54
Principal repayments	(3)	(3)	(11)	(25)
Unrealized gains included in other comprehensive income	—	1	—	17

Ending balance	$29	$46	$29	$46

Level 3 securities consist of one trust preferred security at March 31, 2014 and 2013 and June 30, 2013.

For assets measured at fair value on a nonrecurring basis at the dates listed, the fair value measurements by level within the fair value hierarchy are as follows:

(In thousands)		(Level 1)
Description	March 31, 2014	Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
Impaired loans	$808	$—	$—	$808

		(Level 1)
Description	June 30, 2013	Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
Impaired loans	$816	$—	$—	$816

The methods and assumptions used to estimate the fair values included in the above tables are included in the disclosures and tables that follow.

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate fair values at March 31, 2014 and June 30, 2013:

Cash and Cash Equivalents and Interest Bearing Deposits with Other Banks (Carried at Cost)

The carrying amounts of cash and short-term instruments approximate fair value and are classified within level 1 of the fair value hierarchy.

Securities Available for Sale (Carried at Fair Value)

The fair values of securities available for sale, excluding trust preferred securities, are determined by matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices. Level 2 debt securities are valued by a third-party pricing service commonly used in the banking industry. Level 2 fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution date, market consensus prepayment speeds, credit information, and the security’s terms and conditions, among other pieces of information.

The market for pooled trust preferred securities is inactive. A significant widening of the bid/ask spreads in the markets in which these securities trade was followed by a significant decrease in the volume of trades relative to historical levels. The new issue market is also inactive and no new pooled trust preferred securities have been issued since 2007. Since there were limited observable market-based Level 1 and Level 2 inputs for trust preferred securities, the fair value of these securities was estimated using primarily unobservable Level 3 inputs. Fair value estimates for trust preferred securities were based on discounting expected cash flows using a risk-adjusted discount rate. The Company develops the risk-adjusted discount rate by considering the time value of money (risk-free rate) adjusted for an estimated risk premium for bearing the uncertainty in future cash flows and, given current adverse market conditions, a liquidity adjustment based on an estimate of the premium that a market participant would require assuming an orderly transaction. Management determined that sensitivity to inputs is not significant due to the immaterial nature of trust preferred securities as a level 3 asset.

Securities Held to Maturity (Carried at Amortized Cost)

The fair values of securities held to maturity are determined by matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices. Level 2 debt securities are valued by a third-party pricing service commonly used in the banking industry. Level 2 fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution date, market consensus prepayment speeds, credit information, and the security’s terms and conditions, among other pieces of information.

Federal Home Loan Bank Stock (Carried at Cost)

The carrying amount of Federal Home Loan Bank stock approximates fair value and considers the limited marketability of such securities.

Loans Receivable (Generally Carried at Cost)

The fair values of loans (except impaired loans) are estimated using discounted cash flow analyses which use market rates at the statement of condition date that reflect the credit and interest rate-risk inherent in the loans. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments, and prepayments of principal. Generally, for variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. Loans are classified within Level 3 of the fair value hierarchy.

Loans Held for Sale (Carried at Cost)

The carrying amount of Loans Held for Sale approximates fair value and considers secondary market offerings for loans with similar characteristics. Loans Held for Sale are classified within Level 3 of the fair value hierarchy.

Impaired Loans (Generally Carried at Fair Value)

Generally, impaired loans are those which the Company has measured impairment based on the fair value of the loan’s collateral. Fair value of real estate collateral is generally determined based upon independent third-party appraisals of the properties, which consider sales prices of similar properties in the proximate vicinity or by discounting expected cash flows from the properties by an appropriate risk adjusted discount rate. Fair value of collateral other than real estate is based on an estimate of the liquidation proceeds. Impaired loans are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements. The fair value consists of loan balances net of valuation allowances and loan balances on impaired loans in which the loan has been charged-off to its fair value.

Mortgage Servicing Rights (Carried at Lower of Cost or Fair Value)

At origination, the Company estimates the fair value of mortgage servicing rights at 1% of the principal balances of loans sold. The Company amortizes that amount over the estimated period of servicing revenues or charges the entire amount to income upon prepayment of the related loan. Due to the immaterial balance of mortgage servicing rights, the Company did not perform any further analysis or estimate their fair values. Therefore, the Company has disclosed that the carrying amounts of mortgage servicing rights approximate fair value. Mortgage servicing rights are classified within Level 3 of the fair value hierarchy. Management determined that sensitivity to inputs is not significant due to the immaterial nature of the mortgage servicing rights as a Level 3 asset.

Deposit Liabilities (Carried at Cost)

The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities. Demand deposits and certificates of deposit are classified within Level 2 of the fair value hierarchy.

Federal Home Loan Bank Advances (Carried at Cost)

Fair values of FHLB advances are estimated using discounted cash flow analysis, based on quoted prices for new FHLB advances with similar credit risk characteristics, terms, and remaining maturity. These prices obtained from this active market represent a market value that is deemed to represent the transfer price if the liability were assumed by a third party. Federal Home Loan Bank Advances are classified within Level 2 of the fair value hierarchy.

Securities Sold Under Agreement to Repurchase (Carried at Cost)

The carrying amounts of securities sold under agreements to repurchase approximate fair value for short-term obligations. The fair values for longer term repurchase agreements are based on current market interest rates for similar transactions. Securities sold under agreement to repurchase are classified within Level 2 of the fair value hierarchy.

Accrued Interest Receivable and Payable (Carried at Cost)

The carrying amounts of accrued interest approximate fair value. Accrued Interest Receivable and Payable are classified within Level 2 of the fair value hierarchy.

Off-Balance-Sheet Credit-Related Instruments (Disclosures at Cost)

Fair values for off-balance-sheet financial instruments (lending commitments and letters of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of these instruments is not material.

Quantitative information about Level 3 Fair Value Measurement is included in the tables below:

	Quantitative Information about Level 3 Fair Value Measurements
(In thousands) March 31, 2014	Fair Value Estimate	Valuation Techniques	Unobservable Inputs	Estimated Range (weighted average)
Impaired loans	$808	Appraisal of	Appraisal	0.0% to -25.0%
		collateral	adjustments	(-6.5%)
			Liquidation	-3.0% to -5.0%
			expenses	(-3.3%)

	Quantitative Information about Level 3 Fair Value Measurements
(In thousands) June 30, 2013	Fair Value Estimate	Valuation Techniques	Unobservable Inputs	Estimated Range (weighted average)
Impaired loans	$816	Appraisal of	Appraisal	0.0% to -25.0%
		collateral	adjustments	(-6.5%)
			Liquidation	-3.0% to -5.0%
			expenses	(-3.3%)

The estimated fair values of the Company’s financial instruments were as follows:

	March 31, 2014		Fair Value Hierarchy at March 31, 2014
(In thousands)	Carrying Amount	Fair Value	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Cash and cash equivalents	$32,623	$32,623	$32,623	$—	$—
Interest bearing deposits with other banks	3,612	3,612	3,612	—	—
Securities available for sale	42,107	42,107	—	42,078	29
Securities held to maturity	1,146	1,224	—	1,224	—
Federal Home Loan Bank stock	1,050	1,050	—	1,050	—
Loans held for sale	—	—	—	—	—
Loans receivable, net	302,778	307,869	—	—	307,869
Accrued interest receivable	1,048	1,048	—	1,048	—
Mortgage servicing rights	24	24	—	—	24
Financial liabilities:
Deposits	303,486	303,580	—	303,580	—
Securities sold under agreements to repurchase	7,416	7,415	—	7,415	—
Federal Home Loan Bank Advances	15,528	16,794	—	16,794	—
Accrued interest payable	165	165	—	165	—
Off-Balance sheet financial instruments	—	—	—	—	—

	June 30, 2013		Fair Value Hierarchy at June 30, 2013
(In thousands)	Carrying Amount	Fair Value	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Cash and cash equivalents	$16,173	$16,173	$16,173	$—	$—
Interest bearing deposits with other banks	6,692	6,692	6,692	—	—
Securities available for sale	37,174	37,174	—	37,134	40
Securities held to maturity	1,445	1,520	—	1,520	—
Federal Home Loan Bank stock	1,160	1,160	—	1,160	—
Loans held for sale	414	414	—	—	414
Loans receivable, net	299,803	303,770	—	—	303,770
Accrued interest receivable	1,111	1,111	—	1,111	—
Mortgage servicing rights	28	28	—	—	28
Financial liabilities:
Deposits	283,263	283,215	—	283,215	—
Securities sold under agreements to repurchase	8,544	8,543	—	8,543	—
Federal Home Loan Bank Advances	15,623	17,223	—	17,223	—
Accrued interest payable	111	111	—	111	—
Off-Balance sheet financial instruments	—	—	—	—	—

NOTE 6—GUARANTEES

The Company has not issued any guarantees that would require liability recognition or disclosure other than its letters of credit. Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Generally, letters of credit, when issued, have expiration dates within one year. The credit risks involved in issuing letters of credit are essentially the same as those that are involved in extending loan facilities to customers. The Company generally holds collateral and/or personal guarantees supporting these commitments. As of March 31, 2014, the Company had $1.2 million of outstanding letters of credit. Management believes the proceeds obtained through a liquidation of collateral and the enforcement of guarantees would be sufficient to cover the potential amount of future payments required under the corresponding guarantees. Management believes the current amount of the liability as of March 31, 2014 for guarantees under letters of credit issued is not material.

NOTE 7—EMPLOYEE STOCK OWNERSHIP PLAN

Effective January 1, 2010, the Company adopted an Employee Stock Ownership Plan (“ESOP”) for eligible employees. The ESOP borrowed $3.7 million from the Company and used those funds to acquire 370,300 shares, or 8.0%, of the total number of shares issued by the Company in its initial public offering. The shares were acquired at a price of $10.00 per share.

The loan is secured by the shares purchased with the loan proceeds and will be repaid by the ESOP over the 20 year term of the loan with funds from the Bank’s contributions to the ESOP and dividends payable on the stock, if any. The interest rate on the ESOP loan adjusts annually and is the prime rate on the first business day of the calendar year, as published in The Wall Street Journal.

Shares purchased by the ESOP are held by a trustee in an unallocated suspense account and shares are released annually from the suspense account on a pro-rata basis as principal and interest payments are made by the ESOP to the Company. The trustee allocates the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. Total ESOP shares may be reduced as a result of employees leaving the Company as shares that have previously been released to those exiting employees may be removed from the plan and transferred to that employee. As shares are committed to be released from the suspense account, the Bank reports compensation expense based on the average fair value of shares committed to be released with a corresponding credit to stockholders’ equity. Compensation expense relating to the ESOP recognized for the nine months ended March 31, 2014 and 2013 amounted to $257 thousand and $233 thousand, respectively. Compensation expense recognized for the three months ended March 31, 2014 and 2013 amounted to $84 thousand and $87 thousand, respectively.

Shares held by the ESOP trust at the dates listed were as follows:

	March 31,
	2014	2013
Allocated shares	75,292	58,574
Unallocated shares	291,611	310,126

Total ESOP shares	366,903	368,700

Fair value of unallocated shares, in thousands	$5,331	$5,892

NOTE 8—SHARE BASED COMPENSATION

In May 2011, the Company’s stockholders approved the OBA Financial Services, Inc. 2011 Equity Incentive Plan (“Plan”) which provides for awards of stock options and restricted stock to key officers and outside directors. Compensation expense is based on the fair value of the awards on the grant date. The fair value of restricted stock awards is based on the closing price of the Company’s stock on the grant date. The fair value of stock options is estimated using a Black-Scholes option pricing model using assumptions for dividend yield, stock price volatility, risk-free interest rate, and option term. These assumptions are based on management’s judgments regarding future events, are subjective in nature, and contain uncertainties inherent in an estimate. The cost of the awards are being recognized on a straight-line basis over the five-year vesting period during which participants are required to provide services in exchange for the awards. A portion of the restricted stock award vesting is contingent upon meeting certain Company-wide performance goals.

Until such time as awards of stock are granted and vest or options are exercised, shares of the Company’s common stock under the Plan shall be authorized but unissued shares. The maximum number of shares authorized under the plan is 648,025. Total share-based compensation expense for the nine months ended March 31, 2014 and 2013 was $712 thousand and $699 thousand, respectively. Total share-based compensation expense for the three months ended March 31, 2014 and 2013 was $234 thousand and $230 thousand, respectively.

Stock Options

The table below presents the stock option activity for the period shown:

	Options	Weighted average exercise price	Remaining contractual life (years)
Options outstanding at June 30, 2013	281,150	$14.92
Granted	—	—
Exercised	—	—
Forfeited	—	—
Expired	—	—

Options outstanding at March 31, 2014	281,150	$14.92	7.4

	Options	Weighted average exercise price	Remaining contractual life (years)
Options outstanding at June 30, 2012	272,150	$14.79
Granted	9,000	18.75
Exercised	—	—
Forfeited	—	—
Expired	—	—

Options outstanding at March 31, 2013	281,150	$14.92	8.4

As of March 31, 2014, the Company had $478 thousand of unrecognized compensation costs related to stock options. The cost of stock options will be amortized in equal annual installments over the five-year vesting period, of which three years remain. There were 56,230 options vested during the nine months ended March 31, 2014. Stock option expense for the nine months ended March 31, 2014 and 2013 was $153 thousand and $148 thousand, respectively. Stock option expense for the three months ended March 31, 2014 and 2013 was $50 thousand and $49 thousand, respectively.

Restricted Stock Awards

Restricted stock awards are accounted for as fixed grants using the fair value of the Company’s stock at the time of grant. Unvested restricted stock awards may not be disposed of or transferred during the vesting period. Restricted stock awards carry with them the right to receive dividends.

The table below presents the restricted stock award activity for the period shown:

	Service-Based Restricted stock awards	Weighted average grant date fair value	Performance-Based Restricted stock awards	Weighted average grant date fair value	Total Restricted stock awards	Weighted average grant date fair value
Non-vested at June 30, 2013	111,596	$14.86	88,872	$14.81	200,468	$14.84
Granted	—		—	—	—
Vested	27,767	$14.84	22,218	$14.81	49,985	$14.83
Forfeited	—	—	—	—	—	—

Non-vested at March 31, 2014	83,829	$14.87	66,654	$14.81	150,483	$14.84

	Service-Based Restricted stock awards	Weighted average grant date fair value	Performance-Based Restricted stock awards	Weighted average grant date fair value	Total Restricted stock awards	Weighted average grant date fair value
Non-vested at June 30, 2012	136,363	$14.77	111,090	$14.81	247,453	$14.79
Granted	2,500	$18.75	—	$—	2,500	$18.75
Vested	27,267	$14.77	22,218	$14.81	49,485	$14.79
Forfeited	—	—	—	—	—	—

Non-vested at March 31, 2013	111,596	$14.86	88,872	$14.81	200,468	$14.84

As of March 31, 2014, the Company had $1.7 million of unrecognized compensation cost related to restricted stock awards. The cost of the restricted stock awards will be amortized in equal annual installments over the five-year vesting period, of which three remain. The vesting of the performance-based stock awards is contingent upon meeting certain Company-wide performance goals. If such goals are not met, no compensation cost is recognized and any recognized compensation cost is reversed. Restricted stock expense for the nine months ended March 31, 2014 and 2013 was $559 thousand and $551 thousand, respectively. Restricted stock expense for the three months ended March 31, 2014 and 2013 was $184 thousand and $181 thousand, respectively.

NOTE 9—EARNINGS PER SHARE

Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period exclusive of unallocated ESOP shares and unvested restricted stock. Stock options and unvested restricted stock are regarded as potential common stock and are considered in the diluted earnings per share calculations to the extent they would have a dilutive effect if converted to common stock, computed using the Treasury Stock method. The table below sets forth the dilutive effect of the stock options and unvested restricted shares.

	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands, except share data)	2014	2013	2014	2013
Net income	$207	$237	$832	$894
Weighted average number of shares used in:
Basic earnings per share	3,741,817	3,762,584	3,737,914	3,796,105
Diluted common stock equivalents	37,859	119,309	39,880	89,591

Diluted earnings per share	3,779,676	3,881,893	3,777,794	3,885,696

Net income per common share, basic	$0.06	$0.06	$0.22	$0.24

Net income per common share, diluted	$0.05	$0.06	$0.22	$0.23

NOTE 10—SUBSEQUENT EVENTS

On April 7, 2014, F.N.B. Corporation (“F.N.B.”), the parent company of First National Bank of Pennsylvania, and the Company, entered into an Agreement and Plan of Merger, pursuant to which the Company will merge with and into F.N.B. As a result of the merger, the separate corporate existence of the Company will cease and F.N.B. will continue as the surviving corporation. The merger is expected to be completed in the third quarter of 2014, subject to approval of the merger by the Company’s shareholders, receipt of required regulatory and other approvals and satisfaction of customary closing conditions. Immediately after the merger is completed, the Bank is to merge with and into First National Bank of Pennsylvania, a national association, with First National Bank of Pennsylvania being the surviving entity. In the merger between the Company and F.N.B., all of the outstanding shares of the Company’s common stock will be cancelled, and holders of the Company’s common stock (excluding F.N.B., the Company and their respective subsidiaries, if applicable) will receive 1.781 shares of F.N.B. common stock for each share of the Company’s common stock they own. The exchange ratio is fixed and the transaction is expected to qualify as a tax-free exchange for shareholders of the Company.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

OBA Financial Services, Inc.

Germantown, Maryland

We have audited the accompanying consolidated statement of condition of OBA Financial Services, Inc. and subsidiary (the “Company”) as of June 30, 2013 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OBA Financial Services, Inc. and subsidiary at June 30, 2013, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Harrisburg, Pennsylvania

September 27, 2013

Report of Independent Registered Public Accounting Firm

To the Board of Directors

OBA Financial Services, Inc.

Germantown, Maryland

We have audited the accompanying consolidated statement of condition of OBA Financial Services, Inc. and subsidiary (the “Company”) as of June 30, 2012, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the year then ended. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OBA Financial Services, Inc. and subsidiary as of June 30, 2012, and the results of their operations and their cash flows the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ ParenteBeard LLC

Harrisburg, Pennsylvania

September 28, 2012

OBA Financial Services, Inc. and Subsidiary

Consolidated Statements of Condition

(In thousands, except share data)	June 30, 2013	June 30, 2012
Assets:
Cash and due from banks	$16,006	$14,916
Federal funds sold	167	16,609

Cash and cash equivalents	16,173	31,525
Interest bearing deposits with other banks	6,692	9,490
Securities available for sale	37,174	34,454
Securities held to maturity (fair value of $1,520 and $2,549)	1,445	2,396
Federal Home Loan Bank stock, at cost	1,160	2,169
Loans held for sale	414	—
Loans	303,276	296,241
Less: allowance for loan losses	3,473	3,035

Net loans	299,803	293,206
Premises and equipment, net	5,624	6,186
Bank owned life insurance	9,182	8,898
Other assets	3,944	3,762

Total assets	$381,611	$392,086

Liabilities:
Deposits:
Noninterest-bearing	$42,422	$40,003
Interest-bearing	240,841	229,569

Total deposits	283,263	269,572
Securities sold under agreements to repurchase	8,544	16,434
Federal Home Loan Bank advances	15,623	26,997
Advance payments from borrowers for taxes and insurance	1,324	1,707
Other liabilities	1,553	1,661

Total liabilities	310,307	316,371

Stockholders’ Equity:
Preferred stock (par value $.01); authorized 50,000,000 shares; no shares issued or outstanding	—	—
Common stock (par value $.01); authorized 100,000,000 shares; issued and outstanding 4,048,436 and 4,387,050 shares at June 30, 2013 and June 30, 2012, respectively	40	43
Additional paid-in capital	33,726	38,695
Unearned ESOP shares	(3,055)	(3,240)
Retained earnings	40,531	39,409
Accumulated other comprehensive income	62	808

Total stockholders’ equity	71,304	75,715

Total liabilities and stockholders’ equity	$381,611	$392,086

See notes to consolidated financial statements.

OBA Financial Services, Inc. and Subsidiary

Consolidated Statements of Income

	Years Ended June 30,
(In thousands, except per share data)	2013	2012
Interest and Dividend Income:
Loans receivable, including fees	$14,976	$14,697
Investment securities:
Interest—taxable	1,015	1,086
Dividends	38	31
Federal funds sold	37	94

Total interest and dividend income	16,066	15,908

Interest Expense:
Deposits	1,266	2,262
Federal Home Loan Bank advances	882	1,126
Securities sold under agreements to repurchase	134	211

Total interest expense	2,282	3,599

Net interest income	13,784	12,309
Less provision for loan losses	503	1,085

Net interest income after provision for loan losses	13,281	11,224

Non-Interest Income:
Customer service fees	349	372
Loan servicing fees	(23)	28
Bank owned life insurance income	283	297
Net gains (losses)	58	(85)
Other non-interest income	129	122

Total non-interest income	796	734

Non-Interest Expense:
Salaries and employee benefits	7,055	6,726
Occupancy and equipment	1,540	1,591
Data processing	819	780
Directors’ fees	371	356
FDIC assessments	268	284
Other non-interest expense	2,198	1,768

Total non-interest expense	12,251	11,505

Income before income taxes	1,826	453
Income tax expense	704	185

Net income	$1,122	$268

Basic earnings per share	$0.28	$0.07

Diluted earnings per share	$0.28	$0.07

Basic weighted average shares outstanding	3,958,451	3,952,585

Diluted weighted average shares outstanding	3,996,588	3,971,102

See notes to consolidated financial statements.

OBA Financial Services, Inc. and Subsidiary

Consolidated Statements of Comprehensive Income

	Years Ended June 30,
	2013	2012
	(In thousands)
Net income	$1,122	$268
Other comprehensive income (loss):
Net unrealized gains (losses) on available for sale securities, net of tax expense (benefit) of ($476) and $81	(746)	129

Total comprehensive income	$376	$397

OBA Financial Services, Inc. and Subsidiary

Consolidated Statements of Stockholders’ Equity

Years Ended June 30, 2013 and 2012

(In thousands, except share data)	Common Stock	Additional Paid-in Capital	Unearned ESOP Shares	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balances, June 30, 2011	$46	$44,419	$(3,425)	$39,141	$679	$80,860
Net income				268		268
Other comprehensive income, net of tax					129	129
Purchase and retirement of 462,453 shares of Company stock	(5)	(6,665)				(6,670)
Share Based Compensation		860				860
Restricted share grant	2	(2)				—
ESOP shares committed to be released (18,515 shares)		83	185			268

Balances, June 30, 2012	$43	$38,695	$(3,240)	$39,409	$808	$75,715
Net income				1,122		1,122
Other comprehensive loss, net of tax					(746)	(746)
Purchase and retirement of 341,114 shares of Company stock	(3)	(6,061)				(6,064)
Share Based Compensation		937				937
Tax benefit of 49,485 restricted shares vesting		21				21
ESOP shares committed to be released (18,515 shares)		134	185			319

Balances, June 30, 2013	$40	$33,726	$(3,055)	$40,531	$62	$71,304

See notes to consolidated financial statements.

OBA Financial Services, Inc. and Subsidiary

Consolidated Statements of Cash Flows

	For the Years Ended June 30,
(in thousands)	2013	2012
Operating Activities:
Net income	$1,122	$268

Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	503	1,085
Depreciation and amortization of premises and equipment	654	719
Net amortization of securities premiums and discounts	382	450
Proceeds from sales of loans held for sale	4,474	307
Originated loans held for sale	(4,823)	(301)
Net gains on sales of loans	(65)	(6)
Net loss on disposal of fixed assets	—	26
Amortization of net deferred loan costs (fees)	(82)	9
Loss on other real estate owned	7	65
Bank owned life insurance income	(283)	(297)
ESOP expense	319	268
Share-based compensation expense	937	860
Amortization of mortgage servicing rights	50	10
Amortization of brokered deposit premiums	2	13
Deferred income tax benefit	(357)	(395)
Tax benefit from vesting of restricted shares	(21)	—
Changes in other assets and liabilities, net	504	1,151

Total adjustments	2,201	3,964

Net cash provided by operating activities	3,323	4,232

Investing Activities:
Principal collections and maturities of securities available for sale	13,659	11,281
Principal collections and maturities of securities held to maturity	947	1,220
Purchases of securities available for sale	(17,979)	(10,140)
Redemption of Federal Home Loan Bank stock, net	1,009	818
Decrease (increase) in interest bearing deposits with other banks, net	2,798	(2,432)
Loan originations less principal collections, net	(7,018)	(14,680)
Purchases of premises and equipment	(92)	(646)

Net cash used in investing activities	(6,676)	(14,579)

Financing Activities:
Increase in deposits	13,691	12,541
Increase (decrease) in securities sold under agreements to repurchase	(7,890)	868
Proceeds from FHLB advances	35,400	80,000
Repayment of FHLB advances	(46,774)	(82,621)
Net decrease in advance payments from borrowers for taxes and insurance	(383)	(214)
Tax benefit from vesting of restricted shares	21	—
Purchase and retirement of Company stock	(6,064)	(6,670)

Net cash (used in) provided by financing activities	(11,999)	3,904

Decrease in cash and cash equivalents	(15,352)	(6,443)
Cash and cash equivalents at beginning of period	31,525	37,968

Cash and cash equivalents at end of period	$16,173	$31,525

Supplemental Disclosures:
Interest paid	$2,325	$3,721
Income taxes paid (refunded), net	819	(129)

See notes to consolidated financial statements.

OBA Financial Services, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

Note 1—Organization and Nature of Operations

In December 2007, OBA Bank (“Bank”) reorganized into a three-tier mutual holding company structure. As part of the reorganization, the Bank converted from a mutual savings bank into a stock savings bank and formed OBA Bancorp, Inc., a federally chartered mid-tier stock holding company, and OBA Bancorp, MHC, a federally chartered mutual holding company. The Bank became a wholly-owned subsidiary of OBA Bancorp, Inc. and OBA Bancorp, Inc. became a wholly-owned subsidiary of OBA Bancorp, MHC.

On January 21, 2010, OBA Bancorp, MHC completed its plan of conversion and reorganization from a mutual holding company to a stock holding company. In accordance with the plan, OBA Bancorp, MHC and OBA Bancorp, Inc. ceased to exist as separate legal entities and a stock holding company, OBA Financial Services, Inc. (of which OBA Bank became a wholly owned subsidiary) sold and issued shares of capital stock to eligible depositors of OBA Bank. A total of 4,628,750 shares were issued in the conversion at $10 per share, raising $46.3 million of gross proceeds. Approximately $1.5 million in stock offering costs were offset against the gross proceeds. OBA Financial Services, Inc.’s common stock began trading on the NASDAQ Capital Market under the symbol “OBAF” on January 22, 2010.

In accordance with regulations of the Office of Thrift Supervision, the Bank’s previous primary federal regulator at the time of the conversion from a mutual holding company to a stock holding company, the Bank substantially restricted retained earnings by establishing a liquidation account. The liquidation account is maintained for the benefit of eligible account holders who keep their accounts at the Bank after conversion. The liquidation account is reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder’s interest in the liquidation account. In the event of a complete liquidation of the Bank, and only in such event, each account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the adjusted qualifying account balances then held. The Bank may not pay dividends if those dividends would reduce equity capital below the required liquidation account amount.

The Bank is a community-oriented banking institution providing a variety of financial services to individuals and small businesses through its offices in Montgomery, Anne Arundel, and Howard Counties, Maryland. The Bank’s primary deposits are checking, money market, and time certificate accounts and its primary lending products are commercial real estate, commercial business, and construction loans, as well as, residential mortgage loans.

Note 2—Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of OBA Financial Services, Inc. and OBA Bank (collectively, the “Company”). All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the Statement of Condition and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly sensitive to change in the near term relates to the determination of the allowance for loan losses, other than temporary impairment of investment securities, and the evaluation of deferred tax assets for recoverability.

Significant Group Concentrations of Credit Risk

Most of the Company’s activities are with customers located within the Washington/Baltimore metropolitan region. The Securities note contained within the Notes to the Consolidated Financial Statements discusses the types of securities in which the Company has invested. The Credit Quality of Loans and Allowance for Loan Losses note contained within the Notes to the Consolidated Financial Statements discusses the types of lending engaged in by the Company. The Company does not have any significant concentrations in any one industry or customer.

Cash and Cash Equivalents

For the purposes of the statements of cash flows, cash and cash equivalents include cash on hand, balances due from banks and federal funds sold, all of which mature within 90 days. The Company may invest in certain debt securities with original maturities of 90 days or less which are generally used to secure securities sold under agreements to repurchase. Such securities are classified as investments in the accompanying Statements of Condition.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Securities not classified as held to maturity including equity securities with readily determinable fair values, are classified as available for sale and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

When the fair value of a held to maturity or available for sale security is less than its amortized cost basis, an assessment is made at the statement of financial condition date as to whether other-than-temporary impairment (“OTTI”) is present.

The Company considers numerous factors when determining whether a potential OTTI exists and the period over which the debt security is expected to recover. The principal factors considered are the length of time and the extent to which the fair value has been less than the amortized cost basis, the financial condition of the issuer (and guarantor, if any) and adverse conditions specifically related to the security, industry or geographic area, the failure of the issuer of the security to make scheduled interest or principal payments, changes to the rating of the security by a rating agency, and the presence of credit enhancements, if any, including the guarantee of the federal government or any of its agencies.

For debt securities, OTTI is considered to have occurred if the Company intends to sell the security, it is more likely than not the Company will be required to sell the security before recovery of its amortized cost basis, or if the present value of expected cash flows is not sufficient to recover the entire amortized cost basis. In determining the present value of expected cash flows, the Company discounts the expected cash flows at the effective interest rate implicit in the security at the date of acquisition or, for debt securities that are beneficial interests in securitized financial assets, at the current rate used to accrete the beneficial interest. In estimating cash flows expected to be collected, the Company uses available information with respect to security prepayment speeds, expected default rates and severity, whether subordinated interests, if any, are capable of absorbing estimated losses and the value of any underlying collateral.

In determining whether OTTI has occurred for equity securities, the Company considers the applicable factors described above and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

For debt securities, credit related OTTI is recognized in income while non-credit related OTTI on securities not expected to be sold is recognized in other comprehensive income / (loss) (“OCI”). Credit related OTTI is measured as the difference between the present value of an impaired security’s expected cash flows and its amortized cost basis. Non-credit related OTTI is measured as the difference between the fair value of the security and its amortized cost less any credit related losses recognized. For securities classified as held to maturity, the amount of OTTI recognized in OCI is accreted to the credit-adjusted expected cash flow amounts of the securities over future periods. For equity securities, the entire amount of OTTI is recognized in income.

Interest and dividend income is recognized when earned. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Federal Home Loan Bank Stock

Federal law requires a member institution of the Federal Home Loan Bank to hold stock of its district FHLB according to a defined formula. FHLB stock represents the required investment in the common stock of the FHLB and is carried at cost. FHLB stock ownership is restricted and the stock can be sold only to the FHLB or to another member institution at its par value per share.

The Company evaluates the FHLB stock for impairment. The Company’s determination of whether this investment is impaired is based on an assessment of the ultimate recoverability of its cost rather than by recognizing temporary declines in value. The determination of whether a decline in value affects the ultimate recoverability of its cost is influenced by criteria such as, but not limited to, the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB.

For additional information, see the Federal Home Loan Bank stock note in the accompanying Notes to the Consolidated Financial Statements.

Loans Held for Sale

Loans held for sale are stated at the lower of aggregate cost or fair value. Net fees and costs of originating loans held for sale are deferred and are included in the basis for determining the gain or loss on sales of loans. There were $414 thousand of loans held for sale at June 30, 2013 and no loans held for sale at June 30, 2012.

Loans Receivable

The Company originates commercial real estate, commercial business, and construction loans, residential mortgage loans, and consumer loans. All loans are originated in the Company’s primary business area, the Washington/Baltimore metropolitan region. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate market and general economic conditions in this area.

Loans that the Company has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances net of the allowance for loan losses, and net deferred costs on originated loans. Interest income is accrued on the unpaid principal balance as earned. Direct loan origination costs, net of certain origination fees, are deferred and recognized as an adjustment of the related loan yield using the interest method over the contractual term of the loan, adjusted for actual prepayments. Net unamortized costs on loans paid in full are recognized as a component of interest income.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due. Consumer loans are typically charged-off no later than 180 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method until the loan returns to accrual. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to income based on estimated losses. Loan losses are charged against the allowance when the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis and is based upon periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general, and unallocated components. Specific allowances are established for impaired loans. The amount of impairment provided for as a specific allowance is represented by the deficiency, if any, between the estimated fair value of the loan based on the expected cash flows, the loan’s observable market price, if any, or the underlying collateral, if the loan is collateral dependent, and the carrying value of the loan. Impaired loans for which the estimated fair value of the loan exceeds the carrying value of the loan do not require a specific allowance.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. The Company determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loans obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of homogeneous loans are collectively evaluated for impairment. Generally, the Company does not separately identify individual consumer and residential loans for impairment disclosures unless the loan has been subject to a troubled debt restructure.

General allowances are established for loan losses on a portfolio basis for loans that do not meet the definition of impaired. The portfolio is grouped into similar risk characteristics, primarily loan type. The Company applies an estimated loss rate to each loan group. The loss rates applied are based upon its loss experience adjusted, as appropriate, for environmental factors.

The unallocated component represents the margin of imprecision inherent in the underlying assumptions used in estimating specific and general allowances.

The Company maintains the allowance for loan losses at a level considered adequate to provide for losses inherent in the loan portfolio. While the Company utilizes available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions, particularly in the Washington/Baltimore region including surrounding counties in the states of Maryland and Virginia. In addition, regulatory agencies, as an integral part of their examination process, periodically review the

Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

Actual loan losses may be significantly more than the allowance for loan losses the Company has established, which could have a material negative effect on its consolidated financial statements.

Servicing

Servicing assets are recognized when rights are acquired through sale of financial assets. For sales of mortgage loans, a portion of the cost of originating the loan is allocated to the servicing right based on relative fair value. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded when they are funded.

Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosures are held for sale and are initially recorded at fair value less estimated selling costs at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by the Company and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net gains/losses from foreclosed assets.

Premises and Equipment

Land is carried at cost. Buildings, leasehold improvements, and equipment are carried at cost, less accumulated depreciation and amortization computed on the straight-line method over the estimated useful lives of the assets or the expected terms of the leases, if shorter. Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured. Estimated useful lives are 20 to 40 years for buildings, 5 to 10 years for leasehold improvements and 5 years for equipment.

Common Stock Repurchase Program

The Company adopted a common stock repurchase program in which shares repurchased reduce the amount of shares issued and outstanding. The repurchased shares may be reissued in connection with share-based compensations plans and for general corporate purposes. Under this plan, the Company approved the repurchase of a specific amount of shares without any specific expiration date. Total shares subject to repurchase under the current share repurchase program is 210,377 shares.

Share-based Compensation

The Company accounts for its Share-based compensation awards in accordance with FASB ASC Topic 718, which requires public companies to recognize compensation expense related to Share-based compensation awards in their statements of income. Compensation expense is equal to the fair value of the Share-based compensation awards on the date of the grant and is recognized over the vesting period of such awards. More information is provided in the “Share Based Compensation” note in the notes of the consolidated financial statements.

Bank Owned Life Insurance

The Company invests in bank owned life insurance (“BOLI”) as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Company on a chosen group of employees. The Company is the owner and beneficiary of the life insurance policies, and as such, the investment is carried at the cash surrender value of the underlying policies. Income from the increase in cash surrender value of the policies is included in non-interest income in the consolidated statements of income.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Advertising Costs

Advertising costs are expensed as incurred. For the years ended June 30, 2013 and 2012, advertising expense was $129 thousand and $175 thousand, respectively.

Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. The liability method gives current recognition to changes in tax rates and laws.

OBA Financial Services, Inc. has entered into a tax sharing agreement with OBA Bank. The agreement provides that OBA Financial Services, Inc. will file a consolidated federal tax return and that the tax liability shall be apportioned among the entities as would be computed if each entity had filed a separate return. According to Maryland tax law, OBA Financial Services, Inc. and OBA Bank file separate Maryland state tax returns.

Comprehensive Income

U.S. GAAP requires that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the consolidated statement of condition, such items, along with net income, are components of comprehensive income.

The components of accumulated other comprehensive income and related tax effects are as follows:

	June 30,
	2013	2012
	(In thousands)
Net unrealized gains on available for sale securities	$102	$1,324
Tax effect	40	516

Total	$62	$808

Subsequent Events

In accordance with FASB ASC Topic 855, the Company evaluated the events and transactions that occurred after the statement of position date of June 30, 2013 through the date these consolidated statements were issued.

Recent Accounting Pronouncements

There are no recent accounting pronouncements that have had or are expected to have a material impact to the Company’s consolidated financial statements that have not been previously disclosed.

Reclassifications

Certain amounts in the 2012 financial statements have been reclassified to conform with the 2013 presentation. Such reclassifications had no impact on net income.

Note 3—Restrictions on Cash and Amounts Due From Banks

The Company is required to maintain average reserve balances on hand or with the Federal Reserve Bank. At June 30, 2013 and 2012, these reserve balances amounted to $5.6 million and $5.5 million, respectively.

Note 4—Federal Home Loan Bank Stock

The FHLB, during the years ended 2008, 2009, and 2010, experienced higher levels of OTTI in its investment portfolio, primarily on private label mortgage-backed securities, which had adversely impacted its operating results and capital and raised concerns about whether its capital levels could be reduced below regulatory requirements.

As of June 30, 2013, the FHLB was in compliance with all of its regulatory capital requirements. The Company believes the FHLB’s operating results and capital levels will continue to improve as conditions in the housing industry and economy improve. In addition, the Company believes that the FHLB has met all payment commitments required by law or regulation and that there has been no significant legislative and regulatory changes impacting its customer base.

The Company has the intent and ability to hold the FHLB stock for the amount of time necessary to recover its investment and, based on its evaluation, there was no impairment recorded on FHLB stock in 2013 or 2012.

Note 5—Securities

The amortized cost and fair value of securities, with gross unrealized gains and losses follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
June 30, 2013
Securities available for sale:
Debt Securities:
Residential mortgage-backed securities (1)	$36,981	$616	$(513)	$37,084
Trust preferred securities	41	—	(1)	40

Total debt securities available for sale	37,022	616	(514)	37,124
Equity Securities	50	—	—	50

Total securities available for sale	37,072	616	(514)	37,174

Securities held to maturity:
Debt Securities:
Residential mortgage-backed securities (1)	1,445	75	—	1,520

Total debt securities held to maturity	1,445	75	—	1,520

Total investment securities	$38,517	$691	$(514)	$38,694

June 30, 2012
Securities available for sale:
Debt Securities:
Residential mortgage-backed securities (1)	$33,010	$1,340	$—	$34,350
Trust preferred securities	70	—	(16)	54

Total debt securities available for sale	33,080	1,340	(16)	34,404
Equity Securities	50	—	—	50

Total securities available for sale	33,130	1,340	(16)	34,454

Securities held to maturity:
Debt Securities:
Residential mortgage-backed securities (1)	2,396	153	—	2,549

Total debt securities held to maturity	2,396	153	—	2,549

Total investment securities	$35,526	$1,493	$(16)	$37,003

(1)	Residential mortgage-backed securities are guaranteed by Federal National Mortgage Association, Federal Home Loan Mortgage Corporation or Government National Mortgage Association.

The amortized cost and fair value of debt securities by contractual payment dates at June 30, 2013 follows:

	Available for sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Due after ten years	$41	$40	$—	$—
Residential mortgage-backed securities	36,981	37,084	1,445	1,520

Total	$37,022	$37,124	$1,445	$1,520

Residential mortgage-backed securities have been aggregated as they have no single maturity date.

At June 30, 2013 and 2012, the carrying amount of securities pledged to secure repurchase agreements was $12.5 million and $20.8 million, respectively.

Information pertaining to securities with gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows for the dates indicated:

	Less than 12 Months		12 Months or More		Total
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
	(In thousands)
June 30, 2013
Residential mortgage-backed securities	$513	$18,870	$—	$—	$513	$18,870
Trust preferred security	1	40	—	—	1	40

Total	$514	$18,910	$—	$—	$514	$18,910

June 30, 2012
Residential mortgage-backed securities	$—	$—	$—	$—	$—	$—
Trust preferred security	—	—	16	54	16	54

Total	$—	$—	$16	$54	$16	$54

At June 30, 2013, the Company’s sole trust preferred security is a variable rate pool of trust preferred securities issued by insurance companies or their holding companies. This position and the related unrealized loss in the trust preferred security is not material to the Company’s consolidated financial position or results of operations. The decline in the fair value of this security has been caused by collateral deterioration due to failures and credit concerns across the financial services sector, the widening of credit spreads for asset-backed securities, and general illiquidity and, as a result, inactivity in the market for these securities. The unrealized loss in the table above was not recognized in income as the Company believes the present value of expected cash flows is sufficient to recover the entire amortized cost basis of the trust preferred security. The decline in the fair value of the Company’s residential mortgage-backed securities and resultant unrealized loss at June 30, 2013 is the result of an increase in market rates of interest. The unrealized loss in the table above was not recognized in income as the Company believes the present value of expected cash flows is sufficient to recover the entire amortized cost basis of the residential mortgage-backed securities.

Note 6—Credit Quality of Loans and Allowance for Loan Losses

A summary of the balances of loans receivable follows:

	June 30,
	2013	2012
	(In thousands)
Commercial business	$42,321	$32,183
Commercial real estate	140,104	136,036
Construction	13,044	1,850
Residential mortgages	80,529	93,266
Home equity loans and lines of credit	27,336	32,765

Loans	303,334	296,100
Net deferred commercial loan fees	(320)	(204)
Net deferred home equity costs	262	345

Loans net of deferred (fees) costs	303,276	296,241
Allowance for loan losses	(3,473)	(3,035)

Total loans, net	$299,803	$293,206

Various Company policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets, or portions of assets, classified as losses are those considered uncollectible and of such little value that their continuance as an asset is not warranted. Assets that do not expose the Company to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve close attention, are designated as Special Mention.

The Company maintains an allowance for loan losses at an amount estimated to equal all credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the statement of condition date. The Company’s determination as to the classification of assets is subject to review by the Company’s principal federal regulator. The Company regularly reviews the loan portfolio to determine whether any assets require classification in accordance with applicable regulations.

Management evaluates the allowance for loan losses based upon the combined total of the specific, general, and unallocated components as discussed below. Generally, when the loan portfolio increases, absent other factors, the allowance for loan loss methodology results in a higher dollar amount of estimated probable losses than would be the case without the increase. Generally, when the loan portfolio decreases, absent other factors, the allowance for loan loss methodology results in a lower dollar amount of estimated probable losses than would be the case without the decrease.

Commercial real estate loans generally have greater credit risks compared to residential mortgage loans, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties typically depends on the successful operation of the related business and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy.

Commercial business loans generally have greater credit risks compared to residential mortgage loans, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on commercial business loans typically depends on the successful operation of the related business and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy.

Generally, the Company underwrites commercial real estate loans at a loan-to-value ratio of 75% or less and residential real estate loans are underwritten at a loan-to-value ratio not exceeding 80%. In the event that a loan becomes past due, management will conduct visual inspections of collateral properties and/or review publicly available information, such as online databases, to ascertain property values. The Company may request a formal third party appraisal for various reasons including, but not limited to, age of previous appraisal, changes in market condition, and changes in borrower’s financial condition. For loans initially determined to be impaired loans, the Company utilizes the ascertained or appraised property value in determining the appropriate specific allowance for loan losses attributable to a loan. In addition, changes in the appraised value of properties securing specific loans can result in an increase or decrease in the general allowance for loan losses as an adjustment to the historical loss experience due to qualitative and environmental factors.

The loan portfolio is evaluated on a quarterly basis and the allowance is adjusted accordingly. While the best information available is used to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the information used in making the evaluations. In addition, as an integral part of their examination process, the OCC will periodically review the allowance for loan losses. The OCC may require the Company to recognize additions to the allowance based on their analysis of information available to them at the time of their examination.

The following table presents the classes of the loan portfolio summarized by loan rating within the Company’s internal risk rating system as of the date listed:

As of June 30, 2013	Pass	Special Mention	Substandard	Doubtful	Total
(In thousands)
Commercial business	$38,149	$3,302	$870	$—	$42,321
Commercial real estate	133,711	1,578	4,815	—	140,104
Construction	13,044	—	—	—	13,044
Residential mortgage	78,393	—	2,136	—	80,529
Home equity loans and lines of credit	26,833	75	428	—	27,336

Total	$290,130	$4,955	$8,249	$—	$303,334

As of June 30, 2012	Pass	Special Mention	Substandard	Doubtful	Total
(In thousands)
Commercial business	$28,785	$—	$3,398	$—	$32,183
Commercial real estate	129,409	184	6,443	—	136,036
Construction	1,850	—	—	—	1,850
Residential mortgage	91,320	—	1,946	—	93,266
Home equity loans and lines of credit	32,657	75	33	—	32,765

Total	$284,021	$259	$11,820	$—	$296,100

The performance and credit quality of the loan portfolio is also monitored by the analyzing of the age of the loans receivable as determined by the length of time a recorded payment is past due. The following table presents the classes of the loan portfolio summarized by the past due and non-accrual status as of the date listed:

As of June 30, 2013	31-60 Days Past Due	61-90 Days Past Due	Over 90 Days Past Due	Total Past Due	Current	Total Loans Receivable	Total Non-Accrual Loans
(In thousands)
Commercial business	$—	$—	$—	$—	$42,321	$42,321	$—
Commercial real estate	82	—	—	82	140,022	140,104	—
Construction	—	—	—	—	13,044	13,044	—
Residential mortgage	—	—	622	622	79,907	80,529	622
Home equity loans and lines of credit	75	—	—	75	27,261	27,336	75

Total	$157	$—	$622	$779	$302,555	$303,334	$697

As of June 30, 2012	31-60 Days Past Due	61-90 Days Past Due	Over 90 Days Past Due	Total Past Due	Current	Total Loans Receivable	Total Non-Accrual Loans
(In thousands)
Commercial business	$—	$—	$—	$—	$32,183	$32,183	$—
Commercial real estate	1,520	—	3,560	5,080	130,956	136,036	5,080
Construction	—	—	—	—	1,850	1,850	—
Residential mortgage	—	—	894	894	92,372	93,266	891
Home equity loans and lines of credit	139	—	—	139	32,626	32,765	75

Total	$1,659	$—	$4,454	$6,113	$289,987	$296,100	$6,046

The Company had no loans greater than 90 days past due on which interest was still accruing as of June 30, 2013 and 2012. Interest recognized using the cash basis on nonaccrual loans during the years ended June 30, 2013 and 2012 was $2 thousand and $338 thousand, respectively. Interest of $33 thousand and $108 thousand was not recognized as interest income due to non-accrual status of loans during the years ended June 30, 2013 and 2012, respectively, exclusive of loans with interest recovered from prior periods.

During the quarter ended March 31, 2013, the Bank changed its methodology for calculating the allowance for loan losses. In accordance with U.S. GAAP the change in methodology constitutes a change in accounting estimate and accordingly, has been accounted for on a prospective basis. In an effort to more precisely calculate the allowance for loan losses, the Company began including its own historical loan losses along with estimated industry loss percentages based on loan risk ratings. Due to the limited loss history of the Company, the inclusion of its historical losses did not have a material impact on the allowance for loan loss calculation. The primary impact of this change was on the allowance for loan losses at the loan portfolio class level.

A summary analysis of the allowance for loan losses follows:

	Years Ended June 30,
	2013	2012
	(In thousands)
Balance at beginning of year	$3,035	$2,246
Provision for loan losses	503	1,085
Charged-offs	(69)	(311)
Recoveries	4	15

Balance at end of year	$3,473	$3,035

The following tables set forth the activity in and allocation of the allowance for loan losses by loan portfolio class as of and for the periods listed.

For the year ended June 30, 2013	Commercial business	Commercial real estate	Construction	Residential mortgage	Home equity loans and lines of credit	Unallocated	Total loans
(In thousands)
Allowance for loan losses:
Beginning Balance	$670	$951	$7	$773	$393	$241	$3,035
Charge-offs	—	(6)	—	(63)	—	—	(69)
Recoveries	—	4	—	—	—	—	4
Provisions	(241)	624	115	137	(123)	(9)	503

Ending balance	$429	$1,573	$122	$847	$270	$232	$3,473

For the year ended June 30, 2012	Commercial business	Commercial real estate	Construction	Residential mortgage	Home equity loans and lines of credit	Unallocated	Total loans
(In thousands)
Allowance for loan losses:
Beginning Balance	$383	$706	$2	$528	$440	$187	$2,246
Charge-offs	—	(218)	—	(3)	(90)	—	(311)
Recoveries	—	—	—	15	—	—	15
Provisions	287	463	5	233	43	54	1,085

Ending balance	$670	$951	$7	$773	$393	$241	$3,035

As of June 30, 2013	Commercial business	Commercial real estate	Construction	Residential mortgage	Home equity loans and lines of credit	Unallocated	Total loans
(In thousands)
Allowance for Loan Losses:
Ending allowance balance related to loans:
Individually evaluated for impairment	$—	$—	$—	$148	$—	$—	$148
Collectively evaluated for impairment	429	1,573	122	699	270	232	3,325

Total ending allowance balance	$429	$1,573	$122	$847	$270	$232	$3,473

Loans:
Ending loan balance
Individually evaluated for impairment	$121	$1,329	$—	$1,515	$428		$3,393
Collectively evaluated for impairment	42,200	138,775	13,044	79,014	26,908		299,941

Total ending loan balance	$42,321	$140,104	$13,044	$80,529	$27,336		$303,334

As of June 30, 2012	Commercial business	Commercial real estate	Construction	Residential mortgage	Home equity loans and lines of credit	Unallocated	Total loans
(In thousands)
Allowance for Loan Losses:
Ending allowance balance related to loans:
Individually evaluated for impairment	$—	$—	$—	$150	$—	$—	$150
Collectively evaluated for impairment	670	951	7	623	393	241	2,885

Total ending allowance balance	$670	$951	$7	$773	$393	$241	$3,035

Loans:
Ending loan balance
Individually evaluated for impairment	$9	$6,442	$—	$1,434	$33		$7,918
Collectively evaluated for impairment	32,174	129,594	1,850	91,832	32,732		288,182

Total ending loan balance	$32,183	$136,036	$1,850	$93,266	$32,765		$296,100

The following table summarizes information in regards to impaired loans by loan portfolio class for the period listed:

	As of the end of the period			For the year ended
As of June 30, 2013	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
(In thousands)
With No Related Allowance Recorded:
Commercial business	$121	$121	$—	$65	$—
Commercial real estate	1,329	1,418	—	3,886	—
Residential mortgage	551	551	—	542	33
Home equity loans and lines of credit	428	428	—	230	—

Total with no allowance recorded	$2,429	$2,518	$—	$4,723	$33

With an Allowance Recorded:
Commercial business	$—	$—	$—	$—	$—
Commercial real estate	—	—	—	—	72
Residential mortgage	964	964	148	895	13
Home equity loans and lines of credit	—	—	—	—	2

Total with allowance recorded	$964	$964	$148	$895	$87

Total:
Commercial business	$121	$121	$—	$65	$—
Commercial real estate	1,329	1,418	—	3,886	72
Residential mortgage	1,515	1,515	148	1,437	46
Home equity loans and lines of credit	428	428	—	230	2

Total	$3,393	$3,482	$148	$5,618	$120

	As of the end of the period			For the year ended
As of June 30, 2012	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
(In thousands)
With No Related Allowance Recorded:
Commercial business	$9	$9	$—	$4	$—
Commercial real estate	6,442	6,532	—	6,807	380
Residential mortgage	458	461	—	229	10
Home equity loans and lines of credit	33	33	—	17	1

Total with no allowance recorded	$6,942	$7,035	$—	$7,057	$391

With an Allowance Recorded:
Commercial business	$—	$—	$—	$—	$—
Commercial real estate	—	—	—	—	—
Residential mortgage	976	976	150	792	28
Home equity loans and lines of credit	—	—	—	—	—

Total with allowance recorded	$976	$976	$150	$792	$28

Total:
Commercial business	$9	$9	$—	$4	$—
Commercial real estate	6,442	6,532	—	6,807	380
Residential mortgage	1,434	1,437	150	1,021	38
Home equity loans and lines of credit	33	33	—	17	1

Total	$7,918	$8,011	$150	$7,849	$419

The Company may grant a concession or modification for economic or legal reasons related to a borrower’s financial condition that it would not otherwise consider resulting in a modified loan which is then identified as a troubled debt restructuring (“TDR”). The Company may modify loans through rate reductions, extensions of maturity, interest only payments, or payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrowers’ operations. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. TDRs are considered impaired loans for purposes of calculating the Company’s allowance for loan losses.

The Company identifies loans for potential restructure primarily through direct communications with the borrower and evaluation of the borrower’s financial statements, revenue projections, tax returns, and credit reports. Even if the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions, and negative trends may result in payment default in the future.

The following table reflects information regarding the Company’s TDRs for the periods indicated below:

For the year ended June 30, 2013	Number of Contracts	Pre-Modification Outstanding Recorded Investments	Post-Modification Outstanding Recorded Investments
(In thousands)
Troubled Debt Restructurings
Commercial business	—	$—	$—
Commercial real estate	—	—	—
Residential mortgage	1	477	476
Home equity loans and lines of credit	1	396	396

Total Troubled Debt Restructurings	2	$873	$872

For the year ended June 30, 2012	Number of Contracts	Pre-Modification Outstanding Recorded Investments	Post-Modification Outstanding Recorded Investments
(In thousands)
Troubled Debt Restructurings
Commercial business	1	$104	$9
Commercial real estate	1	3,199	3,259
Residential mortgage	2	359	360
Home equity loans and lines of credit	—	—	—

Total Troubled Debt Restructurings	4	$3,662	$3,628

During the years ended June 30, 2013 and 2012, no loans previously classified as TDRs subsequently defaulted.

Note 7—Servicing

Loans serviced for others are not included in the accompanying statement of condition. The unpaid principal balances of loans serviced for others were $7.9 million and $11.5 million at June 30, 2013 and 2012, respectively. Loan servicing fees decreased during the year ended June 30, 2013 as the Company accelerated the amortization of servicing rights due to the repayment of underlying residential mortgages. Advances from borrowers for taxes and insurance related to loans serviced for others amounted to $259 thousand and $354 thousand, respectively, at June 30, 2013 and 2012.

The following summarizes the activity pertaining to mortgage servicing rights:

	Years Ended June 30,
	2013	2012
	(In thousands)
Balance at beginning of year	$78	$88
Amounts capitalized on loans sold	—	—
Amortization	(50)	(10)

Balance at end of year	$28	$78

At June 30, 2013 and 2012, the Company had no valuation allowances related to mortgage servicing rights.

Note 8—Premises and Equipment

A summary of the cost and accumulated depreciation and amortization of premises and equipment follows:

	June 30,
	2013	2012
	(In thousands)
Premises:
Land	$971	$971
Office buildings	5,564	5,564
Leasehold improvements	1,510	1,510
Equipment	2,091	1,995
Leasehold improvements and equipment in process	—	4

Total premises and equipment	10,136	10,044
Accumulated depreciation and amortization	(4,512)	(3,858)

Total premises and equipment, net	$5,624	$6,186

Pursuant to the terms of non-cancelable lease agreements in effect at June 30, 2013, pertaining to premises and equipment, future minimum rent commitments under various operating leases are as follows (in thousands):

2014	$395
2015	413
2016	425
2017	438
2018	420
Thereafter	899

Total	$2,990

The leases contain options to extend for a period of five years. The cost of such rentals is not included above. Total rent expense for the years ended June 30, 2013 and 2012 amounted to $373 thousand and $299 thousand, respectively.

The Company leases portions of its Germantown, Maryland office building to unrelated parties. Future minimum rental income for these non-cancelable leases in effect at June 30, 2013 is as follows (in thousands):

2014	$159
2015	101
2016	105
2017	62
2018	48
Thereafter	136

Total	$611

Rental income from the leases for the years ended June 30, 2013 and 2012 was $125 thousand and $116 thousand, respectively.

Note 9—Deposits

Deposits were comprised of the following:

	June 30,
	2013	2012
	(In thousands)
Non-interest bearing demand	$42,422	$40,003
Interest bearing checking	71,268	72,160
Money Market	91,281	90,412
Savings and escrow	6,433	6,208
Time certificates of deposit	71,859	60,789

Total deposits	$283,263	$269,572

The aggregate amount of time certificates of deposit in denominations of $100 thousand or more at June 30, 2013 and 2012 was $39.7 million and $41.4 million, respectively.

The scheduled maturities of time deposits are as follows (in thousands):

Years ending June 30:
2014	$38,277
2015	10,082
2016	10,801
2017	4,236
2018	8,463

Total	$71,859

A summary of interest expense on deposits is as follows:

	Years Ended June 30,
	2013	2012
	(In thousands)
Interest bearing checking	$309	$369
Money Market	402	673
Savings and escrow	9	23
Time certificates of deposit	546	1,197

Total	$1,266	$2,262

Note 10—Federal Home Loan Bank Advances

The Company has a secured credit facility with the FHLB, with a maximum borrowing limit of 35% of the Bank’s total assets, as determined on a quarterly basis. The maximum borrowing availability is also limited to 70% of the unpaid principal balance of qualifying residential mortgage loans. The FHLB has a blanket floating lien on the Company’s residential mortgage loan portfolio and FHLB stock as collateral for the outstanding advances.

The contractual maturities of advances are as follows (in thousands):

Years ending June 30:
2014	$—
2015	3,873
2016	—
2017	11,750
2018	—
Thereafter	—

Total	$15,623

At June 30, 2013 and 2012, interest rates on advances ranged from 0.83% to 5.15%. At June 30, 2013 and 2012, the weighted average interest rate on advances was 4.26% and 4.00%, respectively. At June 30, 2013, the Company had available additional unused Federal Home Loan Bank advances of approximately $46.6 million.

Note 11—Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase are classified as secured borrowings and are reflected at the amount of cash received in connection with the transaction. The repurchase agreements are secured by designated investment securities of the Company. The investment securities related to the repurchase agreements are under the control of the Company.

At June 30, 2012, the Company had one term repurchase agreement in the amount of $5.0 million. The repurchase agreement matured on March 17, 2013. At June 30, 2012, the interest rate in effect was 3.23%.

The remaining repurchase agreements, primarily with Bank customers, generally mature within one business day from the transaction date and have a weighted average interest rate of 0.22% and 0.20% at June 30, 2013 and 2012, respectively.

The total balance of repurchase agreements at June 30, 2013 and 2012 was $8.5 million and $16.4 million, respectively. The average balance of repurchase agreements at June 30, 2013 and 2012 was $12.8 million and $15.2 million, respectively. The maximum balance of repurchase agreements at any month end for the years ended June 30, 2013 and 2012 is $19.1 million and $19.3 million respectively.

Note 12—Income Taxes

Income tax expense consisted of the following components:

	Years Ended June 30,
	2013	2012
	(In thousands)
Federal:
Current	$852	$420
Deferred benefit	(295)	(274)

Total Federal	557	146

State:
Current	209	160
Deferred benefit	(62)	(121)

Total State	147	39

Total income tax expense	$704	$185

A reconciliation of the statutory income tax at a rate of 34% to the income tax expense included in the consolidated statements of income is as follows:

	Years Ended June 30,
	2013	2012
Federal income tax	34.0%	34.0%
Bank owned life insurance income	(5.3)	(22.3)
Stock options	2.3	8.9
ESOP expense	2.5	6.7
State tax, net of federal tax effect	5.3	5.6
Other	(0.2)	7.9

Effective income tax rate	38.6%	40.8%

The components of the net deferred tax asset are as follows:

	June 30,
	2013	2012
	(In thousands)
Deferred tax assets:
Allowance for loan losses	$1,356	$1,184
Restricted stock	288	266
Other	133	148

Total deferred tax assets	1,777	1,598

Deferred tax liabilities:
Unrealized gains on available for sale securities	(40)	(516)
Depreciation	(267)	(403)
Other	(64)	(106)

Total deferred tax liabilities	(371)	(1,025)

Net deferred tax asset	$1,406	$573

In assessing whether the Company will be able to realize the deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, the Company believes it is more likely than not the benefits of these deductible differences will be realized. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced. There was no valuation allowance for deferred tax assets as of June 30, 2013 and 2012.

As of June 30, 2013, the Company did not have any uncertain tax positions. Interest and penalties associated with tax liabilities would be classified as additional income taxes in the consolidated statement of income. As of June 30, 2013, tax years ended June 30, 2010 through June 30, 2013 remain open and are subject to Federal and State taxing authority examination.

Note 13—Off Balance Sheet Activities

The Company is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to grant loans, unfunded commitments under lines of credit and letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of condition.

The Company’s exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

The following financial instruments were outstanding whose contractual amounts represent credit risk:

	June 30,
	2013	2012
	(In thousands)
Commitments to grant loans	$33,977	$20,871
Unfunded commitments under lines of credit	39,664	46,082
Letters of credit	837	548

Total	$74,478	$67,501

Fixed and variable rate commitments to grant loans were $17.5 million and $16.5 million, respectively, at June 30, 2013.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company, is based on Management’s credit evaluation of the customer. Collateral consists primarily of real estate.

Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and similar transactions. The terms of the letters of credit vary and may have renewal features. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability at June 30, 2013 and 2012 for guarantees under letters of credit issued is not material.

The Company has not been required to perform on any financial guarantees and has not incurred any losses on its commitments, during the past two years.

Note 14—Legal Contingencies

Various legal claims arise from time to time in the normal course of business which, in the opinion of Management, will not have a material effect on the Company’s consolidated financial statements.

Note 15—Regulatory Matters and Capital Requirements

Federal banking regulations place certain restrictions on dividends paid to OBA Financial Services, Inc. by the Bank, and loans or advances made by the Bank to OBA Financial Services, Inc. The total amount of dividends which may be paid at any date is generally limited to retained net income of the Bank for the current and preceding two years. Loans and advances are limited to 10% of the Bank’s capital and surplus on a secured basis.

Based on the Bank’s retained net income, at June 30, 2013, the Bank’s retained earnings available for the payment of dividends was $2.3 million. Funds available for loans or advances amounted to approximately $6.6 million at June 30, 2013.

In addition, the payment of dividends by the Bank would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below minimum capital requirements or if the dividends would reduce equity capital below the required liquidation account amount previously discussed in the Summary of Significant Accounting Policies note contained within the Notes to the Consolidated Financial Statements.

OBA Financial Services, Inc. ability to pay dividends generally is dependent on the Bank’s ability to pay dividends to OBA Financial Services, Inc.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital to risk weighted assets, core capital to adjusted tangible assets and tangible capital to tangible assets. Management believes, as of June 30, 2013, the Bank met all capital adequacy requirements to which it is subject.

As of June 30, 2013, the most recent notification from the Bank’s regulators categorized the Bank as Well Capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and ratios at the dates listed are presented in the table below.

(Dollars in thousands)	Actual		For Capital Adequacy Purposes		To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2013:
Total capital (to risk weighted assets)	$65,654	22.53%	$23,310	8.00%	$29,137	10.00%
Tier 1 capital (to risk weighted assets)	62,181	21.34	11,655	4.00	17,482	6.00
Core capital (to adjusted tangible assets)	62,181	16.30	15,261	4.00	19,076	5.00
Tangible capital (to adjusted tangible assets)	62,181	16.30	7,630	2.00	NA	NA
As of June 30, 2012:
Total capital (to risk weighted assets)	$62,809	23.42%	$21,455	8.00%	$26,819	10.00%
Tier 1 capital (to risk weighted assets)	59,774	22.29	10,728	4.00	16,091	6.00
Core capital (to adjusted tangible assets)	59,774	15.30	15,630	4.00	19,538	5.00
Tangible capital (to adjusted tangible assets)	59,774	15.30	7,815	2.00	NA	NA

The following table presents a reconciliation of the Company’s consolidated equity as determined using U.S. GAAP and the Bank’s regulatory capital amounts at the dates listed:

	June 30,
	2013	2012
	(In thousands)
Consolidated GAAP equity	$71,304	$75,715
Consolidated equity in excess of Bank equity	(9,061)	(15,133)

Bank GAAP equity	62,243	60,582
Accumulated other comprehensive income, net of tax	(62)	(808)
Intangible asset	—	—

Tangible capital, core capital and Tier I risk-based capital	62,181	59,774
Allowance for loan losses	3,473	3,035

Total risk-based capital	$65,654	$62,809

Note 16—Related Party Transactions

In the ordinary course of business, the Company has granted loans to executive officers and directors and their affiliates amounting to $96 thousand and $131 thousand at June 30, 2013 and 2012, respectively. During the year ended June 30, 2013, there were principal additions of $65 thousand and total principal payments of $100 thousand.

Deposits from related parties held by the Company at June 30, 2013 and 2012 amounted to $703 thousand and $686 thousand, respectively.

Note 17—Fair Value

Management uses its best judgment in estimating the fair value of the Company’s assets and liabilities; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all assets and liabilities, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sale transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year-ends and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these assets and liabilities subsequent to the respective reporting dates may be different than the amounts reported at each year-end. A fair value hierarchy that prioritizes the inputs to valuation methods is used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:	Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

For assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at the dates listed are as follows:

(In thousands)		(Level 1)
Description	June 30, 2013	Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
Residential mortgage-backed securities (1)	$37,084	$—	$37,084	$—
Trust preferred securities	40	—	—	40
Equity securities	50	—	50	—

Securities available for sale	$37,174	$—	$37,134	$40

Description	June 30, 2012	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
Residential mortgage-backed securities (1)	$34,350	$—	$34,350	$—
Trust preferred securities	54	—	—	54
Equity securities	50	—	50	—

Securities available for sale	$34,454	$—	$34,400	$54

(1)	Residential mortgage-backed securities are guaranteed by Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, or Government National Mortgage Association.

The following table presents a reconciliation of the securities available for sale measured at fair value on a recurring basis using significant unobservable inputs (Level 3) at the dates listed:

	For the Years Ended June 30,
(In thousands)	2013	2012
Beginning balance	$54	$115
Principal repayments	(29)	(47)
Unrealized gains (losses) included in other comprehensive income	15	(14)

Ending balance	$40	$54

For assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at the dates listed are as follows:

(In thousands)		(Level 1)
Description	June 30, 2013	Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
Impaired loans	$816	$—	$—	$816

Real estate owned	$—	$—	$—	$—

Description	June 30, 2012	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
Impaired loans	$826	$—	$—	$826

Real estate owned	$40	$—	$—	$40

The methods and assumptions used to estimate the fair values included in the above tables are included in the disclosures that follow.

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of certain Company assets and liabilities at June 30, 2013 and 2012:

Cash and Cash Equivalents (Carried at Cost)

The carrying amounts of cash and short-term instruments approximate fair value.

Interest-Bearing Deposits in Banks (Carried at Cost)

The carrying amounts of interest-bearing deposits approximate fair value based on the short term nature of the assets.

Securities Available for Sale (Carried at Fair Value)

The fair values of securities available for sale, excluding trust preferred securities, are determined by matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices. For these securities, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and the security’s terms and conditions, among other things.

The market for pooled trust preferred securities is inactive. A significant widening of the bid/ask spreads in the markets in which these securities trade was followed by a significant decrease in the volume of trades relative to historical levels. The new issue market is also inactive and no new pooled trust preferred securities have been issued since 2007. Since there were limited observable market-based Level 1 and Level 2 inputs for trust preferred securities, the fair value of these securities was estimated using primarily unobservable Level 3 inputs. Fair value estimates for trust preferred securities were based on discounting expected cash flows using a risk-adjusted discount rate. The Company develops the risk-adjusted discount rate by considering the time value of money (risk-free rate) adjusted for an estimated risk premium for bearing the uncertainty in future cash flows and, given current adverse market conditions, a liquidity adjustment based on an estimate of the premium that a market participant would require assuming an orderly transaction.

Securities Held to Maturity (Carried at Amortized Cost)

The fair values of securities held to maturity are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing as described above (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices.

Federal Home Loan Bank Stock (Carried at Cost)

The carrying amount of Federal Home Loan Bank stock approximates fair value, and considers the limited marketability of such securities.

Loans Receivable (Generally carried at Cost)

The fair values of loans are estimated using discounted cash flow analyses, using market rates at the statement of condition date that reflect the credit and interest rate-risk inherent in the loans. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. Generally, for variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.

Loans Held for Sale (Carried at lower of cost or market)

The fair values of loans are estimated using discounted cash flow analyses, using market rates at the statement of condition date that reflect the credit and interest rate-risk inherent in the loans. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. Net fees and costs of originating loans held for sale are deferred and are included in the basis for determining the gain or loss on sales of loans held for sale.

Impaired Loans (Generally Carried at Fair Value)

Impaired loans are those which the Company has measured impairment generally based on the fair value of the loan’s collateral. Fair value of real estate collateral is generally determined based upon independent third-party appraisals of the properties, which consider sales prices of similar properties in the proximate vicinity or by discounting expected cash flows from the properties by an appropriate risk adjusted discount rate. Fair value of collateral other than real estate is based on an estimate of the liquidation proceeds. Impaired loans are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements. The fair value consist of loan balances net of valuation allowances and loan balances on impaired loans in which the loan has been charged-off to its fair value.

Foreclosed Assets (Carried at Lower of Cost or Fair Value Less Estimated Selling Costs)

Fair values of foreclosed assets are based on independent third party appraisals of the properties or discounted cash flows based upon the expected sales proceeds upon disposition of the assets. These values were generally determined based on the sales prices of similar properties in the proximate vicinity. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

Mortgage Servicing Rights (Carried at Lower of Cost or Fair Value)

At origination, the Company estimates the fair value of mortgage servicing rights at 1% of the principal balances of loans sold and amortizes that amount over the estimated period of servicing revenues or charges the entire amount to income upon prepayment of the related loan. Due to the small size of the balance of mortgage servicing rights at June 30, 2013 and 2012, the Company determined that the carrying amounts of mortgage servicing rights approximate fair value.

Deposit Liabilities (Carried at Cost)

The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities.

Federal Home Loan Bank Advances (Carried at Cost)

Fair values of FHLB advances are estimated using discounted cash flow analysis, based on quoted prices for new FHLB advances with similar credit risk characteristics, terms and remaining maturity. These prices obtained from this active market represent a market value that is deemed to represent the transfer price if the liability were assumed by a third party.

Securities Sold Under Agreements to Repurchase (Carried at Cost)

The carrying amounts of securities sold under agreements to repurchase approximate fair value for short-term obligations. The fair values for longer term repurchase agreements are based on current market interest rates for similar transactions.

Accrued Interest Receivable and Payable (Carried at Cost)

The carrying amounts of accrued interest approximate fair value.

Off-Balance-Sheet Credit-Related Instruments (Disclosures at Cost)

Fair values for off-balance-sheet financial instruments (lending commitments and letters of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of these instruments is not material.

Quantitative information about Level 3 Fair Value Measurement at date listed is included in the table below:

	Quantitative Information about Level 3 Fair Value Measurements
(In thousands) As of June 30, 2013	Fair Value Estimate	Valuation Techniques	Unobservable Inputs	Estimated Range (weighted average)
Impaired loans	$816	Appraisal of collateral	Appraisal adjustments	0.0% to -25.0% (-6.5%)
			Liquidation expenses	-3.0% to -5.0% (3.3%)

Real estate owed	—	Appraisal of property	Appraisal adjustments	NA
			Liquidation expenses

	Quantitative Information about Level 3 Fair Value Measurements
(In thousands) As of June 30, 2012	Fair Value Estimate	Valuation Techniques	Unobservable Inputs	Estimated Range (weighted average)
Impaired loans	$826	Appraisal of collateral	Appraisal adjustments	0.0% to -25.0% (-6.5%)
			Liquidation expenses	-3.0% to -5.0% (3.3%)

Real estate owed	40	Appraisal of property	Appraisal adjustments	0.0% to -25.0% (0.0%)
			Liquidation expenses	-3.0% to -5.0% (4.0%)

The estimated fair values of the Company’s financial instruments were as follows at the dates listed:

			Fair Value Hierarchy at June 30, 2013
(In thousands)	Carrying Amount	Fair Value	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Cash and cash equivalents	$16,173	$16,173	$16,173	$—	$—
Interest bearing deposits with other banks	6,692	6,692	6,692	—	—
Securities available for sale	37,174	37,174	—	37,134	40
Securities held to maturity	1,445	1,520	—	1,520	—
Federal Home Loan Bank stock	1,160	1,160	—	1,160	—
Loans held for sale	414	414			414
Loans receivable, net	299,803	303,770	—	—	303,770
Accrued interest receivable	1,111	1,111	—	1,111	—
Mortgage servicing rights	28	28	—	—	28

Financial liabilities:
Deposits	283,263	275,592	203,781	71,811	—
Securities sold under agreements to repurchase	8,544	8,543	—	8,543	—
Federal Home Loan Bank Advances	15,623	17,223	—	17,223	—
Accrued interest payable	111	111	—	111	—

Off-Balance sheet financial instruments	—	—	—	—	—

			Fair Value Hierarchy at June 30, 2012
(In thousands)	Carrying Amount	Fair Value	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Cash and cash equivalents	$31,525	$31,525	$31,525	$—	$—
Interest bearing deposits with other banks	9,490	9,490	9,490	—	—
Securities available for sale	34,454	34,454	—	34,400	54
Securities held to maturity	2,396	2,549	—	2,549	—
Federal Home Loan Bank stock	2,169	2,169	—	2,169	—
Loans held for sale	—	—			—
Loans receivable, net	293,206	299,307	—	—	299,307
Accrued interest receivable	1,039	1,039	—	1,039	—
Mortgage servicing rights	78	78	—	—	78

Financial liabilities:
Deposits	269,572	269,459	208,271	61,188	—
Securities sold under agreements to repurchase	16,434	16,543	—	16,543	—
Federal Home Loan Bank Advances	26,997	29,758	—	29,758	—
Accrued interest payable	154	154	—	154	—

Off-Balance sheet financial instruments	—	—	—	—	—

Note 18—Employee Benefit Plan

The Company has a 401(k) Plan in which substantially all employees participate. Employees may contribute up to 15% of their compensation subject to certain limits based on federal tax laws. The Company makes matching contributions equal to 3% of all eligible employees’ compensation under the Plan’s safe harbor provisions. The Company may also make additional discretionary contributions up to 15% of an employee’s annual compensation. Company contributions vest to the employee over a five-year period. Company contributions are reduced by any forfeitures. For the years ended June 30, 2013 and 2012, expense attributable to the Plan amounted to $128 thousand and $128 thousand, respectively.

Note 19—Employee Stock Ownership Plan

Effective January 1, 2010, the Company adopted an Employee Stock Ownership Plan (“ESOP”) for eligible employees. The ESOP borrowed $3.7 million from the Company and used those funds to acquire 370,300 shares or 8% of the total number of shares issued by the Company in its initial public offering. The shares were acquired at a price of $10.00 per share.

The loan is secured by the shares purchased with the loan proceeds and will be repaid by the ESOP over the 20-year term of the loan with funds from OBA Bank’s contributions to the ESOP and dividends payable on stock, if any. The interest rate on the ESOP loan adjusts annually and is the prime rate on the first business day of the calendar year, as published in The Wall Street Journal.

Shares purchased by the ESOP are held by a trustee in an unallocated suspense account and shares are released annually from the suspense account on a pro-rata basis as principal and interest payments are made by the ESOP to the Company. The trustee allocates the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. Total ESOP shares may be reduced as a result of employees leaving the Company; shares that have previously been released to those exiting employees may be removed from the plan and transferred to that employee. As shares are committed to be released from the suspense account, the Bank reports compensation expense based on the average fair value of shares committed to be released with a corresponding credit to stockholders’ equity. Compensation expense recognized for the fiscal years ended June 30, 2013 and 2012 was $319 thousand and $268 thousand, respectively.

Shares held by the ESOP trust at the dates listed were as follows:

	June 30,
	2013	2012
Allocated shares	63,203	45,170
Unallocated shares	305,497	324,012

Total ESOP shares	368,700	369,182

Fair value of unallocated shares, in thousands	$5,633	$4,812

NOTE 20—Share Based Compensation

In May 2011, the Company’s stockholders approved the OBA Financial Services, Inc. 2011 Equity Incentive Plan (“Plan”) which provides for awards of stock options and restricted stock to key officers and outside directors. The cost of the Plan is based on the fair value of the awards on the grant date. The fair value of restricted stock awards is based on the closing price of the Company’s stock on the grant date. The fair value of stock options is estimated using a Black-Scholes option pricing model using assumptions for dividend yield, stock price volatility, risk-free interest rate, and option term. These assumptions are based on Management’s judgments regarding future events, are subjective in nature, and contain uncertainties inherent in an estimate. The cost of the awards are being recognized on a straight-line basis over the five-year vesting period during which participants are required to provide services in exchange for the awards. A portion of the restricted stock award vesting is contingent upon meeting certain company-wide performance goals.

Until such time as awards of stock are granted and vest or options are exercised, shares of the Company’s common stock under the Plan are authorized but unissued shares. The maximum number of shares authorized under the plan is 648,025. Total share-based compensation expense for the fiscal years ended June 30, 2013 and 2012 was $937 thousand and $860 thousand, respectively.

Stock Options

The tables below present the stock option activity for the years ended June 30 2013 and 2012:

	Options	Weighted average exercise price	Remaining contractual life (years)
Options outstanding at June 30, 2011	—	$—
Granted	272,150	14.79
Exercised	—	—
Forfeited	—	—
Expired	—	—

Options outstanding at June 30, 2012	272,150	$14.79	9.08
Granted	9,000	18.75
Exercised	—	—
Forfeited	—	—
Expired	—	—

Options outstanding at June 30, 2013	281,150	$14.92	8.10

At June 30, 2013, the Company had $631 thousand of unrecognized compensation costs related to stock options. The cost of stock options is amortized in equal annual installments over the five-year vesting period. There were 54 thousand options vested in the twelve months ended June 30, 2013. Stock option expense for the twelve months ended June 30, 2013 was $199 thousand. The aggregate grant date fair value of the stock options was $1.0 million. Aggregate intrinsic value of the stock options at June 30, 2013 and 2012 was $993 thousand and zero, respectively.

The fair value of the Company’s stock options was determined using the Black-Scholes option pricing formula. The following ranges of assumptions were used in the formula:

Expected volatility	19.09%	–	52.59%
Risk-free interest rate	1.10%	–	2.11%
Expected dividends	1.62%	–	2.08%
Expected life (in years)	6.50	–	6.50
Exercise price for the stock options	$14.35	–	$18.75
Grant date fair value for the stock options	$3.40	–	$7.63
Expected volatility—Based on the historical volatility of a peer group of comparable banks as contained in the Keefe, Bruyette & Woods, Inc. Regional Bank Index (KRX) at the time of grant. Due to the recent initial public offering and issuance of the Company’s common stock, the Company’s shares are not actively traded and its volatility is not reflective of an actively traded institution. Therefore, the Company estimates that the expected volatility will equal the peer group of comparable banks’ volatility over the expected life of the options at the time of grant.

Risk-free interest rate—Based on the U.S. Treasury yield curve and expected life of the options at the time of grant.

Expected dividend yield—Based on the Company’s peer group of comparable banks, as contained in the Keefe, Bruyette & Woods, Inc. Regional Bank Index (KRX). The Company currently does not pay a dividend; therefore, the expected dividend yield was weighted for the portion of the life of the options that the Company expects to pay a dividend. The Company estimates that the expected dividend yield will equal the peer group of comparable banks’ dividend yield over the expected life of the options at the time of grant.

Expected life—Based on a weighted-average of the five year vesting period and the ten year contractual term of the stock option plan.

Exercise price for the stock options—Based on the closing price of the Company’s stock on the date of grant.

Restricted Stock Awards

Restricted stock awards are accounted for as fixed grants using the fair value of the Company’s stock at the time of grant. Unvested restricted stock awards may not be disposed of or transferred during the vesting period. Restricted stock awards carry with them the right to receive dividends.

The tables below present the restricted stock award activity for the periods shown:

	Service-Based Restricted stock awards	Weighted average grant date fair value	Performance- Based Restricted stock awards	Weighted average grant date fair value	Total Restricted stock awards	Weighted average grant date fair value
Non-vested at June 30, 2011	—	$—	—	$—	—	$—
Granted	136,363	14.77	111,090	14.81	247,453	14.79
Vested	—	—	—	—	—	—
Forfeited	—	—	—	—	—	—

Non-vested at June 30, 2012	136,363	$14.77	111,090	$14.81	247,453	$14.79
Granted	2,500	18.75	—	—	2,500	18.75
Vested	27,267	14.77	22,218	14.81	49,485	14.79
Forfeited	—	—	—	—	—	—

Non-vested at June 30, 2013	111,596	$14.86	88,872	$14.81	200,468	$14.84

At June 30, 2013, the Company had $2.3 million of unrecognized compensation cost related to restricted stock awards. The cost of the restricted stock awards will be amortized in equal annual installments over the five-year vesting period. The vesting of the performance-based stock awards is contingent upon meeting certain company-wide performance goals. If such goals are not met, no compensation cost is recognized and any recognized compensation cost is reversed. Restricted stock expense for the twelve months ended June 30, 2013 and 2012 was $738 thousand and $681 thousand, respectively.

Note 21—Earnings Per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period exclusive of unallocated ESOP shares. Stock options are regarded as potential common stock and are considered in the diluted earnings per share calculations to the extent they would have a dilutive effect if converted to common stock, computed using the Treasury Stock method. The table below sets forth the dilutive effect of the stock options.

	June 30,
(Dollars in thousands, except share data)	2013	2012
Net income	$1,122	$268

Weighted average number of shares used in:
Basic earnings per share	3,958,451	3,952,585
Dilutive common stock equivalents	38,137	18,517

Diluted earnings per share	3,996,588	3,971,102

Net income per common share, basic	$0.28	$0.07

Net income per common share, diluted	$0.28	$0.07

Note 22—Parent Company Only Financial Information

Presented below are the condensed balance sheets, statements of operations and statements of cash flows for OBA Financial Services, Inc.

CONDENSED BALANCE SHEETS

	June 30, 2013	June 30, 2012
	(In thousands)
Assets:
Cash and due from bank	$5,270	$11,342
Note receivable ESOP	3,281	3,424
Investment in bank subsidiary	62,243	60,582
Other assets	510	367

Total assets	$71,304	$75,715

Stockholders’ Equity:
Common stock	$40	$43
Additional paid-in capital	33,726	38,695
Unearned ESOP shares	(3,055)	(3,240)
Retained earnings	40,531	39,409
Accumulated other comprehensive income	62	808

Total stockholders’ equity	71,304	75,715

Total liabilities and stockholders’ equity	$71,304	$75,715

CONDENSED STATEMENTS OF INCOME

	Years Ended June 30,
	2013	2012
	(In thousands)
Interest income on note receivable	$109	$114
Interest income deposit at Bank	20	53
Dividends from bank subsidiary	—	—

Total income	129	167

Operating expenses	137	154

Income (loss) before income taxes and equity in net income of bank subsidiary	(8)	13
Income taxes	—	—

Income (loss) before equity in net income of bank subsidiary	(8)	13
Equity in net income of bank subsidiary	1,130	255

Net income	$1,122	$268

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended June 30,
	2013	2012
	(In thousands)
Net income	$1,122	$268
Total other comprehensive income (loss) (1)	(746)	129

Total comprehensive income	$376	$397

(1)	See Consolidated Statements of Comprehensive Income for other comprehensive income detail

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended June 30,
	2013	2012
	(In thousands)
Operating activities:
Net income	$1,122	$268

Adjustments to reconcile net income to net cash used in operating activities:
Equity in net income of subsidiary	(1,130)	(255)
Increase in other assets	(143)	(144)

Total adjustments	(1,273)	(399)

Net cash used in operating activities	(151)	(131)

Investing activities:
ESOP loan principal collections	143	139

Net cash provided by investing activities	143	139

Financing activities:
Purchases of Company stock	(6,064)	(6,670)

Net cash used in financing activities	(6,064)	(6,670)

Decrease in cash equivalents	(6,072)	(6,662)
Cash and cash equivalents at beginning of year	11,342	18,004

Cash and cash equivalents at end of year	$5,270	$11,342

APPENDIX A

Execution Copy

AGREEMENT AND PLAN OF MERGER

between

F.N.B. CORPORATION

and

OBA FINANCIAL SERVICES, INC.

DATED: AS OF APRIL 7, 2014

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Section
401(k) Plan	5.2(v)(v)
Acquisition Proposal	6.11(e)(i)
Affiliate	3.24(b)
Agreement	Preamble
Articles of Merger	1.2
Average Closing Price	1.4(e)
Bank Merger	1.10
Bank Merger Agreement	1.10
Bank Merger Certificates	1.10
BHC Act	3.4
Break-up Fee	6.11(f)
Certificates	1.4(c)
Change in OBA Recommendation	6.11(b)
Claim	6.7(a)
Closing	9.1
Closing Date	9.1
Code	Preamble
Confidentiality Agreements	6.2(b)
Contamination	3.16(b)
Control	3.24(b)
Controlled Group Liability	3.11
DP Contract	3.23(d)
DRSP Plan	1.4(d)
Effective Date	1.2
Effective Time	1.2
Employer Securities	3.11(l)
Environmental Laws	3.16(b)
Environmental Liability	3.16(b)
ERISA	3.11
ERISA Affiliate	3.11
ESOP	3.11(l)
ESOP Account	3.11(l)
ESOP Loan	3.11(l)
Exchange Act	3.6(a)
Exchange Agent	2.1
Exchange Fund	2.1
FBCA	1.1
FDIC	3.1(c)
Federal Reserve Board	3.4
FNB	Preamble
FNB Bank	1.10
FNB Benefit Plan	4.11
FNB Bylaws	4.1(b)
FNB Charter	4.1(b)
FNB Common Stock	1.4(a)
FNB Disclosure Schedule	Art. 4 Preamble
FNB Eligible Plans	6.6(a)
FNB Employment Agreement	4.11
FNB Preferred Stock	4.2(a)

A-iv

Section
FNB Qualified Plans	4.11(d)
FNB Regulatory Agreement	4.14
FNB Reports	4.6(a)
FNB Stock Plans	4.2(a)
FNB Subsidiaries	3.1(d)
FNB Warrants	4.2(a)
GAAP	3.1(d)
Governmental Entity	3.4
Hazardous Substance	3.16(b)
Inactive OBA Employees	3.11(i)
Indemnified Parties	6.7(a)
Insurance Amount	6.7(c)
Intellectual Property	3.23(b)
IRS	3.10(a)
IT Assets	3.23(c)
knowledge/Knowledge	9.5
Law	3.3(b)
Leased Properties	3.17(c)
Leases	3.17(b)
Liens	3.2(b)
Loan	3.24(a)
Material Adverse Effect	3.1(d)
Materially Burdensome Regulatory Condition	6.1(d)
Merger	Preamble
Merger Consideration	1.4(a)
MGCL	1.1
Multiemployer Plan	3.11
Multiple Employer Plan	3.11(f)
NASDAQ	3.1(d)
NYSE	3.1(d)
OBA	Preamble
OBA Bank	1.10
OBA Benefit Plan	3.11
OBA Bylaws	3.1(b)
OBA Charter	3.1(b)
OBA Common Stock	1.4(a)
OBA Disclosure Schedule	Art. 3 Preamble
OBA Employees	3.11(i)
OBA Employment Agreement	3.11(i)
OBA Preferred Stock	3.2(a)
OBA Qualified Plans	3.11(d)
OBA Recommendation	6.3
OBA Regulatory Agreement	3.14
OBA Reports	3.6(a)
OBA Representatives	6.11(a)
OBA Share Award	1.6(b)
OBA Shareholders Meeting	6.3
OBA Stock Option	1.6(a)
OBA Stock Plans	1.6(a)
OBA Subsidiaries	3.1(d)
OCC	3.4

A-v

Section
OREO	3.24(b)
Owned Properties	3.17(a)
Payment Event	6.11(g)
PBGC	3.11(e)
Person	3.9(a)
Plan Termination Date	6.6(c)
Proxy Statement	3.4
Registration Statement	3.4
Regulatory Agency	3.5
Requisite Regulatory Approvals	7.1(c)
Sarbanes-Oxley Act	3.6(a)
SEC	3.4
Securities Act	3.6(a)
SRO	3.4
Subsidiary	3.1(d)
Superior Proposal	6.11(e)(ii)
Surviving Company	Preamble
Takeover Laws	3.18(a)
Tax	3.10(b)
Tax Representation Letters	6.13
Tax Return	3.10(c)
Third Party	6.11(e)(iii)
Third Party Leases	3.17(d)
Trading Day	1.4(e)
Treasury Regulations	Preamble
Treasury Shares	1.4(b)
Voting Agreement	5.4
Withdrawal Liability	3.11

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of April 7, 2014 (this “Agreement”), between F.N.B. CORPORATION, a Florida corporation (“FNB”), and OBA FINANCIAL SERVICES, INC., a Maryland corporation (“OBA”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of OBA and FNB have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement pursuant to which OBA will, on the terms and subject to the conditions set forth in this Agreement, merge with and into FNB (the “Merger”), so that FNB is the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”); and

WHEREAS, for federal income Tax (as defined in Section 3.10(b)) purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations of the U.S. Department of the Treasury promulgated thereunder (as such regulations may be amended from time to time, including corresponding provisions of successor rules and regulations thereto, the “Treasury Regulations”); and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger.

Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Law, as amended (the “MGCL”), and the Florida Business Corporation Act, as amended (the “FBCA”), at the Effective Time (as defined in Section 1.2) OBA shall merge with and into FNB. FNB shall be the Surviving Company in the Merger, and shall continue its corporate existence under the laws of the State of Florida. As of the Effective Time, the separate corporate existence of OBA shall cease.

1.2 Effective Time.

The Merger shall become effective as set forth in the respective articles of merger (each, the “Articles of Merger”) that shall be filed with the Department of Assessments and Taxation of the State of Maryland and the Secretary of State of the State of Florida on or before the Closing Date (as defined in Section 9.1). The term “Effective Time” shall mean the date and time when the Merger becomes effective as set forth in the Articles of Merger. “Effective Date” shall mean the date on which the Effective Time occurs.

1.3 Effects of the Merger.

(a) Effects Under MGCL and FBCA. At and after the Effective Time, the Merger shall have the effects set forth in Section 3-114 of the MGCL and Section 607.1106 of the FBCA.

(b) Directors and Executive Officers of the Surviving Company. The directors of the Surviving Company immediately after the Merger shall be the directors of FNB immediately prior to the Merger. The executive officers of the Surviving Company immediately after the Merger shall be the executive officers of FNB immediately prior to the Merger.

1.4 Conversion of OBA Common Stock.

(a) Subject to the provisions of this Agreement, each share of common stock, par value $0.01 per share, of OBA (“OBA Common Stock”) issued and outstanding immediately prior to the Effective Time, other than Treasury Shares (as defined in Section 1.4(b)) shall, by virtue of the Merger, no longer be outstanding and shall as of the Effective Time automatically be converted into and shall thereafter represent the right to receive as merger consideration 1.781 shares (the “Exchange Ratio”) of common stock, $0.01 par value, of FNB (“FNB Common Stock”) (the “Merger Consideration”).

(b) At and after the Effective Time, each Treasury Share shall be cancelled and retired and no shares of FNB Common Stock or other consideration shall be issued in exchange therefor. “Treasury Shares” means the shares of OBA Common Stock held by OBA or any of the OBA Subsidiaries (as defined in Section 3.1(d)) or by FNB or any of its Subsidiaries, other than in a fiduciary, including custodial or agency, capacity or as a result of debts previously contracted in good faith.

(c) At the Effective Time, the stock transfer books of OBA shall be closed as to holders of OBA Common Stock immediately prior to the Effective Time and no transfer of OBA Common Stock by any such holder shall thereafter be made or recognized other than to settle transfers that occurred prior to the Effective Time. If, after the Effective Time, certificates representing shares of OBA Common Stock (“Certificates”) are properly presented pursuant to Section 2.2(a) of this Agreement to the Exchange Agent (as defined in Section 2.1), such Certificates shall be cancelled and exchanged for FNB Common Stock held in book entry representing the number of whole shares into which the OBA Common Stock represented by the Certificates was converted in the Merger, plus, if applicable pursuant to Section 1.4(e), any payment for any fractional share of FNB Common Stock without any interest thereon and any dividends or distributions to which the holder of such Certificates is entitled pursuant to Section 2.2(b).

(d) Each holder of OBA Common Stock shall have the option of enrolling the whole shares of FNB Common Stock issuable to such shareholder upon the consummation of the Merger in FNB’s Dividend Reinvestment and Direct Stock Purchase Plan (the “DRSP Plan”), as long as such shareholder enrolls with a minimum of 50 whole shares of FNB Common Stock. Each OBA shareholder electing to enroll in the DRSP Plan shall be issued FNB Common Stock held in book entry representing the number of whole shares received in the Merger.

(e) Notwithstanding any other provision of this Agreement, each holder of OBA Common Stock who would otherwise be entitled to receive a fractional share of FNB Common Stock, after taking into account all Certificates delivered by such holder, shall receive an amount in cash, without interest, rounded to the nearest cent, equal to the product obtained by multiplying (a) the Average Closing Price (as defined below) as of the Closing Date by (b) the fraction of a share (calculated to the nearest ten-thousandth when expressed in decimal form) of FNB Common Stock, to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fractional shares. “Average Closing Price” means, as of any specified date, the average composite closing price of FNB Common Stock as reported by the NYSE for each of the twenty (20) consecutive Trading Days ending on and including the fifth such Trading Day prior to the specified date, rounded to the nearest ten-thousandth. As used herein, “Trading Day” means any day that FNB Common Stock is traded on the NYSE.

1.5 FNB Capital Stock. At and after the Effective Time, each share of FNB capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.6 OBA Equity-Based Awards.

(a) OBA Stock Options. Effective as of the Effective Time, each then outstanding option to purchase OBA Common Stock (each, an “OBA Stock Option”) pursuant to the equity-based compensation plans identified on Section 3.2(a) of the OBA Disclosure Schedule (as defined in Article 3 hereof) (the “OBA Stock Plans”) and the award agreements evidencing the grants thereunder, granted to any current or former employee or director of OBA or any of the OBA Subsidiaries (as defined in Section 3.1(d)) shall at the Effective Time cease to represent a right to acquire OBA Common Stock and shall be converted automatically into an option to acquire shares of FNB Common Stock on the terms hereinafter set forth. FNB shall assume each such OBA Stock Option in accordance with the terms of the relevant OBA Stock Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time: (i) FNB and the Compensation Committee of its Board of Directors, including, if applicable, the entire Board of Directors of FNB, shall be substituted for OBA and the Compensation Committee of the Board of Directors of OBA, including, if applicable, the entire Board of Directors of OBA, administering such OBA Stock Plan, (ii) each OBA Stock Option assumed by FNB may be exercised solely for shares of FNB Common Stock, (iii) the number of shares of FNB Common Stock subject to such OBA Stock Option shall be equal to the number of shares of OBA Common Stock subject to such OBA Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that, unless otherwise provided for in such OBA Stock Option, any fractional shares of FNB Common Stock resulting from such multiplication shall be rounded down to the nearest whole share, and (iv) the exercise price per share of FNB Common Stock under each such option shall be the amount (rounded up to the nearest whole cent) equal to the per share exercise price under each such OBA Stock Option prior to the Effective Time divided by the Exchange Ratio. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each OBA Stock Option that is an “incentive stock option” shall be adjusted as required by Section 424 of the Code, and the Treasury Regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. FNB and OBA agree to take all reasonable and necessary steps to effect the provisions of this Section 1.6(a). Within 15 days following the Effective Time, FNB shall issue to each holder of each outstanding OBA Stock Option that has been assumed by FNB a document evidencing the conversion and assumption of such OBA Stock Option by FNB pursuant to this Section 1.6(a).

(b) OBA Share Awards. At the Effective Time, all outstanding restricted stock awards relating to OBA Common Stock, including those designated as performance share awards (each, an “OBA Share Award”), shall vest in full and the restrictions thereon shall lapse and, each holder of an OBA Share Award shall be entitled to receive the Merger Consideration in accordance with Section 1.4 of this Agreement. OBA Bank shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax Laws with respect to the lapsing of such restrictions and as allowed under the OBA Stock Plan.

1.7 Articles of Incorporation and Bylaws of the Surviving Company. The FNB Charter (as defined in Section 4.1(b)) as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The FNB Bylaws (as defined in Section 4.1(b)) as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended in accordance with applicable law.

1.8 Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan or reorganization” for purposes of Sections 354 and 361 of the Code.

1.9 Dissenting Shares. No right to fair value or appraisal or similar rights shall be available to holders of OBA Common Stock with respect to the Merger or the other transactions contemplated hereby.

1.10 The Bank Merger. As soon as practicable after the execution of this Agreement OBA and FNB shall cause OBA Bank, a federally chartered savings bank headquartered in Germantown, Maryland (“OBA

Bank”), and First National Bank of Pennsylvania, a federally chartered national bank headquartered in Greenville, Pennsylvania (“FNB Bank”), respectively, to enter into a bank merger agreement, the form of which is attached to this Agreement as Exhibit “A” (the “Bank Merger Agreement”), and which provides for the merger of OBA Bank with and into FNB Bank, with FNB Bank being the surviving entity (the “Bank Merger”), in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement, to become effective as soon as practicable after consummation of the Merger. FNB and OBA shall cause the following to be accomplished prior to filing applications for the Requisite Regulatory Approvals: (i)(A) OBA shall cause OBA Bank to approve the Bank Merger Agreement, (B) OBA, as sole shareholder of OBA Bank, shall approve the Bank Merger Agreement and (C) OBA shall cause the Bank Merger Agreement to be duly executed by OBA Bank and delivered to FNB; and (ii)(A) FNB shall cause FNB Bank to approve the Bank Merger Agreement, (B) FNB, as sole shareholder of FNB Bank, shall approve the Bank Merger Agreement and (C) FNB shall cause the Bank Merger Agreement to be duly executed by FNB Bank and delivered to OBA. Prior to the Effective Time, OBA shall cause OBA Bank, and FNB shall cause FNB Bank, to execute such articles of merger and such other documents and certificates as are necessary or desirable to make the Bank Merger effective (the “Bank Merger Certificates”) immediately following the Effective Time.

1.11 Right to Revise Structure. FNB may at any time change the method of effecting the combination contemplated by this Agreement if and to the extent it deems such a change to be desirable; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration (as defined in Section 1.4(a)) provided for in this Agreement, (ii) adversely affect the Tax treatment of OBA’s shareholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement, or (iii) materially impede or delay consummation of the transactions this Agreement contemplates. In the event FNB elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE 2

EXCHANGE OF SHARES

2.1 FNB to Make Merger Consideration Available. At or promptly as practicable following the Effective Time, FNB shall deposit, or shall cause to be deposited, with Registrar and Transfer Company, as exchange agent (“Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article 2, (i) book entry shares representing the aggregate number of shares of FNB Common Stock issuable pursuant to this Agreement in exchange for the shares of OBA Common Stock outstanding immediately prior to the Effective Time of the Merger, (ii) immediately available funds equal to any dividends or distributions payable in accordance with Section 2.2(b)(i), and (iii) cash in lieu of any fractional shares of FNB Common Stock to be issued pursuant to Section 1.4(e) and paid pursuant to Section 1.4 in exchange for outstanding shares of OBA Common Stock (such cash and book entry shares for shares of FNB Common Stock, collectively being referred to as the “Exchange Fund”).

2.2 Exchange Shares.

(a) As soon as practicable after the Effective Time, but in any event no later than seven (7) Business Days following the Effective Time, the Exchange Agent shall mail to each holder of record of OBA Common Stock a letter of transmittal in customary form as prepared by FNB and reasonably acceptable to OBA which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and any cash in lieu of fractional shares into which the shares of OBA Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b). After the Effective Time of the Merger, each holder of a Certificate formerly representing shares of OBA Common Stock, other than Treasury Shares, who surrenders or has surrendered such

Certificate or customary affidavits and indemnification regarding the loss or destruction of such Certificate, together with duly executed transmittal materials to the Exchange Agent, shall, upon acceptance thereof, be entitled to: (i) book entry shares representing FNB Common Stock into which the shares of OBA Common Stock shall have been converted pursuant to Section 1.4, (ii) any cash in lieu of any fractional share of FNB Common Stock to which such holder would otherwise be entitled and (iii) any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b). The Exchange Agent shall accept such Certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 2.2, each Certificate representing shares of OBA Common Stock shall be deemed from and after the Effective Time of the Merger to evidence only the right to receive the Merger Consideration, any cash in lieu of fractional shares into which the shares of OBA Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement, and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b). FNB shall not be obligated to deliver the Merger Consideration, any cash in lieu of fractional shares and/or any declared but unpaid dividends to which any former holder of shares of OBA Common Stock is entitled as a result of the Merger until such holder surrenders his Certificate or Certificates for exchange as provided in this Section 2.2. If any shares of FNB Common Stock, or any cash in lieu of fractional shares and/or declared but unpaid dividends, are to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to FNB, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by FNB or the Exchange Agent, the posting by such Person of a bond in such amount as FNB and the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it, FNB or the Surviving Company with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

(b) Following surrender of any such Certificate, there shall be paid to the record holder of the whole shares of FNB Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any dividends or distributions, if any, with a record date prior to the Effective Time that have been declared by OBA in respect of shares of OBA Common Stock after the date of this Agreement in accordance with the terms of this Agreement and which remain unpaid at the Effective Time, (ii) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of FNB Common Stock to which such holder is entitled pursuant to Section 1.4(e) and the amount of dividends or other distributions with a record date after the Effective Time of the Merger and which had become payable with respect to such whole shares of FNB Common Stock prior to the time of surrender, and (iii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of FNB Common Stock.

(c) After the Effective Time, there shall be no transfers on the stock transfer books of OBA of the shares of OBA Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of shares of OBA Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates are presented to FNB for any reason, they shall be cancelled and exchanged as provided in this Agreement. All shares of FNB Common Stock, cash in lieu of fractional shares of FNB Common Stock and/or declared but unpaid dividends issued or paid upon the surrender for exchange of shares of OBA Common Stock (or the provision of customary affidavits and indemnification for lost or mutilated Certificates in accordance with the terms hereof) and the letter of transmittal, shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of OBA Common Stock.

(d) Any portion of the Exchange Fund, including any interest thereon, that remains undistributed to the shareholders of OBA following the passage of twelve (12) months after the Effective Time of the Merger shall be delivered to FNB, upon demand, and any shareholders of OBA who have not theretofore complied with this Section 2.2 shall thereafter look only to FNB for payment of their claim for FNB Common Stock, any cash in lieu of fractional shares of FNB Common Stock and any unpaid dividends or distributions payable in accordance with Section 2.2(b).

(e) Neither OBA nor FNB shall be liable to any holder of shares of OBA Common Stock or FNB Common Stock, as the case may be, for such shares, any dividends or distributions with respect thereto, or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of FNB Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of FNB Common Stock for the account of the Persons entitled thereto.

2.3 Adjustments for Dilution and Other Matters. If prior to the Effective Time of the Merger, (a) FNB shall declare a stock dividend or distribution on FNB Common Stock with a record date prior to the Effective Time of the Merger, or subdivide, split up, reclassify or combine FNB Common Stock, or make a distribution other than a regular quarterly cash dividend, on FNB Common Stock in any security convertible into FNB Common Stock, in each case with a record date prior to the Effective Time of the Merger, or (b) the outstanding shares of FNB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in FNB’s capitalization, other than a transaction in which FNB shall have received fair, as determined by its Board of Directors, consideration for the shares issued, then a proportionate adjustment or adjustments will be made to the Exchange Ratio and, as applicable, the Average Closing Price, which adjustment may include, as appropriate, the issuance of securities, property or cash on the same basis as that on which any of the foregoing shall have been issued, distributed or paid to holders of such class of FNB Common Stock generally.

2.4 Withholding Rights. The Exchange Agent or, subsequent to the first anniversary of the Effective Time, FNB, shall be entitled to deduct and withhold from any cash in lieu of fractional shares of FNB Common Stock, cash dividends or distributions payable pursuant to Section 2.2(b) and any other cash amounts otherwise payable pursuant to this Agreement to any holder of shares of OBA Common Stock such amounts as the Exchange Agent or FNB, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or FNB, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of OBA Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or FNB, as the case may be.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF OBA

Except as disclosed in the disclosure schedule delivered by OBA to FNB prior to the execution of this Agreement (the “OBA Disclosure Schedule”), OBA hereby represents and warrants to FNB as follows:

3.1 Corporate Organization.

(a) OBA is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. OBA has the corporate power and authority and has all licenses, permits and authorizations of applicable Governmental Entities (as defined in Section 3.4) required to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where such failure to be licensed or qualified would not have a Material Adverse Effect (as defined in Section 3.1(d)) upon OBA. OBA is duly registered as a savings and loan holding company under the Home Owners’ Loan Act, as amended.

(b) True and complete copies of the articles of incorporation of OBA (the “OBA Charter”) and the bylaws of OBA (the “OBA Bylaws”), each as amended, supplemented, restated and/or otherwise modified and in effect as of the date of this Agreement, have previously been made available to FNB.

(c) OBA Bank is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States. The deposit accounts of OBA Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. OBA Bank is a member in good standing of the Federal Home Loan Bank of Atlanta and owns the requisite amount of stock therein. Each of OBA’s other Subsidiaries (i) was duly organized, (ii) is validly existing and in good standing under the laws of its jurisdiction of organization, (iii) is duly licensed or qualified to do business in, and in good standing under the laws of, all jurisdictions, whether federal, state, local or foreign, where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iv) has all requisite corporate power and authority, and has all licenses, permits and authorizations of applicable Governmental Entities required to own or lease its properties and assets and to carry on its business as now conducted, except for purposes of clause (iii) only, as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on OBA. The articles of incorporation, bylaws and similar governing documents of each Subsidiary of OBA, copies of which have previously been made available to FNB, are true and correct copies of such documents as amended, supplemented, restated and/or otherwise modified and in effect on the date of this Agreement.

(d) As used in this Agreement, (i) the word “Subsidiary” when used with respect to either party, means any corporation, partnership, joint venture, limited liability company or any other entity (A) of which such party, or a subsidiary of such party, is a general partner, or (B) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such party and/or one or more Subsidiaries thereof, and the terms “OBA Subsidiaries” and “FNB Subsidiaries” shall mean any direct or indirect Subsidiary of OBA or FNB, respectively; and (ii) the term “Material Adverse Effect” means, with respect to FNB, OBA or the Surviving Company, as the case may be, any event, circumstance, development, change or effect that alone or in the aggregate with other events, circumstances, developments, changes or effects, (A) is materially adverse to the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole; provided, however, that, with respect to this clause (A), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (1) changes, after the date of this Agreement, in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (2) changes, after the date of this Agreement, in laws, rules or regulations of general applicability or interpretations thereof by courts or any Governmental Entity, (3) actions or omissions of (x) FNB or (y) OBA, taken at the request of, or with the prior written consent of the other or required hereunder, (4) changes, events or developments, after the date of this Agreement, in the national or world economy or financial or securities markets generally, or changes, events or developments, after the date of this Agreement, in general economic conditions or other changes, events or developments, after the date of this Agreement that affect banks or savings associations or their holding companies generally, except to the extent that such changes have a materially disproportionate adverse effect on such party relative to other similarly situated participants in the markets or industries in which they operate, (5) consummation or public disclosure of the transactions this Agreement contemplates, including the resignation of employment of employees or any impact on such party’s business (including incurring expenses), customer relations, condition or results of operations, in each case as a result therefrom, (6) any outbreak or escalation of war or hostilities, any occurrence or threats of terrorist acts or any armed hostilities associated therewith and any national or international calamity, disaster or emergency or any escalation thereof, (7) any changes in interest rates or foreign currency rates, (8) any claim, suit, action, audit, arbitration, investigation, inquiry or other proceeding or order which in any manner challenges, seeks to prevent, enjoin, alter or delay, or seeks damages as a result of or in connection with, the transactions this Agreement contemplates, (9) any failure by such party to meet any published, whether by such party or a third party research analyst, or internally prepared estimates of revenues or earnings, (10) a decline in the price, or a change in the trading volume of, such party’s common stock on The NASDAQ Stock Market (including any successor exchange, “NASDAQ”), or the New York Stock Exchange (including any successor exchange, the “NYSE”), as applicable, and (11) any matter to the extent that (x) it is disclosed in reasonable detail in the party’s disclosure schedules delivered to the other party pursuant to this Agreement or in the OBA Reports or FNB Reports referenced in Section 3.6 or Section 4.6, as applicable, and (y) such disclosed matter does not worsen in a materially adverse manner, or (B) materially delays or impairs the ability of such party to timely consummate the transactions this Agreement contemplates.

3.2 Capitalization.

(a) The authorized capital stock of OBA consists of (i) 100,000,000 shares of OBA Common Stock, of which, as of February 28, 2014, 4,038,006 shares were issued and outstanding, and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share (“OBA Preferred Stock”), of which as of the date hereof, no shares were issued and outstanding. As of February 28, 2014, no shares of OBA Common Stock were held in the OBA treasury and no shares of OBA Preferred Stock were held in the OBA treasury. As of February 28, 2014, no shares of OBA Common Stock were reserved for issuance except for 431,633 shares of OBA Common Stock reserved for issuance upon the exercise of OBA Stock Options and settlement of OBA Share Awards issued pursuant to the OBA Stock Plans (of which 281,150 shares were subject to outstanding OBA Stock Options, and 150,483 shares were subject to outstanding OBA Share Awards). All of the issued and outstanding shares of OBA Common Stock have been, and all shares of OBA Common Stock that may be issued upon the exercise of the OBA Stock Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except pursuant to this Agreement and the OBA Stock Plans, OBA does not have, and is not bound by, any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of OBA Common Stock or any other equity securities of OBA, or any securities representing the right to purchase or otherwise receive any shares of OBA Common Stock. Set forth in Section 3.2(a) of the OBA Disclosure Schedule is a true, correct and complete list of: (1) each OBA Stock Option (such list to identify the OBA Stock Plan or other arrangement under which such options were issued, the number of shares of OBA Common Stock subject thereto, the vesting schedule thereof and the exercise prices thereof), and (2) each OBA Share Award (such list to include the number of shares of OBA Common Stock subject thereto and the vesting schedule thereof) outstanding under the OBA Stock Plans or otherwise as of February 28, 2014. Since February 28, 2014 through the date hereof, OBA has not issued or awarded, or authorized the issuance or award of, any options, restricted stock units or other equity-based awards under the OBA Stock Plans or otherwise. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of OBA may vote are issued or outstanding.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of OBA are owned by OBA, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances, other than liens for property Taxes not yet due and payable (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) OBA has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions this Agreement contemplates, subject to the receipt of the requisite OBA shareholder approval (as described below) and Requisite Regulatory Approvals (as defined in Section 7.1(c)). The execution and delivery of this Agreement and the consummation of the transactions this Agreement contemplates have been duly and validly approved by the Board of Directors of OBA. The Board of Directors has not adopted any resolution granting dissenters’ rights to shareholders of OBA. Except for the approval and adoption of this Agreement and the transactions this Agreement contemplates by a majority vote of the Board of Directors of OBA and by the affirmative vote of at least a majority of the issued and outstanding shares of OBA Common Stock, no other corporate approvals on the part of OBA are necessary to approve this Agreement. This Agreement has been duly and validly executed and delivered by OBA and, assuming the due authorization, execution and delivery of this Agreement by FNB, constitutes the valid and binding obligation of OBA, enforceable against OBA in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

(b) Neither the execution and delivery of this Agreement by OBA nor the consummation by OBA of the transactions this Agreement contemplates, nor compliance by OBA with any of the terms or provisions of this Agreement, will (i) violate any provision of the OBA Charter or the OBA Bylaws or, (ii) assuming that the consents, approvals and filings referred to in Sections 3.4 and 3.17(b) are duly obtained and/or made and are in full force and effect, (A) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to OBA, any of the OBA Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of, constitute a default or an event which, with notice or lapse of time, or both, would constitute a default under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of OBA or any of the OBA Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which OBA or any of the OBA Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (ii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on OBA.

3.4 Consents and Approvals. Except for (a) the filing by FNB of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and the Federal Reserve Act, as amended, and approval of such applications and notices, and, in connection with the merger of OBA Bank with and into FNB Bank, the filing of applications and notices, as applicable, with the FDIC, the Office of the Comptroller of the Currency (the “OCC”), and any state regulatory authority, and approval of such applications and notices, (b) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of OBA shareholders to be held in connection with this Agreement (the “Proxy Statement”) and of a registration statement on Form S-4 (the “Registration Statement”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (c) the filing of Articles of Merger with and the acceptance for record by the Department of Assessments and Taxation of the State of Maryland pursuant to the MGCL, the filing of Articles of Merger with and the acceptance for record by the Secretary of State of the State of Florida pursuant to the FBCA, and the filing of the Bank Merger Certificates, (d) such filings as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FNB Common Stock pursuant to this Agreement, and approval of the listing on the NYSE of such FNB Common Stock issuable in the Merger, and (e) the adoption of this Agreement by the affirmative vote of at least a majority of the issued and outstanding shares of OBA Common Stock, no consents or approvals of, or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality of federal, state, local or foreign government (each, a “Governmental Entity”), any industry self-regulatory organization (“SRO”) or other Person are necessary in connection with (i) the execution and delivery by OBA of this Agreement and (ii) the consummation by OBA of the Merger and the other transactions this Agreement contemplates. As of the date of this Agreement, OBA is not aware of any reason why the Requisite Regulatory Approvals will not be received on a timely basis or why any Materially Burdensome Regulatory Condition would be imposed.

3.5 Reports. OBA and each of the OBA Subsidiaries have in all material respects timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since June 30, 2011 with (a) the Federal Reserve Board, (b) the FDIC, (c) the OCC, (d) any state regulatory authority, (e) any foreign regulatory authority and (f) any SRO (collectively, “Regulatory Agencies” and individually, a “Regulatory Agency”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since June 30, 2011, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of OBA and each of the OBA Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of OBA, investigation into the business or operations of OBA or any of the OBA Subsidiaries since June 30, 2011. Except as set forth in Section 3.5 of the OBA Disclosure Schedule, there (i) is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of OBA or any of the OBA Subsidiaries, and (ii) have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of OBA since June 30, 2011.

3.6 SEC Reports; Financial Statements.

(a) Since June 30, 2011, OBA has filed or furnished on a timely basis to the SEC, all material forms, reports, schedules, statements and other documents required to be filed or furnished by it to the SEC under the Securities Act of 1933, as amended (the “Securities Act”), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or under the securities regulations of the SEC (all such filed or furnished documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “OBA Reports”). As of their respective filing dates (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively), except to the extent that any OBA Report has been amended by a subsequently filed OBA Report prior to the date hereof, in which case, as of the date of such amendment, (i) the OBA Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and (ii) none of the OBA Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of OBA’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The financial statements (including the related notes thereto) included (or incorporated by reference) in the OBA Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of OBA and its Subsidiaries as of the dates thereof and their respective consolidated results of operations, changes in shareholders’ equity and changes in cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC.

(c) There are no outstanding comments from or unresolved issues raised by the SEC staff with respect to the OBA Reports.

(d) The books and records of OBA and its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. The records, systems, controls, data and information of OBA and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of OBA or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. OBA and its Subsidiaries have implemented and maintain a system of internal accounting controls effective to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. OBA (i) has implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) effective to ensure that material information relating to OBA, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of OBA by others within those entities to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the OBA Reports and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to OBA’s outside auditors and the audit committee of the board of directors of OBA (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect OBA’s ability to accurately record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in OBA’s internal controls over financial reporting.

(e) Since June 30, 2011, (A) neither OBA nor any of its Subsidiaries nor, to the knowledge of OBA, any director, officer, employee, auditor, accountant or representative of OBA or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of OBA or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that OBA or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing OBA or any of its Subsidiaries, whether or not employed by OBA or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by OBA or any of its officers, directors, employees or agents to the OBA Board or any committee thereof or to any of OBA’s directors or officers.

(f) No agreement pursuant to which any loans or other assets have been or shall be sold by OBA or the OBA Subsidiaries entitle the buyer of such loans or other assets, unless there is a material breach of a representation or covenant by OBA or the OBA Subsidiaries, to cause OBA or the OBA Subsidiaries to repurchase such loan or other assets or the buyer to pursue any other form of recourse against OBA or the OBA Subsidiaries. There has been no material breach by OBA or the OBA Subsidiaries of a representation or covenant in any such agreement. Since June 30, 2013, no cash, stock or other dividend or any other distribution with respect to the capital stock of OBA or any of the OBA Subsidiaries has been declared, set aside or paid.

3.7 Broker’s Fees. Except as set forth in Section 3.7 of the OBA Disclosure Schedule, neither OBA nor any OBA Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions this Agreement contemplates.

3.8 Absence of Certain Changes or Events. Since June 30, 2013, (i) OBA and the OBA Subsidiaries have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course consistent with past practice and (ii) there has not been any Material Adverse Effect with respect to OBA.

3.9 Legal Proceedings.

(a) There is no pending, or, to OBA’s knowledge, threatened, litigation, action, suit, proceeding, investigation or arbitration by any individual, partnership, corporation, trust, joint venture, organization, Governmental Entity or other entity (each, a “Person”) relating to OBA, any of the OBA Subsidiaries or any of their respective properties or permits, licenses or authorizations, which has had, or is reasonably likely to have a Material Adverse Effect on OBA.

(b) There is no judgment or order of any Governmental Entity or regulatory restriction, other than those of general application that apply to similarly situated financial or savings and loan bank holding companies or their Subsidiaries, that has been imposed upon OBA, any of the OBA Subsidiaries or the assets of OBA or any of the OBA Subsidiaries, that has had, or is reasonably likely to have, a Material Adverse Effect on OBA.

3.10 Taxes and Tax Returns.

(a) Each of OBA and the OBA Subsidiaries has duly and timely filed, including all applicable extensions, all Tax Returns (as defined in subsection (c) below) required to be filed by it on or prior to the date of this Agreement, all such Tax Returns being accurate and complete in all material respects, has timely paid or withheld and timely remitted all Taxes shown thereon as arising and has duly and timely paid or withheld and timely remitted all Taxes, whether or not shown on any Tax Return, that are due and payable or claimed to be due from it by a Governmental Entity, other than Taxes that (i) are not yet delinquent or are being contested in good faith, which have not been finally determined, and (ii) have been adequately reserved against in accordance with GAAP. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of each of OBA and the OBA Subsidiaries. Neither OBA nor any of the OBA Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. There are no disputes, audits, examinations or proceedings in progress or pending, including any notice received of any intent to conduct an audit or examination, or claims asserted, for Taxes upon OBA or any of the OBA Subsidiaries. No claim has been made by a Governmental Entity in a jurisdiction where OBA or any of the OBA Subsidiaries has not filed Tax Returns such that OBA or any of the OBA Subsidiaries is or may be subject to taxation by that jurisdiction. All deficiencies asserted or assessments made as a result of any examinations by any Governmental Entity of the Tax Returns of, or including, OBA or any of the OBA Subsidiaries have been fully paid. No issue has been raised by a Governmental Entity in any prior examination or audit of each of OBA and the OBA Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency in respect of such Governmental Entity for any subsequent taxable period. There are no Liens for Taxes, other than statutory liens for Taxes not yet due and payable, upon any of the assets of OBA or any of the OBA Subsidiaries. Neither OBA nor any of the OBA Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than such an agreement or arrangement exclusively between or among OBA and the OBA Subsidiaries. Neither OBA nor any of the OBA Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return, other than a group the common parent of which was OBA, or (B) has any liability for the Taxes of any Person, other than OBA or any of the OBA Subsidiaries, under Treas. Reg. §1.1502-6, or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise. Neither OBA nor any of the OBA Subsidiaries has been, within the past two years or otherwise as part of a “plan” or series of related transactions, within the meaning of Section 355(e) of the Code, of which the Merger is also a part, or a “distributing corporation” or a “controlled corporation”, within the meaning of Section 355(a)(1)(A) of the Code, in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. No shares of OBA Common Stock are owned by a Subsidiary of OBA. OBA is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither OBA, nor any of the OBA Subsidiaries or any other Person on their behalf has executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Governmental Entity, relating to Taxes, including any private letter rulings of the U.S. Internal Revenue Service (“IRS”) or comparable rulings of any Governmental Entity and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any applicable Law, which rulings or agreements would have a continuing effect after the Effective Time. Neither OBA nor any of the OBA Subsidiaries has engaged in a “reportable transaction”, as set forth in Treas. Reg. § 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction”, as set forth in Treas. Reg. § 1.6011-4(b)(2). FNB has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of OBA and the OBA Subsidiaries relating to all taxable periods beginning on and after July 1, 2008, and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to OBA or the OBA Subsidiaries. Neither OBA, any of the OBA Subsidiaries nor FNB, as a successor to OBA, will be required to include any item of material income in, or exclude any material item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Effective Time, (iii) prepaid amount received on or prior to the Closing Date or (iv) deferred intercompany gain or any excess loss account of OBA or any of the OBA Subsidiaries for periods or portions of periods described in Treasury Regulations under Section 1502 of the Code, or any corresponding or similar provision of state, local or foreign Law, for periods or portions thereof ending on or before the Closing Date.

(b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, bank shares tax, employment, severance, withholding, duties, intangibles, franchise, backup withholding, inventory, capital stock, license, employment, social security, unemployment, excise, stamp, occupation, and estimated taxes, and other taxes, charges, levies or like assessments, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treas. Reg §1.1502-6(a) or any predecessor or successor thereof of any analogous or similar provision under Law or otherwise.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity and any amendment thereof including, where permitted or required, combined, consolidated or unitary returns for any group of entities.

3.11 Employee Benefits. For purposes of this Agreement, the following terms shall have the following meanings:

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“OBA Benefit Plan” means any employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of OBA or any of the OBA Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by OBA or any of the OBA Subsidiaries or to which OBA or any of the OBA Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, whether or not such plan is subject to ERISA, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, equity compensation, severance, employment, change of control or fringe benefit plan, program or policy.

“OBA Employment Agreement” means a contract, offer letter or agreement of OBA or any of the OBA Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee pursuant to which OBA or any of the OBA Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(a) Section 3.11(a) of the OBA Disclosure Schedule includes a complete list of all OBA Benefit Plans and all OBA Employment Agreements.

(b) With respect to each OBA Benefit Plan, OBA has delivered or made available to FNB, as applicable, a true, correct and complete copy of: (i) each writing constituting a part of such OBA Benefit Plan, including without limitation all plan documents, trust agreements, and insurance contracts and other funding vehicles, (ii) the two most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any, (iii) the current summary plan description and any summaries of material modifications, (iv) the most recent annual financial report, if any, (v) the most recent actuarial report, if any, (vi) the most recent determination or opinion letter from the IRS, if any, and (vii) the most recent minimum coverage and discrimination testing results, if any. OBA has delivered or made available to FNB a true, correct and complete copy of each OBA Employment Agreement.

(c) All contributions required to be made to any OBA Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any OBA Benefit Plan, for any period prior to and through the date of this Agreement, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date of this Agreement, have been fully reflected on the financial statements to the extent required by GAAP. As disclosed in Section 3.11(a) of the OBA Disclosure Schedule, each OBA Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.

(d) With respect to each OBA Benefit Plan, OBA and the OBA Subsidiaries have complied, and are in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such OBA Benefit Plans, including, without limitation, Code Section 409A. Each OBA Benefit Plan has been administered in all material respects in accordance with its terms. There are not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to any OBA Benefit Plan or the imposition of any material lien on the assets of OBA or any of the OBA Subsidiaries under ERISA or the Code. Section 3.11(d) of the OBA Disclosure Schedule identifies each OBA Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (the “OBA Qualified Plans”). The IRS has issued a favorable determination letter with respect to each OBA Qualified Plan and the related trust which has not been revoked, or OBA is entitled to rely on a favorable opinion issued by the IRS. To the knowledge of OBA, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any OBA Qualified Plan or the related trust. None of OBA and the OBA Subsidiaries nor any other Person, including any fiduciary, has engaged in any “prohibited transaction”, as defined in Section 4975 of the Code or Section 406 of ERISA, which would reasonably be expected to subject OBA, any of the OBA Subsidiaries or any Person that OBA or any of OBA Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(e) With respect to each OBA Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, and (ii) (A) the fair market value of the assets of such OBA Benefit Plan equals or exceeds the actuarial present value of all accrued benefits under such OBA Benefit Plan, whether or not vested, on a termination basis, (B) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (C) all premiums, if any, to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (D) no liability, other than for premiums to the PBGC, under Title IV of ERISA has been or would reasonably be expected to be incurred by OBA or any of OBA Subsidiaries and (E) the PBGC has not instituted proceedings to terminate any such OBA Benefit Plan and, to OBA’s knowledge, no condition exists that makes it reasonably likely that such proceedings will be instituted or which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such OBA Benefit Plan.

(f) (i) No OBA Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), (ii) none of OBA and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan and (iii) none of OBA and the OBA Subsidiaries nor any of their respective ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full. There does not now exist, nor do any circumstances exist that would reasonably be likely to result in, any Controlled Group Liability that would be a liability of OBA or any of the OBA Subsidiaries following the Effective Time, other than such liabilities that arise solely out of, or relate solely to, the OBA Benefit Plans or OBA Employment Agreements. Without limiting the generality of the foregoing, neither OBA nor any of the OBA Subsidiaries, nor, to OBA’s knowledge, any of their respective ERISA Affiliates, has engaged in any transaction described in Sections 4069, 4204 or 4212 of ERISA.

(g) Except as disclosed in Section 3.11(g) of the OBA Disclosure Schedule, OBA and the OBA Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code, Part 6 of Title I of ERISA or applicable law and at no expense to OBA and the OBA Subsidiaries.

(h) Except as disclosed in Section 3.11(h) of the OBA Disclosure Schedule, neither the execution nor the delivery of this Agreement nor the consummation of the transactions this Agreement contemplates will, either alone or in conjunction with any other event, whether contingent or otherwise, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of OBA or any of the OBA Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation including deferred compensation, or (iv) result in any amount failing to be deductible by reason of Section 280G of the

Code or would be subject to an excise tax under Section 4999 of the Code or additional tax under Section 409A of the Code.

(i) OBA has delivered or made available to FNB a true and complete list of the names, corporate and functional titles, hire dates, incentive compensation, profit sharing and bonuses paid in 2012, 2013 and 2014, full or part-time status, 2014 annual salaries or hourly rates of all employees of OBA or any of the OBA Subsidiaries (“OBA Employees”) as of the date hereof and, with respect to any OBA Employee on a leave of absence or otherwise not actively employed (“Inactive OBA Employees”), the date on which each such Inactive OBA Employee is expected to return to active employment. Except as otherwise set forth on Section 3.11(i) of the OBA Disclosure Schedule, (A) none of the OBA Employees has a contract of employment with OBA or any of the OBA Subsidiaries, (B) all OBA Employees are employees “at will” whose employment is terminable without liability therefor and (C) none of the OBA Employees has a contract with OBA or any of the OBA Subsidiaries relating to stay bonuses, retention or stay payments, severance pay or benefits or other perquisites or benefits.

(j) No labor organization or group of employees of OBA or any of the OBA Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to OBA’s knowledge, threatened to be brought or filed, with the National Labor Relations Board. Each of OBA and the OBA Subsidiaries is in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

(k) With respect to each OBA Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code, each such nonqualified deferred compensation plan has since January 1, 2005 been operated in material compliance with Section 409A of the Code, and the applicable Treasury Regulations and IRS guidance thereunder so as to avoid any Tax pursuant to Section 409A of the Code and the document or documents that evidence such plan have, since December 31, 2008, conformed materially to the provisions of Section 409A of the Code and the Treasury Regulations thereunder. No payment pursuant to any arrangement between OBA, any of the OBA Subsidiaries and any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations thereunder) would subject any person to a tax pursuant to 409A of the Code, whether pursuant to the consummation of the transactions contemplated by this Agreement or otherwise.

(l) The OBA Bank Employee Stock Ownership Plan (the “ESOP”) and the Qualified Employer Securities Fund under the OBA Bank 401(k) Plan (the “ESOP Account”) are each “employee stock ownership plans” within the meaning of Section 4975(e)(7) of the Code; provided, however, that there have never been any loans under which the ESOP Account has been a borrower. Section 3.11(l) of the OBA Disclosure Schedule identifies (i) each loan under which the ESOP is a borrower (each, an “ESOP Loan”), (ii) the lender and guarantor (if any) of each ESOP Loan, and (iii) the securities of OBA that were acquired with such ESOP Loan (the “Employer Securities”). Each ESOP Loan meets the requirements of Section 4975(d)(3) of the Code. The Employer Securities are pledged as collateral for the ESOP Loan with which they were acquired, except to the extent they have been released from such pledge and allocated to the accounts of participants in the ESOP in accordance with the requirements of Treas. Reg. §§ 54.4975-7 and 54.4975-11. OBA, the ESOP and the ESOP Account have always complied with the voting requirements of Section 409(e) of the Code and the valuation requirements of Section 408(e) of ERISA.

3.12 Compliance with Applicable Law. Except as set forth in Section 3.12 of the OBA Disclosure Schedule, OBA and each of the OBA Subsidiaries are not in default in any material respect under any Law applicable to OBA or any of OBA Subsidiaries, including but not limited to, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorist (USA Patriot) Act of 2001, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act,

Regulation O, and applicable limits on loans to one borrower, except where such noncompliance or default is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on OBA. OBA and each of the OBA Subsidiaries has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ. Section 3.12 of the OBA Disclosure Schedule sets forth, as of February 28, 2014, a schedule of all executive officers and directors of OBA who have outstanding loans from OBA, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

3.13 Contracts. Except for matters that have not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on OBA, (a) none of OBA nor any of the OBA Subsidiaries is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect under any material contract, lease, license or other agreement or instrument, (b) to the knowledge of OBA, none of the other parties to any such material contract, lease, license or other agreement or instrument is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect thereunder, and (c) neither OBA nor any of the OBA Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such material contract, lease, license or other agreement or instrument, whether as a termination or cancellation for convenience or for default of OBA or any of the OBA Subsidiaries.

3.14 Agreements with Regulatory Agencies. Except to the extent disclosure hereunder is precluded by applicable Law, neither OBA nor any of the OBA Subsidiaries is subject to any cease-and-desist or other order or action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since June 30, 2010, a recipient of any supervisory letter from, or since June 30, 2010, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, or its management or its business, other than those of general application that apply to similarly situated savings and loan holding companies or their Subsidiaries (each item in this sentence, a “OBA Regulatory Agreement”), nor has OBA or any of the OBA Subsidiaries been advised since June 30, 2010 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such OBA Regulatory Agreement. Each bank Subsidiary of OBA has at least a “satisfactory” rating under the U.S. Community Reinvestment Act.

3.15 Undisclosed Liabilities. Neither OBA nor any of its Subsidiaries has, and since June 30, 2013, neither OBA nor any of its Subsidiaries has incurred, any liabilities or obligations, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, except for (i) those liabilities fully accrued or reserved against in the unaudited consolidated balance sheet of OBA and its Subsidiaries as of December 31, 2013 included in the OBA Reports, (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2013, (iii) liabilities and obligations that are not material to OBA and its Subsidiaries, taken as a whole, and (iv) any liabilities incurred with respect to the transactions contemplated by this Agreement.

3.16 Environmental Liability.

(a) To OBA’s knowledge, (i) OBA and the OBA Subsidiaries are in material compliance with applicable Environmental Laws, (ii) no Contamination exceeding applicable cleanup standards or remediation thresholds under any Environmental Law exists at any real property, including buildings or other structures, currently or formerly owned or operated by OBA or any of the OBA Subsidiaries, that would reasonably be expected to result in a material Environmental Liability for OBA or the OBA Subsidiaries, (iii) no Contamination exists at any real property owned by a third party and currently leased by OBA or the OBA Subsidiaries that would reasonably be expected to result in a material Environmental Liability for OBA or the OBA Subsidiaries, (iv) neither OBA nor any of the OBA Subsidiaries has received any written notice, demand letter, or claim alleging any material violation of, or liability under, any Environmental Law, (v) neither OBA nor any of the OBA Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party under any Environmental Law that would reasonably be expected to result in a material Environmental Liability of OBA or the OBA Subsidiaries and (vi) OBA has listed in Section 3.16 of the OBA Disclosure Schedule and made available to FNB copies of all environmental reports or studies, sampling data, correspondence and filings in its possession relating to OBA, the OBA Subsidiaries and any Owned Properties or Leased Properties which were prepared in the last five years.

(b) As used in this Agreement, (i) the term “Environmental Laws” means collectively, any and all laws, ordinances, rules, regulations, directives, orders, authorizations, decrees, permits, or other mandates, of a Governmental Entity relating to any Hazardous Substance, Contamination, protection of the environment or human health and safety, including, without limitation, those relating to emissions, discharges or releases or threatened emissions, discharges or releases to, on, onto or into the environment of any Hazardous Substance, (ii) the term “Hazardous Substance” means any element, substance, compound or mixture whether solid, liquid or gaseous that is subject to regulation by any Governmental Entity under any Environmental Law, or the presence or existence of which gives rise to any Environmental Liability, (iii) the term “Contamination” means the emission, discharge or release of any Hazardous Substance to, on, onto or into the environment and the effects of such emission, discharge or release, including the presence or existence of any such Hazardous Substance, and (iv) the term “Environmental Liability” means liabilities for response, remedial or investigation costs, and any other expenses, including reasonable attorney and consultant fees, laboratory costs and litigation costs, required under, or necessary to attain or maintain compliance with, applicable Environmental Laws or relating to or arising from Contamination or Hazardous Substances.

3.17 Real Property.

(a) Each of OBA and the OBA Subsidiaries has good and marketable title, free and clear of all Liens, to all real property owned by such entity (the “Owned Properties”), except for (i) the Liens described in Section 3.17(a) of the OBA Disclosure Schedule and (ii) Liens that do not materially detract from the present use of such real property.

(b) A true and complete copy of each agreement pursuant to which OBA or any of the OBA Subsidiaries leases any real property (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Leases”), has heretofore been made available to FNB. Each Lease is valid, binding and enforceable against OBA or the OBA Subsidiary party thereto, as the case may be, in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. There is not under any such Lease any material existing default by OBA or any of the OBA Subsidiaries or, to the knowledge of OBA, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default. The consummation of the transactions this Agreement contemplates will not cause any default under the Leases, provided the consents disclosed in Section 3.17(b) of the OBA Disclosure Schedule have been obtained and are in effect, except for any such default which would not, individually or in the aggregate, have a Material Adverse Effect on OBA.

(c) The Owned Properties and the properties leased pursuant to the Leases (the “Leased Properties”) constitute all of the real estate on which OBA and the OBA Subsidiaries maintain their facilities or conduct their business as of the date of this Agreement, except for locations the loss of which would not result in a Material Adverse Effect on OBA.

(d) A true and complete copy of each agreement pursuant to which OBA or any of the OBA Subsidiaries leases real property to a third party (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Third Party Leases”) has heretofore been made available to FNB. Each Third Party Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. To the knowledge of OBA, there are no existing defaults by the tenant under any Third Party Lease, and no event has occurred which with notice or lapse of time or both would constitute such a default or which individually or in the aggregate would have a Material Adverse Effect on OBA.

3.18 State Takeover Laws.

(a) OBA has taken all actions necessary to exempt this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby from, and this Agreement and the Voting Agreements are exempt from, the requirements of any Takeover Law applicable to it. As used in this Agreement, “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations of the State of Maryland.

(b) Neither OBA nor any of the OBA Subsidiaries has any shareholders’ rights plan or similar plan or arrangement in effect.

3.19 Reorganization. As of the date of this Agreement, OBA is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.20 Opinion. Prior to the execution of this Agreement, OBA has received an opinion from Sterne, Agee & Leach, Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth in this Agreement, the Merger Consideration is fair to the shareholders of OBA from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.21 Insurance. OBA and the OBA Subsidiaries are insured with reputable insurers against such risks and in such amounts as are set forth in Section 3.21 of the OBA Disclosure Schedule and as their management reasonably have determined to be prudent in accordance with industry practices.

3.22 Investment Securities. Except where failure to be true would not reasonably be expected to have a Material Adverse Effect on OBA, (a) each of OBA and the OBA Subsidiaries has good title to all securities owned by it, except those securities sold under repurchase agreements securing deposits, borrowings of federal funds or borrowings from the Federal Reserve Banks or the Federal Home Loan Banks or held in any fiduciary or agency capacity, free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of OBA or the OBA Subsidiaries, and (b) such securities are valued on the books of OBA in accordance with GAAP.

3.23 Intellectual Property.

(a) (i) OBA and the OBA Subsidiaries own or have a valid license to use all OBA Intellectual Property (as defined below), free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf software at standard commercial rates), (ii) to the knowledge of OBA, OBA Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of OBA and the OBA Subsidiaries as currently conducted, (iii) OBA Intellectual Property owned by OBA or any of the OBA Subsidiaries, and to the knowledge of OBA, all other OBA Intellectual Property, is valid and has not been cancelled, forfeited, expired or abandoned, and neither OBA nor any of the OBA Subsidiaries has received notice challenging the validity or enforceability of OBA Intellectual Property, and (iv) to the knowledge of OBA, the conduct of the business of OBA and the OBA Subsidiaries does not violate, misappropriate or infringe upon the

Intellectual Property rights of any other Person, nor to the knowledge of OBA has OBA or any of the OBA Subsidiaries received any written communications since January 1, 2010 alleging that any of them has infringed, diluted, misappropriated or violated any of the Intellectual Property of any other Person. To OBA’s knowledge, no other Person is infringing, diluting, misappropriating or violating, nor has OBA or any of the OBA Subsidiaries sent any written communications within the past two (2) years alleging that any person has infringed, diluted, misappropriated or violated, any of the OBA Intellectual Property owned by OBA or a OBA Subsidiary.

(b) For purposes of this Agreement, the term “Intellectual Property” means (i) trademarks, service marks, trade names, Internet domain names, designs and logos, together with all registrations and applications related to the foregoing; (ii) patents and industrial designs (including any applications for either of the foregoing); (iii) copyrights (including any registrations and applications for any of the foregoing); and (iv) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations; and the term “OBA Intellectual Property” means all Intellectual Property used or held for use in the operation of the business of OBA or any of its Subsidiaries.

(c) At all times, OBA and each of the OBA Subsidiaries have taken and will take all reasonable actions to protect and maintain (i) all OBA Intellectual Property and (ii) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements. OBA’s and the OBA Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment and all associated documents (the “IT Assets”) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by OBA in connection with its business, and have not materially malfunctioned or failed within the past two (2) years. To OBA’s knowledge, no Person has gained unauthorized access to the IT Assets. OBA has implemented reasonable backup and disaster recovery technology consistent with industry practices.

(d) OBA Bank obtains its data processing services, ATM and other information technology services exclusively through the contracts or agreements with the Persons described in Section 3.23(d) of the OBA Disclosure Schedule (“DP Contracts”). A true and correct executed copy of each DP Contract, as in effect on the date hereof, has been provided to FNB. Other than the DP Contracts, OBA has no agreement with any other Person for data processing, ATM or other technology services.

3.24 Loans; Nonperforming and Classified Assets.

(a) Each loan, loan commitment, letter of credit or other extension of credit (“Loan”) on the books and records of OBA or any OBA Subsidiary (i) was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, (ii) is evidenced in all material respects by appropriate and sufficient documentation, (iii) to the extent secured, has been secured or is in the process of being secured, by valid liens and security interests which have been perfected or are in the process of being perfected, in accordance with all applicable Laws and, (iv) to the knowledge of OBA, constitutes the legal, valid and binding obligation of the obligor named in the contract evidencing such Loan subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(b) OBA has set forth in Section 3.24(b) of the OBA Disclosure Schedule as to OBA and each OBA Subsidiary as of December 31, 2013: (i) any Loan under the terms of which the obligor is 90 or more days delinquent in payment of principal or interest, or to OBA’s knowledge, in default of any other material provision thereof, (ii) each Loan that has been classified as “substandard”, “doubtful”, “loss” or “special mention” or words of similar import by OBA, an OBA Subsidiary or an applicable Regulatory Agency, (iii) a listing of the Other

Real Estate Owned (“OREO”) acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof and (iv) each written or oral loan agreement, note or borrowing arrangement, including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets, with any Affiliate. For purposes of this Agreement, “Affiliate” means any director, executive officer or five percent or greater shareholder of OBA or an OBA Subsidiary, or to the knowledge of OBA, any other Person controlling, controlled by or under common control with any of the foregoing. “Control”, with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

(c) All reserves or other allowances for loan losses reflected in OBA’s financial statements included in the OBA Reports as of and for the year ended June 30, 2013 and for the six months ended December 31, 2013, comply with the standards established by Governmental Entities and are adequate under GAAP. Neither OBA nor OBA Bank has been notified by any state or federal bank regulatory agency that its reserves are inadequate or that the practices and policies of OBA in establishing its reserves for the year ended June 30, 2013 and the six months ended December 31, 2013, and in accounting for delinquent and classified assets, generally fail to comply with applicable accounting or regulatory requirements, or that any Regulatory Agency having jurisdiction or OBA’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of OBA.

(d) All Loans owned by OBA or any OBA Subsidiary, or in which OBA or any OBA Subsidiary has an interest, comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Settlement Procedures Act.

(e) OBA and each OBA Subsidiary hold the mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are set forth in Section 3.24(e) of the OBA Disclosure Schedule, discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the Loans secured by real property or are not material as to the collectability of such Loans, and all Loans owned by OBA and each OBA Subsidiary are with full recourse to the borrowers, and neither of OBA nor any OBA Subsidiary has taken any action which would reasonably be expected to result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any Loan. All applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity.

(f) Each outstanding loan participation sold by OBA or any OBA Subsidiary was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to OBA or any OBA Subsidiary for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation.

(g) Section 3.24(g) of the OBA Disclosure Schedule sets forth a list of all Loans or other extensions of credit to all directors, officers and employees, or any other Person covered by Regulation O of the Federal Reserve Board.

(h) Section 3.24(h) of the OBA Disclosure Schedule sets forth a listing, as of December 31, 2013 (or as of such other date as may be specified in this paragraph (h)), by account, of: (i) all Loans, including loan participations, of OBA or any other OBA Subsidiary that have had their respective terms to maturity accelerated during the past 12 months, (ii) all loan commitments or lines of credit of OBA that have been terminated by OBA during the past 12 months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower, (iii) each borrower, customer or other party that has notified OBA during the past 12 months of, or has asserted against OBA, in each case in writing, any “lender liability” or similar claim, and each borrower, customer or other party that has given OBA any oral notification of, or orally asserted to or against OBA, any such claim, (iv) all Loans, (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) that are troubled debt restructurings under GAAP, or (E) where a specific reserve allocation exists in connection therewith and (v) all assets classified by OBA as OREO and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

3.25 Mortgage Business. The representations and warranties in this Section 3.25 relate specifically to the Mortgage Business of OBA and the OBA Subsidiaries and are in addition to and not in limitation of any other representations in this Article 3.

(a) General.

(i) Recourse. None of the Mortgage Loans or Servicing Agreements provides for Recourse to OBA or any OBA Subsidiary.

(ii) Advances. The Advances are valid and subsisting amounts owing to OBA or an OBA Subsidiary, were made in accordance with all applicable Laws and are carried on the books of OBA at values determined in accordance with GAAP, and are not subject to setoffs or claims arising from acts or omissions of OBA or any OBA Subsidiary. No Investor has claimed or, to the knowledge of OBA, threatened any defense, offset or counterclaim for repayment of any Advance that is pending.

(b) Mortgage Loans. Except as set forth on Section 3.25(b) of the OBA Disclosure Schedule:

(i) Investor/Insurer Requirements. Each Mortgage Loan was originated and conforms in all material respects to all applicable Laws and each Loan Held for Sale and each Pipeline Loan (other than those Pipeline Loans that are not being originated for sale) is eligible for sale to, insurance by, or pooling to back or secure as collateral securities issued or guaranteed by the applicable Investor or Insurer program under which OBA or any OBA Subsidiary originated the Loan Held for Sale and/or Pipeline Loan. Each Loan Held for Sale allocated to a particular Investor in accordance with standard secondary marketing practices of OBA and the OBA Subsidiaries is eligible for sale under an Investment Commitment. Each Loan Held for Sale not allocated to a particular Investor in accordance with standard secondary marketing practices of OBA and the OBA Subsidiaries would be otherwise eligible for sale under an Investment Commitment upon allocation to an Investor. No fact or circumstance exists that would entitle the applicable Insurer or Investor to (A) demand from OBA or any OBA Subsidiary or any Affiliate of OBA or any OBA Subsidiary, either the repurchase of any Serviced Loan or Previously Disposed of Loan or indemnification for losses, (B) refuse to purchase a Loan Held for Sale, (C) impose on OBA, any OBA Subsidiary or any Affiliate of OBA or any OBA Subsidiary, sanctions, penalties or special requirements in respect of any Mortgage Loan or (D) rescind any insurance policy or reduce insurance benefits in respect of any Mortgage Loan which would reasonably be expected to result in a breach of any obligation of OBA, any OBA Subsidiary or any Affiliate of OBA or any OBA Subsidiary under any agreement. Each Pipeline Loan complies in all material respects with all applicable laws, rules and regulations for the stage of processing that it has achieved based on the Investor or Insurer program, if applicable, under which OBA, any OBA Subsidiary or any Affiliate of OBA or any OBA Subsidiary originated the Pipeline Loan.

(ii) Documentation/Enforceability. Each Mortgage Loan is evidenced by a Mortgage Note and is duly secured by a valid first lien or subordinated lien on the related Mortgaged Property, in each case, on such forms and with such terms as comply with all applicable Laws. Each Mortgage Note and the related Mortgage is genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditors’ rights. No Mortgage Loan is subject to any rights of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable by OBA or an OBA Subsidiary, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim, or defense has been asserted with respect thereto.

(iii) Compliance with Law. OBA and each OBA Subsidiary, as the case may be, has complied, and each Mortgage Loan complied and complies, in all material respects, with respect to origination, sale and servicing of the Mortgage Loans, with all applicable Laws required to have been complied with as of the Effective Date, including, without limitation, the fair housing, anti-redlining, equal credit opportunity, truth-in-lending, real estate settlement procedures, fair credit reporting, high cost and anti-predatory lending and every other prohibition against unlawful discrimination in residential mortgage lending or governing consumer credit, and also including, without limitation, the Fair Housing Act, Consumer Credit Reporting Act, Equal Credit Opportunity Act of 1975 and Regulation B, Fair Credit Reporting Act, Truth in Lending Act and Regulation Z, the Flood Disaster Protection Act of 1973, Fair Debt Collection Practices Act, Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act of 1974, and Regulation X, all as amended, and any applicable state consumer credit Law. Each originator of a Mortgage Loan was qualified to do business, and had all requisite licenses, permits and approvals, in the states in which the properties associated with the Mortgage Loans are located, as well as the states in which the associated mortgage notes or mortgages were or are to be executed.

(iv) Good Title. Except as set forth in OBA Disclosure Schedule 3.25(b)(iv), OBA or OBA Bank is the sole owner and holder of all right, title and interest in and to each Loan Held for Sale, Portfolio Loan and each Pipeline Loan. On the Effective Date, the Loans Held for Sale, the Portfolio Loans and the Pipeline Loans will be valid and enforceable in accordance with their terms and the Merger will effectively vest in FNB Bank good and marketable title to the Loans Held for Sale, the Portfolio Loans and the Pipeline Loans free and clear of any and all Liens. Neither OBA, OBA Bank nor any other OBA Subsidiary or other Affiliate of OBA or any OBA Subsidiary has previously assigned, transferred or encumbered any of the Loans Held for Sale, the Portfolio Loans or the Pipeline Loans.

(v) Origination and Servicing Practices. The origination and servicing practices used by OBA, each OBA Subsidiary or any other Affiliate of OBA or an OBA Subsidiary or any Originator with respect to each Mortgage Loan have been in all material respects legal, proper, prudent and customary in the mortgage lending business and in accordance with all applicable Laws. Except for customary industry standards for indemnification and repurchase remedies in connection with agreements for the sale or servicing of mortgage loans, none of OBA, the OBA Subsidiaries or other Affiliate of OBA or an OBA Subsidiary is now or has been subject to or, to the knowledge of OBA, threatened to be subject to any material fine, suspension, settlement or other agreement or administrative agreement or sanction by, or an obligation to indemnify, an Agency, an Insurer or an Investor, relating to the origination, sale or servicing of mortgage loans.

(vi) Loan-to-Value Ratio: Appraisals. OBA has relied on third-party appraisers to provide opinions and valuations upon which OBA determines the loan-to-value ratio of Loans Held for Sale and Committed Pipeline Loans. To OBA’s knowledge, at the time of origination, the loan-to-value ratio of each Loan Held for Sale and each committed Pipeline Loan (other than those

Pipeline Loans that are not being originated for sale) did not exceed the maximum amount permitted by the applicable Investor or Insurer for such Loan Held for Sale or Pipeline Loan. The appraisal prepared in connection with the property associated with each Loan Held for Sale and each Pipeline Loan was prepared by a qualified appraiser with, to the knowledge of OBA, no direct or indirect interest in the property, and both the appraisal and appraiser satisfied all applicable Laws.

(vii) Fraud. To OBA’s knowledge, there has been no fraudulent action on the part of any Originator or Persons acting on behalf of the Originator in connection with the Origination of any Mortgage Loan or Pipeline Loan or the application of insurance proceeds with respect to a Mortgage Loan or the Mortgaged Property for which OBA, any OBA Subsidiary or any other Affiliate of OBA or an OBA Subsidiary is responsible to the applicable Investor or Insurer or otherwise bears the risk of loss.

(viii) High Cost Loans. No Mortgage Loan is a “High Cost Loan” or “Covered Loan”, as applicable, under either the Home Ownership Equity Protection Act or a similar state or local anti-predatory lending law, statute, regulation or ordinance, including, without limitation, as such terms are defined in the then current Standard & Poor’s LEVELS and Glossary of Terms which is now Version 5.7 Revised, Appendix E.

(c) Mortgage Banking Qualification. OBA Bank and each other OBA Subsidiary, (i) to the extent required for the conduct of the Mortgage Business, is approved and not suspended (A) by HUD as an approved non-supervised mortgagee for FHA Loans, (B) by VA as an approved lender for VA Loans, and (C) by FNMA and by FHLMC as an approved seller/servicer of first lien residential mortgages; (ii) has all other material certifications, authorization, licenses, permits and other approvals, including without limitation those required by State Agencies, that are necessary to conduct the Mortgage Business (or, where legally permissible, any waiver of or exemption from any of the foregoing by such Agency or State Agency); and (iii) is in good standing under all applicable federal, state and local laws and regulations thereunder as a lender. Neither OBA nor any OBA Subsidiary has received any notice or information from any Governmental Entity that it intends to terminate or restrict the status of OBA, any OBA Subsidiary or any employee of OBA or an OBA Subsidiary as an approved participant in its Mortgage Business for which OBA or any OBA Subsidiary is registered, approved or authorized.

(d) Repurchase/Indemnification. Section 3.25(d)(1) of the OBA Disclosure Schedule contains a true and correct list of each written audit, investigation report or complaint in respect of OBA, OBA Bank or any other OBA Subsidiary by any Agency, Investor or Insurer received by OBA, OBA Bank or such other OBA Subsidiary since June 30, 2010, which asserted a material failure to comply with all applicable Laws affecting the Mortgage Business or resulted in (i) a Repurchase by OBA, OBA Bank or any other OBA Subsidiary of mortgage loans and/or Real Estate Owned acquired as a result of a default under a mortgage loan from such Agency, Investor or Insurer, (ii) indemnification by OBA, OBA Bank or any other OBA Subsidiary in connection with mortgage loans, or (iii) rescission of an insurance or guaranty contract or agreement applicable to mortgage loans. Section 3.25(d)(2) of the OBA Disclosure Schedule contains a true and correct list of each Repurchase since June 30, 2010. For purposes of this Section 3.25(d), the term “Repurchase” means any Mortgage Loan bought back from the Investor by OBA, OBA Bank, any other OBA Subsidiary or any other Affiliate of OBA due to an early payment default and/or an asserted material failure to comply with representations, warranties or covenants made by OBA, OBA Bank or any other OBA Subsidiary or Affiliates to the Investor under a Seller/servicer agreement with the Investor. For purposes of this Section 3.25(d), “Indemnification” means payment of a claim for payment of costs, claims and expenses required under a written agreement between OBA, OBA Bank or any other OBA Subsidiary or Affiliate and an Investor for the sale of Mortgage Loans that provides for indemnification by OBA, OBA Bank or any other OBA Subsidiary or Affiliate of the Investor for costs, claims and expenses arising out of a material failure by OBA, OBA Bank or any other OBA Subsidiary or Affiliate to comply with the representations, warranties and covenants in such written agreement with the Investor.

(e) Servicing. Each Servicing Agreement is valid and binding on OBA or OBA Bank, as applicable, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditors’ rights, and is in full force and effect without notice by the applicable Investor of termination thereof. OBA or OBA Bank and, to OBA’s knowledge, each other party thereto has duly performed all obligations required to be performed by it to date under each Servicing Agreement. No event or condition exists that constitutes, or after notice or lapse of time or both, will constitute, a breach, violation, or default on the part of OBA or OBA Bank, or, to OBA’s knowledge, any other party thereto under any such Servicing Agreement. There are no material disputes pending or, to OBA’s knowledge, threatened with respect to any Servicing Agreement. The Servicing of the Mortgage Loans complies in all material respects with all applicable Laws.

All Custodial Accounts required to be maintained by OBA, OBA Bank or any other OBA Subsidiary have been established and continuously maintained in accordance with all applicable Laws. All Mortgage Loan Documents required to be obtained and maintained by OBA, OBA Bank or any other OBA Subsidiary or Affiliate have been obtained and continuously maintained in material accordance with all applicable Laws.

(f) Joint Ventures.

(i) Section 3.25(f)(i) of the OBA Disclosure Schedule contains a true and correct list of each joint venture in which OBA, OBA Bank or any other OBA Subsidiary or Affiliate of OBA currently holds, or has held an interest, together with a brief description of the joint venture’s activities, the place of organization, the type and amount of interest held by OBA, OBA Bank or any other OBA Subsidiary or Affiliate of OBA, the respective capital account balances as of December 31, 2013 for each owner thereof, and whether the joint venture is in good standing and actively operating or whether it has been dissolved (collectively, the “Joint Ventures”).

(ii) The activities and operations of each of the Joint Ventures have been conducted in material compliance with all applicable Laws. None of the Joint Ventures is party to any litigation, and, to OBA’s knowledge, no litigation involving any of the Joint Ventures has been threatened. No dispute, disagreement or controversy exists among any of the interest holders in any of the Joint Ventures regarding operations, profit/loss distributions and/or capital accounts. OBA has delivered true and correct copies of the organizational documents of each of the Joint Ventures and all amendments thereto and all material agreements relating thereto to OBA, and no default exists with respect to such documents and agreements or would exist but for the passage of time.

For purposes of this Section 3.25, the following terms shall have the meanings indicated below:

“Advances” means, with respect to OBA, any of its Subsidiaries or the Servicing Agreements, the moneys that have been advanced by OBA or any of its Subsidiaries on or before the Closing Date from its funds in connection with its servicing of the Mortgage Loans in accordance with Applicable Requirements.

“Agency” means FHA, VA, HUD, a State Agency, FNMA, FHLMC, FHLBA or GNMA, as applicable.

“Applicable Requirements” means and includes, as of the time of reference, with respect to the origination of the Pipeline Loans, or the origination, purchase, sale and servicing of the Mortgage Loans, or handling of Real Estate Owned, or the Servicing Agreements, all of the following (in each case to the extent applicable to any particular Pipeline Loan, Mortgage Loan, Real Estate Owned or Servicing Agreement): (i) all contractual obligations of OBA and its Subsidiaries, including with respect to any Servicing under any Servicing Agreement, Master Servicing Agreement, Mortgage Note, Mortgage and other Mortgage Loan Document or any commitment or other contractual obligation relating to a Pipeline Loan, (ii) all applicable underwriting, servicing and other guidelines of OBA or any of its Subsidiaries as incorporated in the Seller and Servicing Guides, (iii) all Laws applicable to OBA or any of its Subsidiaries, (iv) all other applicable requirements and guidelines of each Governmental Entity having jurisdiction, including those of any applicable Agency, Investor or Insurer and (v) all other applicable judicial and administrative judgments, orders, stipulations, awards, writs and injunctions.

“Certificate Insurer” means a provider of an insurance policy insuring against certain specified losses or shortfalls with respect to Collateral Certificates or Collateral Certificate Pools.

“Collateral Certificate” means a security directly or indirectly based on and backed by a Mortgage Pool, which security has been pledged, granted or sold to secure or support payments on specific asset-backed securities that are administered pursuant to a Servicing Agreement.

“Collateral Certificate Pool” means a group of Collateral Certificates that have been pledged, granted or sold to secure or support payments on specific asset-backed securities that are administered pursuant to a specific Servicing Agreement.

“Custodial Account” means all funds held or directly controlled by OBA or any of its Subsidiaries with respect to any Mortgage Loan or any Collateral Certificate or any Collateral Certificate Pool, including all principal and interest funds and any other funds due Investors, buydown funds, suspense funds, funds for the payment of taxes, assessments, insurance premiums, ground rents and similar charges, funds from hazard insurance loss drafts and other mortgage escrow and impound amounts (including interest thereon for the benefit of Mortgagors, if applicable).

“Custodial File” means with respect to a Mortgage Loan, all of the documents that must be maintained on file with a document custodian, Investor, trustee or other designated agent under Applicable Requirements.

“FHA” means the Federal Housing Administration of HUD or any successor thereto.

“FHLMC” means the Federal Home Loan Mortgage Corporation or any successor thereto.

“FNMA” means the Federal National Mortgage Association or any successor thereto.

“GNMA” means the Government National Mortgage Association or any successor thereto.

“HUD” means the Department of Housing and Urban Development.

“Insurer” means a Person who (i) insures or guarantees all or any portion of the risk of loss on any Mortgage Loan, including, without limitation, any Agency and any provider of private mortgage insurance, standard hazard insurance, flood insurance, earthquake insurance or title insurance with respect to any Mortgage Loan or related Mortgaged Property, (ii) provides any fidelity bond, direct surety bond, letter or credit, other credit enhancement instrument or errors and omissions policy or (iii) is a Certificate Insurer.

“Investment Commitment” means the optional or mandatory commitment of OBA or any OBA Subsidiary, or any other Affiliate of OBA, to sell to any Person, and a Person to purchase from OBA, an OBA Subsidiary or an Affiliate of OBA, a Loan Held for Sale or an interest in a Loan Held for Sale or owned or to be acquired by OBA, any Subsidiary of OBA or any Affiliate of OBA.

“Investor” means, with respect to the Mortgage Servicing Portfolio or any Mortgage Loan, FHLMC, FNMA, GNMA, a State Agency, OBA or any OBA Subsidiary or an Affiliate thereof, a Private Investor or any other Person to which OBA or any OBA Subsidiary sells eligible Mortgage Loans or services Mortgage Loans pursuant to Servicing Agreements or otherwise.

“Loan Held for Sale” means a mortgage loan, including a construction loan and a mortgage loan that has closed but has not funded, secured by a Mortgage that is owned by OBA or any OBA Subsidiary or Affiliate of OBA at the time immediately prior to the Effective Date, and is intended to be sold to an Investor in the ordinary course.

“Mortgage” means with respect to a Mortgage Loan, a mortgage, deed of trust or other security instrument creating a lien upon real property and any other property described therein which secures a Mortgage Note, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgage Business” means the business of originating, brokering, marketing, making, purchasing, servicing and selling first lien and subordinate lien, closed-end and open-end residential mortgage loans by OBA and the OBA Subsidiaries.

“Mortgage Loan Documents” means the Custodial File and all other documents relating to Mortgage Loans required to document and service the Mortgage Loans in accordance with all Applicable Requirements, whether on hard copy, microfiche or its equivalent or in electronic format and, to the extent required by all Applicable Requirements, credit and closing packages and disclosures.

“Mortgage Loans” means Loans Held for Sale, Serviced Loans, Previously Disposed of Loans, Paid-Off Loans and Portfolio Loans.

“Mortgage Note” means, with respect to a Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Mortgage Loan secured by a mortgage or mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgage Pool” means a group of mortgage loans that have been pledged, granted or sold to secure or support payments on specific mortgage-backed securities or specific participation certificates, including Collateral Certificates and Collateral Certificate Pools.

“Mortgage Servicing Portfolio” means the portfolio of Mortgage Loans, Collateral Certificates and the Collateral Certificate Pools serviced or to be serviced by OBA or any of its Subsidiaries pursuant to Servicing Agreements.

“Mortgaged Property” means (i) the real property and improvements thereon, (ii) the stock in a residential housing corporation and the lease to the related dwelling unit or (iii) a manufactured home and, as applicable, the real property upon which the home is situated, in each case that secures a Mortgage Note and that is subject to a Mortgage.

“Mortgagor” means the obligor(s) on a Mortgage Note.

“Originator” means, with respect to any Mortgage Loan, the entity or entities that (i) took the relevant Mortgagor’s loan application, (ii) processed the relevant Mortgagor’s loan application and/or (iii) closed and/or funded such Mortgage Loan.

“Paid Off Loan” means a mortgage loan or any other type of loan that, at any time, has been owned and/or serviced (including, without limitation, master servicing and subservicing) by OBA or any of its Subsidiaries (including any predecessor in interest) and has been paid off, foreclosed, or otherwise liquidated.

“Pipeline Loan” means each of those pending applications in process for a mortgage loan, including construction loans, to be secured by a first or subordinate lien on a one- to four-family residential property that has been registered on OBA’s or any OBA Subsidiary’s origination system by the Effective Date (including those Pipeline Loans that are pending with an Originator and that otherwise meet OBA Subsidiary’s acquisition criteria for such Pipeline Loans) and that have not closed as of the Effective Date.

“Portfolio Loan” means a residential mortgage loan or Real Estate Owned, including construction loans, owned by OBA or any OBA Subsidiary which is not a Loan Held for Sale.

“Previously Disposed of Loans” means mortgage loans or any other type of loans or loan servicing rights that, as of any time, OBA, any OBA Subsidiary or any Affiliate of OBA, or any predecessor in interest of OBA, any OBA Subsidiary or any Affiliate of OBA, owned and subsequently sold, transferred or assigned and for which OBA, any OBA Subsidiary or any Affiliate of OBA, retains contingent liability to third parties in accordance with the then current Applicable Requirements, including, without limitation, the obligation to repurchase or indemnify the purchaser pursuant to the applicable loan or servicing purchase agreement.

“Private Investor” means OBA, any of its Subsidiaries or any Person other than the Agencies who owns Mortgage Loans serviced or subserviced by OBA or any of its Subsidiaries pursuant to a Servicing Agreement.

“Real Estate Owned” means any property acquired in the conduct of OBA’s or any OBA Subsidiary’s mortgage servicing activities as a result of foreclosure or any of the methods of satisfaction of indebtedness (whether for OBA’s or an OBA Subsidiary’s own account or on behalf of an Investor or Insurer).

“Recourse” means any arrangement pursuant to which OBA or any OBA Subsidiary bears the risk to an Investor of any part of the ultimate credit losses incurred in connection with a default under or foreclosure of a Previously Disposed of Loan or a Serviced Loan, including liability for an early payment default, other than risk of loss based upon (i) a breach of any of the contractual representations, warranties or covenants or (ii) expenses, such as legal fees, in excess of the reimbursement limits, if any, set forth in the Applicable Requirements.

“Seller and Servicing Guides” means (i) the seller and servicing guides utilized by the Agencies and other Investors pursuant to which OBA, any OBA Subsidiary or any Affiliate of OBA, has sold residential mortgage loans and/or under which OBA or any OBA Subsidiary services residential mortgage loans and (ii) the manuals, guidelines and related employee reference materials utilized by OBA, any OBA Subsidiary or any Affiliate of OBA, to govern its relationships with mortgage brokers, correspondent and wholesale sellers of loans or under which mortgage loans originated directly by OBA, any OBA Subsidiary or any Affiliate of OBA, are made.

“Serviced Loan” means any mortgage loan with respect to which OBA or any of its Subsidiaries owns or provides the Servicing.

“Servicing” means mortgage loan servicing and subservicing rights and obligations including one or more of the following functions (or portion thereof): (i) the administration and collection of payments for the reduction of principal and/or the application of interest on a mortgage loan, (ii) the collection of payments on account of taxes and insurance, (iii) the remittance of appropriate portions of collected payments, (iv) the provision of full escrow administration, (v) the pursuit of foreclosure and alternate remedies against a related Mortgaged Property, (vi) the administration and liquidation of Real Estate Owned, (vii) the right to receive the Servicing Compensation and any ancillary fees arising from or connected to the Serviced Loans, earnings on and other benefits of related Custodial Accounts and other related accounts maintained by OBA or any OBA Subsidiary pursuant to Applicable Requirements; and (viii) any other obligation related to servicing of mortgage loans required under any Servicing Agreement not otherwise described in the foregoing clauses.

“Servicing Agreements” means all agreements pursuant to which OBA or any OBA Subsidiary provides Servicing in connection with Serviced Loans.

“Servicing Compensation” means any servicing fees and any excess servicing compensation which OBA or any OBA Subsidiary is entitled to receive pursuant to any Servicing Agreement.

“State Agency” means any state agency or other entity with authority to regulate the mortgage-related activities of OBA or any of OBA Subsidiaries or to determine the investment requirements with regard to mortgage loan origination or purchasing performed by OBA or any OBA Subsidiary.

“VA” means the United States Department of Veterans Affairs and any successor thereto.

“VA Loans” means residential mortgage loans that are guaranteed, or are eligible and intended to be guaranteed, by the VA.

3.26 Fiduciary Accounts. OBA and each of the OBA Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable Laws. To OBA’s knowledge, neither OBA nor any of the OBA Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.27 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. OBA Bank is in material compliance with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations promulgated thereunder. OBA Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, OBA Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS. OBA Bank has timely filed all Suspicious Activity Reports with the Financial Institutions – Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF FNB

Except as disclosed in the disclosure schedule delivered by FNB to OBA prior to the execution of this Agreement (the “FNB Disclosure Schedule”), FNB hereby represents and warrants to OBA as follows:

4.1 Corporate Organization.

(a) FNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. FNB has the corporate power and authority and has all licenses, permits and authorizations of applicable Governmental Entities required to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where such failure to be licensed or qualified would not have a Material Adverse Effect upon FNB. FNB is duly registered as a bank holding company and is a financial holding company under the BHC Act.

(b) True and complete copies of the articles of incorporation (the “FNB Charter”) and bylaws of FNB (the “FNB Bylaws”), each as amended, supplemented, restated and/or otherwise modified and in effect as of the date of this Agreement, have previously been made available to OBA.

(c) Each FNB Subsidiary (i) was duly organized, (ii) is validly existing and in good standing under the laws of its jurisdiction of organization, (iii) is duly licensed or qualified to do business in, and in good standing under the Laws of, all jurisdictions, whether federal, state, local or foreign, where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iv) has all requisite corporate power and authority, and has all licenses, permits and authorizations of applicable Governmental Entities required, to own or lease its properties and assets and to carry on its business as now conducted, except for purposes of clause (iii) only, as would not be reasonably likely to have, either individually or in the aggregate, a

Material Adverse Effect on FNB. The deposit accounts of each FNB Subsidiary that it is an insured depository institution are insured by the FDIC through the Federal Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid when due. The charter documents and bylaws of each Subsidiary of FNB that is a “Significant Subsidiary” (within the meaning of Rule 1-02 of Regulation S-X of the SEC), copies of which have previously been made available to OBA, are true and correct copies of such documents as in effect on the date of this Agreement.

4.2 Capitalization.

(a) The authorized capital stock of FNB consists of 500,000,000 shares of FNB Common Stock, of which, as of February 28, 2014, 165,698,833 shares were issued and outstanding, and 20,000,000 shares of preferred stock, $0.01 par value (the “FNB Preferred Stock”), of which, as of the date of this Agreement, 110,877 shares were issued and outstanding. As of February 28, 2014, 766,492 shares of FNB Common Stock were held in FNB’s treasury. As of February 28, 2014, no shares of FNB Common Stock or FNB Preferred Stock were reserved for issuance, except for (i) 13,619,800 shares of FNB Common Stock reserved for issuance upon exercise of options issued or available for issuance pursuant to employee and director stock plans of FNB in effect as of the date of this Agreement (the “FNB Stock Plans”), and (ii) 1,813,246 shares of FNB Common Stock reserved for issuance pursuant to warrants issued to the Treasury Department (the “FNB Warrants”). All of the issued and outstanding shares of FNB Common Stock have been, and all shares of FNB Common Stock reserved for issuance as described in the foregoing clauses (i) – (ii), when issued in accordance with the terms of the stock plans, warrants and other instruments referred to in those clauses, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except pursuant to this Agreement, the FNB Stock Plans and the FNB Warrants, FNB is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of FNB Common Stock or any other equity securities of FNB or any securities representing the right to purchase or otherwise receive any shares of FNB Common Stock. The shares of FNB Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of FNB are owned by FNB, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary, or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) FNB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions this Agreement contemplates. The execution and delivery of this Agreement and the consummation of the transactions this Agreement contemplates have been duly and validly approved by the Board of Directors of FNB and no other corporate approvals on the part of FNB are necessary to approve this Agreement. This Agreement has been duly and validly executed and delivered by FNB and, assuming the due authorization, execution and delivery of this Agreement by OBA, constitutes the valid and binding obligation of FNB, enforceable against FNB in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

(b) Neither the execution and delivery of this Agreement by FNB, nor the consummation by FNB of the transactions this Agreement contemplates, nor compliance by FNB with any of the terms or provisions of this Agreement, will (i) violate any provision of the FNB Charter or the FNB Bylaws or, (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made and are in full force and effect, (A) violate any Law applicable to FNB, any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of, constitute a default, or an event which, with notice or lapse of time, or both, would constitute a default under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FNB or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FNB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (ii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FNB.

4.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, and, in connection with the acquisition of OBA Bank by FNB, the filing of applications and notices, as applicable, with the FDIC, the OCC and any state regulatory authority, and approval of such applications and notices, (b) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Registration Statement, (c) the filing of Articles of Merger with and the acceptance for record by the Department of Assessments and Taxation of the State of Maryland pursuant to the MGCL and the filing of Articles of Merger with and the acceptance for record by the Secretary of State of the State of Florida pursuant to the FBCA, and the filing of the Bank Merger Certificates, (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FNB Common Stock pursuant to this Agreement and approval of listing such FNB Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity, SRO or other Person are necessary in connection with (i) the execution and delivery by FNB of this Agreement and (ii) the consummation by FNB of the Merger and the other transactions this Agreement contemplates. As of the date of this Agreement, FNB is not aware of any reason why the Requisite Regulatory Approvals will not be received on a timely basis or why any Materially Burdensome Regulatory Condition would be imposed.

4.5 Reports. FNB and each of its Subsidiaries have in all material respects timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2011 with the applicable Regulatory Agencies and with each other applicable Governmental Entity, including the SEC, and all other reports and statements required to be filed by them since December 31, 2011, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of FNB and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of FNB, investigation into the business or operations of FNB or any of its Subsidiaries since December 31, 2011. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of FNB or any of its Subsidiaries.

4.6 SEC Reports; Financial Statements.

(a) FNB has filed or furnished on a timely basis to the SEC, all material forms, reports, schedules, statements and other documents required to be filed or furnished by it to the SEC under the Securities Act, under the Exchange Act, or under the securities regulations of the SEC, since December 31, 2011 (all such filed or furnished documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “FNB Reports”). As of their respective filing dates (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively), except to the extent that any FNB Report has been amended by a subsequently filed FNB Report prior to the date hereof, in which case, as of the date of such amendment, (i) the FNB Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and (ii) none of the FNB Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of FNB’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The financial statements (including the related notes thereto) included (or incorporated by reference) in the FNB Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of FNB and its Subsidiaries as of the dates thereof and their respective consolidated results of operations, changes in shareholders’ equity and changes in cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC.

(c) There are no outstanding comments from or unresolved issues raised by the SEC staff with respect to the FNB Reports.

(d) The books and records of FNB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. The records, systems, controls, data and information of FNB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FNB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. FNB and its Subsidiaries have implemented and maintain a system of internal accounting controls effective to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. FNB (i) has implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) effective to ensure that material information relating to FNB, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of FNB by others within those entities to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the FNB Reports and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to FNB’s outside auditors and the audit committee of the board of directors of FNB (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect FNB’s ability to accurately record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in FNB’s internal controls over financial reporting.

(e) Since December 31, 2011, (A) neither FNB nor any of its Subsidiaries nor, to the knowledge of FNB, any director, officer, employee, auditor, accountant or representative of FNB or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of FNB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FNB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing FNB or any of its Subsidiaries, whether or not employed by

FNB or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by FNB or any of its officers, directors, employees or agents to the board of directors of FNB or any committee thereof or to any of FNB’s directors or officers.

4.7 Broker’s Fees. Except as set forth in Section 4.7 of the FNB Disclosure Schedule, neither FNB nor any FNB Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions this Agreement contemplates.

4.8 Absence of Certain Changes or Events. Since December 31, 2013, except as publicly disclosed in the Forms 10-K, 10-Q and 8-K comprising the FNB Reports (as defined in Section 4.6(a)) filed prior to the date of this Agreement, (i) FNB and the FNB Subsidiaries have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course consistent with past practice and (ii) there has not been any Material Adverse Effect with respect to FNB.

4.9 Legal Proceedings.

(a) There is no pending, or, to FNB’s knowledge, threatened, litigation, action, suit, proceeding, investigation or arbitration by any Person or Governmental Entity relating to FNB, any of its Subsidiaries or any of their respective properties or permits, licenses or authorizations that has had, or is reasonably likely to have, a Material Adverse Effect on FNB.

(b) There is no judgment or order of any Governmental Entity or regulatory restriction, other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries, that has been imposed upon FNB, any of its Subsidiaries or the assets of FNB or any of its Subsidiaries that has had or is reasonably likely to have, a Material Adverse Effect on FNB.

4.10 Taxes and Tax Returns. Each of FNB and its Subsidiaries has duly and timely filed, including all applicable extensions, all Tax Returns required to be filed by it on or prior to the date of this Agreement, all such Tax Returns being accurate and complete in all material respects, has timely paid or withheld and timely remitted all Taxes shown thereon as arising and has duly and timely paid or withheld and timely remitted all Taxes, whether or not shown on any Tax Return, that are due and payable or claimed to be due from it by a Governmental Entity, other than Taxes that (i) are not yet delinquent or are being contested in good faith, which have not been finally determined, and (ii) have been adequately reserved against in accordance with GAAP. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of each of FNB and its Subsidiaries. Neither FNB nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. There are no disputes, audits, examinations or proceedings in progress or pending, including any notice received of any intent to conduct an audit or examination, or claims asserted, for Taxes upon FNB or any of its Subsidiaries. No claim has been made by a Governmental Entity in a jurisdiction where FNB or any of its Subsidiaries has not filed Tax Returns such that FNB or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. All deficiencies asserted or assessments made as a result of any examinations by any Governmental Entity of the Tax Returns of, or including, FNB or any of its Subsidiaries have been fully paid. No issue has been raised by a Governmental Entity in any prior examination or audit of each of FNB and its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency in respect of such Governmental Entity for any subsequent taxable period. There are no Liens for Taxes, other than statutory liens for Taxes not yet due and payable, upon any of the assets of FNB or any of its Subsidiaries. Except as set forth on Section 4.10 of the FNB Disclosure Schedule, neither FNB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than such an agreement or arrangement exclusively between or among FNB and its Subsidiaries. Neither FNB nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return, other than a group the common parent of which was FNB, or (B) has any liability for the Taxes of any Person, other than FNB or any of its Subsidiaries, under Treas. Reg. §1.1502-6, or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise. Neither FNB nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)”, within the meaning of Section 355(e) of the Code, of which the Merger is also a part, or a “distributing corporation” or a “controlled corporation”, within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. No share of FNB Common Stock is owned by a Subsidiary of FNB. FNB is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither FNB, its Subsidiaries nor any other Person on their behalf has executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Governmental Entity, relating to Taxes, including any IRS private letter rulings or comparable rulings of any Governmental Entity and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any applicable Law, which rulings or agreements would have a continuing effect after the Effective Time. Neither FNB nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Treas. Reg. §1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. §1.6011-4(b)(2). OBA has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of FNB and its Subsidiaries relating to the taxable periods beginning on and after January 1, 2009, and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to FNB or its Subsidiaries. Neither FNB, nor any of its Subsidiaries will be required to include any item of material income in, or exclude any material item of deduction from, taxable income for any taxable period, or portion thereof, ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Effective Time, (iii) prepaid amount received on or prior to the Closing Date or (iv) deferred intercompany gain or any excess loss account of FNB or any of its Subsidiaries for periods or portions of periods described in Treasury Regulations under Section 1502 of the Code, or any corresponding or similar provision of state, local or foreign Law, for periods, or portions thereof, ending on or before the Closing Date.

4.11 Employee Benefits. For purposes of this Agreement, the following terms shall have the following meaning:

“FNB Benefit Plan” means any employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of FNB or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by FNB or any of its Subsidiaries or to which FNB or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, whether or not such plan is subject to ERISA, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, equity compensation, severance, employment, change of control or fringe benefit plan, program or policy.

“FNB Employment Agreement” means a contract, offer letter or agreement of FNB or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee pursuant to which FNB or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

(a) Section 4.11(a) of the FNB Disclosure Schedule includes a complete list of all FNB Benefit Plans and all FNB Employment Agreements.

(b) With respect to each FNB Benefit Plan, FNB has delivered or made available to OBA, as applicable, a true, correct and complete copy of: (i) each writing constituting a part of such FNB Benefit Plan, including without limitation all plan documents, trust agreements, and insurance contracts and other funding vehicles, (ii) the two most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any, (iii) the current summary plan description and any summaries of material modifications, (iv) the most recent annual financial report for each applicable FNB Benefit Plan, if any, (v) the most recent actuarial report, if any, and (vi) the most recent determination or opinion letter from the IRS, if any, and (vii) the most recent minimum coverage and discrimination testing results, if any. FNB has delivered or made available to OBA a true, correct and complete copy of each FNB Employment Agreement.

(c) All contributions required to be made to any FNB Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any FNB Benefit Plan, for the period six years prior to and through the date of this Agreement, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date of this Agreement, have been fully reflected on the financial statements to the extent required by GAAP. Each FNB Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.

(d) With respect to each FNB Benefit Plan, FNB and its Subsidiaries have complied, and are in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such FNB Benefit Plans, including, without limitation, Code Section 409A. Each FNB Benefit Plan has been administered in all material respects in accordance with its terms. There are not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a FNB Benefit Plan or the imposition of any material lien on the assets of FNB or any of its Subsidiaries under ERISA or the Code. Section 4.11(d) of the FNB Disclosure Schedule identifies each FNB Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“FNB Qualified Plans”). The IRS has issued a favorable determination letter with respect to each FNB Qualified Plan and the related trust which has not been revoked, or FNB is entitled to rely on a favorable opinion issued by the IRS. To the knowledge of FNB, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any FNB Qualified Plan or the related trust. To the knowledge of FNB, none of FNB and its Subsidiaries nor any other Person, including any fiduciary, has engaged in any “prohibited transaction”, as defined in Section 4975 of the Code or Section 406 of ERISA, which would reasonably be expected to subject FNB, any of its Subsidiaries or any Person that FNB or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(e) No FNB Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code has failed to satisfy the minimum funding standards contained in Section 302 of ERISA and Section 412 of the Code. With respect to such FNB Benefit Plans, except as would not have, individually or in the aggregate, a Material Adverse Effect: (i) the fair market value of the assets of such FNB Benefit Plan equals or exceeds the actuarial present value of all accrued benefits under such FNB Benefit Plan, whether or not vested, on a termination basis, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums to the PBGC have been timely paid in full, (iv) no liability, other than for premiums to the PBGC, under Title IV of ERISA has been or would reasonably be expected to be incurred by FNB or any of its Subsidiaries and (v) the PBGC has not instituted proceedings to terminate any such FNB Benefit Plan and, to FNB’s knowledge, no condition exists that makes it reasonably likely that such proceedings will be instituted or which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such FNB Benefit Plan.

(f) (i) No FNB Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan, (ii) none of FNB and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan and

(iii) none of FNB and its Subsidiaries nor any of their respective ERISA Affiliates has incurred, during the last six years, any Withdrawal Liability that has not been satisfied in full. There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of FNB or any of its Subsidiaries following the Effective Time, other than such liabilities that arise solely out of, or relate solely to, the FNB Benefit Plans or the FNB Employment Agreements. Without limiting the generality of the foregoing, neither FNB nor any of its Subsidiaries, nor, to FNB’s knowledge, any of their respective ERISA Affiliates, has engaged in any transaction described in Sections 4069, 4204 or 4212 of ERISA.

(g) Other than as set forth in Section 4.11(g) of the FNB Disclosure Schedule, FNB and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code, Part 6 of Title I of ERISA or applicable law and at no expense to FNB and its Subsidiaries.

(h) Neither the execution nor the delivery of this Agreement nor the consummation of the transactions this Agreement contemplates will, either alone or in conjunction with any other event, whether contingent or otherwise, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of FNB or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, including deferred compensation, or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code or additional tax under Section 409A of the Code.

(i) No labor organization or group of employees of FNB or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to FNB’s knowledge, threatened to be brought or filed, with the National Labor Relations Board. Each of FNB and its Subsidiaries is in material compliance with all applicable Laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

4.12 Compliance with Applicable Law. FNB and each of its Subsidiaries are not in default in any material respect under any Laws applicable to FNB or any of its Subsidiaries, including the Equal Credit Opportunity Act, the United States Foreign Corrupt Practices Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorist (USA Patriot) Act of 2001, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation O and applicable limits on loans to one borrower, except where such noncompliance or default is not reasonably likely to, either individually or in the aggregate, have a Material Adverse Effect on FNB. FNB and each of the FNB Subsidiaries has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

4.13 Contracts. Except for matters that have not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on FNB, (a) none of FNB nor any of its Subsidiaries is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect under any material contract, lease, license or other agreement or instrument, (b) to the knowledge of FNB, none of the other parties to any such material contract, lease, license or other agreement or instrument is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect thereunder and (c) neither FNB nor any of its Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such material contract, lease, license or other agreement or instrument, whether as a termination or cancellation for convenience or for default of FNB or any of its Subsidiaries.

4.14 Agreements with Regulatory Agencies. Neither FNB nor any of its Subsidiaries is subject to any cease-and-desist or other order or action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive, or has been since December 31, 2010, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since December 31, 2010, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated financial holding companies or their Subsidiaries (each item in this sentence, a “FNB Regulatory Agreement”), nor has FNB or any of its Subsidiaries been advised since December 31, 2010 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such FNB Regulatory Agreement. Each bank Subsidiary of FNB has at least a “satisfactory” rating under the U.S. Community Reinvestment Act.

4.15 Undisclosed Liabilities. Neither FNB nor any of its Subsidiaries has, and since December 31, 2013, neither FNB nor any of its Subsidiaries has incurred, any liabilities or obligations, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, except for (i) those liabilities fully accrued or reserved against in the audited consolidated balance sheet of FNB and its Subsidiaries as of December 31, 2013 included in the FNB Reports, (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2013, (iii) liabilities and obligations that are not material to FNB and its Subsidiaries, taken as a whole, and (iv) any liabilities incurred with respect to the transactions contemplated by this Agreement.

4.16 Environmental Liability. To FNB’s knowledge, (i) FNB and its Subsidiaries are in material compliance with applicable Environmental Laws, (ii) no Contamination exceeding applicable cleanup standards or remediation thresholds under any Environmental Law exists at any real property, including buildings or other structures, currently or formerly owned or operated by FNB or any of its Subsidiaries, that would reasonably be expected to result in a material Environmental Liability for FNB or its Subsidiaries, (iii) no Contamination exists at any real property owned by a third party and currently leased by FNB or the FNB Subsidiaries that would reasonably be expected to result in a material Environmental Liability for FNB or its Subsidiaries, (iv) neither FNB nor any of its Subsidiaries has received any written notice, demand letter, claim or request for information alleging any material violation of, or liability under, any Environmental Law, (v) neither FNB nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party under any Environmental Law that would reasonably be expected to result in a material Environmental Liability of FNB or its Subsidiaries and (vi) FNB has listed in Section 4.16 of the FNB Disclosure Schedule and made available to OBA copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or relating to FNB, its Subsidiaries and any currently owned or leased property of FNB which were prepared in the last five years.

4.17 Reorganization. As of the date of this Agreement, FNB is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.18 Loans; Nonperforming and Classified Assets.

(a) Each Loan on the books and records of FNB and its Subsidiaries (i) was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, (ii) is evidenced in all material respects by appropriate and sufficient documentation, (iii) to the extent secured, has been secured by valid liens and security interests which have been perfected in accordance with all applicable Laws and, (iv) to the knowledge of FNB, constitutes the legal, valid and binding obligation of the obligor named in the contract evidencing such Loan, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(b) FNB has set forth in Section 4.18 of the FNB Disclosure Schedule as to FNB and each FNB Subsidiary as of the latest practicable date prior to the date of this Agreement: (i) any Loan under the terms of which the obligor is 90 or more days delinquent in payment of principal or interest, or to FNB’s knowledge, in default of any other material provision thereof, (ii) each loan that has been classified as “substandard,” “doubtful,” “loss” or “special mention” or words of similar import by FNB, a FNB Subsidiary or an applicable Regulatory Agency, (iii) a listing of OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof, and (iv) each loan agreement, note or borrowing arrangement, including without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets, with any Affiliate.

4.19 Fiduciary Accounts. FNB and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable Laws. To FNB’s knowledge, neither FNB nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

4.20 Allowance for Loan Losses. At the date of this Agreement, FNB Bank’s allowance for loan losses is sufficient for its reasonably anticipated loan losses, is in compliance with the standards established by applicable Governmental Entities and are adequate under GAAP.

4.21 Ownership of OBA Shares. As of the date hereof, neither FNB, nor, to the knowledge of FNB, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, any shares of OBA Common Stock, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of OBA Common Stock. None of FNB or its Subsidiaries is now, nor at any time within the last three years has been, an “interested shareholder” or an affiliate of an interested stockholder, as such terms are defined in Section 3-601 of the MGCL.

ARTICLE 5

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time.

(a) During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, each of FNB and OBA shall, and shall cause each of their respective Subsidiaries to (i) conduct its business in the ordinary course in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (iii) take no action that would reasonably be expected to prevent or materially impede or delay the obtaining of, or materially adversely affect the ability of the parties expeditiously to obtain, any necessary approvals of any Regulatory Agency, Governmental Entity or any other person or entity required for the transactions this Agreement contemplates or to perform its covenants and agreements under this Agreement or to consummate the transactions this Agreement contemplates.

(b) OBA agrees that between the date of this Agreement and the Effective Time: (i) the materials to be presented at the meetings of the Loan Committee of OBA Bank’s Board of Directors shall be provided to a designated representative of FNB at the same time such materials are provided to the Loan Committee of OBA Bank’s Board of Directors; (ii) OBA shall provide the minutes of each such meeting to the designated FNB representative promptly after such meeting, (iii) OBA shall prepare and furnish to FNB at least quarterly an update of the reserves and other allowances for loan losses reflected in OBA’s financial statements included in the OBA Reports as of and for the year ended June 30, 2013 and for the six months ended December 31, 2013; (iv) OBA shall promptly notify FNB if OBA or any OBA Subsidiary has been notified by any state or federal bank regulatory agency that its reserves are inadequate or that its practices for establishing its reserves or in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that any Regulatory Agency having jurisdiction over OBA or any OBA Subsidiary or OBA’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of OBA; and (v) OBA shall prepare and furnish to FNB at least monthly an updated list of all extensions of credit and OREO that have been classified by any federal or state bank regulatory agency or by OBA or any OBA Subsidiary as other loans specifically mentioned, special mention, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import. FNB reserves the right to observe the loan approval process by the Board of Directors of OBA Bank or any loan committee of OBA or OBA Bank.

(c) Upon request of FNB, OBA shall furnish to FNB such information as FNB may request regarding any loans, loan relationships and commitments of OBA Bank entered into after the date hereof in which the amount involved is equal to or greater than (i) $1,000,000 on a secured basis and (ii) $250,000 on an unsecured basis.

5.2 OBA Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, OBA shall not, and shall not permit any of the OBA Subsidiaries to, without the prior written or electronic consent of FNB:

(a) (i) other than dividends and distributions by a direct or indirect Subsidiary of OBA to OBA or any direct or indirect wholly owned Subsidiary of OBA, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of OBA Stock Options that are outstanding or are required by an existing contract, plan, arrangement or policy, as of the date of this Agreement in accordance with their present terms or (iii) purchase, redeem or otherwise acquire any shares of capital stock or other securities of OBA or any of the OBA Subsidiaries, or any rights, warrants or options to acquire any such shares or other securities, except for withholding of shares in satisfaction of tax obligations upon the settlement of any OBA Share Awards or the exercise of any OBA Stock Option;

(b) grant any stock options, restricted stock awards, performance stock awards, restricted stock units or other equity or equity-based awards with respect to shares of OBA Common Stock under any of the OBA Stock Plans, or otherwise, except as required by an existing contract, plan, arrangement or policy, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, or issue any additional shares of capital stock or other securities, other than the issuance of shares of OBA Common Stock upon the exercise of OBA Stock Options;

(c) except as set forth in OBA Disclosure Schedule Section 5.2(c), amend the OBA Charter, OBA Bylaws or other comparable organizational documents of any of the OBA Subsidiaries;

(d) (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or any equity securities of, or by any other manner, any business or any Person, or otherwise acquire or agree to acquire any assets except inventory or other similar assets (A) in the ordinary course of business consistent with past practice and (B) that do not exceed $100,000 in the aggregate, or (ii) open, acquire, close or sell any branches;

(e) (i) sell, lease, license, mortgage or otherwise encumber or subject to any Lien, or otherwise dispose of any of its properties or assets other than transactions (A) in the ordinary course of business consistent with past practice and (B) that do not exceed $100,000 in the aggregate, or (ii) sell, transfer or otherwise dispose of all or any portion or interest in any loan having an original principal value of more than $250,000, other than loans sold in the secondary market in the ordinary course of business;

(f) (i) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person, other than OBA or any OBA Subsidiary, except for (A) borrowings having a maturity of not more than 30 days (90 days for repurchase agreements) under existing credit facilities, (B) renewals, extensions or replacements of such existing credit facilities that (1) are incurred in the ordinary course of business consistent with past practice, (2) do not increase the aggregate amount available thereunder, (3) do not provide for any termination fees or pre-payment penalties, (4) do not contain any new provisions limiting or otherwise affecting the ability of OBA or any of the OBA Subsidiaries or successors from terminating or pre-paying such facilities, and (5) do not contain financial terms less advantageous than existing credit facilities, and (C) ordinary advances and reimbursements to employees and endorsements of banking instruments made in the ordinary course of business consistent with past practice, or (ii) make any capital contributions to, or investments in, any Person other than its wholly owned Subsidiaries;

(g) change in any material respect its accounting methods, except as may be necessary and appropriate to conform to changes in Tax law requirements, changes in GAAP or regulatory accounting principles or as required by OBA’s independent auditors or its Regulatory Agencies;

(h) change in any material respect its underwriting, operating, investment or risk management or other similar policies, procedures or practices of OBA or any of the OBA Subsidiaries except as required by applicable law or policies imposed by any Regulatory Agency or any Governmental Entity;

(i) make, change or revoke any material Tax election, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of a material amount of Taxes;

(j) terminate or waive any material provision of any material agreement, contract or obligation or enter into or renew any agreement or other binding obligation of OBA or any of the OBA Subsidiaries, including but not limited to, any bank owned life insurance policies;

(k) incur any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate;

(l) except as required by agreements or instruments in effect on the date of this Agreement, alter in any material respect, or enter into any commitment to alter in any material respect, any material interest in any corporation, association, joint venture, partnership or business entity in which OBA directly or indirectly holds any equity or ownership interest on the date of this Agreement, other than any interest arising from any foreclosure, settlement in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with past practice;

(m) agree or consent to any material agreement or material modifications of existing agreements with any Regulatory Agency or Governmental Entity in respect of the operations of its or its Subsidiaries’ businesses, except as required by applicable Law based upon the advice of OBA’s legal advisors;

(n) pay, discharge, settle or compromise any claim, action, litigation, arbitration, suit, investigation or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in an amount not in excess of $50,000 individually or $100,000 in the aggregate;

(o) issue any broadly distributed communication of a general nature to employees, including general communications relating to benefits and compensation, or customers without the prior approval of FNB (which approval will not be unreasonably delayed or withheld), except for communications in the ordinary course of business that do not relate to the Merger or other transactions this Agreement contemplates;

(p) take any action, or knowingly fail to take any action, which action or failure to act would be reasonably expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(q) take any action that would be reasonably expected to materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions this Agreement contemplates;

(r) take any action that is intended or is reasonably likely to result in any of the representations or warranties of OBA set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law;

(s) (i) make, renew or otherwise modify any Loan to any Person if the Loan is an existing credit on the books of OBA and classified as “doubtful” or “loss” or such Loan is in an amount in excess of $150,000 and classified as “substandard” or “special mention”, or (ii) make, renew or otherwise modify any Loan or Loans if immediately after making an unsecured Loan or Loans, such Person would be indebted to OBA Bank in an aggregate amount in excess of $200,000 on an unsecured basis or an under secured basis (i.e., the fair market value of the collateral securing such Loan and any replacements thereof is less than the principal value of such Loan and any replacements thereof), or (iii) make any fully secured Loan or Loans to any Person, except for any Loan secured by a first mortgage on single family owner-occupied real estate, if, immediately after making a secured Loan, such Person would be indebted to OBA Bank in an aggregate amount in excess of $1,500,000, or (iv) make, renew or otherwise modify any Loan or Loans secured by an owner-occupied 1-4 single-family residence with a principal balance in excess of $750,000, or (v) make, renew or otherwise modify any Loan for the construction of infrastructure or related improvements or any other land or land development-type loan with a principal balance in excess of $500,000, or (vi) in any event if such Loan does not conform with OBA Bank’s written lending policies if, in the case of any of the foregoing types of Loans described in (i) through (vi), FNB shall object thereto within three business days after receipt of OBA’s notice of such a proposed Loan, it being understood that the failure to provide a written objection within three business days after receipt of notice of such proposed Loan from OBA Bank shall be deemed as the approval of FNB to make such Loan or Loans;

(t) acquire any new loan participation or loan servicing rights;

(u) originate, participate or purchase any new Loan (including, without limitation, lines of credit and letters of credit) that is (i) serviced by a third party or (ii) outside of (A) Montgomery, Howard and Anne Arundel Counties, Maryland, (B) the counties contiguous to Montgomery, Howard and Anne Arundel Counties, Maryland, (C) Baltimore City, Maryland, and (D) Washington, D.C.;

(v) enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of OBA or its Subsidiaries or grant any salary or wage increase or increase any employee benefit, including discretionary or other incentive or bonus payments or discretionary or matching contributions to any deferred compensation plan, make any grants of awards to newly hired employees or accelerate the vesting of any unvested stock options or stock awards, except:

(i) merit increases for those employees of OBA and its Subsidiaries who would normally be eligible for a merit increase during the period commencing on the date hereof through the Closing Date according to OBA’s customary and normal practices not to exceed, in the aggregate, a budget pool of 3.0% of their total base salary compensation;

(ii) bonuses payable in accordance with OBA’s short-term incentive plan and accrued in accordance with OBA’s customary and normal practices, but in no event to exceed $215,000 in the aggregate for the fiscal year ending June 30, 2014, which may be paid upon the earlier to occur of July 31, 2014, or the consummation of the Merger;

(iii) changes that are required by applicable Law or are advisable in order to comply with Section 409A of the Code, upon prior written notice to FNB;

(iv) retention bonuses to such persons and in such amounts as are mutually agreed by FNB and OBA;

(v) the making of required contributions under the OBA Bank 401(k) Plan (the “401(k) Plan”) as in existence on the date of this Agreement;

(vi) the making of annual contributions under the ESOP, not to exceed the annual contributions being made to amortize any outstanding ESOP Loans in accordance with the payment schedule as in effect as of December 31, 2013; and

(vii) the renewal of those OBA Employment Agreements (including, for purposes of clarity, Change-in-Control Agreements) identified on Section 5.2(v)(vii) of the OBA Disclosure Schedule; and

(viii) the vesting of stock awards and stock options pursuant to awards and grants that have already been made as of the date of this Agreement, and in accordance with the vesting schedules established at the date of grant.

(w) Hire any person as an employee of OBA or any of the OBA Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date of this Agreement and described in Section 5.2(w) of the OBA Disclosure Schedule or (ii) to fill any vacancies existing as of the date of this Agreement and described in Section 5.2(w) of the OBA Disclosure Schedule or (iii) to fill any vacancies arising after the date of this Agreement at a comparable level of compensation with persons whose employment is terminable at the will of OBA or a OBA Subsidiary of OBA, as applicable, provided, however, that such total salary and incentive compensation for any one employee may not exceed $60,000;

(x) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by any provision of this Section 5.2;

(y) engage in any new loan transaction with an officer or director or related party, it being acknowledged and agreed by OBA that each such loan transaction that OBA presents to FNB for approval pursuant to this Section 5.2(y) shall be required to comply with Regulation O (as interpreted and enforced by the OCC);

(z) purchase any equity securities (other than required investments in Federal Home Loan Bank stock) or purchase any debt securities other than debt securities (i)(A) with a quality rating of “AAA” by either Standard & Poor’s Ratings Services or Moody’s Investors Services, and (B) having a duration not exceeding two (2) years, or (ii) as may be required to maintain compliance with the Qualified Thrift Lender test; or

(aa) convert the data processing and related information and/or accounting systems of OBA or any of its Subsidiaries before the earlier of (i) the consummation of the Merger or (ii) the termination of this Agreement in accordance with its terms; or

(bb) except as otherwise set forth in this Agreement, except for agreements, arrangements or commitments entered into as a result of the transactions this Agreement contemplates, and except as provided for in a business plan, budget or similar plan delivered to FNB prior to the date of this Agreement, OBA and its Subsidiaries shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of any assets having a book or market value, whichever is greater, in the aggregate in excess of $100,000, other than (i) pledges of, or liens on, assets to secure government deposits, advances made to OBA by the Federal Home Loan Bank Board or the Federal Reserve Board, the payment of taxes, assessments, or similar charges which are not yet due and payable, the payment of deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts consistent with past practices, or the collection and/or processing of checks, drafts of letters of credit consistent with customary banking practices or the exercise of trust powers, (ii) sales of assets received in satisfaction of debts previously contracted in the ordinary course of its banking business or (iii) issuances of Loans, sales of previously purchased government guaranteed loans, or transactions in the investment securities portfolio by OBA or an OBA Subsidiary or repurchase agreements made, in each case, in the ordinary course of banking business.

5.3 FNB Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, FNB shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of OBA:

(a) amend, repeal or otherwise modify any provision of the FNB Charter or the FNB Bylaws other than those that would not be adverse to OBA or its shareholders or those that would not impede FNB’s ability to consummate the transactions this Agreement contemplates;

(b) take any action, or knowingly fail to take any action, which action or failure to act would be reasonably expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(c) take any action that is intended or is reasonably likely to result in any of the representations or warranties of FNB set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law;

(d) make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity, in any case to the extent such action would be reasonably expected to prevent, or materially impede or delay, the consummation of the transactions this Agreement contemplates;

(e) take any action that would be reasonably expected to materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions this Agreement contemplates; or

(f) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.

5.4 Voting Agreements. OBA shall deliver on the date of this Agreement an executed Voting Agreement, in the form attached to this Agreement as Exhibit “B” (the “Voting Agreement”), from each member of the OBA Board of Directors.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) FNB agrees to prepare and file, as soon as practicable, the Registration Statement with the SEC in connection with the issuance of FNB Common Stock in the Merger including the Proxy Statement and prospectus and other proxy solicitation materials of OBA constituting a part thereof and all related documents. OBA shall prepare and furnish to FNB such information relating to it and its Subsidiaries, directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents. OBA and its legal, financial and accounting advisors shall have the right to review in advance and approve, which approval shall not be unreasonably withheld, such Registration Statement prior to its filing. OBA agrees to cooperate with FNB and FNB’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. As long as OBA has cooperated as described above, FNB agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable. Each of OBA and FNB agrees to use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. FNB also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions this Agreement contemplates. After the SEC has declared the Registration Statement effective under the Securities Act, OBA shall promptly mail at its expense the Proxy Statement to its shareholders.

(b) Each of OBA and FNB agrees that none of the respective information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of OBA and FNB agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of OBA and FNB further agree that if such party shall become aware prior to the Effective Time of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by law, disseminated to the shareholders of OBA.

(c) FNB agrees to advise OBA, promptly after FNB receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of FNB Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent FNB is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(d) The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities that are necessary or advisable to consummate the transactions this Agreement contemplates, including the Merger, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Regulatory Agencies and Governmental Entities. OBA and FNB shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to OBA or FNB, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party, Regulatory Agency or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities necessary or advisable to consummate the transactions this Agreement contemplates and each party will keep the other apprised of the status of matters relating to completion of the transactions this Agreement contemplates. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require FNB to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties, Regulatory Agencies or Governmental Entities, that would reasonably be expected to have a Material Adverse Effect on FNB, including the Surviving Company, after giving effect to the Merger, after the Effective Time (a “Materially Burdensome Regulatory Condition”). In addition, OBA agrees to cooperate and use its reasonable best efforts to assist FNB in preparing and filing such petitions and filings, and in obtaining such permits, consents, approvals and authorizations of third parties, Regulatory Agencies and Governmental Entities, that may be necessary or advisable to effect any mergers and/or consolidations of Subsidiaries of OBA and FNB following consummation of the Merger.

(e) Each of FNB and OBA shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of FNB, OBA or any of their respective Subsidiaries to any Regulatory Agency or Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(f) Each of FNB and OBA shall promptly provide each other with any written communications received from any Regulatory Agency or Governmental Entity with respect to the transactions contemplated by this Agreement and will promptly advise the other upon receiving any oral communication with respect to the transactions contemplated by this Agreement from any Regulatory Agency or Governmental Entity whose consent or approval is required for consummation of the transactions this Agreement contemplates that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 7.1(c)) will not be obtained or that the receipt of any such approval may be materially delayed.

(g) OBA and FNB shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, but after such consultation, to the extent practicable under the circumstances, issue such press release or make such public statements as may upon the advice of outside counsel be required by Law or the rules or regulations of the SEC, the Federal Reserve Board, the FDIC, the OCC, the NYSE or NASDAQ. In addition, the Chief Executive Officers of OBA and FNB shall be permitted to respond to appropriate questions about the Merger from the press. OBA and FNB shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Merger as reasonably requested by the other party.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of OBA and FNB shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, the parties shall, and shall cause their respective Subsidiaries to, make available to the other party all other information concerning its business, properties and personnel as the other party may reasonably request. OBA shall, and shall cause each of its Subsidiaries to, provide to FNB a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal or state banking laws other than reports or documents that such party is not permitted to disclose under applicable Law. Neither OBA nor FNB nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) jeopardize the attorney-client privilege of such party or its Subsidiaries, (ii) contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement, (iii) violate the contractual or statutory rights of a party’s customers, (iv) relate to matters involving this Agreement (except such disclosures or access that is otherwise required by this Agreement), or (v) relate to matters concerning an Acquisition Proposal (except as otherwise required by this Agreement). The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply to the extent possible in light of those restrictions.

(b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreements entered into between OBA and FNB (the “Confidentiality Agreements”).

(c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth in this Agreement.

6.3 OBA Shareholder Approval. OBA shall call a meeting of its shareholders for the purpose of obtaining the shareholder approval specified in Section 3.3(a) which is required in connection with this Agreement and the Merger (the “OBA Shareholders Meeting”), and shall use its reasonable best efforts to convene such meeting as soon as reasonably practicable following the Registration Statement being declared effective, giving a reasonable amount of time for printing and mailing. Subject to Section 6.11, the Board of Directors of OBA shall recommend that the shareholders of OBA approve and adopt this Agreement, and approve the Merger and the other transactions this Agreement contemplates, and shall include such recommendation in the Proxy Statement (the “OBA Recommendation”). Without limiting the generality of the foregoing, OBA’s obligations pursuant to the first sentence of this Section 6.3 shall not be affected by the commencement, public proposal, public disclosure or communication to OBA of any Acquisition Proposal, as defined in Section 6.11(e)(i).

6.4 Commercially Reasonable Efforts; Cooperation. Each of OBA and FNB agrees to exercise good faith and use its commercially reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the transactions this Agreement contemplates as promptly as possible.

6.5 NYSE Approval. FNB shall cause the shares of FNB Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.6 Benefit Plans.

(a) As soon as administratively practicable after the Effective Time, FNB shall take all reasonable action so that employees of OBA and the OBA Subsidiaries shall be entitled to participate in each FNB Benefit Plan of general applicability with the exception of FNB’s defined benefit pension plan and any other plan frozen to new participants (collectively, the “FNB Eligible Plans”) to the same extent as similarly-situated employees of FNB and its Subsidiaries, it being understood that inclusion of the employees of OBA and the OBA Subsidiaries in the FNB Eligible Plans may occur at different times with respect to different plans, provided that coverage shall be continued under corresponding OBA Benefit Plans until such employees are permitted to participate in the FNB Eligible Plans so that there is no gap in coverage under any medical, dental, life, disability or other welfare plan or program and provided further, however, that nothing contained in this Agreement shall require FNB or any of its Subsidiaries to make any grants to any former employee of OBA under any discretionary equity compensation plan of FNB or to provide the same level of (or any) employer contributions or other benefit subsidies as OBA or the OBA Subsidiaries have provided. FNB shall cause each FNB Eligible Plan in which employees of OBA and the OBA Subsidiaries are eligible to participate, to recognize, for purposes of determining eligibility to participate in, and vesting of, benefits under the FNB Eligible Plans, the service of such employees with OBA and the OBA Subsidiaries to the same extent as such service was credited for such purpose by OBA or the OBA Subsidiaries, and, solely for purposes of FNB’s vacation programs, for purposes of determining the benefit amount, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Except for the commitment to continue those OBA Benefit Plans that correspond to FNB Eligible Plans until employees of OBA and the OBA Subsidiaries are included in such FNB Eligible Plans, nothing in this Agreement shall limit the ability of FNB to amend or terminate any of the OBA Benefit Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms.

At and following the Effective Time, and except as otherwise provided in Section 6.6(e), or as agreed to be amended, revised or superseded by the affected parties, FNB shall honor, and the Surviving Company shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of OBA and the OBA Subsidiaries and current and former directors of OBA and the OBA Subsidiaries existing as of the Effective Date under any OBA Benefit Plan. Any years of service recognized for purposes of this Section 6.6(a) will be taken into account under the terms of any generally applicable severance policy of FNB or its Subsidiaries.

(b) At such time as employees of OBA and the OBA Subsidiaries become eligible to participate in a medical, dental or health plan of FNB or its Subsidiaries, FNB shall use its best efforts, to the extent reasonably practicable and available from its insurers, to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of FNB, (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the Effective Time to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous OBA Benefit Plan prior to the Effective Time, and (iii) cause its insurance providers to honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees of OBA and their covered dependents during the portion of the plan year prior to entering the applicable FNB insurance plan. Persons who were employed by OBA and the OBA Subsidiaries and who were entitled to continue health coverage under COBRA or any similar state law shall continue to be entitled to COBRA coverage and coverage under similar state law under the OBA and the OBA Subsidiaries insurance plans and, in the event of a termination of such plans, FNB shall continue to provide COBRA coverage.

(c) OBA shall adopt such Board resolutions and take such other action as FNB may reasonably request to cause the 401(k) Plan to be terminated immediately prior to the Effective Time (the “Plan Termination Date”) and the accounts of all participants and beneficiaries in the 401(k) Plan as of the Plan Termination Date to become fully vested as of the Plan Termination Date. As soon as practicable after the Effective Time, FNB shall file or cause to be filed all necessary documents with the IRS for a determination letter that the termination of the 401(k) Plan as of the Plan Termination Date will not adversely affect the plan’s qualified status. FNB shall use its reasonable best efforts to obtain such favorable determination letter; including, but not limited to, adopting such amendments to the 401(k) Plan as may be requested by the IRS as a condition to its issuance of a favorable determination letter. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the 401(k) Plan upon its termination, the account balances in the 401(k) Plan shall be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct, except that 401(k) Plan participants whose employment is terminated by FNB may elect to receive their 401(k) Plan account balance prior to the receipt of the IRS determination letter but following their termination of employment. The Surviving Company shall take all other actions necessary to complete the termination of the 401(k) Plan, including filing a Final Form 5500, that arise after the Effective Time. FNB agrees, to the extent permitted by applicable Law, to permit 401(k) Plan participants who become employees of FNB or its Subsidiaries to roll over their account balances in the 401(k) Plan and loans from the 401(k) Plan to the F.N.B. Corporation Progress Savings 401(k) Plan. Notwithstanding anything in Section 6.6(a) to the contrary, employees of OBA or any OBA Subsidiary who continue in employment with the Surviving Company following the Effective Time shall be eligible as of the Effective Time to participate in the F.N.B. Corporation Progress Savings 401(k) Plan.

(d) OBA and OBA Bank shall, effective no later than immediately prior to, and contingent upon the Closing, adopt such necessary resolutions and or amendments to the ESOP, the ESOP trust or the ESOP Loan documents (and take any other required action) to (i) direct the ESOP trustee(s) to sell or otherwise dispose of shares of OBA Common Stock held in the ESOP’s Unallocated Stock Fund (as defined in the ESOP) and use the proceeds of such sale to repay any outstanding ESOP Loans, (ii) provide for treatment of the shares of OBA Common Stock held in the ESOP trust in accordance with Section 1.4(a) of this Agreement, (iii) terminate the ESOP in accordance with its terms and the provisions of this Section 6.6(d), effective as of the Effective Time, and (iv) provide that no new participants shall be admitted to the ESOP after the Closing. The accounts of all participants and beneficiaries in the ESOP as of the Effective Time shall become fully vested as of the Effective Time. Any unallocated shares of OBA Common Stock held in the ESOP after repayment of the ESOP Loans shall be converted into Merger Consideration and shall be allocated as earnings to the accounts of ESOP participants who have account balances in the ESOP as of the Effective Time based on their account balances under the ESOP as of the Effective Time. As soon as practicable after the execution of this Agreement, FNB shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the ESOP. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination, the account balances in the ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct, except that, ESOP participants whose employment is terminated by FNB may elect to receive their ESOP account balance prior to the receipt of the IRS determination letter but following their termination of employment. FNB agrees to permit ESOP participants who become employees of FNB or its Subsidiaries to roll over their account balances in the ESOP to the F.N.B. Corporation Progress Savings 401(k) Plan.

(e) Immediately prior to the Effective Time, except as otherwise provided in Sections 6.6(c) and (d), OBA shall, at the written request of FNB freeze or terminate each other OBA Benefit Plan as is requested by FNB.

(f) Each person who is an employee of OBA or any of the OBA Subsidiaries as of the Closing Date and who is terminated by FNB for a reason other than cause within twelve (12) months subsequent to the Closing Date or is not offered employment with FNB as of the Effective Time, excluding those employees who are entitled to benefits under change of control arrangements, shall be entitled to severance benefits as provided in Section 6.6(f) of the FNB Disclosure Schedule.

(g) FNB agrees to assume and honor all OBA Employment Agreements (including change in control agreements) that OBA or any of the OBA Subsidiaries have with its current and former employees and which have been identified in OBA Disclosure Schedule 3.11(a), except to the extent any such agreements shall be amended, revised or superseded with the written consent of the affected parties. Prior to the execution of this Agreement, FNB shall provide an Executive Compensation Proposal to each of those individuals named in OBA Disclosure Schedule 6.6(g) whose agreements are amended, revised or superseded, which shall set forth the method in which his or her rights under the specified agreements will be amended, revised or superseded in the event such individuals are entitled to payment or benefits. FNB shall make the payments required under the OBA Employment Agreements (including change in control agreements), as amended, revised or superseded.

(h) FNB shall take all actions necessary to maintain the OBA Stock Plan, including filing a Registration Statement on Form S-8 with the SEC within fifteen (15) days after the Effective Time and maintain its effectiveness on an ongoing basis.

(i) OBA shall take such action, and provide any required notices, as may be necessary or appropriate to cause any Person presently serving as a trustee or administrator to any OBA Benefit Plan to be removed effective as of the Effective Time and to appoint First National Trust Company, or such other FNB Subsidiary or committee as FNB shall specify, to serve as successor trustee or administrator to such removed individual trustees or administrators effective as of the Effective Time.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation (each a “Claim”) in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of OBA or any of the OBA Subsidiaries or who is or was serving at the request of OBA or any of the OBA Subsidiaries as a director, officer, trustee, agent, employee, member or otherwise of another Person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of OBA or any of the OBA Subsidiaries or was serving at the request of OBA or any of the OBA Subsidiaries as a director, officer, trustee, agent, employee, member or otherwise of another Person or in any capacity with respect to any OBA Benefit Plan, or (ii) this Agreement or any of the transactions this Agreement contemplates, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against such Claim and respond thereto. From the Effective Time, but subject to subsection (b) below, FNB shall, and shall cause the Surviving Company to, indemnify and hold harmless, as and to the fullest extent currently provided under applicable Law, the OBA Charter and the OBA Bylaws, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses, including reimbursement for reasonable fees and expenses, including fees and expenses of legal counsel, incurred in advance of the final disposition of any Claim upon receipt of any undertaking required by applicable Law, and judgments, fines and amounts paid in settlement in connection with any such threatened or actual Claim.

(b) FNB and the Surviving Company agree that all rights to indemnification of liabilities, including advancement of expenses, and all limitations with respect thereto, existing in favor of any Indemnified Person, as provided under Section 6.7(a), shall survive the Merger and shall continue in full force and effect, without any amendment thereto; provided, however, that any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the MGCL, the OBA Charter or the OBA Bylaws, as the case may be, shall be made by independent legal counsel, whose fees and expenses shall be paid by FNB and the Surviving Company, selected by such Indemnified Party and reasonably acceptable to FNB; and, provided further that nothing in this Section 6.7 shall impair any rights or obligations of any current or former director or officer of OBA or its Subsidiaries, including pursuant to the respective organizational documents of OBA, or its Subsidiaries, under the MGCL or otherwise. Any person to whom expenses are advanced shall provide an undertaking, if required by applicable Law, to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(c) Prior to the Effective Time, FNB shall obtain at the expense of OBA, and FNB shall maintain for a period of six years following the Effective Time, directors’ and officers’ liability insurance and fiduciary liability insurance policies covering the Indemnified Parties who as of the Effective Time are covered by OBA’s directors’ and officers’ liability insurance or fiduciary liability insurance policies, in respect of acts or omissions occurring at or prior to the Effective Time, including the transactions this Agreement contemplates, provided that these policies must be of at least the same coverage amounts and contain coverage terms and conditions that are not less advantageous than such policies of OBA. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time from an insurer or insurers selected by FNB that have an insurer financial strength rating by A.M. Best Co. of at least “A”, which policies provide the Indemnified Parties with coverage, from the Effective Time to the sixth anniversary of the Effective Time, including in respect of the transactions this Agreement contemplates, on terms that are no less advantageous to the Indemnified Parties than OBA’s directors’ and officers’ liability insurance or fiduciary liability insurance policies existing immediately prior to the date of this Agreement. If such prepaid policies have been obtained prior to the Effective Time, then FNB shall maintain such policies in full force and effect and continue the obligations thereunder. However, in no event shall FNB be required to expend for any one year an amount in excess of 150% of the annual premium currently paid by OBA for such insurance (the “Insurance Amount”), and further provided that if FNB is unable to maintain or obtain the insurance called for by this Section 6.7(c) as a result of the preceding provision, FNB shall use its commercially reasonable best efforts to obtain policies containing coverage amounts, terms and conditions that are the most advantageous as is available for the maximum Insurance Amount.

(d) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives. If FNB or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of FNB shall assume the obligations set forth in this Section 6.7.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including any merger between a Subsidiary of FNB, on the one hand, and a Subsidiary of OBA, on the other hand, or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, FNB.

6.9 Advice of Changes. Each of FNB and OBA shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties, or remedies with respect thereto, or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 6.9 shall not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.10 Amendment of Bank Charter. Prior to the Closing Date, the Board of Directors of OBA Bank and OBA, in its capacity as the sole shareholder of OBA Bank, shall take all such actions and make all such regulatory filings as may be necessary or desirable to remove Section 8.A from the charter of OBA Bank.

6.11 Certain Actions.

(a) From the date of this Agreement through the Effective Time, except as otherwise permitted by this Section 6.11, OBA will not, and will not authorize or permit any of its directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, agents, affiliates or representatives (collectively, “OBA Representatives”) to, directly or indirectly, (i) initiate, solicit, encourage or take any action to facilitate, including by way of furnishing information, any Acquisition Proposal, as defined in Section 6.11(e)(i), or any inquiries with respect to or the making of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to OBA or any of the OBA Subsidiaries or afford access to the business, properties, assets, books or records of OBA or any of the OBA Subsidiaries, to otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal or (iii) except in accordance with Section 8.1(g), approve, endorse or recommend or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal.

(b) Notwithstanding anything in this Agreement to the contrary, OBA and its Board of Directors shall be permitted: (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal provided that the Board of Directors of OBA shall not withdraw or modify in a manner adverse to FNB the OBA Recommendation except as set forth in subsection (iii) below, (ii) to engage in any discussions or negotiations with, and provide any information to, and afford access to the business, properties, assets, books and records of OBA or any of the OBA Subsidiaries, any third party in response to a Superior Proposal, as defined in Section 6.11(e)(ii), by any such third party, if and only to the extent that (x) OBA’s Board of Directors concludes in good faith, after consultation with outside counsel, that failure to do so would be reasonably expected to result in a breach of their fiduciary duties under applicable Law, (y) prior to providing any information or data to any third party in connection with a Superior Proposal by any such third party, OBA’s Board of Directors receives from such third party an executed confidentiality agreement, which confidentiality terms shall be no less favorable to OBA than those contained in the Confidentiality Agreements between OBA and FNB, a copy of which executed confidentiality agreement shall have been provided to FNB for informational purposes, and (z) at least 48 hours prior to providing any information or data to any third party or entering into discussions or negotiations with any third party, OBA promptly notifies FNB in writing of the name of such third party and the material terms and conditions of any such Superior Proposal, and (iii) to withdraw, modify, qualify in a manner adverse to FNB, condition or refuse to make the OBA Recommendation (the “Change in OBA Recommendation”) if OBA’s Board of Directors concludes in good faith, after consultation with outside counsel and financial advisors, that failure to do so would reasonably be expected to breach their fiduciary duties under applicable Law. Notwithstanding any Change in OBA Recommendation, this Agreement shall be submitted to the shareholders of OBA at the OBA Shareholders’ Meeting for the purpose of voting on the approval of this Agreement and nothing contained herein shall be deemed to relieve OBA of such obligation; provided, however, that if the Board of Directors of OBA shall have effected a Change in OBA Recommendation, then the Board of Directors of OBA may submit this Agreement to OBA’s shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded), in which event the Board of Directors of OBA may communicate the basis for its lack of a recommendation to OBA’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable Law. In addition to the foregoing, OBA shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger prior to the termination of this Agreement.

(c) OBA will promptly, and in any event within 24 hours, notify FNB in writing of the receipt of any Acquisition Proposal or any information related thereto, which notification shall describe the Acquisition Proposal and identify the third party making the same.

(d) OBA agrees that it will, and will cause the OBA Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. OBA or its Representatives shall promptly after the date of this Agreement instruct each Person which has heretofore executed a confidentiality agreement relating to an Acquisition Proposal with or for the benefit of OBA to promptly return or destroy (which destruction shall be certified in writing by such Person to OBA) all information, documents and materials relating to an Acquisition Proposal or to OBA or its businesses, operations or affairs heretofore furnished by OBA or any of its Representatives to such Person or any of such Person’s Representatives in accordance with the terms of any confidentiality agreement with such Person, and to destroy all summaries, analyses or extracts of or based upon such information in the possession of such Person or any of such Person’s Representatives.

(e) For purposes of this Agreement:

(i) The term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice, whether in draft or final form, or disclosure of an intention to do any of the foregoing by or from any Person relating to any (A) direct or indirect acquisition or purchase of a business that constitutes a substantial, i.e., 20% or more, portion of the net revenues, net income or net assets of OBA and the OBA Subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of shares of OBA Common Stock after the date of this Agreement by a Person who on the date of this Agreement does not own 10% or more of OBA Common Stock and such Person by reason of such purchase or acquisition first becomes the owner of 10% or more of OBA Common Stock after the date of this Agreement, or the direct or indirect acquisition or purchase of 5% or more of OBA Common Stock after the date of this Agreement by a Person who on the date of this Agreement owns 10% or more of OBA Common Stock, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of equity securities of OBA or (D) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving OBA other than the transactions this Agreement contemplates.

(ii) The term “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal made by a Third Party to acquire more than 50% of the combined voting power of the shares of OBA Common Stock then outstanding or all or substantially all of OBA’s consolidated assets for consideration consisting of cash and/or securities that is on terms that the Board of Directors of OBA in good faith concludes, after consultation with its financial advisors and outside counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, (A) is on terms that the Board of Directors of OBA in its good faith judgment believes to be more favorable to OBA than the Merger, (B) for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of OBA and (C) is reasonably capable of being completed.

(iii) For purposes of this Section 6.11, “Third Party” means any person as defined in Section 13(d) of the Exchange Act other than FNB or its Affiliates.

(f) If a Payment Event, as defined in Section 6.11(g), occurs, OBA shall pay to FNB by wire transfer of immediately available funds, within two business days following such Payment Event, a fee of $3.75 million (the “Break-up Fee”), provided, however, that if a Payment Event occurs, OBA shall have no obligation to pay FNB’s expenses under Section 9.3(b).

(g) The term “Payment Event” means any of the following:

(i) the termination of this Agreement by FNB pursuant to Section 8.1(f);

(ii) the termination of this Agreement by OBA pursuant to Section 8.1(g);

(iii) the termination of this Agreement pursuant to any other Section following the commencement of a tender offer or exchange offer for 25% or more of the outstanding shares of OBA Common Stock and OBA shall not have recommended rejection of such tender offer or exchange offer within 10 business days after the commencement of such tender offer or exchange offer;

(iv) the occurrence of any of the following events within 12 months of the termination of this Agreement by FNB pursuant to Section 8.1(b)(i) or 8.1(c) or by either FNB or OBA pursuant to Section 8.1(e), in each case provided that an Acquisition Proposal shall have been made by a Third Party after the date of this Agreement and prior to such termination that shall not have been withdrawn prior to such termination: (A) OBA enters into an agreement to merge with or into, or be acquired, directly or indirectly, by merger or otherwise by, such Third Party, (B) such Third Party, directly or indirectly, acquires substantially all of the assets of OBA and the OBA Subsidiaries, taken as a whole or (C) such Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of OBA Common Stock.

(h) OBA acknowledges that the agreements contained in this Section 6.11 are an integral part of the transactions contemplated in this Agreement and that without these agreements FNB would not enter into this Agreement. Accordingly, in the event OBA fails to pay to FNB the Break-up Fee promptly when due, OBA shall, in addition thereto, pay to FNB all costs and expenses, including attorneys’ fees and disbursements, incurred by FNB in collecting such Break-up Fee together with interest on the amount of the Break-up Fee or any unpaid portion thereof, from the date such payment was due until the date such payment is received by FNB, accrued at the fluctuating prime rate as quoted in The Wall Street Journal as in effect from time to time during the period.

6.12 Transition. Commencing on the date of this Agreement, FNB and OBA shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to facilitate the integration, from and after the Closing, of OBA and the OBA Subsidiaries with the businesses of FNB and its Subsidiaries, without taking action that would, in effect, give FNB control over the management or policies of OBA or any of the OBA Subsidiaries. Without limiting the generality of the foregoing, from the date of this Agreement through the Closing Date and consistent with the performance of their day-to-day operations, the continuous operation of OBA and the OBA Subsidiaries in the ordinary course of business and applicable Law, OBA shall cause the employees and officers of OBA and the OBA Subsidiaries, including OBA Bank, to cooperate with FNB in performing tasks reasonably required in connection with such integration.

6.13 Tax Representation Letters. Officers of FNB and OBA shall execute and deliver to Reed Smith LLP, tax counsel to FNB, and Luse Gorman Pomerenk & Schick, P.C., tax counsel to OBA, tax representation letters or certificates of officers (“Tax Representation Letters”) substantially in the form agreed to by the parties and such law firms at such time or times as may be reasonably requested by such law firms, including at the time the Proxy Statement and Registration Statement are declared effective by the SEC and at the Effective Time, in connection with such tax counsel’s delivery of opinions pursuant to Section 7.2(d) and Section 7.3(d) of this Agreement.

6.14 Rule 16b-3. FNB and OBA shall take all steps as may be necessary or appropriate to cause the transactions contemplated by Article 1 and any other dispositions of equity securities of OBA (including derivative securities) or acquisitions of equity securities of FNB in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE 7

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or waiver, where permitted by applicable law, at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement and the Merger this Agreement contemplates shall have been approved and adopted by the requisite affirmative vote of the holders of OBA Common Stock specified in Section 3.3(a).

(b) NYSE Listing. The shares of FNB Common Stock to be issued to the holders of OBA Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance, provided FNB shall have used its reasonable best efforts to cause such authorization of listing on the NYSE.

(c) Regulatory Approvals. All regulatory approvals set forth in Sections 3.4 and 4.4 required to consummate the transactions this Agreement contemplates, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, all such approvals and the expiration of all such waiting periods being referred as the “Requisite Regulatory Approvals.”

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions this Agreement contemplates shall be in effect, provided FNB and OBA shall have used their reasonable best efforts to have removed, lifted or resolved such legal restraint or prohibition. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

7.2 Conditions to Obligation of FNB to Effect the Merger. The obligation of FNB to effect the Merger is also subject to the satisfaction or waiver by FNB, where permitted by applicable Law, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties of OBA set forth in this Agreement (other than the representations and warranties in Sections 3.1(a), 3.1(c), 3.2(a), 3.3(a), 3.3(b)(i), 3.7 and 3.8) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any representation and warranty is expressly made as of an earlier date, in which case that representation and warranty only shall be true and correct as of that earlier date), except for inaccuracies of representations or warranties which, individually or in the aggregate, have not had and would not reasonably be likely to have a Material Adverse Effect on OBA (it being understood that for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in those representations and warranties shall be disregarded);

(ii) Each of the representations and warranties of OBA set forth in Sections 3.1(a), 3.1(c), 3.3(a), 3.3(b)(i), 3.7 and 3.8 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

(iii) The representations and warranties of OBA set forth in Section 3.2(a) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for inaccuracies that are de minimis.

(b) Performance of Obligations of OBA. OBA shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Amendment of Bank Charter. The charter of OBA Bank shall have been amended as required by Section 6.10 hereof and the resolutions authorizing and adopting such amendment have not been further amended, supplemented or otherwise modified since their adoption by the Board of Directors and sole shareholder of OBA Bank and remain in full force and effect.

(d) Officer’s Certificate of OBA. FNB shall have received a certificate signed on behalf of OBA by the Chief Executive Officer or the Chief Financial Officer of OBA certifying as to the matters set forth in Sections 7.2(a), 7.2(b) and 7.2(c).

(e) Federal Tax Opinion. FNB shall have received the opinion of its counsel, Reed Smith LLP, in form and substance reasonably satisfactory to FNB, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in Tax Representation Letters executed by officers of OBA and FNB.

(f) No Materially Burdensome Regulatory Condition. None of the Requisite Regulatory Approvals shall have resulted in the imposition of a Materially Burdensome Regulatory Condition.

7.3 Conditions to Obligation of OBA to Effect the Merger. The obligation of OBA to effect the Merger is also subject to the satisfaction or waiver by OBA, where permitted by applicable Law, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties of FNB set forth in this Agreement (other than the representations and warranties in Sections 4.1(a), 4.1(c), 4.2(a), 4.3(a), 4.3(b)(i), 4.7 and 4.8) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any representation and warranty is expressly made as of an earlier date, in which case that representation and warranty only shall be true and correct as of that earlier date), except for inaccuracies of representations or warranties which, individually or in the aggregate, have not had and would not reasonably be likely to have a Material Adverse Effect on FNB (it being understood that for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in those representations and warranties shall be disregarded);

(ii) Each of the representations and warranties of FNB set forth in Sections 4.1(a), 4.1(c), 4.3(a), 4.3(b)(i), 4.7 and 4.8 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

(iii) The representations and warranties of FNB set forth in Section 4.2(a) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for inaccuracies that are de minimis.

(b) Performance of Obligations of FNB. FNB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate of FNB. OBA shall have received a certificate signed on behalf of FNB by the Chief Executive Officer or the Chief Financial Officer of FNB certifying as to the matters set forth in Sections 7.3(a) and 7.3(b).

(d) Federal Tax Opinion. OBA shall have received the opinion of its counsel, Luse Gorman Pomerenk & Schick, P.C., in form and substance reasonably satisfactory to OBA, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon Tax Representation Letters executed by officers of OBA and FNB.

ARTICLE 8

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Date, and the Merger may be abandoned:

(a) Mutual Consent. By the mutual consent in writing of FNB and OBA if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) Breach.

(i) By FNB, if (A) any of the representations and warranties of OBA contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.2(a) would not be satisfied or (B) OBA shall have breached or failed to comply with any of its obligations under this Agreement such that the conditions set forth in Sections 7.1 or 7.2(b) would not be satisfied, in either case other than as a result of a material breach by FNB of any of its obligations under this Agreement and such failure or breach with respect to any such representation, warranty or obligation cannot be cured, or, if curable, shall continue unremedied for a period of 30 days after OBA has received written notice from FNB of the occurrence of such failure or breach, but in no event shall such 30-day period extend beyond February 28, 2015.

(ii) By OBA, if (A) any of the representations and warranties of FNB contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.3(a)

would not be satisfied or (B) FNB shall have breached or failed to comply with any of its obligations under this Agreement such that the conditions set forth in Sections 7.1 or 7.3(b) would not be satisfied, in either case other than as a result of a material breach by OBA of any of its obligations under this Agreement and such failure or breach with respect to any such representation, warranty or obligation cannot be cured, or, if curable, shall continue unremedied for a period of 30 days after FNB has received written notice from OBA of the occurrence of such failure or breach, but in no event shall such 30-day period extend beyond February 28, 2015.

(c) Delay. By FNB or OBA, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated on or before 5:00 p.m., Eastern Time on February 28, 2015, unless the failure of the Merger to be consummated by such date shall have been due to the failure of the party seeking to terminate pursuant to this Section 8.1(c) to perform or observe the covenants and agreements of such party set forth in this Agreement.

(d) No Regulatory Approval. By FNB or OBA, if its Board of Directors so determines, in the event the approval of any Governmental Entity required for consummation of the Merger this Agreement contemplates shall have been denied by final nonappealable action of such Governmental Entity or an application therefor shall have been permanently withdrawn at the request of a Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth in this Agreement.

(e) No OBA Shareholder Approval. By FNB, or by OBA provided that OBA shall not be in material breach of any of its obligations under Section 6.3, if any approval of the shareholders of OBA this Agreement contemplates shall not have been obtained by reason of the failure to obtain the required vote at the OBA Shareholders Meeting or at any adjournment or postponement thereof.

(f) Failure to Recommend. At any time prior to the OBA Shareholders Meeting, by FNB if (i) OBA shall have breached Section 6.11(a) – (d) in any respect materially adverse to FNB, (ii) the OBA Board of Directors shall have failed to make the OBA Recommendation or shall have effected a Change in OBA Recommendation, (iii) the OBA Board shall have approved, recommended or endorsed (or in the case of a tender or exchange offer, failed to promptly recommend rejection of), or proposed or resolved to recommend or endorse (or in the case of a tender or exchange offer, failed to promptly recommend rejection of) an Acquisition Proposal, or (iv) OBA shall have materially breached its obligations under Section 6.3 by failing to call, give notice of, convene and hold the OBA Shareholders Meeting.

(g) Superior Proposal. At any time prior to the date of the OBA Shareholders Meeting, by OBA in order to enter concurrently into an Acquisition Proposal that has been received by OBA and the OBA Board of Directors in compliance with Sections 6.11(a) and (b) and that OBA’s Board of Directors concludes in good faith, in consultation with its financial and legal advisors, that such Acquisition Proposal is a Superior Proposal; provided, however, that this Agreement may be terminated by OBA pursuant to this Section 8.1(g) only after the fifth business day following OBA’s provision of written notice to FNB advising FNB that the OBA Board of Directors is prepared to accept a Superior Proposal, it being agreed that the delivery of such notice shall not entitle FNB to terminate this Agreement pursuant to this Section 8.1(g) and only if (i) during such five-business day period, OBA has caused its financial and legal advisors to negotiate with FNB in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and (ii) OBA’s Board of Directors has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that such Acquisition Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by FNB, and further provided that such termination shall not be effective until OBA has paid the Break-up Fee provided by Section 6.11(f) to FNB.

8.2 Effect of Termination. In the event of termination of this Agreement by either FNB or OBA as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) Sections 6.1(g), 6.2(b), 6.11(f)-(h), 8.2, 9.3 and 9.8 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liability or damages arising out of its willful breach of any of the provisions of this Agreement.

8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors at any time before or after approval of the matters presented in connection with Merger by the shareholders of OBA; provided, however, that after any approval of the transactions this Agreement contemplates by the shareholders of OBA, there may not be, without further approval of the OBA shareholders, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.4 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement and (iii) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after any approval of the transactions this Agreement contemplates by the shareholders of OBA, there may not be, without further approval of the OBA shareholders, any extension or waiver of this Agreement or any portion of this Agreement that changes the amount or form of the consideration to be delivered to the holders of OBA Common Stock under this Agreement, other than as this Agreement contemplates. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 9

GENERAL PROVISIONS

9.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at a time and on a date and at a place to be specified by the parties, which date shall be no later than five business days after the satisfaction or waiver, subject to applicable law, of the latest to occur of the conditions set forth in Article 7, other than those conditions that by their nature are to be satisfied or waived at the Closing, unless extended by mutual written agreement of the parties (the “Closing Date”).

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed, in whole or in part, after the Effective Time.

9.3 Expenses.

(a) Each party to this Agreement will bear all expenses incurred by it in connection with this Agreement and the transactions this Agreement contemplates, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing the Proxy Statement and the registration fee to be paid to the SEC in connection with the Registration Statement shall be shared equally between OBA and FNB, and provided further that nothing contained in this Agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

(b) In the event that this Agreement is terminated by:

(i) FNB pursuant to Section 8.1(b)(i); or

(ii) OBA pursuant to Section 8.1(b)(ii).

then the non-terminating party shall pay to the terminating party by wire transfer of immediately available funds, within two business days following delivery of a statement of such expenses, all out-of-pocket costs and expenses, up to a maximum of $500,000, including without limitation, professional fees of legal counsel, financial advisors and accountants, and their expenses, actually incurred by the terminating party in connection with the Merger and this Agreement.

9.4 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile, with confirmation, mailed by registered or certified mail, return receipt requested, or delivered by an express courier, with confirmation, to the parties at the following addresses or at such other address for a party as shall be specified by like notice:

(a) if to OBA, to:

OBA Financial Services, Inc.

20300 Seneca Meadows Parkway

Germantown, MD 20876

Attention: Charles E. Weller, President and Chief Executive Officer

Facsimile: (301) 528-3512

with a copy to:

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Avenue, NW

Washington, D.C. 20015

Attention: Eric Luse, Esq.

     Ned Quint, Esq.

Facsimile: (202) 362-2902

(b) if to FNB, to:

F.N.B. Corporation

One F.N.B. Boulevard

Hermitage, PA 16148

Attention: Vincent J. Delie, Jr., President and Chief Executive Officer

Facsimile: (724) 983-3515

with a copy to:

Reed Smith LLP

Reed Smith Centre

225 Fifth Avenue

Pittsburgh, PA 15222

Attention: Gary R. Walker, Esq.

Facsimile: (412) 288-3063

9.5 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The OBA Disclosure Schedule and the FNB Disclosure Schedule, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. Any matter disclosed pursuant to any section of this Disclosure Schedule shall be deemed disclosed for purposes of any other section of this Disclosure Schedule, to the extent that applicability of the disclosure to such other section is reasonably apparent on the face of such disclosure. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. In this Agreement, “knowledge” or “Knowledge” means the actual knowledge as of the date referenced of executive officers of the applicable party following reasonable inquiry of persons within their organization and its Subsidiaries who would be reasonably expected to be knowledgeable about the relevant subject matter.

9.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.7 Entire Agreement. This Agreement, including the documents and the instruments referred to in this Agreement, together with the Confidentiality Agreements, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreements.

9.8 Governing Law.

(a) This Agreement, the Merger and all claims arising hereunder or relating to this Agreement, shall be governed and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9 Severability. Except to the extent that application of this Section 9.9 would have a Material Adverse Effect on OBA or FNB, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision that, insofar as practicable, implements the original purposes and intents of this Agreement.

9.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties, whether by operation of law or otherwise, without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, which is intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and his or her heirs and representatives, this Agreement, including the documents and instruments referred to in this Agreement, is not intended to and does not confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement.

[Remainder of page intentionally blank; signature page follows]

IN WITNESS WHEREOF, the duly authorized officers of F.N.B. Corporation and OBA Financial Services, Inc. have executed this Agreement as of the date first above written.

F.N.B. CORPORATION

By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr. President and Chief Executive Officer

OBA FINANCIAL SERVICES, INC.

By:	/s/ Charles E. Weller
Charles E. Weller President and Chief Executive Officer

EXHIBIT A

AGREEMENT OF MERGER

This agreement of merger (“Bank Merger Agreement”), dated as of                     , 2014, is by and between First National Bank of Pennsylvania (“FNB Bank”) and OBA Bank (“OBA Bank”). All capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Agreement and Plan of Merger (the “Parent Merger Agreement”) dated as of                     , 2014 between F.N.B. Corporation (“FNB”) and OBA Financial Services, Inc. (“OBA”).

WlTNESSETH:

WHEREAS, OBA Bank is a federal savings bank and a wholly owned subsidiary of OBA; and

WHEREAS, FNB Bank is a national banking association and a wholly owned subsidiary of FNB; and

WHEREAS, FNB and OBA have entered into the Parent Merger Agreement, pursuant to which OBA will merge with and into FNB (the “Parent Merger”); and

WHEREAS, OBA Bank and FNB Bank desire to merge on the terms and conditions herein provided immediately following the effective time of the Parent Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. The Bank Merger. Subject to the terms and conditions of the Parent Merger Agreement and this Bank Merger Agreement, at the Effective Time (as defined in Section 2), OBA Bank shall merge with and into FNB Bank (the “Bank Merger”) under the laws of the United States. FNB Bank shall be the surviving bank of the Bank Merger (the “Surviving Bank”).

2. Effective Time. The Bank Merger shall become effective on the date, and at the time (the “Effective Time”), specified in the Bank Merger approval to be issued by the Office of the Comptroller of the Currency (the “OCC”).

3. Charter; Bylaws. The Charter and Bylaws of FNB Bank in effect immediately prior to the Effective Time shall be the Charter and Bylaws of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

4. Name; Offices. The name of the Surviving Bank shall be “First National Bank of Pennsylvania.” The main office of the Surviving Bank shall be the main office of FNB Bank immediately prior to the Effective Time.

5. Directors and Executive Officers. Upon consummation of the Bank Merger, (i) the directors of FNB Bank immediately prior to the Effective Time shall continue as directors of the Surviving Bank, and (ii) the executive officers of FNB Bank immediately prior to the Effective Time shall serve as the executive officers of the Surviving Bank. Each of the directors and officers of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified in accordance with the charter and bylaws of the Surviving Bank or until his or her earlier death, resignation or removal.

6. Effects of the Merger. Upon consummation of the Bank Merger, and in addition to the effects set forth at 12 U.S.C. § 215c, the applicable provisions of the regulations of the OCC and other applicable law, (i) all assets of FNB Bank and OBA Bank as they exist at the Effective Time, shall pass to and vest in the Surviving Bank without any conveyance or other transfer; (ii) the Surviving Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and (iii) the Surviving Bank shall be responsible for all the liabilities of every kind and description, of each of FNB Bank and OBA Bank existing as of the Effective Time, all in accordance with the provisions of The National Bank Act.

7. Effect on Shares of Stock.

(a) Each share of FNB Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

(b) At the Effective Time, each share of OBA Bank capital stock issued and outstanding prior to the Bank Merger shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled. Any shares of OBA Bank capital stock held in the treasury of OBA Bank immediately prior to the Effective Time shall be retired and canceled.

8. Procurement of Approvals. This Bank Merger Agreement shall be subject to the approval of FNB as the sole shareholder of FNB Bank and OBA as the sole shareholder of OBA Bank at meetings to be called and held or by consent in lieu thereof in accordance with the applicable provisions of law and their respective organizational documents. FNB Bank and OBA Bank shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Bank Merger on the terms provided herein, including without limitation the preparation and submission of such applications or other filings for the Bank Merger with the OCC as may be required by applicable laws and regulations.

9. Conditions Precedent. The obligations of the parties under this Bank Merger Agreement shall be subject to: (i) the approval of this Bank Merger Agreement by FNB as the sole shareholder of FNB Bank and OBA as the sole shareholder of OBA Bank at meetings of shareholders duly called and held or by consent or consents in lieu thereof, in each case without any exercise of such dissenters’ rights as may be applicable; (ii) receipt of approval of the Bank Merger from all governmental and banking authorities whose approval is required; (iii) receipt of any necessary regulatory approval to operate the main office and the branch offices of OBA Bank as offices of the Surviving Bank and (iv) the consummation of the Parent Merger pursuant to the Parent Merger Agreement at or before the Effective Time.

10. Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall determine that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of OBA Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (b) otherwise carry out the purposes of this Bank Merger Agreement, OBA Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to (i) execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and (ii) otherwise to carry out the purposes of this Bank Merger Agreement. The proper officers and directors of the Surviving Bank are fully authorized in the name of OBA Bank or otherwise to take any and all such action.

11. Amendment. Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of FNB Bank and OBA Bank at any time prior to the Effective Time.

12. Waiver. Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

13. Assignment. This Bank Merger Agreement may not be assigned by either FNB Bank or OBA Bank without the prior written consent of the other.

14. Termination. This Bank Merger Agreement shall terminate upon the termination of the Parent Merger Agreement in accordance with its terms.

15. Governing Law. Except to the extent governed by federal law, this Bank Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the Commonwealth of Pennsylvania without regard to the conflicts of law provisions thereof.

16. Counterparts. This Bank Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, each of FNB Bank and OBA Bank has caused this Bank Merger Agreement to be executed on its behalf by its duly authorized officers.

FIRST NATIONAL BANK OF PENNSYLVANIA

By:
Vincent J. Delie, Jr. Chief Executive Officer

OBA BANK

By:
Charles E. Weller President and Chief Executive Officer

APPENDIX B

VOTING AGREEMENT

                                     , 2014

F.N.B. Corporation

One F.N.B. Boulevard

Hermitage, PA 16148

Ladies and Gentlemen:

Concurrently with the execution of this letter agreement (“Voting Agreement”), F.N.B. Corporation, a Florida corporation (“FNB”), and OBA Financial Services, Inc., a Maryland corporation (“OBA”), are entering into an Agreement and Plan of Merger, of even date herewith (the “Merger Agreement”), whereby OBA will merge with and into FNB (the “Merger”) and shareholders of OBA will receive the Merger Consideration as set forth in the Merger Agreement, subject to the closing of the Merger. All defined terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

A condition to FNB’s obligations under the Merger Agreement is that I execute and deliver this Voting Agreement to FNB.

Intending to be legally bound hereby, I irrevocably agree and represent as follows:

(a) As of the date of this Voting Agreement, I have, and at all times during the term of this Voting Agreement will have, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, and good and valid title to, the number of shares of common stock, par value $0.01 per share, of OBA (the “OBA Common Stock”), that is set forth on Appendix A hereto, and I hold stock options to acquire the number of shares of OBA Common Stock set forth on Appendix A hereto. All of the securities listed on Appendix A are owned free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests and any other limitation or restriction whatsoever (including any restriction on the right to dispose of such securities). None of the securities listed on Appendix A are subject to any voting trust or other agreement or arrangement with respect to the voting rights of such securities.

(b) As of the date of this Voting Agreement, except for the securities set forth on Appendix A, I do not beneficially own any (i) shares of capital stock or voting securities of OBA, (ii) securities of OBA convertible into or exchangeable for shares of capital stock or voting securities of OBA or (iii) options or other rights to acquire from OBA any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of OBA. The OBA Common Stock listed on Appendix A, together with all OBA Common Stock that I subsequently acquire during the term of this Voting Agreement, including through the exercise of any stock options, warrants or similar instruments, are referred to herein as the “Shares”.

(c) At the OBA Shareholders Meeting and at any other meeting of OBA shareholders, however called, and on every action or approval by written consent of shareholders of OBA, I will vote or cause to be voted all Shares over which I have sole voting power, and I will use my best efforts to cause any Shares over which I share voting power to be voted in favor of (i) approval and adoption of the Merger Agreement and the transactions contemplated thereby, and (ii) any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement. Determinations as to “sole” or “shared” voting power shall be made in accordance with Rule 13d-3 of the Exchange Act.

(d) During the term of this Voting Agreement, I will not, directly or indirectly, offer, sell, transfer, pledge, encumber or otherwise dispose of (collectively, “Transfer”) any Shares over which I have sole dispositive power (or any interest therein), and I will use my best efforts to not permit the Transfer of any Shares over which I have shared dispositive power (or any interest therein), except to the extent permitted by paragraph (g) hereof.

(e) I agree that OBA shall not be bound by any attempted sale of any OBA Common Stock over which I have sole voting and dispositive power, and OBA’s transfer agent shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Voting Agreement.

(f) I represent that I have the legal capacity to enter into this Voting Agreement, that I have duly and validly executed and delivered this Voting Agreement and that this Voting Agreement is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles; and further, that no consent of my spouse is necessary under any “community property” or other laws in order for me to enter into and perform my obligations under this Voting Agreement.

(g) Notwithstanding anything herein to the contrary, I may Transfer any or all of the Shares over which I have beneficial ownership to my spouse, ancestors or descendants; provided, however, that in any such case, prior to and as a condition to the effectiveness of such Transfer, each person to which any of such Shares or any interest in any of such Shares is or may be Transferred shall have executed and delivered to FNB an agreement to be bound by the terms of this Voting Agreement.

I am signing this Voting Agreement solely in my capacity as a shareholder of OBA and as an optionholder and/or warrantholder, if I am such, and not in any other capacity, such as a director or officer of OBA or as a fiduciary of any trusts in which I am not a beneficiary. Notwithstanding anything herein to the contrary: (a) I make no agreement or understanding herein in any capacity other than in my capacity as a beneficial owner of OBA Common Stock and (b) nothing herein shall be construed to limit or affect any action or inaction by me or any of my representatives, as applicable, in serving on OBA’s Board of Directors or as an officer of OBA, in acting in my capacity as a director, officer or fiduciary of OBA.

This Voting Agreement shall terminate and be of no further force and effect concurrently with, and automatically upon, the earlier to occur of (a) the favorable vote of the OBA shareholders with respect to the approval of the Merger Agreement, (b) the Effective Time, (c) FNB and I enter into a written agreement to terminate this Voting Agreement, or (d) any termination of the Merger Agreement in accordance with its terms, except that any such termination shall be without prejudice to FNB’s rights if termination should arise out of my willful breach of any covenant or representation contained herein.

All notices and other communications in connection with this Voting Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile, with confirmation, mailed by registered or certified mail, return receipt requested, or delivered by an express courier, with confirmation, to the other party hereto at its addresses set forth on the signature page hereto.

This Voting Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Voting Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Voting Agreement.

I agree and acknowledge that FNB may be irreparably harmed by, and that there may be no adequate remedy at law for, any violation of this Voting Agreement by me. Without limiting other remedies, FNB shall have the right to seek to enforce this Voting Agreement by specific performance or injunctive relief. This Voting Agreement and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof. I hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any Pennsylvania state court or the United States District Court for the Western District of Pennsylvania, in any action or proceeding arising out of or relating to this letter.

If any term, provision, covenant or restriction of this Voting Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Voting Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Voting Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

This Voting Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

[Remainder of page intentionally blank; signature page follows]

Very truly yours,

[Name]

Address:

Facsimile:

Acknowledged and Agreed:

F.N.B. CORPORATION

By:
Vincent J. Delie, Jr.,
President and Chief Executive Officer

Address:	One F.N.B. Boulevard
Hermitage, PA 16148
Facsimile: (724) 983-3515

Dated: , 2014

[Signature page to Voting Agreement]

Appendix A

Number of Shares Held (excluding stock options):

This amount includes:

shares over which I have sole voting power

shares over which I have shared voting power

shares over which I have sole dispositive power

shares over which I have shared dispositive power

Number of Stock Options Held:

APPENDIX C

April 7, 2014

Board of Directors

OBA Financial Services, Inc.

20300 Seneca Meadows Parkway

Germantown, MD 20876

Members of the Board of Directors:

OBA Financial Services, Inc. (“OBAF”) and FNB Corporation (“FNB”) have entered into an Agreement and Plan of Merger dated April 7, 2014 (the “Agreement”), pursuant to which OBAF will merge with and into FNB, with FNB continuing as the surviving corporation (the “Merger”). Under the terms of the Agreement, at the effective time of the Merger (the “Effective Time”), each share of OBAF Common Stock (the “OBAF Shares”) issued and outstanding immediately prior to the Effective Time, except for Treasury Shares, will be cancelled and converted into the right to receive 1.781 shares of common stock of FNB (the “FNB Shares” or the “Merger Consideration”). Cash will be paid in lieu of any fractional shares. The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have meanings assigned to them in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of OBAF Shares.

In arriving at our opinion, we have, among other things:

1.	Reviewed the Agreement dated April 7, 2014;

2.	Reviewed certain publicly-available financial and business information of OBAF, FNB and their affiliates which we deemed to be relevant;

3.	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities, liquidity and prospects of OBAF and FNB;

4.	Reviewed materials detailing the Merger prepared by OBAF, FNB and their affiliates and by their legal and accounting advisors including the estimated amount and timing of the cost savings and related expenses, purchase accounting adjustments and synergies expected to result from the Merger (the “Synergies”);

5.	Conducted conversations with members of senior management and representatives of both OBAF and FNB regarding the matters described in clauses 1-4 above, as well as their respective businesses and prospects before and after giving effect to the Merger;

April 7, 2014

6.	Compared certain financial metrics of OBAF and FNB with similarly publicly available financial metrics of other selected publicly traded banks and thrifts that we deemed to be relevant;

7.	Analyzed the terms and structure of the Merger relative to selected prior mergers and acquisitions involving a depository institution as the selling entity;

8.	Analyzed the projected pro forma impact of the Merger on certain projected balance sheet, capital ratios, tangible book value per share and estimated earnings per share of FNB based on assumptions relating to the Synergies estimates by the senior management of FNB;

9.	Analyzed the Merger Consideration offered relative to OBAF’s tangible book value, tangible book value adjusted for excess capital, core deposits and last twelve months earnings as of December 31, 2013;

10.	Reviewed the recent price performance of the common stock of FNB and compared it to other selected publicly traded banks and thrifts that we deemed relevant; and

11.	Reviewed such other financial information, studies, analyses and investigations and took into account such other information as we deemed appropriate for purposes of this opinion, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we assumed and relied upon, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying), the accuracy and completeness of the information that was available to us from public sources, that was provided to us by OBAF, FNB and their affiliates or that was otherwise reviewed by us for the purposes of this opinion. We have further relied on the assurances of the management of OBAF and FNB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We were not engaged to express, and are not expressing, any opinion with respect to any other transactions or alternative proposed transactions, if any, between OBAF and FNB. In preparing our opinion, we used publicly available earnings estimates by research analysts covering FNB, and internal projections for OBAF provided by and discussed with senior management of OBAF and FNB. With respect to the analyses and financial forecasts supplied to us, including the Synergies, we have assumed with your consent that they were reasonably prepared and reflect the best currently available estimates and judgments of OBAF and FNB as to future operating and financial performance of OBAF, FNB and the surviving corporation and its affiliates to which such analyses or forecasts relate. We express no opinion as to such analyses and financial forecasts (including the Synergies) or the estimates or assumptions on which they are based. In addition, we have assumed that the Agreement is a valid, binding and enforceable agreement upon the parties and their affiliates and will not be terminated or breached by either party. We have also assumed that the representations and warranties of each party in the Agreement are true and correct in all respects material to our analyses and that each party to the Agreement will perform all of

April 7, 2014

the covenants and agreements required to be performed by such party under the Agreement. We have also assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of OBAF, FNB and their affiliates since either (i) the date of the last financial statements made available to us and (ii) the date of the Agreement, and that no legal, political, economic, regulatory or other developments have occurred or will occur that will adversely affect these entities. We did not make or have been provided an independent evaluation or appraisal of the assets or liabilities or the collateral securing such assets or liabilities of OBAF, FNB or their affiliates, including, but not limited to, any derivative or off-balance sheet assets or contingent or other liabilities nor have we conducted any review of individual credit files of OBAF or FNB or evaluated the solvency of OBAF or FNB under any state or federal laws relating to bankruptcy, insolvency or similar matters. We render no opinion or evaluation on the collectability of any asset or the future performance of any loan of OBAF or FNB. We were not retained to evaluate loan or lease portfolios for the purpose of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we did not make an independent evaluation of the adequacy of the allowance for loan and lease losses of OBAF or FNB or on the credit mark assumed taken in the Merger, and we have assumed, with your consent, that the respective allowances for loan and lease losses for both OBAF and FNB, respectively, as well as the credit mark are adequate to cover such losses and will be adequate on a pro forma basis for FNB. We are not legal, regulatory, accounting or tax experts and have relied upon the advisors to OBAF and FNB and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, and accounting assessments and such other information provided to, discussed with or reviewed by us. We have assumed that all required governmental, regulatory, shareholder and third party approvals have or will be received in a timely fashion and without any conditions or requirements that could adversely affect OBAF or FNB or adversely affect the Merger.

Our opinion is necessarily based on economic, market, and other conditions as existed on, and could be evaluated as of, and on the information made available to us as of, the date hereof. Events and developments occurring after the date hereof could materially affect the assumptions used in preparing this opinion, and we do not have any obligation to update, revise or reaffirm this opinion.

Sterne, Agee & Leach, Inc. (“Sterne Agee”) is acting as financial advisor to OBAF in connection with the Merger and will receive fees from OBAF for our services, a significant portion of which are contingent upon the consummation of the Merger. Sterne Agee also will receive a fee in connection with the delivery of this opinion. In addition, OBAF has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. Other than our engagement by OBAF in connection with the Merger and our co-manager role in FNB’s October 2013 preferred stock offering, we have not provided investment banking services to OBAF, FNB or their affiliates over the past two years; however, we may do so in the future. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from and sell securities to OBAF, FNB or their affiliates.

April 7, 2014

This opinion is for the use and benefit of the Board of Directors of OBAF in connection with its consideration of the Merger and does not constitute a recommendation to any holder of OBAF Shares as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is limited to the fairness, from a financial point of view to the holders of OBAF Shares of the Merger Consideration and does not address the underlying business decision of OBAF to enter into the transaction, or constitute a recommendation whether or not, to engage in the Merger, or the relative merits of the Merger relative to any alternative that may be available to OBAF or to the effect of any other transaction in which OBAF might engage. In rendering this opinion, we express no view or opinion with respect to the price at which the FNB Shares may trade in the future. Further, in rendering this opinion, we express no view or opinion with respect to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received in connection with the Merger by any officers, directors, or employees of any of the parties to the Merger or with respect to the fairness of any such compensation. The issuance of this opinion has been approved by the Fairness Opinion Committee of Sterne Agee.

This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of OBAF but may not otherwise be disclosed publicly in any manner without our prior written approval.

Based on the foregoing and such other matters we have deemed relevant, it is our opinion, as of the date hereof, that the Merger Consideration is fair from a financial point of view to the holders of OBAF Shares.

Very truly yours,

STERNE, AGEE & LEACH, INC.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Florida Business Corporation Act, as amended (the “FBCA”), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding, other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the FBCA provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation, against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that the amount so indemnified shall not exceed the estimated expense of litigating the matter to conclusion, and no indemnification shall be made with respect to any claim as to which such person is adjudged liable, unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officer or director is successful on the merits or otherwise in the defense of any of such proceedings, the FBCA requires that the corporation indemnify such officer or director against expenses actually and reasonably incurred in connection therewith. The corporation may pay in advance the expenses incurred by an officer or director in defending a civil or criminal proceeding so long as the director or officer has undertaken to repay those amounts if he or she is ultimately found not to be entitled to indemnification. However, the FBCA further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the FBCA or the corporation’s articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

F.N.B.’s articles of incorporation and bylaws provide that F.N.B. shall indemnify its directors and officers to the fullest extent permitted by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of F.N.B. or otherwise, arising out of the service to F.N.B. or to another organization at F.N.B.’s request, or because of their positions with F.N.B. F.N.B.’s bylaws also state that F.N.B. shall pay the expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by the director or officer to repay those amounts if it is ultimately determined that he or she was not entitled to be indemnified. F.N.B.’s articles of incorporation further provide that F.N.B. may purchase and maintain insurance to protect itself and any such director or officer against any liability, cost or expense asserted against or incurred by him or her with respect to such service, whether or not F.N.B. would have the power to indemnify him or her against such liability by law or under the provisions of this paragraph.

F.N.B. maintains insurance policies insuring directors and officers against certain liabilities they may incur in their capacity as such.

Item 21. Exhibits and Financial Statement Schedules.

The following exhibits are filed with or incorporated by reference in this Registration Statement:

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger dated as of April 7, 2014 between F.N.B. Corporation and OBA Financial Services, Inc. (included as Appendix A to this proxy statement/prospectus)

3.1	Articles of Restatement of Articles of Incorporation of F.N.B. Corporation, as amended, as currently in effect (incorporated by reference to Exhibit 3.1 of F.N.B. Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013)

3.2	Amended by-laws of F.N.B. Corporation, as currently in effect (incorporated by reference to Exhibit 3.1 of F.N.B. Corporation’s Current Report on Form 8-K filed on October 22, 2009)

5.1	Opinion of Reed Smith LLP

8.1	Tax Opinion of Reed Smith LLP

8.2	Tax Opinion of Luse Gorman Pomerenk & Schick, P.C.

23.1	Consent of Ernst & Young LLP as to F.N.B. Corporation

23.2	Consent of BDO USA, LLP as to OBA Financial Services, Inc.

23.3	Consent of ParenteBeard LLC as to OBA Financial Services, Inc.

23.4	Consents of Reed Smith LLP (included in Exhibits 5.1 and 8.1)

23.5	Consent of Luse Gorman Pomerenk & Schick, P.C (included in Exhibit 8.2)

24.1	Powers of Attorney

99.1	Consent of Sterne, Agee & Leach, Inc.

99.2	Proxy for Special Meeting of Shareholders of OBA Financial Services, Inc.

99.3	Voting Instruction Card for OBA Bank Employee Stock Ownership Plan participants

99.4	Voting Instruction Card for OBA Bank 401(k) Plan participants

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hermitage, Commonwealth of Pennsylvania, on June 16, 2014.

F.N.B. CORPORATION

By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr. President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vincent J. Delie, Jr. Vincent J. Delie, Jr.	President and Chief Executive Officer and a Director (principal executive officer)	June 16, 2014

/s/ Vincent J. Calabrese, Jr. Vincent J. Calabrese, Jr.	Chief Financial Officer (principal financial officer)	June 16, 2014

/s/ Timothy G. Rubritz Timothy G. Rubritz	Corporate Controller (principal accounting officer)	June 16, 2014

* Stephen J. Gurgovits	Chairman of the Board and a Director

* William B. Campbell	Director

* James D. Chiafullo	Director

* Laura E. Ellsworth	Director

Robert B. Goldstein	Director

* David J. Malone	Director

* D. Stephen Martz	Director

* Robert J. McCarthy, Jr.	Director

* David L. Motley	Director

Signature	Title	Date

* Arthur J. Rooney, II	Director

* John W. Rose	Director

* John S. Stanik	Director

* William J. Strimbu	Director

* Earl K. Wahl, Jr.	Director

*	Vincent J. Delie, Jr., by signing his name hereto, does hereby sign this document on behalf of each of the above-noted directors of the Registrant pursuant to powers of attorney duly executed by such persons.

By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr. Attorney-in-fact

June 16, 2014

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger dated as of April 7, 2014 between F.N.B. Corporation and OBA Financial Services, Inc. (included as Appendix A to this proxy statement/prospectus)

3.1	Articles of Restatement of Articles of Incorporation of F.N.B. Corporation, as amended, as currently in effect (incorporated by reference to Exhibit 3.1 of F.N.B. Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013)

3.2	Amended by-laws of F.N.B. Corporation, as currently in effect (incorporated by reference to Exhibit 3.1 of F.N.B. Corporation’s Current Report on Form 8-K filed on October 22, 2009)

5.1	Opinion of Reed Smith LLP

8.1	Tax Opinion of Reed Smith LLP

8.2	Tax Opinion of Luse Gorman Pomerenk & Schick, P.C.

23.1	Consent of Ernst & Young LLP as to F.N.B. Corporation

23.2	Consent of BDO USA, LLP as to OBA Financial Services, Inc.

23.3	Consent of ParenteBeard LLC as to OBA Financial Services, Inc.

23.4	Consents of Reed Smith LLP (included in Exhibits 5.1 and 8.1)

23.5	Consent of Luse Gorman Pomerenk & Schick, P.C. (included in Exhibit 8.2)

24.1	Powers of Attorney

99.1	Consent of Sterne, Agee & Leach, Inc.

99.2	Proxy for Special Meeting of Shareholders of OBA Financial Services, Inc.

99.3	Voting Instruction Card for OBA Bank Employee Stock Ownership Plan participants

99.4	Voting Instruction Card for OBA Bank 401(k) Plan participants